Exhibit 4.2

Execution Copy

CREDIT AGREEMENT

Dated as of April 12, 2007

among

MACDERMID HOLDINGS, LLC,

MATRIX ACQUISITION CORP. and

MACDERMID, INCORPORATED (as successor to Matrix Acquisition Corp.),

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

and

CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC.,

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS CREDIT PARTNERS L.P.,

CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC.,

as Joint Bookrunners,

CREDIT SUISSE SECURITIES (USA) LLC and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers

and

CHARTER ONE BANK, NA and

NATIXIS,

as Senior Co-Managing Agents

i

4.02	Obligations Unconditional	75
4.03	Reinstatement	76
4.04	Certain Additional Waivers	76
4.05	Remedies	76
4.06	Rights of Contribution	77
4.07	Guarantee of Payment; Continuing Guarantee	77

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		77

5.01	Conditions of Initial Credit Extension	77
5.02	Conditions to all Credit Extensions	81

ARTICLE VI REPRESENTATIONS AND WARRANTIES		81

6.01	Existence, Qualification and Power; Compliance with Laws	81
6.02	Authorization; No Contravention	82
6.03	Governmental Authorization; Other Consents	82
6.04	Binding Effect	82
6.05	Financial Statements; No Material Adverse Effect	82
6.06	Litigation	83
6.07	No Default	84
6.08	Properties	84
6.09	Environmental Compliance	84
6.10	Insurance	85
6.11	Taxes	85
6.12	ERISA Compliance	85
6.13	Subsidiaries; Equity Interests	86
6.14	Margin Regulations; Investment Company Act	87
6.15	Disclosure	87
6.16	Compliance with Laws	87
6.17	Intellectual Property; Licenses, Etc	87
6.18	Solvency	88
6.19	Casualty, Etc	88
6.20	Perfection, Etc	88
6.21	Swap Obligations	88
6.22	Labor Matters	88
6.23	Transaction Documents	88
6.24	Senior Indebtedness	89

ARTICLE VII AFFIRMATIVE COVENANTS		89

7.01	Financial Statements	89
7.02	Certificates; Other Information	90
7.03	Notices	91
7.04	Payment of Obligations	92
7.05	Preservation of Existence, Etc	92
7.06	Maintenance of Properties	92

7.07	Maintenance of Insurance	92
7.08	Compliance with Laws	92
7.09	Books and Records	92
7.10	Inspection Rights	93
7.11	Use of Proceeds	93
7.12	Additional Collateral	93
7.13	Compliance with Environmental Laws	95
7.14	Further Assurances	95
7.15	Interest Rate Protection	95
7.16	Credit Rating	95
7.17	Post-Closing Matters	95

ARTICLE VIII NEGATIVE COVENANTS		96

8.01	Liens	96
8.02	Indebtedness	96
8.03	Fundamental Changes	98
8.04	Dispositions	99
8.05	Restricted Payments	99
8.06	Change in Nature of Business	100
8.07	Transactions with Affiliates	101
8.08	Burdensome Agreements	101
8.09	Use of Proceeds	102
8.10	Financial Covenants	102
8.11	Amendments of Organization Documents and Certain Other Agreements	104
8.12	Accounting Changes	104
8.13	Sale and Leaseback Transactions	105
8.14	No Other “Designated Senior Indebtedness”	105

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		105

9.01	Events of Default	105
9.02	Remedies Upon Event of Default	107
9.03	Application of Funds	108

ARTICLE X THE AGENTS AND THE ARRANGERS		109

10.01	Appointment and Authority	109
10.02	Delegation of Duties	110
10.03	Rights as a Lender	110
10.04	Exculpatory Provisions	110
10.05	Reliance by Agents	111
10.06	Non-Reliance on Agents and Other Lenders	111
10.07	Resignation of Agent	112
10.08	Administrative Agent May File Proofs of Claim	113
10.09	Collateral and Guaranty Matters	113
10.10	No Other Duties, Etc	114

ARTICLE XI MISCELLANEOUS		114

11.01	Amendments, Etc	114
11.02	Notices and Other Communications; Facsimile Copies	116
11.03	No Waiver; Cumulative Remedies	118
11.04	Expenses; Indemnity; Damage Waiver	118
11.05	Payments Set Aside	120
11.06	Successors and Assigns	120
11.07	Confidentiality	125
11.08	Setoff	125
11.09	Interest Rate Limitation	126
11.10	Counterparts	126
11.11	Integration	126
11.12	Survival of Representations and Warranties	127
11.13	Severability	127
11.14	Tax Forms	127
11.15	Replacement of Lenders	129
11.16	Governing Law	129
11.17	Binding Effect	130
11.18	Waiver of Right to Trial by Jury	130
11.19	USA PATRIOT Act Notice	130
11.20	Waiver of Notice of Termination	131
11.21	Headings	131
11.22	Judgment Currency	131

SCHEDULES

1.01(a)	Existing Letters of Credit	S-2
1.01(b)	Initial Pro Forma Adjustments	S-3
1.01(c)	Mortgaged Properties	S-4
1.01(d)	Existing Investments	S-5
1.01(e)	Pro Forma EBITDA	S-6
1.01(f)	Subsidiary Guarantors	S-7
2.01	Commitments and Pro Rata Shares	S-9
6.06	Litigation	S-10
6.09	Environmental Matters	S-11
6.13	Subsidiaries	S-12
6.17	Intellectual Property Matters	S-15
6.22	Labor Matters	S-16
8.01(c)	Existing Liens	S-17
8.02(b)	Existing Indebtedness	S-19
8.04	Certain Dispositions	S-20
11.02	Administrative Agent’s Office, Certain Addresses for Notices	S-21
EXHIBITS

A	Assignment and Assumption	A-1

B	Committed Loan Notice	B-1
C	Compliance Certificate	C-1
D	Intellectual Property Security Agreement	D-1
E	Joinder Agreement	E-1
F	Mortgage	F-1
G	Perfection Certificate	G-1
H	Pledge and Security Agreement	H-1
I	Subsidiary Joint Agreement	I-1
J	Swing Line Loan Notice	J-1
K-1	Tranche B Term Loan Note	K-1-1
K-2	Tranche C Term Loan Note	K-2-1
K-3	Revolving Note	K-3-1
K-4	Swing Line Note	K-4-1

v

CREDIT AGREEMENT

This Credit Agreement is entered into as of April 12, 2007 among MACDERMID HOLDINGS, LLC (formerly known as MDI Holdings, LLC), a Delaware limited liability company (“Holdings”), MATRIX ACQUISITION CORP., a Connecticut corporation, and MACDERMID, INCORPORATED, a Connecticut corporation (collectively, as further defined in Article I, “the Borrower”), certain Subsidiaries of the Borrower from time to time party hereto (each a “Subsidiary Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as co-documentation agents (each in such capacity, a “Co-Documentation Agent”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entity” has the meaning specified in the definition of “Permitted Acquisition”.

“Acquired Indebtedness” means with respect to any specified Person (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, provided such Indebtedness is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Holdings of MacDermid, Incorporated, a Connecticut corporation (the “Company”), in accordance with the Merger Agreement, pursuant to which on the Closing Date, Matrix Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Holdings and becoming the “Borrower” under this Agreement.

“Acquisition Documentation” means, collectively, the Merger Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Act” has the meaning specified in Section 11.19.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisory Agreements” means (a) the Advisory Agreement, dated April 12, 2007, among the Borrower and CSC Manager, L.P. and (b) the Advisory Agreement, dated April 12, 2007, among the Borrower and Western Presidio Service Company, LLC.

“Affiliate” means, with respect to any Person, another Person (other than, in the case of the Loan Parties, a Subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Governs or is Governed by or is under common Governance with the Person specified. “Govern” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Governing” and “Governed” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Governed by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agents” has the meaning specified in Section 10.01(b).

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (i) the unused portion of the Revolving Credit Commitment then in effect and (ii) the Total Outstandings at such time.

“Agreement” means this Credit Agreement.

“Anion” has the meaning specified in Section 7.12(a)(i).

“Anion Escrow Agreement” means that certain Escrow Agreement, dated as of October 21, 2002, among MRD Acquisition Corp., Airi Zanini, Gilberto Aranzo and Carmody & Torrance LLP.

“Anion Release” has the meaning specified in Section 7.12(a)(i).

“Applicable Period” has the meaning specified in the definition of “Applicable Rate”.

“Applicable Rate” means (a) with respect to any Tranche B Term Loan that is (i) a Eurocurrency Rate Loan, 2.00% and (ii) a Base Rate Loan, 1.00%, (b) with respect to any Tranche C Term Loan, 2.25% and (c) with respect to unused Revolving Credit Commitments, the Commitment Fee, the Revolving Loans and Letter of Credit Fees, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Euro- currency Rate Revolving Loans	Letter of Credit Fee	Base Rate Revolving Loans
1	< 5.50:1	0.375%	1.75%	1.75%	0.75%
2	> 5.50:1 but ≥ 6.00:1.00	0.500%	2.00%	2.00%	1.00%
3	> 6.00:1	0.500%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that (a) if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, (b) at any time after the occurrence and during the continuance of a Default or an Event of Default, Pricing Level 3 shall apply and (c) in the event that any financial statement or Compliance Certificate delivered pursuant to Sections 7.01 and 7.02(a) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12. This definition shall not limit the rights of the Agents or the Lenders with respect to Sections 2.08 and 9.01. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending September 30, 2007 shall be determined based upon Pricing Level 3.

“Approved Fund” has the meaning specified in Section 11.06(g).

“Arrangers” means Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P.

“Asset Sale” means the Disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares and employee options granted in the ordinary course of business) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries, including Equity Interests of any Person that is not a Subsidiary (other than (i) inventory disposed of in the ordinary course of business, or the disposition of obsolete, worn out or no longer useful assets, scrap and Cash Equivalents and (ii) dispositions between Subsidiaries permitted by Section 8.04(c)); provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $5,000,000 in any single transaction or series of related transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement

“Assignee Group” means, with respect to any Lender, such Lender’s Affiliates and Approved Funds with respect to such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A or such other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period after the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Amount” means, as of the date of any proposed Restricted Payment, an amount equal to the sum of, without duplication:

(a) 50% of Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date falls to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of the Borrower), plus

(c) the amount by which Indebtedness of the Borrower is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Closing Date of any Indebtedness of the Borrower convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair value of any other property, distributed by the Borrower upon such conversion or exchange), plus

(d) an amount equal to the net reduction in the Investments (other than Permitted Investments) made by the Borrower or any of its Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Borrower or any of its Subsidiaries, provided that the foregoing shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any of its Subsidiaries in such Person.

“Base Amount” has the meaning specified in Section 8.10(c).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means (a) prior to the consummation of the Acquisition, Merger Sub and (b) from and after the consummation of the Acquisition, the Company as the surviving corporation of the Merger.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Term Loan Borrowing, Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan that is a Tranche B Term Loan or a Tranche C Term Loan, on which dealings in Dollar or Euro deposits, respectively, are conducted by and between banks in the London interbank eurocurrency market.

“Capital Expenditures” means, for any period, with respect to any Person, without duplication (a) the net additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) capital lease obligations incurred by such Person and its consolidated subsidiaries during such period.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means, an event or series of events by which:

(a)(i) at any time prior to a Qualified IPO, the Permitted Holders shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 51% of the aggregate ordinary voting power and aggregate equity value of Holdings and (ii) after a Qualified IPO, a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such percentage of such securities so owned by such Person shall be greater than the percentage of such equity securities of Holdings then owned, directly or indirectly, beneficially and of record, by the Permitted Holders,

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors),

(c) Holdings and the Management Investors, in the aggregate, shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in the Borrower free and clear of all Liens (other than Liens created by the Pledge and Security Agreement and non-consensual Liens permitted under Section 8.01), or

(e) any change of control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under the Senior Subordinated Note Indenture or any other indenture or agreement in respect of Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount to which Holdings, the Borrower or any Subsidiary is a party.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment or Swing Line Commitment.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” has the meaning specified in the preamble hereto.

“Collateral” means all of the “Collateral” or “Pledged Collateral” referred to in the Collateral Documents, the Mortgaged Property and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 7.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form approved by the Administrative Agent.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commitment Letter” means the amended and restated commitment letter agreement, dated as of January 23, 2007, among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Goldman Sachs Credit Partners L.P., CIBC Inc., CIBC World Markets Corp., Bear Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc.

“Company” has the meaning assigned to such term in the definition of “Acquisition”.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form approved by the Administrative Agent and acceptable to the Borrower.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Borrower dated March, 2007.

“Consolidated EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by Holdings and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) other expenses of Holdings and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, including with respect to any Plan, (v) fees and expenses accrued during such period with respect to the issuance of Equity Interests and (vi) any non-recurring or extraordinary expenses and charges, including severance and restructuring charges, of Holdings or any of its Subsidiaries minus (b) all non-cash items increasing Consolidated Net Income for such period; provided, however, that for all purposes for any businesses acquired or divested during the period of determination, Consolidated EBITDA for such period shall be determined on a Pro Forma Basis; provided, further, that in the case of an acquisition for which audited financial statements of the acquiree have not been provided, without the consent of the Administrative Agent and the Required Lenders, the Consolidated EBITDA of the acquiree on a stand alone basis being added from such acquisition shall not exceed 15% of the otherwise applicable amount of Consolidated EBITDA of Holdings and its Subsidiaries (other than the acquiree) taken as a whole. Notwithstanding the foregoing, the provision for taxes of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Borrower will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent and in the same proportion that net income of that Subsidiary was included in calculating Consolidated Net Income. For purposes of determining the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio as of or for the periods ended on or after June 30, 2007, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended December 31, 2006, $31,400,000 and (ii) for the fiscal quarter ended on September 30, 2006, $34,142,000. In addition, for each fiscal quarter ended after the Closing Date and on or prior to December 31, 2007, the Consolidated EBITDA of the Borrower shall be increased by the Initial Pro Forma Adjustment.

“Consolidated Fixed Charge Coverage Ratio” means as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) the Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the consolidated interest expense of the Borrower and its Subsidiaries for such period, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with capital lease obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Obligations in respect of Secured Hedge Agreements plus (b) the consolidated interest of the Borrower and its Subsidiaries that was capitalized during such period plus (c) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Borrower or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Subsidiary of the Borrower, multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. For the avoidance of doubt, “Consolidated Fixed Charges” shall not include any premium payments and prepayment costs paid in connection with the refinancing of the Existing Notes.

“Consolidated Indebtedness” means, shall mean, at any time, the aggregate amount of Indebtedness of Holdings and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all cash interest, premium payments, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the cash portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Swap Contracts but shall exclude any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations in respect of Hedge Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133. For purposes of determining the Consolidated Interest Coverage Ratio for the period of four consecutive quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, Consolidated Interest Charges shall be deemed to be equal to (a) the Consolidated Interest Charges for the fiscal quarter ended June 30, 2007, multiplied by 4, (b) the Consolidated Interest Expense for the two consecutive fiscal quarters ended September 30, 2007, multiplied by 2 and (c) the Consolidated Interest Charges for the three consecutive quarters ended December 31, 2007, multiplied by 4/3, respectively.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ending on such date.

“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income (including, without duplication, interest income but excluding extraordinary gains and extraordinary losses) of Holdings and its Subsidiaries for that period determined before any reduction in respect of preferred stock dividends; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary; provided, however, that such income or loss of such Person shall be included for such period to the extent Consolidated Net Income and Consolidated EBITDA are being calculated on a Pro Forma Basis in accordance with this Agreement, (c) the income of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such Person during such period and (d) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CSC” means Court Square Capital Partners II, L.P.

“CSC Investor” means (i) CSC; (ii) any CSC fund or co-investment partnership, or any general partner of any CSC fund or co-investment partnership (collectively, a “CSC Partner”), and any corporation, partnership or other entity that is an Affiliate of any CSC Partner (collectively “CSC Affiliates”); (iii) any managing director, general partner, director, officer or employee of any CSC fund, any CSC Partner or any CSC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (iii) (collectively, “CSC Associates”) and (iv) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CSC, CSC Partners, CSC Affiliates, CSC Associates, their spouses or their lineal descendants.

“Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Holdings and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time in accordance with GAAP, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swing Line Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Litigation” has the meaning set forth in Section 6.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Tranche B Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interest have the right to require the Borrower to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Borrower may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 8.05.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.08 using the applicable Exchange Rate with respect to Euros at the time in effect under the provisions of such Section 1.08.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” has the meaning set forth in Section 11.06(g).

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement EMU.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Environmental Liability, or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, agreements or governmental restrictions relating to pollution, the protection of human health or the environment, or the Release of any Hazardous Materials into the environment, including those related to hazardous materials, substances or wastes (including the exposure thereto), air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any violation of, or liability pursuant to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed, retained or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, registration, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, collectively, (a) the contribution by the Sponsor and certain other investors reasonably acceptable to the Arrangers to Holdings of not less than $366,000,000 of the aggregate cash purchase price (less the amount of equity in the Company held by members of management of the Company that is “rolled over” into equity of Holdings) as common equity and/or preferred equity having, in the case of any such preferred equity, terms reasonably satisfactory to the Arrangers, and (b) the contribution by Holdings of the amount so received in clause (a) to the Borrower as a cash common equity in exchange for the issuance to Holdings of all the common stock of the Borrower.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale by Holdings or the Borrower of any Equity Interests of Holdings or the Borrower, as applicable, or the receipt by Holdings or the Borrower of any capital contribution, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of their respective ERISA Affiliates in connection with any Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (j) any other event or condition with respect to any Plan that would reasonably be expected to result in liability of the Loan Parties.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency Liabilities” has the meaning specified in Section 3.04(c).

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any fiscal year of Holdings (or, in the case of the fiscal year ended December 31, 2007 the portion thereof commencing on the Closing Date and ending on December 31, 2007), commencing with the fiscal year ending on or around December 31, 2007, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year over (b) the sum, without duplication, of (i) the amount of any taxes payable in cash by Holdings and its Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than Voluntary Prepayments and mandatory prepayments of Loans under Section 2.05(b)) made by Holdings and its Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of such Indebtedness, (v) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year and (vi) the amount of any Initial Pro Forma Adjustment added in the determination of Consolidated EBITDA for such fiscal year.

“Exchange Rate” means on any day, with respect to Euros, the rate at which Euros may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg Key Cross-Currency Rates Page for Euro. In the event that such rate does not appear on any Bloomberg Key Cross-Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Euros are then being conducted, at or about 10:00 a.m. (London time) on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 29, 2006, as amended, among the Company, certain Subsidiaries of the Company, the lenders party thereto, Bank of America, N.A., as administrative agent, Charter One Bank, N.A., as syndication agent, and Wells Fargo Bank N.A. and LaSalle Bank, National Association, as co-documentation agents.

“Existing Indebtedness” means the obligations under the Existing Credit Agreement and the Existing Notes.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(a) hereto.

“Existing Notes” means the Company’s 9 1/8% Senior Subordinated Notes due 2011.

“Facility” means each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (b) the Tranche C Term Loan Commitments and the Tranche C Term Loans made thereunder (the “Tranche C Term Loan Facility”), (c) any Series of New Term Loans and (d) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the amended and restated fee letter agreement, dated January 23, 2007, among the Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse, Cayman Islands Branch, Goldman Sachs Credit Partners L.P., Goldman, Sachs & Co., CIBC Inc., CIBC World Markets Corp., Bear Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Loan Party.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 6.12(d).

“Foreign Lender” has the meaning specified in Section 11.14(a).

“Foreign Plan” has the meaning specified in Section 6.12(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” has the meaning specified in Section 11.06(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Govern” has the meaning specified in the definition of “Affiliate.”

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including, without limitation, any agency of the European Union or similar monetary or multinational authority.

“Granting Lender” has the meaning specified in Section 11.06(b)(vii).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to Holdings and the Subsidiary Guarantors.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Secured Hedge Agreement is entered into, or an Affiliate of any of the foregoing, in its capacity as a party to a Secured Hedge Agreement.

“Holdings” has the meaning specified in the preamble hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, convertible securities (to the extent that they have put provisions that are exercisable during the term of this Agreement) or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) capital leases and Synthetic Lease Obligations; and

(f) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Notwithstanding the foregoing, however, Indebtedness shall not include any UK Pension Plan Liabilities and Obligations under The MacDermid Profit Sharing and Employee Stock Ownership Plan, the MacDermid Canning PLC Defined Benefit Pension Plan, The MacDermid Canning GmBH Defined Benefit Pension Plan, The MacDermid Chemical Taiwan LTD. Defined Benefit Pension Plan, The MacDermid, Incorporated Retiree Medical/Dental Plan, The MacDermid Supplement Executive Retirement Plan and The Nippon MacDermid Defined Benefit Pension Plan, The MacDermid Incorporated All Employees Pension Plan, any of their respective successors and assigns or any other Plan.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Pro Forma Adjustment” for any fiscal quarter, shall mean an amount deemed to represent the pro forma cost savings and synergies resulting from the Merger and the other Transactions set forth on Schedule 1.01(b) with respect to such fiscal quarter.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement to be executed and delivered by a Loan Party, substantially in the form of Exhibit D or such other form approved by the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or nine or twelve months, if at the time of the relevant Borrowing, interest periods of such length are available to all applicable Lenders), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond, in the case of any Term Loans, the applicable Term Loan Maturity Date, or in the case of Revolving Credit Loans, the Revolving Credit Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E or such other form approved by the Administrative Agent, executed and delivered by a Subsidiary of the Borrower in accordance with the provisions of Section 7.12.

“Joint Bookrunners” mean Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., CIBC World Markets Corp. and Bear, Stearns & Co. Inc.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.22(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.22(a).

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Loan Party tenant, such Landlord Consent and Estoppel to be in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, regulations or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an L/C Issuer pursuant to Section 2.03(l) or Section 2.03(m), with respect to Letters of Credit issued by such Lender. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of Real Property located in the United States.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” means the commitment of the L/C Issuer to issue Letters of Credit pursuant to Section 2.03.

“Letter of Credit Expiration Date” means the day that is five days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBO Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan (other than the Tranche C Term Loans), the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. With respect to Eurocurrency Rate Loans that are Tranche C Term Loans, the LIBO Rate for any Interest Period shall be (a) the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; and (b) any Eurocurrency Rate Loan that is a Tranche C Term Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Euro (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of clause (b) of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euros are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Issuer Document, each Joinder Agreement, each Subsidiary Joinder Agreement, the Fee Letter, and the Collateral Documents.

“Loan Parties” means, collectively, Holdings, the Borrower and each Subsidiary that is or becomes a party to a Loan Document.

“Majority Facility Lenders” means (a) with respect to the Tranche B Term Loan Facility, the holders of a majority of the aggregate unpaid principal amount of the Tranche B Term Loan Commitments and Tranche B Term Loans outstanding under the Tranche B Term Loan Facility, (b) with respect to the Tranche C Term Loan Facility, the holders of a majority of the aggregate unpaid principal amount of the Tranche C Term Loan Commitments and Tranche C Term Loans outstanding under the Tranche C Term Loan Facility and (c) with respect to the Revolving Credit Facility, the holders of a majority of the Aggregate Revolving Credit Exposure.

“Management Investors” means members of management and other employees of Holdings, the Borrower or any Subsidiary either (a) making a direct or indirect investment in the Company contemporaneous with the consummation of the Transaction or (b) acquiring Equity Interests in the Borrower at any time thereafter in accordance with and pursuant to any Pension Plan.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maximum Rate” has the meaning specified in Section 11.09.

“Merger” has the meaning assigned to such term in the definition of “Acquisition”.

“Merger Agreement” means the Agreement and Plan of Merger, dated December 15, 2006, among MDI Holdings, LLC, the Company and Merger Sub.

“Merger Sub” has the meaning assigned to such term in the definition of “Acquisition”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including, but not limited to, a fee and/or leasehold mortgage, deed of trust, deeds to secure debt, assignment of rents and leases or any other document, creating and evidencing a Lien on a Mortgaged Property delivered pursuant to Section 7.12, as may be amended, modified, supplemented, extended and/or consolidated from time to time, which shall be substantially in the form of Exhibit F, or such other form approved by the Administrative Agent in the exercise of its reasonable discretion, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (a) each Real Property identified as a Mortgaged Property on Schedule 1.01(c) dated the Closing Date and (b) each Real Property located in the United States, if any, owned by any Loan Party and which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 7.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale or Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection therewith and (C) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection therewith; provided, however, that, if (x) the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within (1) 360 days of receipt of such proceeds or (2) if the Borrower enters into a legally binding commitment to reinvest such proceeds within 360 days following receipt thereof, within the earlier of 180 days following the date such legally binding commitment is entered into and the date on which such legally binding commitment terminates or is abandoned without the consummation of the reinvestment contemplated thereby (such applicable period described in clause (1) or (2), the “Reinvestment Period”) and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of the Reinvestment Period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrower and the Subsidiaries in connection therewith.

“New Term Loan” has the meaning specified in Section 2.14(b).

“New Term Loan Commitment” has the meaning specified in Section 2.14(a).

“New Term Loan Lender” has the meaning specified in Section 2.14(a).

“New Term Loan Maturity Date” means the date upon which New Term Loans of a Series are scheduled to be paid in full hereunder, as specified in the applicable Joinder Agreement.

“Non-Qualified Subsidiary” means any Subsidiary that is not a Subsidiary Guarantor.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” or “Notes” means the Tranche B Term Loan Notes, the Tranche C Term Loan Notes, the Revolving Notes and/or the Swing Line Note, individually or collectively, as appropriate.

“NPL” means the National Priorities List maintained by the U.S. Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Obligation Currency” shall have the meaning assigned to such term in Section 11.22(a).

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under (i) any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising including the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) any Secured Hedge Agreement, (iii) any Treasury Management Agreement between any Loan Party and an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its reasonable sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Off-Balance Sheet Liabilities” means all liabilities of Holdings and its Subsidiaries to the extent that such liabilities do not appear on the consolidated balance sheet of Holdings, including, without limitation, liabilities, if any, in respect of the factoring and securitization of receivables.

“OID” has the meaning specified in Section 2.14(d).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Paying Agent” has the meaning specified in Section 10.07.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Perfection Certificate” means the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit G or such other form approved by the Administrative Agent.

“Permitted Acquisition” means the acquisition by the Borrower or any wholly-owned Subsidiary of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”);

provided that (i) the Acquired Entity shall be a going concern and shall be in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recently concluded calendar year; (ii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Borrower would be in Pro Forma Compliance; and (C) the aggregate amount of the consideration paid in connection with such acquisition and any related acquisitions pursuant to clause (e) of the definition of “Permitted Investments” (including Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition) shall not exceed $150,000,000 in the aggregate since the Closing Date; (iii) Holdings, the Borrower and the Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 8.02; and (iv) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 7.12 and 7.14 and the Collateral Documents.

“Permitted Holders” means the Sponsor and its Control Investment Affiliates, the Principals and their Control Investment Affiliates, Management Investors and any other Person making a direct or indirect investment in the Company contemporaneous with consummation of the Transaction.

“Permitted Investments” means:

(a) Investments outstanding as of the Closing Date (such Investments in excess of $1,000,000 are set forth on Schedule 1.01(d)) and any replacements of such Investments with Investments of equal amount thereto;

(b) (i) Investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Borrower and the Subsidiaries and (ii) additional Investments by Holdings, the Borrower and the Subsidiaries in the Borrower and the Subsidiaries; provided that (A) if such Investment shall be in the form of an investment in Equity Interests, any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge and Security Agreement (subject to the limitation referred to in the proviso of Section 7.12(a)(iii) in the case of any First-Tier Foreign Subsidiary), (B) the aggregate amount of Investments under this clause (b)(ii) by Loan Parties in Subsidiaries that are not Subsidiary Guarantors shall not exceed $50,000,000 at any time outstanding, and (C) if such Investment shall be in the form of a loan or advance, such loan or advance shall be unsecured, and, in the case of a loan or advance owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and, if such loan or advance shall be made by a Loan Party, shall be evidenced by a promissory note and such promissory note shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Pledge and Security Agreement;

(c) deposits with, or time deposits with, including certificates of deposits issued by, (i) any office located in the United States of any bank or trust company that is organized under the laws of the United States or any state thereof and has capital surplus and undivided profits aggregating at least $100,000,000, (ii) any Lender or (iii) any foreign bank for which S&P or Moody’s issues a rating of “A” or higher and which has capital surplus and undivided profits aggregating at least $100,000,000;

(d) Investments held by any Loan Party or such Subsidiary in the form of Cash Equivalents;

(e) Permitted Acquisitions;

(f) Permitted Investments or Investments to the extent permitted pursuant to Sections 8.02 or 8.07;

(g) Investments consisting of Permitted Swap Obligations;

(h) intercompany loans and advances to Holdings to the extent that the Borrower may pay dividends to Holdings pursuant to Section 8.05(b) (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 8.05(b) and (ii) shall be unsecured and subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(i) the Acquisition;

(j) advances, loans or extensions of credit to customers and suppliers in the ordinary course of business by the Borrower or any of its Subsidiaries; and

(k) other Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding.

For all purposes of this Agreement, the amount of any Investment shall be the original costs of such Investment plus the cost of all additions thereto, without adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

“Permitted Liens” means:

(a) in the case of Real Property, easements, restrictions, exceptions, reservations or defects which, individually or in the aggregate, (a) do not materially interfere with the ordinary conduct of the business of Holdings or its Subsidiaries at such Real Property and (b) do not materially affect the value thereof;

(b) non-consensual Liens, if contested in good faith by appropriate proceedings and appropriate reserves are maintained, in accordance with generally accepted accounting principles, with respect thereto;

(c) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation or to secure performance in connection with bids, tenders and contracts (other than contracts for the payment of borrowed money) to which the Borrower or any of its Subsidiaries is a party;

(d) deposits to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

(e) materialmen’s, mechanics’, carriers’, workmen’s or similar Liens arising in the ordinary course of business, or deposits of cash or United States obligations to obtain the release of such Liens;

(f) deposits to secure surety or appeal bonds in proceedings to which the Borrower or any of its Subsidiaries is a party;

(g) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings with adequate reserves on the books of the Borrower or the applicable Subsidiary with respect thereto in accordance with GAAP;

(h) Leases of the properties of any Borrower or Subsidiary, in each case entered into in the ordinary course of such Borrower or Subsidiary’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Borrower or Subsidiary, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(i) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) licenses of patents, trademarks, trade secrets, and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property which, in the aggregate, do not in any case materially interfere with the ordinary course of the business of Holdings or any of its Subsidiaries;

(m) judgment Liens securing judgments not constituting an Event of Default under Article IX;

(n) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(o) bankers, liens, rights of setoff and other similar Liens on deposits in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; and

(p) Liens in favor of the MacDermid Canning Pensions Limited Defined Benefit Pension Scheme in respect of the UK Pension Plan Liabilities.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be no less favorable to the Borrower or the applicable Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts, provided that (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date executed by each of the Loan Parties and the Administrative Agent for the benefit of the holders of the Obligations, in substantially the form of Exhibit H, as amended or modified from time to time in accordance with the terms hereof.

“Pledged Shares” has the meaning assigned to it in the Pledge and Security Agreement.

“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Principals” means the CSC Investors, Weston Presidio V, L.P. and Daniel H. Leever (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative or any Person controlled, directly or indirectly, by the CSC Investors, Weston Presidio V, L.P. or Daniel H. Leever or his heirs and any Affiliate of the foregoing).

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed incurrence of Indebtedness, Permitted Acquisition, Asset Sale (which relates to assets meeting the definition of clause (c) of Investments) or the making of any Restricted Payment (including pro forma adjustments arising out of events which are directly attributable to the proposed transaction, are factually supportable and are expected to have a continuing impact, in each case which adjustments (a) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) are certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions had been consummated and incurred at the beginning of such period.

“Pro Forma Compliance” means, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Section 8.10 to the extent (unless otherwise stated herein to the contrary) that such covenants shall be applicable to the Borrower at such time, as of the last day of the most recent fiscal quarter end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Forma EBITDA” means Holdings’ pro forma Consolidated EBITDA for the twelve-month period for which financials statements have been delivered pursuant to Section 5.01(m)(ii)(A) (prepared in accordance with Regulation S-X under the Securities Act and with such further adjustments in form and substance satisfactory to the Arrangers and the Administrative Agent, in each case to give pro forma effect to the Transaction (including the Acquisition) as if they had occurred at the beginning of such twelve-month period (it being understood that the Arrangers and the Administrative Agent are reasonably satisfied with the adjustments that are specifically set forth as adjustments on Schedule 1.01(e), solely to the extent they are set forth as adjustments on such Schedule)).

“property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Total Revolving Credit Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified IPO” means an underwritten public offering of common stock of (and by) Holdings pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, which initial public offering results in gross cash proceeds to Holdings of $75,000,000 or more.

“Quotation Day” means, with respect to any Eurocurrency Loan that is a Tranche C Term Loan, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in Euros for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in Real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected Real Property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected Leasehold Property.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of Holdings, the Borrower or any Subsidiary (excluding, in each case, business interruption insurance claims).

“Register” has the meaning set forth in Section 11.06(c).

“Reinvestment Period” has the meaning specified in the definition of “Net Cash Proceeds”.

“Related Agreements” means, collectively, the Acquisition Documentation, the Senior Subordinated Note Documentation and each other document and instrument executed with respect thereto, or with respect to any of the foregoing documents or instruments.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Term Loans, (b) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (c) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Prepayment Percentage” means (a) in the case of any Asset Sale or Recovery Event, 100%; (b) in the case of any Specified Equity Issuance, 50% or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than 5.00 to 1.00, 25%; (c) in the case of any issuance or other incurrence of Indebtedness, 100%; and (d) in the case of any Excess Cash Flow, 50% or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than 5.00 to 1.00 but greater than or equal to 4.00 to 1.00, 25%, or, if on the date of the applicable prepayment, the Consolidated Leverage Ratio is less than 4.00 to 1.00, 0%.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, corporate secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other payment or distribution (except dividends or distributions payable solely in shares of such Person’s common stock or to the Borrower or any of its Subsidiaries) with respect to any capital stock or other Equity Interest of Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest (other than any such capital stock or other Equity Interests owned by the Borrower or any of its Subsidiaries), or on account of any return of capital to Holdings’, the Borrower’s or any Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof), (b) any Investment other than a Permitted Investment and (c) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner, or payment in violation of any applicable subordination terms, in each case, with respect to the Senior Subordinated Notes (or any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness) or any other Indebtedness that is subordinated to the Obligations.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or an outstanding Revolving Credit Loan at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Maturity Date” means the earlier of (i) April 12, 2013 and (ii) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06 or 9.02.

“Revolving Credit Facility” has the meaning specified in the definition of “Facility”.

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII or VIII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Arrangers; the Administrative Agent; the Collateral Agent; the Syndication Agent; the Co-Documentation Agents; the L/C Issuer; the Lenders; the Hedge Banks; an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing, in its capacity as a party to a Treasury Management Agreement; each co-agent or sub-agent appointed by the Agents from time to time pursuant to Section 10.01(b); and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Subordinated Note Documentation” means the Senior Subordinated Notes and the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture” means the Indenture dated as of April 12, 2007 under which the Senior Subordinated Notes were issued, among the Borrower and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Subordinated Notes” means the Borrower’s 9 1/2% Senior Subordinated Notes due 2017, issued pursuant to the Senior Subordinated Note Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.

“Series” has the meaning specified in Section 2.14(a).

“Significant Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that, either individually or together with its Subsidiaries, taken as a whole, has revenues, assets or earnings in an amount equal to at least 5% of (a) the consolidated revenues of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to

Section 7.01(a) or 7.01(b), (b) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 7.01(a) or 7.01(b), or (c) the consolidated net earnings of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 7.01(a) or 7.01(b), respectively, in each case determined in accordance with GAAP for such period.

“SPC” has the meaning specified in Section 11.06(b)(vii).

“Specified Equity Issuance” means an Equity Issuance other than (a) in the case of the Borrower, any issuance or sale to, or any receipt of any capital contribution from, Holdings, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock of Holdings to management or employees of Holdings, the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence form time to time in the ordinary course of business and (d) in the case of Holdings, any issuance or sale to, or any receipt of any capital contribution from, the Permitted Holders.

“Sponsor” means Court Square Capital Partners II, L.P.

“Sponsor Preferred Stock” means the Borrower’s 9% cumulative compounding preferred stock issued to the Sponsor, members of management of Holdings, the Borrower or any Subsidiary, and any other Person making a direct or indirect equity investment in the Company contemporaneous with the consummation of the Acquisition.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1.01(f) and each other Subsidiary of the Borrower that shall be required to execute and deliver a Joinder Agreement pursuant to Section 7.12.

“Subsidiary Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I or such other form approved by the Administrative Agent, executed and delivered by a Subsidiary of the Borrower in accordance with the provisions of Section 7.12.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.01(d)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make loans pursuant to Section 2.04, as the same may be reduced from time to time pursuant to Sections 2.06 or 2.04.

“Swing Line Lender” means Credit Suisse, acting through any of its Affiliates or branches, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit J or such other form approved by the Administrative Agent.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” has the meaning specified in the preamble hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” means the Tranche B Term Loans, the Tranche C Term Loans and/or the New Term Loans, as the context may require.

“Term Loan Borrowing” means a Borrowing comprised of Tranche B Term Loans, Tranche C Term Loans or New Term Loans.

“Term Loan Commitment” means, a Tranche B Term Loan Commitment, a Tranche C Term Loan Commitment or a New Term Loan Commitment.

“Term Loan Facility” means a the Tranche B Term Loan Facility and/or the Tranche C Term Loan Facility, as the context may require.

“Term Loan Lender” means a Tranche B Term Loan Lender, a Tranche C Term Loan Lender or a New Term Loan Lender, as the context may require.

“Term Loan Maturity Date” means the Tranche B Maturity Date, the Tranche C Maturity Date or a New Term Loan Maturity Date, as the case may be.

“Threshold Amount” means $15,000,000.

“Title Company” means Chicago Title Insurance Company or any other title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.01(d)(iii).

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment on the Closing Date is $50,000,000.

“Tranche B Term Loan” has the meaning specified in Section 2.01(a)(i).

“Tranche B Term Loan Commitment” means, as to each Tranche B Term Loan Lender, its obligation to make Tranche B Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche B Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Tranche B Term Loan Commitments on the Closing Date is $360,000,000.

“Tranche B Term Loan Facility” has the meaning specified in the definition of “Facility”.

“Tranche B Term Loan Lender” means, at any time, any Lender that has a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan at such time.

“Tranche B Maturity Date” means April 12, 2014.

“Tranche B Repayment Date” has the meaning specified in Section 2.07(a).

“Tranche B Term Loan Note” has the meaning specified in Section 2.11(a).

“Tranche C Term Loan” has the meaning specified in Section 2.01(a)(ii).

“Tranche C Term Loan Commitment” means, as to each Tranche C Term Loan Lender, its obligation to make Tranche C Term Loans to the Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche C Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Tranche C Term Loan Commitments on the Closing Date is €186,058,973.

“Tranche C Term Loan Facility” has the meaning specified in the definition of “Facility”.

“Tranche C Term Loan Lender” means, at any time, any Lender that has a Tranche B Term Loan Commitment or an outstanding Tranche C Term Loan at such time.

“Tranche C Maturity Date” means April 12, 2014.

“Tranche C Term Loan Note” has the meaning specified in Section 2.11(a).

“Tranche C Repayment Date” has the meaning specified in Section 2.07(b).

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Senior Subordinated Note Documentation to which they are or are intended to be a party to be delivered on or prior to the Closing Date, (b) the borrowings hereunder and the issuance of the notes under the Senior Subordinated Note Indenture and the issuance of Letters of Credit, in each case to be made on the Closing Date, and the use of proceeds of each of the foregoing, (c) the granting of Liens pursuant to the Collateral Documents, (d) the Equity Contribution, (e) the refinancing of Existing Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments under the Existing Credit Agreement and the release of all Liens and guarantees granted in respect thereof, (f) the Acquisition, including the payment of the consideration under the Merger Agreement to certain existing shareholders of the Company immediately prior to the Closing Date, (h) the payment of fees and expenses incurred in connection with the foregoing (not to exceed $55,000,000 in the aggregate) and (g) any other transaction related to or entered in connection with any of the foregoing.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Triggering Event” shall occur at any time the aggregate Outstanding Amount of Revolving Loans, L/C Borrowings, L/C Obligations and Swing Line Loans exceeds $10,000,000 for ten days or more in any fiscal quarter (whether or not such days are consecutive) and such Triggering Event shall be deemed continuing until the end of the first full fiscal quarter ending subsequent to the fiscal quarter in which such event described above shall have occurred during which the aggregate Outstanding Amount of Revolving Loans, L/C Borrowings, L/C Obligations or Swing Line Loans does not exceed $10,000,000 for ten days or more in such fiscal quarter.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Pension Plan Liabilities” means the underfunded pension plan liabilities of UK defined benefit pension plan in an aggregate amount not exceeding £25,000,000.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Voluntary Prepayment” means a prepayment of principal of Term Loans pursuant to Section 2.05(a) in any year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans as set forth in Section 2.07 in any subsequent year.

“Wholly-Owned Consolidated Subsidiary” means any Subsidiary all of the Equity Interests in which (except directors’ qualifying shares) are, at the time, directly or indirectly owned by the Borrower.

“Yield Differential” has the meaning specified in Section 2.14(d).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Exchange Rates. For purposes of determining compliance with any covenant or for any other purpose herein on any day, the Dollar Equivalent of Euros shall be at the Exchange Rate in effect as of such date.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. (a) (i) Subject to the terms and conditions set forth herein, each Tranche B Term Loan Lender severally agrees to make term loans (each such loan, a “Tranche B Term Loan”) to the Borrower on the Closing Date in Dollars in an aggregate amount of up to such Tranche B Term Loan Lender’s Tranche B Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Tranche B Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(ii) Subject to the terms and conditions set forth herein, each Tranche C Term Loan Lender severally agrees to make term loans (each such loan, a “Tranche C Term Loan”) to the Borrower on the Closing Date in Euros in an aggregate amount of up to such Tranche C Term Loan Lender’s Tranche C Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Tranche C Term Loans may be Eurocurrency Rate Loans, as further provided herein

(b) Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount of up to, at any time outstanding, the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Total Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 A.M. on the third Business Day prior to the date of the proposed Loans in the case of Eurocurrency Loans or (ii) 12:00 (noon) one Business Day prior to the date of the proposed Loans in the case of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of Tranche B Term Loans or Tranche C Term Loans or a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and location of the account to which funds are to be disbursed, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then (i) Loans other than Tranche C Term Loans shall be made as, or converted to, Base Rate Loans and (ii) Tranche C Term Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower fails to specify an Interest Period with respect to a Eurocurrency Rate Loans, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in accordance with instructions provided to the Administrative Agent by the Borrower in the Committed Loan Notice.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, (i) Loans other than Tranche C Term Loans may not be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders and (ii) Tranche C Term Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of one month. No Interest Period may be selected for any Eurocurrency Rate Term Borrowing that would end later than Tranche B Repayment Date or Tranche C Repayment Date, as applicable, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurocurrency Rate Term Borrowings with Interest Periods ending on or prior to such repayment date and (B) the Base Rate Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such repayment date.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until 30 days prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day), to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Wholly-Owned Consolidated Subsidiaries; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Total Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided further that upon the resignation of Credit Suisse as L/C Issuer, Credit Suisse shall have no obligation hereunder to issue any new Letter of Credit or to extend or renew any existing Letter of Credit under this Agreement, and all Letters of Credit issued by Credit Suisse for the account of the Borrower or its Wholly-Owned Consolidated Subsidiaries

hereunder shall either be replaced or, if acceptable to Credit Suisse in its sole discretion, backstopped with Letters of Credit issued hereunder or fully Cash Collateralized no later than thirty (30) days following such resignation. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the first proviso in the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal (or as otherwise agreed by the Administrative Agent and the L/C Issuer);

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(E) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000; or

(F) any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agents in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agents” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and requested currency thereof and the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is three Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date immediately following any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the

L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 105% of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Collateral Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts with the Collateral Agent. If at any time the Administrative Agent or the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent or that the total amount of such funds is less than 105% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the deposit accounts with the Collateral Agent as aforesaid, an amount equal to the excess of (a) 105% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent or the Collateral Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

(h) Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Such letter of credit fees shall be computed on a quarterly basis in arrears. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit at the rate per annum, in the case of Credit Suisse as L/C Issuer, as specified in the Commitment Letter or, in the case of any other L/C Issuer, as otherwise agreed with such L/C Issuer, computed on the daily amount available to be drawn under each Letter of Credit on a quarterly basis in arrears. Such fronting fees shall due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Resignation or Removal of the L/C Issuer. The L/C Issuer may resign at any time by giving 90 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the L/C Issuer hereunder by a Lender that shall agree to serve as successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C Issuer shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.03(j). The acceptance of any appointment as the L/C Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation or removal of the L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(m) Additional L/C Issuers. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “L/C Issuer” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other L/C Issuer and such Lender.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Total Revolving Credit Commitment, and (ii) the Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower as directed in such notice in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) one Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of

$1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Class and the Type(s) of Loans to be prepaid and if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $1,000,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Optional prepayments of Term Loans shall be applied on a pro rata basis in direct order to the remaining scheduled installments of principal due in respect of the Tranche B Term Loans and Tranche C Term Loans pursuant to Section 2.07.

(b) Mandatory. (i) In the event of any termination of all of the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Loans and all outstanding Swing Line Loans and replace all outstanding Letters of Credit and/or Cash Collateralize the L/C Obligations in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties in the manner described in Section 2.03(g). If for any reason the Total Outstandings at any time exceed the Total Revolving Credit Commitments then in effect, the Borrower shall immediately prepay all outstanding Revolving Credit Loans and all outstanding Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Outstandings exceed the Total Revolving Credit Commitments then in effect.

(ii) Not later than the fifth Business Day following the completion of any Asset Sale and/or not later than the tenth Business Day following the occurrence of any Recovery Event and, in each case, the receipt of Net Cash Proceeds resulting therefrom, the Borrower shall apply the Required Prepayment Percentage of such Net Cash Proceeds received with respect thereto to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(iii) In the event and on each occasion that a Specified Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the occurrence of such Specified Equity Issuance and the receipt of Net Cash Proceeds resulting therefrom, apply the Required Prepayment Percentage of such Net Cash Proceeds therefrom to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(iv) In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of any Loan Party or any Subsidiary of a Loan Party (other than Indebtedness permitted pursuant to Section 8.02), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Subsidiary, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii).

(v) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2007, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 7.01(a), the Borrower shall prepay outstanding Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.05(b)(vii), in an aggregate principal amount equal to the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended less the aggregate amount of all Voluntary Prepayments during such fiscal year.

(vi) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.05(b), (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least 10 Business Days prior written notice of such prepayment (and the Administrative Agent shall promptly notify each Lender). Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings pursuant to this Section 2.05 shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(vii) Mandatory prepayments under sub-paragraphs (ii), (iii), (iv) and (v) of this Section shall be applied:

first, to prepay outstanding Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof (and the corresponding accrued and unpaid interest and fees on the principal amount of Term Loans so prepaid), subject to the provisions of sub-paragraph (viii) below and any re-offer described therein;

second, at any time when there shall be no Term Loans outstanding, to prepay outstanding Revolving Loans to the full extent thereof (and the corresponding accrued and unpaid interest and fees on the principal amount of Revolving Loans so prepaid), with no corresponding reduction of the Revolving Credit Commitments; and

third, at any time when there shall be no Term Loans outstanding, to Cash Collateralize any outstanding Letters of Credit (up to an aggregate amount equal to 105% of the aggregate undrawn face amount of all such Letters of Credit) as described in Section 2.03(g), with no corresponding reduction of the Revolving Credit Commitments;

with any remaining amounts being retained by the Borrower to be used in accordance with the provisions of this Agreement.

(viii) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Tranche B Term Loans and Tranche C Term Loans pursuant to Section 2.07. Such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders decline a given mandatory prepayment of the Term Loans as described below, then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied (A) in the case of the applicable principal amount of the Tranche B Term Loans being so prepaid, first to Tranche B Term Loans that are Base Rate Loans to the full extent thereof before application to Tranche B Term Loans that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05 and (B) in the case of the applicable principal amount of the Tranche C Term Loans being so prepaid, first to Tranche C Term Loans that are Eurocurrency Rate Loans with an Interest Period of one month to the full extent thereof before application to Tranche C Term Loans that are Eurocurrency Rate Loans with a longer Interest Period in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05. Notwithstanding anything herein to the contrary, any Term Loan Lender may elect, by notice to the Administrative Agent by facsimile at least eight Business Days prior to the applicable prepayment date, to decline all of any prepayment of its Term Loans pursuant to sub-paragraphs (ii), (iii), (iv) or (v) of this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be re-offered to those Term Loan Lenders under this Agreement who have initially accepted such prepayment (such re-offer to be made to each such Term Loan Lender based on the percentage which such Term Loan Lender’s Term Loans represents of the aggregate Term Loans of all such Term Loan Lenders who have initially accepted such prepayment). In the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent by facsimile within two Business Days of receiving notification of such re-offer, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans pursuant to such re-offer but was so declined may be retained by the Borrower to be used in accordance with the provisions of this Agreement.

(c) Prepayments to Include Accrued Interest, Etc. All prepayments (other than prepayments on Revolving Credit Loans that are Base Rate Loans, including Swing Line Loans) under this Section 2.05 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Letter of Credit Sublimit, the unused portion of the Swing Line Sublimit, the unused Revolving Credit Commitments or the unused Term Loan Commitments, or from time to time permanently reduce the unused portion of the Letter of Credit Sublimit, the unused portion of the Swing Line Sublimit, the unused Revolving Credit Commitments or the unused Term Loan Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the unused portion of the Letter of Credit Sublimit, the unused portion of the Swing Line Sublimit or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Total Revolving Credit Commitments.

(b) Mandatory. (i) (i) Unless previously terminated in accordance with the terms hereof, (i) the Tranche B Term Loan Commitments and the Tranche C Term Loan Commitments shall automatically terminate at 5:00 p.m. on the Closing Date and (ii) the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitment shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m. on May 31, 2007, if the initial Credit Extension shall not have occurred by such time.

(ii) If after giving effect to any reduction or termination of unused Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the unused portions of the Swing Line Sublimit, the unused Revolving Credit Commitment or the unused Term Loan Commitments under this Section 2.06. Upon any reduction of unused Revolving Credit Commitments or unused Term Loan Commitments, the Revolving Credit Commitment or Term Loan Commitments, as applicable, of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which the Revolving Credit Facility or Term Loan Facility, as applicable, is reduced. All Commitment Fees accrued until the effective date of any termination of the Total Revolving Credit Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Tranche B Term Loans. On each date set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche B Repayment Date”), the Borrower shall pay to the Administrative Agent, for the account of the Tranche B Term Lenders, a principal amount of the Tranche B Term Loans (as adjusted from time to time pursuant to Sections 2.05 and 2.06(b)) equal to the amount set forth below for such date:

Repayment Date	Amount
June 30, 2007	$900,000
September 30, 2007	$900,000
December 31, 2007	$900,000
March 31, 2008	$900,000
June 30, 2008	$900,000
September 30, 2008	$900,000
December 31, 2008	$900,000
March 31, 2009	$900,000
June 30, 2009	$900,000
September 30, 2009	$900,000
December 31, 2009	$900,000
March 31, 2010	$900,000
June 30, 2010	$900,000
September 30, 2010	$900,000
December 31, 2010	$900,000
March 31, 2011	$900,000
June 30, 2011	$900,000
September 30, 2011	$900,000
December 31, 2011	$900,000
March 31, 2012	$900,000
June 30, 2012	$900,000
September 30, 2012	$900,000
December 31, 2012	$900,000
March 31, 2013	$900,000
June 30, 2013	$900,000
September 30, 2013	$900,000
December 31, 2013	$900,000
March 31, 2014	$900,000
Tranche B Maturity Date	$334,800,000 or remainder

To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date, together with accrued and unpaid interest and fees on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.07(a) shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(b) Tranche C Term Loans. On each date set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche C Repayment Date”), the Borrower shall pay to the Administrative Agent, for the account of the Tranche C Term Lenders, a principal amount of the Tranche B Term Loans (as adjusted from time to time pursuant to Sections 2.05 and 2.06(b)) equal to the amount set forth below for such date:

Repayment Date	Amount
June 30, 2007	€465,147
September 30, 2007	€465,147
December 31, 2007	€465,147
March 31, 2008	€465,147
June 30, 2008	€465,147
September 30, 2008	€465,147
December 31, 2008	€465,147
March 31, 2009	€465,147
June 30, 2009	€465,147
September 30, 2009	€465,147
December 31, 2009	€465,147
March 31, 2010	€465,147
June 30, 2010	€465,147
September 30, 2010	€465,147
December 31, 2010	€465,147
March 31, 2011	€465,147
June 30, 2011	€465,147
September 30, 2011	€465,147
December 31, 2011	€465,147
March 31, 2012	€465,147
June 30, 2012	€465,147
September 30, 2012	€465,147
December 31, 2012	€465,147
March 31, 2013	€465,147
June 30, 2013	€465,147
September 30, 2013	€465,147
December 31, 2013	€465,147
March 31, 2014	€465,147
Tranche C Maturity Date	€173,034,857 or remainder

To the extent not previously paid, all Tranche C Term Loans shall be due and payable on the Tranche C Maturity Date, together with accrued and unpaid interest and fees on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.07(b) shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

(c) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of all Revolving Credit Borrowings outstanding on such date.

(d) Swing Line Loans. The Borrower shall repay the aggregate principal amount of each Swing Line Loan to the Swing Line Lender on the Revolving Credit Maturity Date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, (i) a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the average daily unused amount of the Revolving Credit Commitments of such Lender (other than the Swing Line Commitment) during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated); provided, however, that any Commitment Fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that the Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Credit Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and to but excluding the last day of the Availability Period (and, if applicable, thereafter on demand). The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Agents for their own respective accounts fees, and, where applicable, for the account of each Lender, in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such Note shall (i) in the case of Tranche B Term Loans, be in the form of Exhibit K-1 (a “Tranche B Term Loan Note”), (ii) in the case of Tranche C Term Loans, be in the form of Exhibit K-2 (a “Tranche C Term Loan Note”), (iii) in the case of Revolving Credit Loans, be in the form of Exhibit K-3 (a “Revolving Note”) and (iv) in the case of Swing Line Loans, be in the form of Exhibit K-4 (a “Swing Line Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in

Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in, other than in the case of the Tranche C Term Loans, Dollars and, in the case of the Tranche C Term Loans, Euro, and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed in the Administrative Agent’s sole discretion received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or make its payment under Section 11.04(c).

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 New Term Loan Commitments. (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), in an aggregate amount not in excess of the Dollar Equivalent of $100,000,000 and not less than the Dollar Equivalent of $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent). Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the

Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent, (ii) the identity of each Lender or Affiliate or other Person that is consented to by the Administrative Agent (which consent shall not be unreasonably withheld) (each, a “New Term Loan Lender”) to whom the Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that all existing Lenders shall be approached first to provide all or a portion of the New Term Loan Commitments and may elect or decline, in their sole discretion, to provide a New Term Loan Commitment and (iii) whether such New Term Loan Commitments are to be additional Tranche B Term Loan Commitments or Tranche C Term Loan Commitments or commitments to make term loans of a new Series (defined below) with terms different from the Tranche B Term Loans or Tranche C Term Loans (subject to the limitations described below). Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (B) both before and after giving effect to the making of any such New Term Loans, each of the conditions set forth in Section 5.02 shall be satisfied and all fees and expenses owing in respect of such increase to the Administrative Agent and the Lenders have been paid; (C) at the time each Borrowing of New Term Loans is made, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such New Term Loans are incurred would have been at least 2.00 to 1.00 (determined on a Pro Forma Basis, including a pro forma application of the net proceeds therefrom, as if the New Term Loans had been incurred at the beginning of such four-quarter period); provided, however, that such Consolidated Fixed Charge Coverage Ratio may be at least 1.75 to 1.00 so long as (x) such New Term Loans are incurred to finance a Permitted Acquisition or any other acquisition of any Acquired Entity by the Borrower or any wholly-owned Subsidiary and (y) after such New Term Loans are incurred and such related transactions are consummated, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such New Term Loans (determined on a Pro Forma Basis, including a pro forma application of the net proceeds therefrom, as if the New Term Loans had been incurred at the beginning of such four-quarter period) are incurred shall be greater than the Consolidated Fixed Charge Coverage Ratio immediately prior to such Borrowing and related transactions, (D) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, each of which shall be recorded in the Register; and (E) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made pursuant to a New Term Loan Commitment on an Increased Amount Date shall be designated Tranche B Term Loans or Tranche C Term Loans or a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(c) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the applicable New Term Loan Lenders.

(d) The terms and provisions of any New Term Loans and any New Term Loan Commitments shall be, if such New Term Loans and New Term Loan Commitment are not Tranche B Term Loans and Tranche B Term Loan Commitments or Tranche C Term Loans and Tranche C Term Loan Commitments, as the case may be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche B Term Loans and Tranche B Term Loan Commitment or the Tranche C Term Loans and Tranche C Term Loan Commitment, as the case may be; provided that (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Tranche B Term Loans and the Tranche C Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Tranche B Term Loans and the Tranche C Term Loans, (iii) if the initial yield on any New Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the Eurocurrency Rate on the New Term Loans and (y) if the New Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such fee, expressed as a percentage of the New Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such New Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Rate then in effect for any Eurocurrency Rate Term Loans, then the Applicable Rate then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the New Term Loans (and if the Eurocurrency Rate margins on the New Term Loans are subject to a leveraged-based pricing grid, appropriate increases to the other Applicable Rates for the Term Loans, consistent with the foregoing, shall be made). Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all New Term Loans that are to be additional Tranche B Term Loans or Tranche C Term Loans, as the case may be, when originally made, are included in each Borrowing of outstanding Tranche B Term Loans or Tranche C Term Loans, as the case may be, on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding Eurocurrency Rate Term Loan Borrowing to be converted into a Base Rate Term Loan Borrowing on the date of each New Term Loan, or by allocating a portion of each New Term Loan to each outstanding applicable Eurocurrency Rate Term Loan Borrowing on a pro rata basis, even though as a result thereof such New Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period). Any conversion of Eurocurrency Rate Term Loans to Base Rate Term Loans made pursuant to the preceding sentence shall be subject to Section 3.05. If any New Term Loan is to be allocated to an existing

Interest Period for a Eurocurrency Rate Term Loan Borrowing then, subject to Section 2.08(b), the interest rate applicable to such New Term Loan for the remainder of such Interest Period shall equal the Eurocurrency Rate for a period approximately equal to the remainder of such Interest Period (as determined by the Administrative Agent two Business Days before the date such New Term Loan is made) plus the Applicable Rate then in effect. In addition, to the extent any New Term Loans are to be additional Tranche B Term Loans or Tranche C Term Loans, as the case may be, the applicable scheduled amortization payments under Section 2.07 required to be made after the making of such New Term Loans shall be ratably increased by the aggregate principal amount of such New Term Loans.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on behalf of any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains a lending office, or is subject to tax by virtue of any present or former connection (other than solely having executed, performed its obligations, received payments under or enforced the Loan Documents), (ii) branch profits taxes and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.15), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Taxes are required to be deducted from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Taxes or Other Taxes are required to be deducted or paid from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Loan Party shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, an additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed reduced by any amount due under Section 3.01(a).

(d) Each Loan Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(d) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor. Any demand for payment under Section 3.01(d)(i) must be accompanied by a notice of assessment from the relevant Governmental Authority for a Tax or Other Tax.

(e) If a Loan Party reasonably determines that any Lender is entitled to a refund of any Taxes with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, such Lender shall use commercially reasonable efforts, at such Loan Party’s sole expense, to cooperate with such Loan Party to seek such refund. If and to the extent a Lender receives a refund as a result of actions taken pursuant to the previous sentence, or a Lender otherwise determines, in its sole discretion, that it has received a refund of any Taxes with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, such Lender shall pay over such refund to the applicable Loan Party (but only to the extent of additional amounts paid by the Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Party, upon the request of such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Loan Party shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, in the case of Eurocurrency Rate Loans other than Tranche C Term Loans, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Dollar denominated Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Loan Party shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders determine that (i) for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, (ii) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Loans as a part of such Borrowing during its Interest Period or (iii) the Eurocurrency Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Loans for such Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, in the case of Eurocurrency Rate Loans other than Tranche C Term Loans, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) Failure or delay on the part of any Lender, the Administrative Agent or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender, the Administrative Agent or the L/C Issuer under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request if such Lender, the Administrative Agent or the L/C Issuer knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in law within such 270-day period. The protection of this Section shall be available to each Lender, the Administrative Agent and the L/C Issuer regardless of any possible contention of the invalidity or inapplicability of the change in law that shall have occurred or been imposed.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.15.

3.07 Pro Rata Treatment. Except as provided below in this Section 3.07 with respect to Swing Line Loans and as required under Section 3.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swing Line Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swing Line Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Tranche B Term Loan Commitments, the Tranche C Term Loan Commitments, the Total Revolving Credit Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional. (a) The obligations of the Guarantors under Section 4.01(a) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02(a) that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Subsidiary Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full.

(b) Without limiting the generality of the foregoing subsection (a), it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(iv) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(c) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by such Persons in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent, for the ratable benefit of the Secured Parties on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01(a) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01(a).

4.06 Rights of Contribution. The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been paid in full.

4.07 Guarantee of Payment; Continuing Guarantee. The guarantee given by the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, other than those matters specified in the Post-Closing Letter referenced in Section 7.17:

(a) The Administrative Agent shall have received executed counterparts of (i) this Agreement, (ii) the Pledge and Security Agreement, (iii) the Intellectual Property Security Agreements and (iv) if requested by any Lender pursuant to Section 2.11, a Note or Notes, each of the foregoing properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower.

(b) The Collateral Agent shall have received Uniform Commercial Code financing statements in the state of incorporation or formation of each Loan Party in order to perfect and protect the first priority liens and security interests created under the Pledge and Security Agreement, certificates representing the Pledged Shares referred to in the Pledge and Security Agreement accompanied by undated stock powers executed in blank and evidence that all other actions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the liens and security interests created under the Pledge and Security Agreement and the Intellectual Property Security Agreements has been taken.

(c) The Administrative Agent shall have received a duly executed Perfection Certificate dated on or prior to the Closing Date, the results of a recent Lien and judgment search in each relevant jurisdiction with respect to Holdings, the Borrower and those of the Subsidiaries that shall be Subsidiary Guarantors or shall otherwise have assets that are included in the Collateral, which such search shall reveal no Liens on any of the assets of Holdings, the Borrower or any of such Subsidiaries except for Liens expressly permitted by Section 8.01 and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Collateral Agent.

(d) The Collateral Agent shall have received:

(i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii) in the case of each material Leasehold Property that is a Mortgaged Property, use commercially reasonable efforts to obtain (A) if required by the terms of the related lease, a Landlord Consent and Estoppel and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iii) with respect to each Mortgage, except as may be agreed to by Collateral Agent, in its reasonable discretion, a mortgagee’s policy of title insurance (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 110% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 1.01(c), which policy (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) name the Collateral Agent and each of the other Secured Parties as insureds thereunder, (D) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies) where available, (E) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (F) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) and affirmative coverage as shall be reasonably requested by the Collateral Agent (including, but not limited to, endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit/future advance, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), and (G) contain no exceptions to title other than Permitted Liens and other exceptions reasonably acceptable to the Collateral Agent;

(iv) Surveys with respect to each Mortgaged Property, other than as agreed by the Administrative Agent;

(v) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(vi) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(e) The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party.

(f) The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Loan Party is validly existing and in good standing in its state of incorporation or formation.

(g) The Administrative Agent shall have received a favorable opinion of (i) Dechert LLP, counsel to the Loan Parties, (ii) Day Pitney LLP, as Connecticut counsel to the Loan Parties, (iii) Sonnenschein, Nath & Rosenthal LLP, as Illinois counsel to the Loan Parties, (iv) Shuttleworth and Ingersoll P.L.C., as Iowa counsel to the Loan Parties, and (v) Jackson Walker L.L.P., as Texas counsel to the Loan Parties, in each case, addressed to the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer and each Lender dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

(i) The Acquisition and the other elements of the Transaction shall be consummated simultaneously with the initial Borrowing hereunder in accordance with applicable law, the Commitment Letter and the Merger Agreement; and the Acquisition Documentation shall be reasonably satisfactory to the Arrangers (without any amendment, waiver, supplement or other modification that is adverse to the Lenders without the consent of the Arrangers).

(j) The Administrative Agent shall have received evidence that the Existing Indebtedness has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Indebtedness have been or concurrently with the Closing Date are being released (including duly executed payoff letters and UCC-3 termination statements).

(k) The Borrower shall have received not less than $350,000,000 in gross cash proceeds of the Senior Subordinated Notes in a Rule 144A or other private placement.

(l) After giving effect to the Transaction and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other extensions of credit hereunder, (ii) the Senior Subordinated Notes, (iii) other limited Indebtedness to be agreed upon by the Borrower, the Arrangers and the Administrative Agent and set forth on Schedule 8.02(b) and (v) the Sponsor Preferred Stock. The Transaction shall not have created any defaults, prepayment events or creation of Liens under any documentation evidencing the Indebtedness described in this Section 5.01(l).

(m) The Arrangers shall have received (i) the financial statements described in Section 6.05 and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower prepared in accordance with GAAP for (A) each subsequent fiscal quarter ended 45 days before the Closing Date and (B) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Administrative Agent as described above and ended 30 days before the Closing Date, which financial statements shall not be in a form materially and adversely inconsistent with the financial statements or most recent forecasts previously provided to the Arrangers and the Administrative Agent.

(n) The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended 45 days before the Closing Date, prepared after giving effect to the Transaction as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(o) The Arrangers shall be satisfied that the Borrower’s ratio of Consolidated Indebtedness on the Closing Date to Pro Forma EBITDA shall be no more than 6.9 to 1.0.

(p) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transaction and the other transactions contemplated hereby, are Solvent.

(q) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in paragraphs (a) and (b) of Section 5.02.

(r) The Administrative Agent shall have received the insurance certificates required by the Pledge and Security Agreement; such certificates shall name the Secured Parties as additional insured on all liability insurance policies and the Collateral Agent as the loss payee on all casualty and property insurance policies, for the benefit of the Secured Parties, their successors and assigns.

(s) The Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, at least five Business Days prior to the Closing Date.

(t) All fees required to be paid on or before the Closing Date shall have been paid.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of Holdings, the Borrower and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that with respect to the initial Credit Extension hereunder, any breach of any such representations or warranties shall not constitute a failure to satisfy the conditions set forth in this clause (a) unless (i) such breach of the representations made by the Company in the Merger Agreement are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement or (ii) such breach is a breach of any representation or warranty set forth in Sections 6.01(b), 6.02, 6.03, 6.04, 6.06(a), 6.14, 6.18 or 6.24.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, the Related Agreements and each other agreement or instrument contemplated hereby or thereby to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (including the Act); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any material Lien under, or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law that would adversely affect the rights of the Lenders, the Administrative Agent or the Collateral Agent under the Loan Documents. No Loan Party or any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing (other than security filings and those for which such approval, consent, exemption, authorization has been obtained or such action has been taken or notice or filing made) with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party hereto and thereto in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements delivered to the Administrative Agent (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP.

(b) The unaudited pro forma consolidated balance sheet and statement of income as of December 31, 2006, prepared giving effect to the Transaction as if they occurred,

with respect to such balance sheet, on such date, and with respect to such other financial statements, on the first day of the 12-month period ending on such date, delivered to the Administrative Agent (i) were prepared in good faith by Holdings, based on assumptions believed by Holdings on the date thereof and on the Closing Date to be reasonable, (ii) are based on best information available to Holdings after due inquiry as of the date of delivery thereof and (iii) fairly present in all material respects on a Pro Forma Basis the estimated consolidated financial position of Holdings and its consolidated subsidiaries as of such date and for such period; it being understood that such projections are not to be viewed as facts and do not constitute a warranty as to the future performance of Holdings and the actual results may vary from projected results and such variances may be material.

(c)(i) As of the Closing Date, since December 31, 2006, there has not occurred any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (A) has or would be reasonably likely to have a material adverse effect on the assets, business, results of operation or financial condition of the Borrower and its Subsidiaries taken as a whole, or (B) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Borrower to consummate the Merger or the other transactions contemplated hereby, but, in the case of the foregoing clause (A), shall not include facts, circumstances, events, changes, effects or occurrences (w) generally affecting the industries in which the Borrower conducts its business, or the economy or the financial or securities markets, in the United States or elsewhere in the world, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments, or other force majeure events, except to the extent such changes or developments have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Borrower conducts its businesses, (x) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or weather or climatic conditions, except to the extent such changes or developments (1) have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Borrower conducts its businesses or (2) directly affect the physical properties of the Borrower and its Subsidiaries; (y) reflecting or resulting from changes in Law or GAAP (or the interpretation thereof); or (z) resulting from actions or omissions of the Borrower or any of its Subsidiaries which Holdings has requested, to which Holdings has expressly consented or that are required by the terms of the Merger Agreement and directly resulting from the announcement of the Merger (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors or other business partners); and

(ii) At all times after the Closing Date, no event, change or condition has occurred since December 31, 2005, that has had, or could reasonably be expected to have, a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) except as specifically disclosed on Schedule 6.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party, of the matters described on Schedule 6.06 hereto.

6.07 No Default. Neither any Loan Party nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Properties. (a) Each Loan Party and each of its Subsidiaries has good record, valid and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each of its Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted.

(b) Appendix D to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property located in the United States (i) owned by any Borrower as of the date hereof and describes the type of interest therein held by such Borrower and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Borrower, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Borrower and, in each of the cases described in clauses (i) and (ii) of this Section 6.08(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c) No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 7.07.

6.09 Environmental Compliance (a) Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws, Environmental Liabilities and Environmental Claims on their respective businesses, operations and properties, and as a result thereof such Loan Party has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such claims alleging violation of Environmental Laws could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth on Schedule 6.09, none of the properties currently owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS.

(c) Except as otherwise set forth on Schedule 6.09, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in any material Environmental Liabilities to the Borrower and its Subsidiaries, taken as a whole.

(d) Except as otherwise set forth on Schedule 6.09, either any Loan Party nor any Subsidiary is subject to any Environmental Claims or Environmental Liabilities which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Each Loan Party and its Subsidiaries are in compliance with, and possesses all Environmental Permits required pursuant to, Environmental Laws, except to the extent such noncompliance or failure to possess could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates, provided that no coverage in respect of terrorism shall be required. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid.

6.11 Taxes. The Loan Parties and their Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other material governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws and the Borrower and all applicable ERISA Affiliates have performed their obligations with respect to each Plan in all material respects. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; (v) as of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefits liabilities) was zero; (vi) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Loan Parties and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to section 4221(e) of ERISA was zero; and (vii) except to the extent required under Section 4980B of the Code, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Parties or any of their respective ERISA Affiliates, which in the case of clauses (i) through (vii) could reasonably be expected to have a Material Adverse Effect.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”) except as could not reasonably be expected to have a Material Adverse Effect:

(A) Any and all employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made in all material respects, or, if applicable, accrued, in accordance with normal accounting practices, other than such contributions in respect of the UK Pension Plan Liabilities.

(B) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is in compliance in all material respects with applicable law.

6.13 Subsidiaries; Equity Interests. As of the Closing Date and after giving effect to the Acquisition, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are directly or indirectly owned by a Loan Party (except for certain immaterial director’s qualifying shares) free and clear of all Liens except those created under the Collateral Documents and as otherwise disclosed in Schedule 6.13. All of the outstanding Equity Interests in each Loan Party and its Subsidiaries have been validly issued, are fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act (a) The Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) No Loan Party, nor any Person Governing any Loan Party, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

6.15 Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All written information (including the Confidential Information Memorandum) heretofore furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the Transaction or any other transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified.

6.16 Compliance with Laws. Except as otherwise provided in the representations above, each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, and licenses (collectively, “IP Rights”) that are used in the operation of their respective businesses. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any Subsidiary infringes upon any rights held by any other Person except where such infringement could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 6.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18 Solvency. Immediately after the consummation of the Transaction to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of proceeds of each Loan, the Loan Parties are, together with their Subsidiaries on a consolidated basis, Solvent.

6.19 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

6.20 Perfection, Etc. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject to Liens permitted under the Loan Documents), securing the payment of the Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

6.21 Swap Obligations. Neither the Borrower nor any of its Subsidiaries have incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

6.22 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. Except as provided on Schedule 6.22, the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for such violations that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary, except for such failures that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the Transaction will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

6.23 Transaction Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). The Borrower or any other Loan Party is not in default in the performance or compliance with any material provisions thereof. The Merger Agreement complies in all material respects with all material applicable laws. All representations and warranties set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

6.24 Senior Indebtedness. The Obligations constitute “Senior Debt” and “Designated Senior Debt” of the Borrower and this Agreement constitutes a “Senior Credit Facility,” in each case, under and as defined in the Senior Subordinated Indenture.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary to:

7.01 Financial Statements. Deliver to the Administrative Agent who will deliver the same to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of Holdings, a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit that would be material to Holdings and its Subsidiaries, taken as a whole and (ii) to the extent filed with the SEC, a copy of the attestation report filed with the SEC of such independent certified public accountant of nationally recognized standing as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the assumptions used for purposes of preparing such budget) in form reasonably satisfactory to the Administrative Agent and, promptly when available, any material revisions to such budget.

7.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, which shall, among other things, specify whether a Triggering Event has occurred during the preceding fiscal quarter;

(b) promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement, in each case, that is material, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(c) promptly after the assertion or occurrence thereof, written notice of any Environmental Claim against, of any Environmental Liability incurred by, or of any noncompliance by, any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, including with respect to applicable “know your customer” and anti-money laundering rules and regulations (including the Act).

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07);

(y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

7.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) within 10 days after any officer of any Loan Party obtains knowledge of the occurrence of any Default;

(b) within 10 days after any officer of any Loan Party obtains knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of or forthcoming occurrence of any ERISA Event and provide a written notice specifying the nature thereof, what action the Loan Party or its ERISA Affiliates has taken, is taking or proposes to take with respect thereof and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto and with reasonable promptness, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Parties or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; and (ii) copies of such other documents or governmental reports or filings relating to any Plan as Administrative Agent shall reasonably request;

(d) of all notices received by the Loan Parties and any of their respective ERISA Affiliates from a Multiemployer Plan concerning an ERISA Event that could reasonably be anticipated to have a Material Adverse Effect and provide copies of such notices;

(e) of any material change in accounting policies or financial reporting practices by Holdings; and

(f) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against Holdings, the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property, except claims which are being contested in good faith by appropriate proceedings with adequate reserves on the books of the Borrower or the applicable Subsidiary with respect thereto in accordance with GAAP.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 8.03 or 8.04; provided, however, that the Borrower and its Subsidiaries may cause to occur or consummate any merger or consolidation permitted under Section 8.03 or dissolution permitted under Section 8.04(e); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment useful and necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

7.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, provided that insurance coverage in respect of terrorism shall not be required.

(b) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the

Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

7.11 Use of Proceeds. Use the proceeds of the Tranche B Term Loans and Tranche C Term Loans, together with the proceeds of the Senior Subordinated Notes and all or a portion of the proceeds of the Equity Contribution solely to pay the consideration payable to certain existing shareholders of the Company under the Merger Agreement, to refinance the Existing Indebtedness and to pay fees and expenses related to the Transaction. The Borrower will use the proceeds of the Revolving Loans and the Swing Line Loans for general corporate purposes. The Borrower shall be entitled to request the issuance of Letters of Credit to support payment obligations incurred in the ordinary course of business.

7.12 Additional Collateral. (a) Upon the formation or acquisition of any new direct or indirect Domestic Subsidiaries by any Loan Party, then the Borrower shall, in each case at the Borrower’s expense:

(i) within 30 Business Days after such formation or acquisition (or, in the case of MacDermid Anion, Inc. (“Anion”), within 30 Business Days after release of the stock certificates of Anion, along with stock powers executed in blank, from escrow under and pursuant to the Anion Escrow Agreement (the “Anion Release”)), cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent (A) a Subsidiary Joinder Agreement, in form and substance satisfactory to the Administrative Agent, guaranteeing the Borrower’s obligations under the Loan Documents and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(b) (c), (e) and (f),

(ii) within 30 days after such formation or acquisition (or, in the case of Anion, within 30 days after the Anion Release), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion with respect to such Subsidiary, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in the legal opinion delivered pursuant to Section 5.01(g) with respect to the Subsidiary Guarantors as of the Closing Date, and

(iii) at any time and from time to time, promptly execute and deliver any further instruments and documents and take all such other action as the Collateral Agent may deem reasonably necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, the Collateral Documents;

provided, that each Loan Party shall cause (A) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (B) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First-Tier Foreign Subsidiary to be subject at all times to a perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents, together with any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent;

provided, further however, that the Borrower shall be permitted to exempt any Subsidiary from the requirements of this Section 7.12 (whereby such Subsidiary will be a Non-Qualified Subsidiary for purposes of this Agreement), so long as (x) the consolidated assets of such Non-Qualified Subsidiary shall not exceed 2.5% of the total assets of the Borrower and its Subsidiaries, taken as a whole, and (y) the assets of all Non-Qualified Subsidiaries, taken as a whole, shall not exceed 5% of the total assets of the Borrower and its Subsidiaries taken as a whole.

(b) Within 90 days of the acquisition thereof, (i) promptly grant to the Collateral Agent a security interest in and Mortgage on each Real Property located in the United States, owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1,000,000, and (ii) use its commercially reasonable efforts to grant to the Collateral Agent a security interest in and Mortgage on each Leasehold Real Property of such Loan Party which lease individually has a fair market value of at least $1,000,000, in each case, as additional security for the Obligations. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey) and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage) and deliver to the Collateral Agent all documents required to be delivered with respect to each Mortgaged Property pursuant to Section 5.01(d).

(c) With respect to any Collateral acquired after the Closing Date or, in the case of inventory or equipment, any material Collateral moved after the Closing Date by the Borrower or any other Loan Party (other than any Collateral described in paragraphs (a) or (b) of this Section) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a first priority perfected security interest, promptly (and, in any event, within 10 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Pledge and Security Agreement or such other

Collateral Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

7.13 Compliance with Environmental Laws. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; (c) take any and all actions necessary to (i) cure any violation of applicable Environmental Laws and (ii) cure and have dismissed with prejudice any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder; and (d) if required by Environmental Law, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its current or former properties, in accordance with the requirements of all Environmental Laws; except in each case of (a), (b), (c) and/or (d) above, where such non-compliance, failure to obtain Environmental Permits, Environmental Claims or requirements of Environmental Law does not or could not be reasonably expected to have a Material Adverse Effect; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to undertake any such compliance, to obtain any such Environmental Permits, to cure, any such Environmental Claims or to perform any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

7.14 Further Assurances. Promptly upon request by the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably require from time to time in order to implement the provisions of the Loan Documents.

7.15 Interest Rate Protection. The Borrower shall ensure that for at least three years following the Closing Date no less than 45% of the Borrower’s long-term Indebtedness effectively bears interest at a fixed rate, either by its terms or through the Borrower entering into, as promptly as practicable (and in any event no later than the 90th day after the Closing Date), Secured Hedge Agreements reasonably acceptable to the Administrative Agent.

7.16 Credit Rating. The Borrower shall at all times use its commercially reasonable efforts to cause to be maintained (a) a corporate rating for the Borrower from S&P, (b) a corporate family rating for the Borrower from Moody’s and (c) a rating for each for each of the Facilities from each of S&P and Moody’s.

7.17 Post-Closing Matters. The Borrower shall, and shall cause each of the Subsidiaries to, take all necessary actions to satisfy the requirements set forth in the Post-Closing Letter, dated as of the date hereof, among the Borrower and the Administrative Agent, within such periods as specified in such Letter.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Permitted Liens;

(c) Liens existing on the date hereof and listed on Schedule 8.01(c) and any renewals or extensions thereof, provided that the property covered thereby is not changed and the amount not increased or the direct or any contingent obligor changed and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.02(b)(iii);

(d) Liens securing factoring programs of Foreign Subsidiaries in an aggregate amount up to $20,000,000 at any time outstanding;

(e) Liens securing Indebtedness permitted by Section 8.02(b)(xiii); and

(f) Liens securing Indebtedness or any other obligations in an aggregate amount up to $25,000,000 at any time outstanding.

8.02 Indebtedness. (a) Directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, in the case of Holdings or the Borrower, issue any shares of Disqualified Stock or in the case of the Borrower’s Subsidiaries, issue any shares of Disqualified Stock or preferred stock; provided that Holdings or the Borrower may incur any Indebtedness or issue any shares of Disqualified Stock and the Borrower’s Subsidiaries may incur any Indebtedness or issue any Disqualified Stock or preferred stock, in each case if the Consolidated Fixed Charge Coverage Ratio for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Notwithstanding the foregoing, the limitations in clause (a) above shall not apply to any of the following:

(i) Indebtedness under this Agreement and the other Loan Documents;

(ii) Indebtedness of the Borrower pursuant to the Senior Subordinated Notes in an aggregate principal amount that is not in excess of $350,000,000 and the guarantees thereof pursuant to and in accordance with the Senior Subordinated Note Documents, and any Permitted Refinancing Indebtedness incurred to refinance, renew, replace, defease or refund such Indebtedness;

(iii) Indebtedness (including, without limitation, credit lines) outstanding on the date hereof and listed on Schedule 8.02(b) and any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness;

(iv) Indebtedness consisting of Guarantees of the Borrower with respect to (i) Indebtedness of any Subsidiary to the extent that such Subsidiary’s Indebtedness is permitted to be incurred pursuant to a subsection under this clause (b) (other than this subsection (v)) and (ii) Indebtedness of any Person that is not a Subsidiary, provided that the aggregate principal amount of such Indebtedness shall not at any time exceed $25,000,000 (without giving effect to any write-offs or write-downs of such Indebtedness);

(v) intercompany loans (i) involving only the Borrower and a Subsidiary Guarantor, (ii) between Subsidiary Guarantors, (iii) between Non-Qualified Subsidiaries, (iv) from a Non-Qualified Subsidiary to the Borrower or a Subsidiary Guarantor, in each case, so long as the payee with respect to such intercompany loans is Solvent, both before and after giving effect to such intercompany loan and (v) intercompany loans from the Borrower or any Subsidiary Guarantor to a Non-Qualified Subsidiary to the extent such loans are permitted under clause (b) of the definition of “Permitted Investments”; provided that intercompany loans described in clause (v) are subordinated to the Obligations pursuant on terms reasonably satisfactory to the Administrative Agent;

(vi) Indebtedness consisting of Permitted Swap Obligations;

(vii) capital lease obligations, mortgage financings, industrial revenue bonds or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction or improvement of property, plant or equipment used in the business of the Borrower or any Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (vii), not to exceed $10,000,000 at any time outstanding;

(viii) Acquired Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(x) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business in an amount not to exceed $10,000,000 at any time outstanding;

(xi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(xii) the incurrence of additional Indebtedness (including Acquired Indebtedness) by (A) the Borrower or any of its Subsidiaries or (B) Persons that are acquired by or merged or amalgamated with or into the Borrower or any of its Subsidiaries in accordance with the terms of this Agreement and in each case, incurred to finance a Permitted Acquisition or any other acquisition of any Acquired Entity by the Borrower or any wholly-owned Subsidiary; provided, in each case, that, (x) after such additional Indebtedness is incurred and such related transactions are consummated, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred shall be greater than the Fixed Charge Coverage Ratio immediately prior to such borrowing and related transactions and (y) at the time such additional Indebtedness is incurred, the Consolidated Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.75 to 1.00, in each case, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

(xiii) Indebtedness in an amount not to exceed $25,000,000 outstanding at any one time for the repurchase, redemption, acquisition or retirement of Equity Interests of Borrower or Holdings held in a Plan; and

(xiv) Indebtedness (in addition to the allowances in the other subsections of this Section 8.02(b)) in an aggregate principal amount at any time outstanding not to exceed $25,000,000; provided that the Borrower and its Subsidiaries shall not be permitted to incur additional Indebtedness under this subsection (xiii) during the existence of an Event of Default or if an Event of Default would occur after giving effect to the incurrence of such Indebtedness.

8.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower or any Subsidiary may merge with or acquire another Person, through a stock, asset or any other similar transaction, which is the business of specialty chemicals or any related business and related equipment if (i) the Borrower or such Subsidiary is the surviving entity, (ii) such acquisition is friendly and is done with the recommendation of the acquiree’s board of directors or similar governing body and (iii) such acquisition constitutes a Permitted Acquisition; and

(b) any Subsidiary of a Loan Party may merge with a Loan Party or a Wholly-Owned Consolidated Subsidiary of a Loan Party if (i) such Loan Party or such Wholly-Owned Consolidated Subsidiary, as the case may be, is the surviving entity of such merger (provided that if such merger involves a Subsidiary Guarantor, the surviving entity of such merger shall be a Subsidiary Guarantor) and (ii) immediately after giving effect to such merger, no Default shall have occurred or be continuing.

8.04 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions by the Borrower or any Subsidiary to the Borrower or any Subsidiary Guarantor and Dispositions by a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor;

(d) other Dispositions (i) for fair market value and for consideration at least 75% of which is cash or Cash Equivalents; provided that such Cash Equivalents shall mature within 180 days after the date of such Disposition, (ii) the proceeds of which shall be reinvested into the business of the Borrower and its Subsidiaries within the Reinvestment Period or applied in accordance with Section 2.05 if and to the extent required thereby, (iii) so long as the Loan Parties are in Pro Forma Compliance and (iv) the fair market value of which shall not exceed $100,000,000 in any fiscal year;

(e) the dissolution of any Subsidiary that (i) is not a Loan Party and (ii) is not material to the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Dispositions set forth on Schedule 8.04; and

(g) other Dispositions in an aggregate amount not to exceed $15,000,000 during the term of this Agreement.

8.05 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless, at the time of and after giving effect to such Restricted Payment, (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment, (ii) the Borrower would, on a Pro Forma Basis, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 8.02(a) and (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings or the Borrower and its Subsidiaries after the date hereof pursuant to this paragraph is less than the Available Amount as of the date of such proposed Restricted Payment.

The limitations of this Section 8.05 shall not prohibit:

(a) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,500,000 in any fiscal year (excluding any net repurchases or payments over issuances of such Equity Interests in such fiscal year to such employees) (the “Distribution Amount”); provided, that the amount of permitted distributions pursuant to this Section 8.05(a) shall be increased by (A) the unused Distribution Amount for the immediately preceding fiscal year less (B) an amount equal to the unused Distribution Amount carried forward to such preceding fiscal year;

(b) the redemption, retirement or defeasance of any Indebtedness of Holdings or its Subsidiaries with the Net Cash Proceeds from an incurrence of Permitted Refinancing Indebtedness;

(c) the payment of any dividend by a Subsidiary of the Borrower to the holders of its Equity Interests on a pro forma basis;

(d) dividends or distributions by the Borrower to Holdings (i) in an amount not to exceed $2,000,000 in any fiscal year to the extent necessary to promptly pay operating and corporate overhead costs and expenses incurred by Holdings in the ordinary course of business (including outside directors and professional fees, expenses and indemnities), (ii) in an amount necessary to pay the tax liabilities of Holdings (excluding any taxes imposed on or measured by Holdings’ overall net income and excluding for the avoidance of doubt, any tax liabilities of any Person holding any Equity Interest in Holdings) directly attributable to (or arising as a result of) the operations of Holdings, the Borrower and the Subsidiaries (provided that any refunds thereof received by Holdings are promptly returned to the Borrower) and (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, at the times due and in an amount necessary to make payments to the Permitted Holders to the extent permitted by Section 8.07(e);

(e) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or the Borrower; and

(f) if and for so long as the Borrower is a member and is not the parent of a group filing a consolidated, combined or unitary tax return, payments to the parent in amounts required for such parent to pay Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries; provided, that the amount of such payments in any fiscal year do not exceed the amount that the Borrower and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Borrower to pay such taxes as a stand-alone taxpayer.

8.06 Change in Nature of Business. (a) With respect to the Borrower and the Subsidiaries, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

(b) With respect to Holdings, engage in any business activities or own any assets or liabilities other than de minimus assets and liabilities and its ownership of the Equity Interests in the Borrower and liabilities incidental thereto, including its liabilities pursuant to the Loan Documents and its liabilities in connection with the Related Agreements (including any Guarantee of the Senior Subordinated Notes); provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing activities and (iii) the entering into, and performing its obligations under, this Agreement, the other Loan Documents to which it is a party and the Related Agreements to which it is a party.

8.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a) participation by the Borrower or any Subsidiary in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary, as applicable, participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates;

(b) any transactions among the Borrower and its wholly-owned Subsidiaries;

(c) any payment from any Subsidiary to the Borrower;

(d) Intercompany Indebtedness permitted under Section 8.02 and Restricted Payments permitted under Section 8.05;

(e) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, fees may be paid to (and expenses may be reimbursed of) the Permitted Holders in each case pursuant to and in accordance with the Advisory Agreements as each such agreement is in effect on the Closing Date; or

(f) issuance of Equity Interests (other than Disqualified Stock) of Holdings or the Borrower.

8.08 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Senior Subordinated Note Documentation or any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness) that (a) limits the ability (i) of any Loan Party to perform its obligations under any Loan Document, (ii) except as permitted under Section 8.01, of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations or any refinancing thereof or (iii) of the Borrower or any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings, the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided further that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

8.09 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

8.10 Financial Covenants. For so long as the Revolving Commitments are outstanding, upon and during the continuance of a Triggering Event:

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of the fiscal quarter ending immediately prior to such Triggering Event and any subsequent fiscal quarter ending during the continuance of such Triggering Event, for any period of four consecutive fiscal quarters of the Borrower ending with the last day of such applicable fiscal quarter set forth below to be less than the ratio set forth opposite such date below:

Fiscal Quarter Ended	Ratio
June 30, 2007	1.30 to 1.00

September 30, 2007	1.30 to 1.00

December 31, 2007	1.30 to 1.00

March 31, 2008	1.30 to 1.00

June 30, 2008	1.30 to 1.00

September 30, 2008	1.30 to 1.00

December 31, 2008	1.30 to 1.00

March 31, 2009	1.30 to 1.00

June 30, 2009	1.30 to 1.00

September 30, 2009	1.30 to 1.00

December 31, 2009	1.35 to 1.00

March 31, 2010	1.35 to 1.00

June 30, 2010	1.35 to 1.00

September 30, 2010	1.35 to 1.00

December 31, 2010	1.45 to 1.00

March 31, 2011	1.45 to 1.00

June 30, 2011	1.45 to 1.00

September 30, 2011	1.45 to 1.00

December 31, 2011 and thereafter	1.55 to 1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Borrower as of the last day of the fiscal quarter ending immediately prior to such Triggering Event and any subsequent fiscal quarter ending during the continuance of such Triggering Event to be greater than the ratio set forth opposite such date below:

Fiscal Quarter Ended	Ratio
June 30, 2007	8.25 to 1.00

September 30, 2007	8.25 to 1.00

December 31, 2007	8.00 to 1.00

March 31, 2008	8.00 to 1.00

June 30, 2008	8.00 to 1.00

September 30, 2008	8.00 to 1.00

December 31, 2008	7.80 to 1.00

March 31, 2009	7.80 to 1.00

June 30, 2009	7.80 to 1.00

September 30, 2009	7.80 to 1.00

December 31, 2009	7.40 to 1.00

March 31, 2010	7.40 to 1.00

June 30, 2010	7.40 to 1.00

September 30, 2010	7.40 to 1.00

December 31, 2010	7.00 to 1.00

March 31, 2011	7.00 to 1.00

June 30, 2011	7.00 to 1.00

September 30, 2011	7.00 to 1.00

December 31, 2011 and thereafter	6.50 to 1.00

(c) Capital Expenditures. (i) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year to exceed $25,000,00 for such fiscal year (the “Base Amount”).

(ii) The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2008, shall be increased (but not decreased) by (A) 50% of the unused Base Amount for the immediately preceding fiscal year less (B) an amount equal to the unused Base Amount carried forward to such preceding fiscal year.

(d) Triggering Event. For the avoidance of doubt, upon the termination of a Triggering Event in accordance with the definition thereof, the Borrower shall not be subject to the requirements of this Section 8.10 until such time as a subsequent Triggering Event shall occur.

8.11 Amendments of Organization Documents and Certain Other Agreements. Amend, modify or otherwise alter (a) any of its Organization Documents in any manner that would conflict with its obligations under the Loan Documents, (b) the Merger Agreement in any manner that is materially adverse to the Lenders or (c) any term or condition in the Senior Subordinated Note Indenture (or the Senior Subordinated Notes), the instrument or agreement governing any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness or the instrument or agreement governing any other Indebtedness that is subordinated to the Obligations if such amendment, modification or alteration (i) increases the rate of, or changes the time of payment (to any earlier date or dates) of, interest on such Indebtedness, (ii) increases the principal of, advances the final maturity date of, or shortens the weighted average life to maturity of, such Indebtedness, (iii) alters the redemption, repayment or repurchase provisions or the prices at which the Borrower or other applicable obligor is required to redeem, repay or repurchase such Indebtedness in a manner adverse to the Lenders, (iv) amends any of the provisions relating to subordination in respect of the Obligations in any manner that is adverse to the Borrower or the Lenders or (v) otherwise materially increases the obligations of the Borrower or other applicable obligor thereunder or confers additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, such other applicable obligor or the Lenders.

8.12 Accounting Changes. Make any (a) significant change in a manner adverse to the Lenders in accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (b) change its fiscal year.

8.13 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by Section 8.04 and (ii) any capital lease obligations or Liens arising in connection therewith are permitted by Sections 8.02 and 8.01, respectively.

8.14 No Other “Designated Senior Indebtedness”. The Borrower shall not designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture or any Permitted Refinancing thereof.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any Commitment Fee or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 7.01, 7.02, or 7.03, if such failure continues for three Business Days or (ii) Sections 7.05, 7.09, 7.10, 7.11, 7.17 or Article VIII; provided that any Event of Default under Section 8.10 shall not constitute an Event of Default with respect to the Tranche B Term Loan Facility, the Tranche C Term Loan Facility or any Series of New Term Loans until the earlier of (i) the date that is 30 days after the date such Event of Default arises with respect to the Revolving Credit Facility and (ii) the date on which the Administrative Agent or the Revolving Credit Lenders exercise any remedies with respect to the Revolving Credit Facility in accordance with Section 9.02 and provided further that any Event of Default under Section 8.10 may be waived, amended or otherwise modified from time to time pursuant to clause (i) of Section 11.01; or

(c) Other Defaults. The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in each case in any material respect, when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Borrower and does not dispute coverage), or (ii)

any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount or (iii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Senior Subordinated Notes. The Indebtedness under the Senior Subordinated Notes shall cease (or any Loan Party or its Affiliate shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Senior Subordinated Note Documentation; or

(l) Change of Control. There occurs any Change of Control; or

(m) Collateral Document. Any Collateral Document after delivery thereof pursuant to Sections 5.01 or 7.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (subject to Liens expressly permitted under the Loan Documents) and is not, upon the written request of an Agent, promptly corrected.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders, shall take any or all of the following actions (it being understood that during any period during which an Event of Default under Section 8.10 exists solely with respect to the Revolving Credit Facility, the Administrative Agent may, and at the request of the Majority Facility Lenders in respect of the Revolving Credit Facility, shall take any of the actions described below solely as they relate to the Revolving Credit Facility):

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an event with respect to Holdings or the Borrower described in Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement and (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and an Agent, an Arranger, a Joint Bookrunner or a Lender, in each case at the time such applicable Treasury Management Agreement is entered into, or an Affiliate of any of the foregoing, ratably among the Lenders, the L/C Issuer, the Hedge Banks and any Affiliate of a Lender in proportion to the respective amounts described in this clause Fourth payable to or held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize 105% of that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

THE AGENTS AND THE ARRANGERS

10.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Credit Suisse to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Lenders (in its capacities as a Lender, Swing Line Lender and potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints Credit Suisse to act on its behalf as the Collateral Agent (for purposes of this Article X, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and hereby authorizes the Collateral Agent to acquire, hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agents and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

10.03 Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.04 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

Each Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

10.05 Reliance by Agents.

(a) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, an Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Holdings, the Borrower or any Subsidiary), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.06 Non-Reliance on Agents and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.07 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and, subject to the last sentence of this Section 10.07, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent. In addition, notwithstanding the effectiveness of a resignation by the Administrative Agent hereunder, (a) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (b) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent and (c) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent hereunder.

10.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j) and 2.09) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

10.09 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Total Revolving Credit Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations not yet accrued and payable and obligations in respect of Treasury Management Agreements and (y) Obligations under Secured Hedge Agreements; provided that the net termination liability under or in respect of, and other amounts due and payable under, each Secured Hedge Agreement at such time shall have been paid or secured in the manner provided in such Secured Hedge Agreement or by a collateral arrangement reasonably satisfactory to the relevant Hedge Bank in its sole discretion) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.09. In each case as specified in this Section 10.09, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.09.

10.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, each Arranger, the Syndication Agent and each Co-Documentation Agent listed on the cover page hereof shall no have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or the L/C Issuer hereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b) postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) amend or modify the pro rata requirements of Section 3.07, change the provision in Section 11.06(a)(i), change any provision of this Section 11.01 or the definitions of “Required Lenders” or “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(e) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) release Holdings, the Borrower or all or substantially all of the Subsidiary Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender;

(h) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder with respect to any Facility without the written consent of the Majority Facility Lenders then in effect in respect of such Facility. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

(i) amend, waive or otherwise modify any of the terms and provisions (and related definitions) of Section 8.10 (even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder) or any of the terms and provisions of the proviso set forth in Section 9.01(b), without the written consent of the Majority Facility Lenders in respect of the Revolving Credit Facility, and, notwithstanding anything else in this Agreement to the contrary, any such amendment, waiver or other modification shall be effective for all purposes of this Agreement with the written consent of only the Majority Facility Lenders in respect of the Revolving Credit Facility (or the Administrative Agent with the prior written consent thereof), on the one hand, and the Borrower, on the other hand;

(j) modify the protections afforded to an SPC pursuant to the provisions of Section 11.06(b)(vii) without the written consent of such SPC; or

(k) amend, modify or waive (i) any Loan Document so as to alter the ratable treatment of Obligations under Secured Hedge Agreements or (ii) the definition of “Hedge Bank,” “Secured Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Hedge Bank with Obligations then outstanding without the written consent of any such Hedge Bank, and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Agents, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer, any Arranger, the Syndication Agent or any Co-Documentation Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer, any Arranger, the Syndication Agent or any Co-Documentation Agent or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Agents, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Holdings, the Borrower, the Agents, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Agents to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents, each Lender, the L/C Issuer and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer, any Lender, the Swing Line Lender (including the reasonable fees, charges and disbursements of any counsel for the Agents, the Arrangers, the Syndication Agent, the Co-Documentation Agents, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Holdings and the Borrower. Holdings and the Borrower shall indemnify the Agents (and any sub-agent thereof), the Arrangers, the Syndication Agent, the Co-Documentation Agents, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous

Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any other Environmental Claim or Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Holdings or the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by either of them to the Agents (or any sub-agent thereof), the Arrangers, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Arrangers, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent), the Arrangers, the Syndication Agent, the Co-Documentation Agents or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent), the Arrangers, the Syndication Agent, the Co-Documentation Agents or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Holdings and the Borrower each shall not assert, and Holdings and the Borrower each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent , the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Total Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agents or any Lender, or the Agents or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand their applicable share of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Holdings, the Borrower or any other Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer and each Lender (and any attempted assignment without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 11.06(b), (B) by way of participation in accordance with the provisions of Section 11.06(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) no minimum amount need be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility and (y) an assignment by a Lender to any other Lenders, Affiliates and Approved Funds; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, in the case of any Facility other than the Tranche C Term Loan Facility, $1,000,000, in the case of any assignment in respect of such Facility, and, in the case of the Tranche C Term Loan Facility, €1,000,000, in either case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group with respect to any Lender and concurrent assignments from members of an Assignee Group with respect to any Lender to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, (3) such assignment is during the primary syndication of the Loans and Commitments to Persons identified by the Administrative Agent to the Borrower on or prior to the Closing Date and (4) such assignment is in respect of a Term Loan or a Term Loan Commitment (in which case, the Administrative Agent shall give reasonable notice to the Borrower to the extent practicable);

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be delivered via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee is required to be paid in the case of simultaneous assignments to or from a single Lender and its Approved Funds. The assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(v) No Assignment to Borrower. No such assignment shall be made to the Sponsor, the Borrower or any of the Sponsor’s or the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) SPC. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the

Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.06(b)(vii), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender (with respect to any entry relating to such Lender’s Commitment or Loans) any L/C Issuer and the Swing Line Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Sponsor or the Borrower or any of the Sponsor’s or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(b), (c), (d), (f) or (g) that affects such Participant.

Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable, to comply with Section 11.14(a) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Confidentiality. Each Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors (including accountants, legal counsel and other advisors) and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement, any suit, any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to each Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, each Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to each Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Setoff. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 9.02 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 9.02, each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, such Lender and their respective Affiliates may have.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or e-mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

11.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Tax Forms (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01(a) with respect to any Taxes required to be deducted or withheld if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.14(a); provided that if such Lender shall have satisfied the requirement of this Section 11.14(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 with respect to periods following any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, that provide this such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.14(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 11.14, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 11.14 shall survive the termination of the Total Revolving Credit Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.15 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign all of its interests, rights and obligations (or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a percentage of the Lenders other than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification), with the assignment fee to be paid by the Borrower in such instance, pursuant to Section 11.06(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Sections 3.01 or 3.04. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 11.15.

11.16 Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b) EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS US CORPORATION SYSTEMS WITH OFFICES ON THE DATE HEREOF IN NEW YORK, NEW YORK (OR SUCH OTHER AGENT TO RECEIVE SERVICE OF PROCESS IN NEW YORK, NEW YORK AS IS REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT), AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE, AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH LOAN PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE 11.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

11.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Administrative Agent, the L/C Issuer and the Lenders.

11.18 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.20 Waiver of Notice of Termination. Those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

11.21 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

11.22 Judgment Currency. (a) The obligations of the Borrower hereunder and under the other Loan Documents to make payments in Dollars or Euros, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loans Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MACDERMID HOLDINGS, LLC

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	President and Secretary

MATRIX ACQUISITION CORP.

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	President and Secretary

Accepted as of the day and year first above written

(effective as of the Effective Time,

as defined in the Merger Agreement):

MACDERMID, INCORPORATED

By:	/s/ John L. Cordani
	Name:	John L. Cordani
	Title:	Vice President

AUTOTYPE HOLDINGS (USA) INC.

BAYPORT CHEMICAL SERVICE, INC.

CANNING GUMM, LLC

DYNACIRCUITS, LLC

ECHO INTERNATIONAL, INC.

HUNTINGDON AVE. DEVELOPMENT LLC

MACDERMID ACUMEN, INC.

MACDERMID AUTOTYPE INCORPORATED

MACDERMID BRAZIL, INC.

MACDERMID COLORSPAN, INC.

MACDERMID HOUSTON, INC.

MACDERMID INVESTMENT CORP.

MACDERMID OFFSHORE SOLUTIONS, LLC

MACDERMID OVERSEAS ASIA LIMITED

MACDERMID PRINTING SOLUTIONS ACUMEN, INC.

MACDERMID PRINTING SOLUTIONS, LLC

MACDERMID SOUTH AMERICA, INCORPORATED

MACDERMID SOUTH ATLANTIC, INCORPORATED

MACDERMID TARTAN, INC.

MACDERMID TEXAS, INC.

MACDERMID TOWER, INC.

MACDERMID US HOLDINGS, LLC

MRD ACQUISITION CORP.

NAPP PRINTING PLATE DISTRIBUTION, INC.

NAPP SYSTEMS (EUROPE), LTD.

NAPP SYSTEMS INC.

PT FRANCE HOLDING CORP.

PT SUB, INC.

SPECIALTY POLYMERS, INC.

SUPRATECH SYSTEMS INC.

VERNON-ROCKVILLE DEVELOPMENT LLC

W. CANNING INC.

W. CANNING, LTD.

W. CANNING USA, LLC

By:	/s/ John L. Cordani
	Name:	John L. Cordani
	Title:	Secretary

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender and Lender

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Director

By:	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent

By:	/s/ Bruce H. Mendelsohn
Bruce H. Mendelsohn
Authorized Signatory

CIBC WORLD MARKETS CORP., as Co-Documentation Agent

By:	/s/ George Knight
Name: George Knight
Title: Managing Director
CIBC World Markets Corp. as Agent

BEAR STEARNS & CO. INC., as Co-Documentation Agent

By:	/s/	Lawrence B. Alletto

	Name:	Lawrence B. Alletto
	Title:	Senior Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Revolving Credit Lender

By:	/s/ Bruce H. Mendelsohn
Bruce H. Mendelsohn
Authorized Signatory

CIBC Inc., as Revolving Credit Lender

By:	/s/ George Knight
	Name:	George Knight
	Title:	Authorized Signatory CIBC Inc.

Bear Stearns Corporate Lending Inc., as Revolving Credit Lender

By:	/s/ Lawrence B. Alletto
	Name:	Lawrence B. Alletto
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Revolving Credit Lender

By:	/s/	Robert M. Kadlick

	Name:	Robert M. Kadlick
	Title:	Duly Authorized Signatory

Natixis as Revolving Credit Lender

By:	/s/	Tefta Ghilaga

	Name:	Tefta Ghilaga
	Title:	Director Natixis

By:	/s/	Frank H. Madden, Jr.

	Name:	Frank H. Madden, Jr.
	Title:	Managing Director

Charter One Bank NA, as Revolving Credit Lender

By:	/s/	Kathleen D. Schurr

	Name:	Kathleen D. Schurr
	Title:	Vice President

MetLife Insurance Company of Connecticut, by Metropolitan Life Insurance Company, its investment manager as Revolving Credit Lender

By:	/s/	Matthew J. McInerny

	Name:	Matthew J. McInerny
	Title:	Director

CAPITALSOURCE FINANCE LLC, as Revolving Credit Lender

By:	/s/	Patrick L. Coffey

	Name:	Patrick L. Coffey
	Title:	Director - Healthcare & Specialty Finance

DISCLOSURE SCHEDULES

to

CREDIT AGREEMENT

Dated as of April 12, 2007

among

MACDERMID HOLDINGS, LLC,

MATRIX ACQUISITION CORP. and

MACDERMID, INCORPORATED (as successor to Matrix Acquisition Corp.),

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Subsidiary Guarantors,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

and

CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC.,

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS CREDIT PARTNERS L.P.,

CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC.,

as Joint Bookrunners,

CREDIT SUISSE SECURITIES (USA) LLC and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers,

and

CHARTER ONE BANK, NA and

NATIXIS,

as Senior Co-Managing Agents

INDEX OF SCHEDULES

1.01(a)	Existing Letters of Credit	S-2

1.01(b)	Initial Pro Forma Adjustments	S-3

1.01(c)	Mortgaged Properties	S-4

1.01(d)	Existing Investments	S-5

1.01(e)	Pro Forma EBITDA	S-6

1.01(f)	Subsidiary Guarantors	S-7

2.01	Commitments and Pro Rata Shares	S-9

6.06	Litigation	S-10

6.09	Environmental Matters	S-11

6.13	Subsidiaries	S-12

6.17	Intellectual Property Matters	S-15

6.22	Labor Matters	S-16

8.01(c)	Existing Liens	S-17

8.02(b)	Existing Indebtedness	S-19

8.04	Certain Dispositions	S-20

11.02	Administrative Agent’s Office, Certain Addresses for Notices	S-21

SCHEDULE 1.01(a)

Existing Letters of Credit

Irrevocable standby letter of credit (No. TS-07003952) dated April 12, 2007, by Credit Suisse, Cayman Islands Branch for the account of MacDermid, Incorporated in favor of Bank of America, N.A. for an aggregate amount not to exceed $5,293,396.60.

SCHEDULE 1.01(b)

Initial Pro Forma Adjustments

	(Amounts in thousands)
	Mar 2007	June 2007
Add public company cost savings	$225	$38
Add headquarter staff savings	250	42
OPEB (estimated by quarter)	323	54

Adjustments	798	134

SCHEDULE 1.01(c)

Mortgaged Properties

1.	Property located at 260 South Pacific Street, San Marcos, San Diego County, California, United States (with a fair market value of $13,250,000).

2.	Property located at 1401 Blake Street, Denver, Denver County, Colorado, United States (with a fair market value of $5,090,000).

3.	Property located at 210 East Main Street, Vernon, Tolland County, Connecticut, United States (with a fair market value of $580,000).

4.	Property located at 227-245 Freight Street, Waterbury, New Haven County, Connecticut, United States (with a fair market value of $4,282,000).

5.	Property located at 526 Huntington Avenue, Waterbury, New Haven County, Connecticut, United States (with a fair market value of $5,604,000).

6.	Property located at 701 Industrial Drive, Middletown, New Castle County, Delaware, United States (with a fair market value of $4,070,000).

7.	Property located at 5210 Phillip Lee Drive, Atlanta, Fulton County, Georgia, United States (with a fair market value of $3,280,000).

8.	Property located at 1208 Greenfield Avenue, Waukegan, Lake County, Illinois, United States (with a fair market value of $363,000).

9.	Property located at 2911 First Avenue Southeast, Cedar Rapids, Linn County, Iowa, United States (with a fair market value of $300,000).

10.	Property located at 10 Harmony Street, Adams, Berkshire County, Massachusetts, United States (with a fair market value of $490,000).

11.	Property located at 1221 Farrow Avenue, Ferndale, Oakland County, Michigan, United States (with a fair market value of $2,790,000).

12.	Property located at New Hudson Technical Centre, 29111 Milford Road, New Hudson, Oakland County, Michigan, United States (with a fair market value of $1,790,000).

13.	Property located at 5700 Commerce Boulevard, Morristown, Tennessee, Hamblen County, United States (with a fair market value of $8,908,000).

14.	Property located at 223 North Brockman Street, Pasadena, Harris County, Texas, United States (with a fair market value of $1,244,000).

15.	Tenant’s leasehold interest in property located at 11311 K-Tel Drive, Minnetonka, Hennepin County, Minnesota, United States (with a fair market value to be determined).

SCHEDULE 1.01(d)

Existing Investments

Stock:
One-Off Stocks*	$224,000	**

Total Investments	224,000

*	Represents stocks of which MacDermid, Incorporated holds one or two shares to receive investor information.
**	Value as of February 2007.

SCHEDULE 1.01(e)

Pro Forma EBITDA

(Amounts in thousands)
2006 Pro Forma
Net income(loss) from continuing operations	(9,499)
Add income taxes	(619)
Add interest expense	85,671
Deduct interest income	0
Add depreciation	20,458
Add amortization	5,655

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)	101,666

Add / (Deduct)
Non-cash stock option and long-term incentive plan	1,201

Non-recurring items
Restructure costs	5,608
Write off of acquisition costs (not completed)	1,913
Special Committee costs and advisory fees	1,600
Legal provisions	1,998
Sales and use tax adjustment	1,376
Loss / (Gain) on disposal and moving costs	(1,713)

Total non-recurring items	10,782

Other adjustments
Foreign currency loss on Eurodollar loan	28,737

Pro forma adjustments
Headcount reduction savings	0
Public company cost savings	0
Pension and OPEB GAAP expense	0
Autotype full year synergies	921
Management fee to private equity partners	500
Anion acquisition pro forma	0

Total pro forma adjustments	1,421

ADJUSTED EBITDA	143,807

SCHEDULE 1.01(1)

Subsidiary Guarantors

1.	Autotype Holdings (USA) Inc., an Illinois corporation.

2.	Bayport Chemical Service, Inc., a Texas corporation.

3.	Canning Gumm, LLC, a Delaware limited liability company.

4.	Dynacircuits, LLC, an Illinois limited liability company.

5.	Echo International, Inc., a Delaware corporation.

6.	Huntingdon Ave. Development LLC, a Delaware limited liability company.

7.	MacDermid Acumen, Inc., a Delaware corporation.

8.	MacDermid Autotype Incorporated, a Delaware corporation.

9.	MacDermid Brazil, Inc., a Delaware corporation.

10.	MacDermid Colorspan, Inc., a Delaware corporation.

11.	MacDermid Houston, Inc., a Delaware corporation.

12.	MacDermid Investment Corp., a Delaware corporation.

13.	MacDermid Offshore Solutions, LLC, a Delaware limited liability company.

14.	MacDermid Overseas Asia Limited, a Delaware corporation.

15.	MacDermid Printing Solutions Acumen, Inc., a Delaware corporation.

16.	MacDermid Printing Solutions, LLC, a Delaware limited liability company.

17.	MacDermid South America, Incorporated, a Delaware corporation.

18.	MacDermid South Atlantic, Incorporated, a Delaware corporation.

19.	MacDermid Tartan, Inc., a Delaware corporation.

20.	MacDermid Texas, Inc., a Delaware corporation.

21.	MacDermid Tower, Inc., a Delaware corporation.

22.	MacDermid US Holdings, LLC, a Delaware limited liability company.

23.	MRD Acquisition Corp., a Delaware corporation.

24.	Napp Printing Plate Distribution, Inc., a South Dakota corporation.

25.	Napp Systems (Europe), Ltd., an Iowa corporation.

26.	Napp Systems Inc., an Iowa corporation.

27.	PT France Holding Corp., a Delaware corporation.

28.	PT Sub, Inc., a Delaware corporation.

29.	Specialty Polymers, Inc., a Massachusetts corporation.

30.	Supratech Systems Inc., a Delaware corporation.

31.	Vernon-Rockville Development, LLC, a Connecticut limited liability company.

32.	W. Canning Inc., a Delaware corporation.

33.	W. Canning, Ltd., a Texas limited partnership.

34.	W. Canning USA, LLC, a Delaware limited liability company.

SCHEDULE 2.01

Commitments and Pro Rata Shares

Tranche B Term Loan Commitments

Lender	Tranche B Term Loan Commitment	Pro Rata Share
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$360,000,000.00	100.00%
Total	$360,000,000.00	100.00%

Tranche C Term Loan Commitments

Lender	Tranche B Term Loan Commitment	Pro Rata Share
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	€186,058,973.00	100.00%
Total	€186,058,973.00	100.00%

Revolving Credit Commitments

Lender	Tranche B Term Loan Commitment	Pro Rata Share
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$10,000,000.00	20.00%
CAPITAL SOURCE	$12,500,000.00	25.00%
GOLDMAN SACHS CREDIT PARTNERS L.P.	$7,000,000.00	15.00%
METLIFE	$7,000,000.00	14.00%
GENERAL ELECTRIC CAPITAL CORPORATION	$5,000,000.00	10.00%
BEAR STEARNS CORPORATE LENDING INC.	$3,000,000.00	6.00%
CIBC, INC.	$3,000,000.00	6.00%
NATIXIS	$1,000,000.00	2.00%
CHARTER ONE BANK NA	$1,000,000.00	2.00%
Total	$50,000,000.00	100.00%

SCHEDULE 6.06

Litigation

Caption	Description of Action Suit Proceeding Claim or Dispute	Jurisdiction
Plymouth County Retirement System	Shareholder Suit	Colorado, United States

See also items 1, 2 and 3 on Schedule 6.17.

SCHEDULE 6.09

Environmental Matters

Known Contamination at:

1.	Birmingham, United Kingdom

2.	Waterbury, Connecticut, United States

3.	Waukegan, Illinois, United States

4.	Kearney, New Jersey, United States

SCHEDULE 6.13

Subsidiaries

Name	Type of Organization	Jurisdiction of Organization Formation
Matrix Acquisition Corp.	Corporation	Connecticut, United States
MacDermid, Incorporated	Corporation	Connecticut, United States
Anion Quimica Industrial S.A.	Sociedad Anonima	Brazil
Aprochim Filtersystem GmbH	Gesellschaft mit beschrankter Haftung	Germany
Aprochim S.p.A.	Societa per Azioni	Italy
Autotype Holdings (USA) Inc.	Corporation	Illinois, United States
Autotype International (Asia) Pte Ltd.	Private Limited Company	Singapore
Autotype International Ltd.	Private Limited Company	United Kingdom
Autotype Italia S.r.l.	Societa a Responsabilita Limitata	Italy
Axcyl Composite SAS	Societe par Actions Simpliftee	France
Bayport Chemical Service, Inc.	Corporation	Texas, United States
Canning Chemicals Ltd.	Private Limited Company	United Kingdom
Canning Gumm, LLC	Limited Liability Company	Delaware, United States
CPS Chemical Products & Services A/S	Aktieselskab	Denmark
Dynacircuits, LLC	Limited Liability Company	Illinois, United States
Echo International, Inc.	Corporation	Delaware, United States
Etablissment Godel SA	Societe Anonyme	France
G.B. Holdings Ltd.	Private Limited Company	United Kingdom
Holotools GmbH	Gesellschaft mit beschrankter Haftung	Germany
Huntingdon Ave. Development LLC	Limited Liability Company	Delaware, United States
Jager Jeune SAS	Societe par Actions Simplifiee	France
Letcombe Investments Limited	Private Limited Company	United Kingdom
MacDermid Acumen, Inc.	Corporation	Delaware, United States
MacDermid Anion, Inc.	Corporation	Delaware, United States
MacDermid Argentina SA	Sociedad Anonima	Argentina
MacDermid Asia Ltd.	Limited Company	Hong Kong
MacDermid Austria Handels and Beteilingungs GmbH	Gesellschaft mit beschrankter Haftung	Austria
MacDermid Autotype Incorporated	Corporation	Delaware, United States
MacDermid Benelux BV	Besloten Vennootschap	Netherlands
MacDermid Brazil, Inc.	Corporation	Delaware, United States
MacDermid Canning GmbH	Gesellschaft mit beschrankter Haftung	Germany
MacDermid Canning Ltd.	Private Limited Company	United Kingdom
MacDermid Chemicals, Inc.	Corporation	Canada
MacDermid China Ltd.	Limited Company	Hong Kong
MacDermid Colorspan, Inc.	Corporation	Delaware, United States
MacDermid CZ s.r.o	Spoleanost s rueenim omezenYm	Czech Republic
MacDermid de Brazil Ltd.	Limitada	Brazil
MacDermid Equipment GmbH	Gesellschaft mit beschrankter Haftung	Germany
MacDermid Espanola SA	Sociedad Anonima	Spain
MacDermid Europe PLC	Public Limited Company	United Kingdom
MacDermid European Holdings BV	Besloten Vennootschap	Netherlands
MacDermid Financial BV	Besloten Vennootschap	Netherlands
MacDermid France SA	Societe Anonyme	France
MacDermid German Holdings GmbH	Gesellschaft mit beschrankter Haftung	Germany
MacDermid GmbH	Gesellschaft mit beschrankter Haftung	Germany
MacDermid Graphic Arts SAS	Societe par actions simplifiee	France
MacDermid Holdings BV	Besloten Vennootschap	Netherlands
MacDermid Holdings SAS	Societe par actions simpliftee	France

Name	Type of Organization	Jurisdiction of Organization Formation
MacDermid Hong Kong Ltd.	Limited Company	Hong Kong
MacDermid Houston, Inc.	Corporation	Delaware, United States
MacDermid Investment Corp.	Corporation	Delaware, United States
MacDermid Italiana S.r.l.	Societa a Responsabilita Limitata	Italy
MacDermid Mexico S.A. de C.V.	Sociedad Anonima de Capital Variable	Mexico
MacDermid New Zealand Ltd.	Private Limited Company	New Zealand
MacDermid Offshore Solutions, LLC	Limited Liability Company	Delaware, United States
MacDermid Overseas Asia Limited	Corporation	Delaware, United States
MacDermid Panyu Speciality Chemical Co. Ltd.	Limited Company	China
MacDermid PLC	Public Limited Company	United Kingdom
MacDermid Printing Solutions Acumen, Inc.	Corporation	Delaware, United States
MacDermid Printing Solutions, LLC	Limited Liability Company	Delaware, United States
MacDermid Publication Plates Europe Ltd.	Private Limited Company	United Kingdom
MacDermid Scandanavia AB	Aktiebolag	Sweden
MacDermid SEA (HK) Ltd.	Limited Company	Hong Kong
MacDermid Singapore Pte Ltd.	Private Limited Company	Singapore
MacDermid South America, Incorporated	Corporation	Delaware, United States
MacDermid South Atlantic, Incorporated	Corporation	Delaware, United States
MacDermid Suisse SA	Societa Anonima	Switzerland
MacDermid Taiwan Ltd.	Limited Company	Taiwan
MacDermid Tartan, Inc.	Corporation	Delaware, United States
MacDermid Technology (Suzhou) Co. Ltd.	Limited Company	China
MacDermid Texas, Inc.	Corporation	Delaware, United States
MacDermid Tower, Inc.	Corporation	Delaware, United States
MacDermid (UK) Ltd.	Private Limited Company	United Kingdom
MacDermid US Holdings, LLC	Limited Liability Company	Delaware, United States
Marston Bentley PLC	Public Limited Company	United Kingdom
MIT Belgium NV	Naamloze Vennootschap	Belgium
MIT Europe BV	Besloten Vennootschap	Netherlands
MacDermid Printing Solutions Acumen, Inc.	Corporation	Delaware, United States
MRD Acquisition Corp.	Corporation	Delaware, United States
Napp Printing Plate Distribution, Inc.	Corporation	South Dakota, United States
Napp Systems (Europe), Ltd.	Corporation	Iowa, United States
Napp Systems Inc.	Corporation	Iowa, United States
Nippon MacDermid Co. Ltd.	Stock Company	Japan
Polyfibron Services S. de R.L. de C.V.	Sociedad de Responsabilidad Limitada de Capital Variable	Mexico
PT France Holding Corp.-	Corporation	Delaware, United States
PT Sub, Inc.	Corporation	Delaware, United States
PTI Mexico Holdings S. de R.L. de C.V.	Sociedad de Responsabilidad Limitada de Capital Variable	Mexico
PTI Mexico Operations S. de R.L. de C.V.	Sociedad de Responsabilidad Limitada de Capital Variable	Mexico
PTI Produtos Technicos Para Impressao Ltda.	Limitada	Brazil
Semitronic SA	Sociedad Anonima	Spain
Specialty Polymers, Inc.	Corporation	Massachusetts, United States
Supratech Systems Inc.	Corporation	Delaware, United States
Surface Treatments Ltd.	Private Limited Company	United Kingdom

Name	Type of Organization	Jurisdiction of Organization Formation
Tabitha Holdings BV	Besloten Vennootschap	Netherlands
Vernon-Rockville Development, LLC	Limited Liability Company	Connecticut, United States
W. Canning Australia Pty Ltd.	Proprietary Limited Company	Australia
W. Canning International BV	. Besloten Vennootschap	Netherlands
W. Canning Inc.	Corporation	Delaware, United States
W. Canning, Ltd.	Limited Partnership	Texas, United States
W. Canning USA, LLC	Limited Liability Company	Delaware, United States
Water Management Pensions Ltd.	Private Limited Company -	United Kingdom
Ytema Impressenter A.B.	Aktiebolag	Sweden

*	The Loan Parties also own certain immaterial equity investments in entities other than their subsidiaries, and the Loan Parties have no capital commitments with respect to such investments.

SCHEDULE 6.17

Intellectual Property Matters

1.	Dupont v. MacDermid Printing Solutions, LLC (“MPS”). Dupont, a primary competitor of MPS, has sued MPS in the federal district court in Trenton, New Jersey claiming (i) that MPS willfully infringed claims of U.S. Patent Nos. 6,171,758 and 6,773,859 and (ii) MPS libeled Dupont in the market regarding Dupont’s efforts to enforce its patents. MacDermid has denied the allegations and has counterclaimed with a declaratory judgment cause of action and an antitrust cause of action against Dupont.

2.	Atotech v. MacDermid. Atotech, a primary competitor of MacDermid, has sued MacDermid in the federal district court in Newark, New Jersey claiming (i) that MacDermid willfully infringed claims of U.S. Patent Nos. 5,176,813 and 5,453,175, and (ii) MacDermid misappropriated trade secrets of Atotech relating to Atotech hard chrome plating products. MacDermid has denied the allegations and has counterclaimed with a declaratory judgment cause of action and an antitrust cause of action against Atotech.

3.	Atotech v. MacDermid Italy. Atotech, a primary competitor of MacDermid, has sued MacDermid’s Italian subsidiary in Italy claiming that the Italian subsidiary willfully infringed the Italian counterpart patents to U.S. Patent Nos. 5,176,813 and 5,453,175. MacDermid’s Italian subsidiary has denied the allegations and has counterclaimed for improper market interference.

SCHEDULE 6.22

Labor Matters

None.

SCHEDULE 8.01(c)

Existing Liens

(1)

MacDermid Asian Operations
MacDermid Taiwan—Mortgage Deed	$2,300,000	(a)
MacDermid Singapore—LOC Pledge	1,400,000	(b)

Total MacDermid Asian Operation Balance	3,700,000

Notes:

(a)	This is a lien that secures outstanding debt of the Mortage Deed up to $2.3 million.
(b)	This is a lien that secures any outstanding debt on a local line of credit for the Singapore Operations up to $1.4 million. At this point in time, the balance on the line is $0.

Note that not included in the above is the lien that the U.K. Pension Board will put in place at the time of closing that falls under Section 8.01(b) Permitted Liens.

Lien will be for 25,000,000 GBP or the wind-up calculation of the MacDermid Canning Pensions Limited Scheme.

(2)

Loan Party	Secured Party	Collateral	State	Original File Date and Number
Autotype Americas Inc.	Yale Financial Services, Inc.	In lieu of –Leased equipment	Delaware	11/27/2002 #23106477

MacDermid Printing Solutions, LLC	CREO Americas, Inc.	Specific equipment	Delaware	4/26/2005 #51283267

Macdermid, Incorporated	Palm Commodities International, Inc.	Consignee/consignor Inventory of chemicals, metals, and other supplies for plating	Connecticut	7/31/02 #0002151420

MacDermid, Incorporated	Red Line Air, LLC	Leased equipment	Connecticut	6/30/2003 #0002212193

MacDermid, Incorporated	Red Line Air, LLC	Aircraft Charter Addendum and all extensions and renewals under the Charter Addendum	Connecticut	6/30/2003 #0002212195

MacDermid, Incorporated	De Lage Landen Financial Services, Inc.	Specific equipment	Connecticut	11/22/2004 #0002301581

MacDermid, Incorporated	Toyota Motor Credit Corporation	Leased equipment	Connecticut	12/6/2004 #0002303380

Loan Party	Secured Party	Collateral	State	Original File Date and Number
MacDermid, Incorporated	Toyota Motor Credit Corporation	Leased equipment	Connecticut	12/10/2004 #0002304420

MacDermid, Incorporated	General Electric Capital Corporation	Leased equipment	Connecticut	1/25/2006 #0002373537

MacDermid, Inc	Greater Bay Bank N.A.	Leased equipment	Connecticut	3/30/2006 #0002384578

MacDermid, Inc	Greater Bay Bank N.A.	Leased equipment	Connecticut	3/30/2006 #0002384580

W. Canning, Ltd.	The CIT Group/Business Credit, Inc.	Rental property	Texas	2/16/2007 #07-0005449685

SCHEDULE 8.02(b)

Existing Indebtedness

	Available Amount	Est. 4/12/07 Amount Used
Total Existing Bond Debt, under the indenbture defined in the Credit Agreement: (1)	$350,000,000	$301,500,000
Foreign Borrowing Facilities:	$40,000,000	$24,372,298
US Borrowing Facility: (2)	$10,000,000	—
Letters of Credit:	$10,000,000	$5,139,220
Total Capital Lease Obligations:	$10,000,000	$181,642
Total Deferred Purchase Price: (3)	—	$1,853,206
Total Insurance Premium Financing:	$10,000,000	—
Total Guarantees:	$25,000,000	—

Total Debt as Defined:	$455,000,000	$333,046,366

Note:

(1)	To be replaced by $350,000,000 Senior Sub Notes at Closing.
(2)	Facility to be replaced at closing.
(3)	Frederick Gumm/Sizelove Notes in the amount of $1,658,196 and relating to prospective remediation at Kearney, New Jersey facility, and NENSCO Deferred Note in the amount of $195,010 and relating to purchase of customer list.

Above figures are estimates as of April 12, 2007. Final numbers not yet received.

SCHEDULE 8.04

Certain Dispositions

1.	Sale of the facility located in Birmingham, United Kingdom.

2.	Sale of the facility located in Evereux, France.

SCHEDULE 11.02

Administrative Agent’s Office, Certain Addresses for Notices

Holdings:

Address:	MacDermid Holdings, LLC
c/o Court Square Capital Partners, L.P.
399 Park Avenue, 14th Floor
New York, New York 10043
United States
Attention:	Joseph M. Silvestri
Telecopier:	(212) 888-2940
Telephone:	(212) 559-2081
Electronic Mail:	##########@###############

Borrower:

Address:	MacDermid, Incorporated
1401 Blake Street
Denver, Colorado 80202
United States
Attention:	Frank J. Monteiro
Telecopier:	(720) 479-3087
Telephone:	(720) 479-3078
Electronic Mail:	#########@#############

Agents:

Address:	Credit Suisse
11 Madison Avenue
KDU2
New York, New York 10010
United States
Attention:	Matthew Carter
Telecopier:	(212) 538-9884

L/C Issuer:

Address:	Credit Suisse
11 Madison Avenue
KDU2
New York, New York 10010
United States
Attention:	Matthew Carter
Telecopier:	(212) 538-9884

Swing Line Lender:

Address:	Credit Suisse
11 Madison Avenue
KDU2
New York, New York 10010
United States
Attention:	Matthew Carter
Telecopier:	(212) 538-9884

Exhibit A

to the Credit Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date (as defined below) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Facilities identified below (including without limitation any Letters of Credit and Swingline Loans included in such Facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or, in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is (i) without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor and (ii) not valid until duly recorded in the Register maintained by the Administrative Agent pursuant to Section 11.06(c) of the Credit Agreement.

1. Assignor (the “Assignor”):

2. Assignee (the “Assignee”):

3. Borrower:	MacDermid, Incorporated (as successor by merger to Matrix Acquisition Corp.)

4. Administrative Agent:	Credit Suisse, as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of [ ]; 2007, among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor by merger to

A-1

Matrix Acquisition Corp.) (collectively, “the Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Steams & Co. Inc., as co-documentation agents.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[1]	CUSIP Number
[ ]	$[ ]	$	%
[ ]	$[ ]	$	%

7.	Effective Date of Assignment (the “Effective Date”): , 20 [2].

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

A-2

Consented to and Accepted:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent

By

Title:

By

Title:

[Consented to:

MACDERMID, INCORPORATED,

as Borrower

By

Title:[3]

[Consented to:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as L/C Issuer

By

Title:

By

Title:[4]

[Consented to:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Swingline Lender

By

Title:

By

Title:[5]

[3]	To the extent the Borrower’s consent is required pursuant to Section 11.06(b)(iii)(A).
[4]	To the extent the L/C Issuer’s consent is required pursuant to Section 11.06(b)(iii)(C).
[5]	5 To the extent the Swing Line Lender’s consent is required pursuant to Section 11.06(b)(iii)(D).

A-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01(a) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any other Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

A-1-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-1-2

Exhibit B

to the Credit Agreement

COMMITTED LOAN NOTICE

Credit Suisse,

as Administrative Agent for the Lenders referred to below,

Eleven Madison Avenue

New York, NY 10010

Attention of [            ]

                    [Date]

Ladies and Gentlemen:

The undersigned, [Matrix Acquisition Corp., a Connecticut corporation] [MacDermid, Incorporated, a Connecticut corporation] (the “Borrower”), refers to the Credit Agreement dated as of [ ], 2007 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.) (collectively, “the Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Credit Suisse, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.02(a) of the Credit Agreement that it requests a [Borrowing] [conversion of one Type of Loan to another] [continuation of Eurocurrency Loans] under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of [Borrowing] [conversion] [continuation] (which is a Business Day)

(B)	Principal Amount of [Borrowing] [conversion] [continuation][1]

(C)	Class of [Borrowing] [conversion] [continuation][2]

(D)	Type of [Borrowing] [conversion] [continuation][3]

[1]	Not less than $5,000,000 and in an integral multiple of $1,000,000.
[2]	Specify Term Borrowing or Revolving Credit Borrowing, a conversion of one Type of Loan to another or a continuation of Eurocurrency Loans.

(E)	Interest Period and the last day thereof[4]

(F)	Funds are requested to be disbursed to the Borrower’s account with (Account No. ).

[3]	Specify Eurocurrency Borrowing or ABR Borrowing to be borrowed or to be converted or specify a continuation of Eurocurrency Loans.
[4]

Subject to the definition of “Interest Period” and Section 2.02(c) of the Credit Agreement and shall end not later than the Tranche B Maturity Date, the Tranche C Maturity Date or the Revolving Credit Maturity Date (applicable for Eurocurrency Borrowings only).

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related [Borrowing] [conversion] [continuation], the conditions to lending specified in Section 5.02 of the Credit Agreement have been satisfied.]5

[MATRIX ACQUISITION CORP.] [MACDERMID, INCORPORATED]

By:
Name:
Title:

[5]	Exclude the bracketed language if the committed loan notice requests only a conversion of Loans of the other Type, or a continuation of Eurocurrency Rate Loans.

Exhibit C

to the Credit Agreement

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of MacDermid, Incorporated (the. “Borrower”).

2. I have reviewed the terms of that certain Credit Agreement, dated as of [                    ], 2007 (the “Credit Agreement”; the terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement, as applicable), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor to Matrix Acquisition Corp.) (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents.

3. The review described in paragraph 2 above, to my knowledge, did not disclose, and I otherwise have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default under the Credit Agreement continuing as of the date of this Certificate, except as set forth in a separate attachment, if any, to this ‘Certificate, specifying the nature and extent of the condition or event, the period during which it has existed and the corrective action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered on [ 1, 20[ 1 pursuant to Section 7.02(a) of the Credit Agreement.

MACDERMID, INCORPORATED

By:
Name:
Title: Chief Financial Officer

C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING         /            /20     (the “Reporting Date”)

A.	Consolidated Interest Coverage Ratio[1] (Section 8.10(a) of the Credit Agreement)

1.	Consolidated EBITDA of Holdings and its Subsidiaries for the period of the four prior fiscal quarters ended on the Reporting Date (as calculated under item C.3 below):	$	[ , ,	]

2.	Consolidated Interest Charges of Holdings and its Subsidiaries the period of the four prior fiscal quarters ending on the Reporting Date:	$	[ , ,	]

a.

all cash interest, premium payments, fees, charges and related expenses in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP:

		$	[ , ,	]

b.	the cash portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP:	$	[ , ,	]

c.	the sum of item A.2.a plus item A.2.b:	$	[ , ,	]

	Actual (the quotient of item A.1 divided by item A.2.c):		. :1.00

	Required:		. :1.00

	Compliance:		Yes No

B.	Consolidated Leverage Ratio (Section 8.10(b) of the Credit Agreement)

1.	Consolidated Indebtedness as of the Reporting Date:

a.

the aggregate amount of Indebtedness of Holdings and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP:

		$	[ , ,	]

2.	Consolidated EBITDA of Holdings and its Subsidiaries for the period of the four fiscal quarters most recently ended on the Reporting Date (as calculated under item C.3 below):	$	[ , ,	]

Actual (the quotient of item B.1.a divided by item B.2):

	Required:		. :1.00

	Compliance:		Yes No

C.	Consolidated EBITDA of Holdings and its Subsidiaries[2]

1.	for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income of Holdings and its the Subsidiaries for such period (as calculated under item D.5 below):	$	[ , ,	]

2.	without duplication and to the extent deducted in determining Consolidated Net Income:	$	[ , ,	]

[1]	See definition of “Consolidated Interest Charges” for the fiscal quarters ending [June 30, 2007, September 30, 2007 and December 31, 2007].
[2]	See definition of “Consolidated EBITDA” for the fiscal quarters ending [June 30, 2007, September 30, 2007 and December 31, 2007].

C-1-1

a.	Consolidated Interest Charges for such period:	$	[ , ,	]

b.	the provision for federal, state, local and foreign income taxes payable by Holdings and its Subsidiaries for such period:	$	[ , ,	]

c.	the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income:	$	[ , ,	]

d.	other expenses of Holdings and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period, or any future period, including with respect to any Plan:	$	[ , ,	]

e.	fees and expenses accrued during such period with respect to the issuance of Equity Interests:	$	[ , ,	]

f.	any non-recurring or extraordinary expenses and charges, including severance and restructuring charges, of Holdings or any of its Subsidiaries:	$	[ , ,	]

g.	all non-cash items increasing Consolidated Net Income for such period:	$	[ , ,	]

h.	The sum of items C.2.a through C.2.f less item C.2.g:	$	[ , ,	]

3.	the sum of item C.1 plus item C.2.h:	$	[ , ,	]

D.	Consolidated Net Income of Holdings and its Subsidiaries

1.	for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income (including, without duplication, interest income but excluding extraordinary gains and extraordinary losses) of Holdings and its Subsidiaries for that period:	$	[ , ,	]

2.	the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary:	$	[ , ,	]

3.	the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, provided, however, that such income or loss of such Person shall be included for such period to the extent Consolidated Net Income and Consolidated EBITDA are being calculated on a Pro Forma Basis in accordance with the Credit Agreement:	$	[ , ,	]

4.	the income of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such Person during such period:	$	[ , ,	]

5.	any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133:	$	[ , ,	]

6.	the sum of item D.1 less item D.2 less item D.3 less item D.4 less item D.5:	$	[ , ,	]

C-1-2

E.	Excess Cash Flow of Holdings and its Subsidiaries	$	[ , ,	]

1.	the sum, without duplication of:	$	[ , ,	]

a.	Consolidated EBITDA for such fiscal year (as calculated in item C.3 above):	$	[ , ,	]

b.	the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year:	$	[ , ,	]

c.	the sum of item E.1.a plus item E.1.b:	$	[ , ,	]

2.	the sum, without duplication of:	$	[ , ,	]

a.	the amount of any taxes payable in cash by Holdings and its Subsidiaries with respect to such fiscal year:	$	[ , ,	]

b.	Consolidated Interest Expense for such fiscal year:	$	[ , ,	]

c.

Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds that would not be included in Consolidated EBITDA:

		$	[ , ,	]

d.

permanent repayments of Indebtedness (other than Voluntary Prepayments and mandatory prepayments of Loans under Section 2.05(b)) made by Holdings and its Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of such Indebtedness:

		$	[ , ,	]

e.	the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year:	$	[ , ,	]

f.	the amount of any Initial Pro Forma Adjustment added in the determination of Consolidated EBITDA for such fiscal year:	$	[ , ,	]

g.	the sum of items E.2.a through E.2.f:	$	[ , ,	]

3.	the sum of item E.1.c less item E.2.g:	$	[ , ,	]

4.	Required Prepayment Percentage of Excess Cash Flow:	$	[ , ,	]

5.	the product of item E.3 multiplied by item E.4:	$	[ , ,	]

6.	aggregate amount of all Voluntary Prepayments during such fiscal year:	$	[ , ,	]

7.	the sum of item E.5 less item E.6 (required mandatory prepayment, pursuant to Section 2.05(b)(v) of the Credit Agreement):	$	[ , ,	]

C-1-3

F.	Triggering Event	$	[ , ,	]

1.	For the fiscal quarter ending on. the Reporting Date, did the sum of the outstanding amount of Revolving Loans, L/C Borrowings, L/C Obligations and Swing Line Loans exceed $10,000,000 for ten days or more (whether or not such days are consecutive)?	$	[ , ,	]

a.	Yes - Triggering Event has occurred.	$	[ , ,	]

b.	No - No Triggering Event has occurred.	$	[ , ,	]

C-1-4

Exhibit D

to the Credit Agreement

INTELLECTUAL PROPERTY SECURITY AGREEMENT

D-1

Execution Copy

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT dated as of April 12, 2007 (as further amended, restated, supplemented or otherwise modified from time to time, the “Copyright Security Agreement”), made by each of the signatories hereto other than the Collateral Agent (as defined below) (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of CREDIT SUISSE, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement dated as of April 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MacDermid Holdings, Inc., a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, MacDermid, Incorporated, a Connecticut corporation, the Lenders party thereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents, and (ii) the other Secured Parties.

W I T N E S S E T H:

WHEREAS, Grantors are party to a Pledge and Security Agreement dated as of April 12, 2007 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Secured Parties to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent, as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms have the meaning given to them in the Pledge and Security Agreement.

SECTION 2. Grant and Confirmation of Security Interest in Copyright Collateral.

(a) Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all the following property of such Grantor, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor has or at any time in the future may acquire any right, title and interest (collectively, the “Copyright Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of such Grantor’s Obligations:

(i) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished (including the registered copyrights and applications listed on Schedule I hereto (as such schedule may be amended or supplemented from time to time)), all registrations and recordings thereof, and all applications in connection

1

therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office,

(ii) the right to, and to obtain, all extensions and renewals thereof, and the right to sue for past, present and future infringements of any of the foregoing, and

(iii) all proceeds of the foregoing, including license, royalties, income, payments, claims, damages, and proceeds of suit; and

provided that notwithstanding any other provision set forth in this Section 2, this Copyright Security Agreement shall not, at any time, constitute a grant of a security interest in any property that is, at such time, an Excluded Asset.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Copyright Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under and each of the agreements included in the Copyright Collateral, including any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Copyright Security Agreement or any other document related hereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Copyright Collateral, including any agreements relating to any Receivables, any Contracts or any agreements relating to Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Copyright Collateral, including any agreements relating to any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests.

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement and Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Filing Fees. Within two business days of the date hereof Grantors shall provide Latham & Watkins LLP a check in the full amount necessary to pay the filing fees and expenses for this Agreement. In the event that such amount shall prove to be insufficient to cover all fees and expenses incurred in connection with the filing of this Agreement, Grantors shall reimburse Latham & Watkins for any additional out-of-pocket expenses.

2

SECTION 5. Applicable Law. This Copyright Security Agreement shall be construed in accordance with and governed by, the laws of the State of New York.

SECTION 6. Counterparts. This Copyright Security Agreement may be executed by one or more of the parties to this Copyright Security Agreement on any number of separate counterparts (including by facsimile) and all of said counterparts together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

MACDERMID ACUMEN, INC.

By:	/s/ John L. Cordani
Name:	John L. Cordani
Title:	Secretary

Accepted and Agreed:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Director

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Vice President

4

Schedule I to

the Copyright Security Agreement

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Copyrights	Registration Date	Status	Registration No.
DMXK Printer with Output: Art Reproduction	January 26, 1998	Granted	VA-898-511

DMPro Printer with Output: Advertisement	January 26, 1998	Granted	VA-866-544

DMXK Printer with Man: Photoprint	March 2, 1998	Granted	VAu-277-256

Colormark Color Management System: Computer Program	May 30, 1997	Granted	TXu-701-003

Colormark Color Management System: Computer Program	May 16, 1997	Granted	TXu-700-992

5

Execution Copy

PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT (this “Agreement”), dated as of April 12, 2007, made by each of the signatories hereto other than the Collateral Agent (as defined below) (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of CREDIT SUISSE, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement dated as of April 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, MacDermid, Incorporated, a Connecticut corporation, the Lenders party thereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents, and (ii) the other Secured Parties.

Capitalized terms not otherwise defined herein have the meanings set forth in the Pledge and Security Agreement, dated as of April 12, 2007, among the signatories thereto other than the Collateral Agent, in favor of Credit Suisse, as collateral agent for the Lenders and the other Secured Parties (the “Pledge and Security Agreement”).

WHEREAS, pursuant to the Pledge and Security Agreement, the Grantors are granting a security interest to the Lenders and the other Secured Parties in certain Patents whether now owned or existing or hereafter acquired or arising and wherever located, including the Patents listed on Schedule I (“Secured Patents”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors and the Collateral Agent hereby agree as follows:

(i)	Grant of Security Interest

(a) The Grantors hereby grant to the Collateral Agent, a security interest in and continuing lien on all of the Grantors’ right, title and interest in, to and under the Secured Patents, subject to the terms and conditions of the Pledge and Security Agreement.

(b) The security interest granted hereby is granted in conjunction with the security interest granted to the Collateral Agent under the Pledge and Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall control.

(ii)	Modification of Agreement

This Agreement or any provision hereof may not be changed, waived, or terminated except in accordance with the amendment provisions of the Pledge and Security Agreement

1

pursuant to which the Collateral Agent may modify this Agreement, after obtaining the Grantors’ approval of or signature to such modification, by amending Schedule I to include reference to any right, title or interest in any existing Patents or any Patents acquired or developed by the Grantors after the execution hereof or to delete any reference to any right, title or interest in any Patents in which the Grantors no longer have or claim any right, title or interest.

(iii)	Governing Law

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

(iv)	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. The Grantors shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

(v)	Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

MACDERMID ACUMEN, INC. MACDERMID COLORSPAN, INC. MACDERMID PRINTING SOLUTIONS, LLC NAPP SYSTEMS INC. PT SUB, INC.

By:	/s/ John L. Cordani
Name:	John L. Cordani
Title:	Secretary

MACDERMID, INCORPORATED

By:	/s/ Gregory M. Bolingbroke
Name:	Gregory M. Bolingbroke
Title:	Senior Vice President, Finance

Accepted and Agreed:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Director

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Vice President

3

SCHEDULE I to

the Patent Security Agreement

SECURED PATENTS

[see attached]

4

MacDermid Acumen, Inc. Patents

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-002

		US	08/117993	08-Sep-1993	5332465	26-Jul-1994	Granted

2156-003

		US	08/173908	23-Dec-1993	5362334	08-Nov-1994	Granted

2156-004

		US	08/148551	08-Nov-1993	5376189	27-Dec-1994	Granted

2156-006

		US	08/509027	28-Jul-1995	5525207	11-Jun-1996	Granted

2156-007

		US	08/0255249	07-Jun-1994	5431739	11-Jul-1995	Granted

2156-00L

		US	07/333072	04-Apr-1989	5065228	12-Nov-1991	Granted

2156-011

		US	08/296697	26-Aug-1994	5431959	11-Jul-1995	Granted

2156-013

	A	US	08/296706	26-Aug-1994	5474798	12-Dec-1995	Granted
	C	US	08/814901	12-Mar-1997	6403146	11-Jun-2002	Granted

2156-014

	A	US	08/386755	10-Feb-1995	5536386	16-Jul-1996	Granted
	B	US	08/603606	21-Feb-1996	5632927	27-May-1997	Granted

2156-015

	A	US	08/412286	28-Mar-1995	5545510	13-Aug-1996	Granted
	B	US	08/617496	15-Mar-1996	5654126	05-Aug-1997	Granted
	C	US	08/798156	10-Feb-1997	5763140	09-Jun-1998	Granted*

2156-017
		US	08/726546	07-Oct-1996	5648200	15-Jul-1997	Granted

2156-018

	A	US	08/324114	14-Oct-1994	5468515	21-Nov-1995	Granted
	B	US	08/409673	22-Mar-1995	5518760	21-May-1996	Granted

2156-019

		US	08/499835	10-Jul-1995	6547559	20-Aug-1996	Granted

*	USPTO records list owner of record as MacDermid, Inc.

3/12/2007	Page 1 of 9

Docket No./Sub Case		Country	Applicatton No.	Filing Date	Patent No.	Issue Date	Status

2156-020

		US	081618025	22-Aug-1995	5620612	15-Apr-1997	Granted

2156-021

	B	US	08/739949	30-Oct-1996	5693364	02-0e9-1997	Granted
	C	US	08/870998	06-Jun-1997	5869126	09-Feb-1999	Granted*

2156-022

	A	US	08/546790	23-Oct-1995	5641608	24-Jun-1997	Granted
	D	US	10/190873	08-Jul-2002	6632588	140ct-2003	Granted*

2156-025

		US	08/522972	01-Sep-1995	5510014	23-Apr-1996	Granted

2156-033

		US	08/710977	24-Sep-1996	5674372	07-Oct-1997	Granted

2156-036

		US	081879092	19-Jun-1997	5919602	06-Ju1-1999	Granted

2156-0984

		TW	92122858	20-Aug-2003	1261075	01-Sep-2006	Granted

2156-100

	D	US	08/299010	31-Aug-1994	5577172	19-Nov-1996	Granted

2156-1014

		US	08/298122	30-Aug-1994	5469201	21-Nov-1995	Granted

2156-1024

	A	US	08/139576	20-Oct-1993	5369429	29-Nov-1994	Granted
	B	US	08/604401	21-Feb-1996	5629727	13-May-1997	Granted
	C	US	08/763361	11-Dec-1996	5751321	12-May-1998	Granted

2156-103A

		US	071434318	13-Nov-1989	5041848	20-Aug-1991	Granted

2156-103B

		US	07/591537	02-Oct1990	5212559	18-May-1993	Granted

2156-103C

		US	07/612686	14-Nov-1990	5122884	16-Jun-1992	Granted

2156-104A

		US	08/231275	22-Apr-1994	5367328	22-Nov-1994	Granted
	B	US	08/972829	18-Nov-1997	5877793	02-Mar-1999	Granted

*	USPTO records list owner of record as MacDermid, Inc.

3/12/2007	Page 2 of 9

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

	C	US	09/257450	25-Feb-1999	6164766	26-Dec-2000	Granted

2156-105A

		US	09/524872	14-Mar-2000	6478862	12-Nov-2002	Granted

2156-106A

		US	09/303280	30-Apr-1999	6231654	15-May-2001	Granted

2156-107A

	A	US	08/711815	10-Sep-1996	5833743	10-Nov-1998	Granted
	B	US	08/978907	26-Nov-1997	6290762	18-Sep-2001	Granted

2156-1084

		US	08/939561	29-Sep-1997	6220693	24-Apr-2001	Granted

2156-110

	B	US	08/425107	20-Apr-1995	5969729	19-Oct-1999	Granted

2156-111A

	A	US	08/285059	01-Aug-1994	5516219	14-May-1996	Granted

2156-112

	A	US	08/319491	07-Oct-1994	5572632	05-Nov-1996	Granted
	B	US	08/414577	31-Mar-1995	5710677	20-Jan-1998	Granted

2156-113A

		US	08/337074	10-Nov-1994	5805183	08-Sep-1998	Granted

2156-114A

		US	08/603548	20-Feb-1996	5825394	20-Oct-1998	Granted

2156-115A

		US	08/337295	10-Nov-1994	5574078	12-Nov-1996	Granted

2156-116A

		JP	8-508890	28-Aug-4995	3520090	06-Feb-2004	Granted
		US	08/299291	31-Aug-1994	5608442	04-Mar-1997	Granted

2156-122A

		US	09/260925	02-Mar-1999	6419340	18,101-2002	Granted

2156-128A

		US	08/337109	10-Nov-1994	5751303	12-May-1998	Granted

2156-133A

			08/922297	03-Sep-1997	6467867	22-Oct-2002	Granted

2I56-134A

3/12/2007	Page 3 of 9

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

		US	D8/146506	01-Nov-1993	5519426	21-May-1996	Granted

	B	US	08/298936	31-Aug-1994	5661514	26-Aug-1997	Granted

2156-135A

		US	08/197966	17-Feb-1994	5790150	04-Aug-1998	Granted

2156-1364

		US	081220280	30-Mar-1994	5499305	12-Mar-1996	Granted

2156-137A

		US	08/337080	10-Nov-1994	5592202	07-Jan-1997	Granted

2156-138A

		US	081711992	10-Sep-1996	5889534	30-Mar-1999	Granted

2156-139A

		US	08/711796	10-Sep-1996	5871292	16-Feb-1999	Granted

2156-139B

		US	09/042769	17-Mar-1998	6461064	08-Oct-2002	Granted

2156-140A

		US	08/709804	10-Sep-1996	5797186	25-Aug-1998	Granted

2156-142A

	2	US	09/452323	30-Nov-1999	6485140	26-Nov-2002	Granted

2156-144A

		US	09/451692	30-Nov-1999	6361230	26-Mar-2002	Granted

2156-146

	A	US	09/251531	17-Feb-1999	6308626	30-Oct-2001	Granted
	B	US	09/947029	05-Sep-2001	6425329	30-Jul-2002	Granted

2156-146A

		US	09/252375	18-Feb-1999	6290332	18-Sep-2001	Granted

2156-162A

		US	09/251951	17-Feb-1999	6478492	12-Nov-2002	Granted

2156-22596
	A	US	07/260147	20-Oct-1988	4900880	13-Feb-1990	Granted
	B	US	07/392817	10-Aug-1989	4947787	14-Aug-1990	Granted

2156-2782

		US	08/879089	19-Jun-1997	5925719	20-Jul-1999	Granted

2156-3157

3/12/2007	Page 4 of 9

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
		US	07/264223	28-Oct-1988	5114830	19May-1992	Granted

2156-3322

		US	07/691659	26-Apr-1991	5238709	24-Aug-1993	Granted

2156-3492

		DE	98928861.8	08-Jun-1998	698238257	12-May-2004	Granted
		EP	98928861.8	08-Jun-1998	0991682	12-May-2004	Granted
		ES	98928851.8	08-Jun-1998	0991682	12-May-2004	Granted
		FR	98928861.8	08-Jun-1998	0991682	12-May-2004	Granted
		GB	98928861.8	08-Jun-1998	0991682	12-May-2004	Granted
		IT	98928861.8	08-Jun-1998	0991682	12-May-2004	Granted
		US	08/878663	19-Jun-1997	6045857	04-Apr-2000	Granted

2156-400

	A	CN	2004800298744	07-Sep-2004			Published
	A	EP	04783179.7	07-Sep-2004			Published
	A	JP	535490/06	07-Sep-2004			Published
	A	US	10/685195	14-Oct-2003	6942324	13-Sep-2005	Granted

2156-401

	A	US	11/704509	09-Feb-2007			Pending

2156-501-046

		US	07/250991	27-Sep-1988	4931148	05-Jun-1990	Granted

2156-501-063

		US	07/331039	29-Mar-1989	4976990	11-Dec-1990	Granted

2156-501-064

		US	07/165752	09-Mar-1985	4853095	01-Aug-1989	Granted

2156-501-069

		US	07/109955	19-Oct-1987	40613060	19-Sep-1989	Granted

2156-501-070

		US	07/043325	28-Apr-1987	4782007	01-Nov-1988	Granted

2156-501-071

		US	07/127783	02-Dec-1987	4831210	16-May-1989	Granted

2156-501-086

		US	07/089741	26-Aug-1987	4775444	04-Oct-1988	Granted

2156-501-096

		US	07/139569	29-Dec-1987	4784785	15-Nov-1988	Granted

3/12/2007	Page 5 of 9

Docket No./Sub Case	Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-501-109

	US	07/243692	13-Sep-1988	4849059	18-Jul-1989	Granted

2156-501-116

	US	07/302108	24-Jan-1989	4950504	21-Aug-1990	Granted

2156-501-118

	US	07/329014	27-Mar-1989	4911802	27-Mar-1990	Granted

2156-501-120

	US	07/350148	10-May-1989	4938853	03-Jul-1990	Granted

2156-501-124

	US	07/334918	07-Apr-1989	4957653	18-Sep-1990	Granted

2156-501-126

	US	07/361548	05-Jun-1989	4944851	31-Jul-1990	Granted

2156-501-127

	US	07/386887	28-Jul-1989	4921571	01-May-1990	Granted

2156-501-137

	US	07/431680	03-Nov-1989	5032427	16-Jul-1991	Granted

2156-501-142

	US	07/480911	16-Feb-1990	5037482	06-Aug-1991	Granted

2156-501-144

	US	07/493296	14-Mar-1990	5077099	31-Dec-1991	Granted

2156-501-145

	US	07/508699	09-Apr-1990	5080733	14-Jan-1992	Granted

2156-501-146

	US	07/496337	20-Mar-1990	4978422	18-Dec-1990	Granted

2156-501-148

	US	07/689666	23-Apr-1991	5147692	15-Sep-1992	Granted

2156-501-149

	US	07/532372	04-Jun-1990	5334240	02-Aug-1994	Granted

2156-501-150

	US	07/532387	04-Jun-1990	5104888	14-Apr-1992	Granted

2156-501-151

	US	07/512067	18-Apr-1990	5132038	21-Jul-1992	Granted

3/12/2007	Page 6 of 9

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-501-170

		US	07/554126	17-Jul-1990	5017267	21-May-1991	Granted

2156-501-172

		US	07/581030	12-Sep-1990	5235139	10-Aug-1993	Granted

2156-501-179

		US	07/614929	18-Nov-1990	6248398	28-Sep-1993	Granted

2156-501-189

		US	07/800144	27-Nov-1991	5194140	16-Mar-1993	Granted

2156-501-200

		US	07/713838	10-Jun-1991	5213840	25-May-1993	Granted

2156-501-204

		US	07/783974	29-Oct-1991	5289630	01-Mar-1994	Granted

2156-501-206

		US	07/852791	17-Mar-1992	5207867	04-May-1993	Granted

2156-501-219

		US	071871852	21-Apr-1992	5261154	16-Nov-1993	Granted

2156-501-230

		US	07/938029	28-Aug-1992	5296334	22-Mar-1994	Granted

2156-501-237

		US	08/097138	26401-1993	5290608	01-Mar-1994	Granted

2156-502-015

	1	US	08/109010	18-Aug-1993	5403650	04Apr-1995	Granted
	2	US	08/413496	30-Mar-1995	5565235	15-Oct-1996	Granted

2156-503-006

		US	07/055552	29-May-1987	4718993	12Jan-1988	Granted

2156-503-008

		US	07/341614	21-Apr-1989	4874477	17-Oct-1989	Granted

2156-503-009

		US	07/342492	24-Apr-1989	4897164	30-Jan-1990	Granted

2156-503-010

		US	07/507811	12-Apr-1990	4964959	23-Oct-1990	Granted

2156-503-011

3/12/2007	Page 7 of 9

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
		US	07/499229	26-Mar-1990	5015339	14-May-1991	Granted

2156-503-012

		US	07/663344	04-Mar-1991	5110355	05-May-1992	Granted

2156-503-013

		US	07/545224	211-Jun-1990	4994153	19-Feb-1991	Granted

2156-503-014

		US	07/556053	23-Jul-1990	5106537	21-Apr-1992	Granted

2156-503-016

		US	07/531602	01-Jun-1990	5143592	01-Sep-1992	Granted

2156-503-017

	B	US	07/747066	19-Aug-1991	5139642	18-Aug-1992	Granted

2156-609

	A	CN	2004800283679	16-Sep-2004			Published
	A	EP	04784266.1	16-Sep-2004			Published
	A	HK					Unfiled
	A	JP	536626/06	16-Sep-2004			Published
	A	TW	93130190	06-Oct-2004			Published
	A	US	10/694375	27-Oct-2003	6972143	06-Dec-2005	Granted

2156-611

	A	1W	93130192	06-Oct-2004	1254086	01-May-2006	Granted
	A	US	10/705026	10-Nov-2003	7063800	20-Jun-2006	Granted

2156-709

		US	10/470792	13-Mar-2002			Published

2156-7281

		US	07/184463	21-Apr-1988	4888200	19-Dec-1989	Granted

2156-8205

		US	07/871365	20-Apr-1992	5232815	03-Aug-1993	Granted

2156-8861

		US	08/348674	02-Dec-1994	5508141	16-Apr-1996	Granted

2156-11-12

		US	08/295326	24-Aug-1994	5776661	07-Jul-1998	Granted
2156-11-13

		US	07/390133	07-Aug-1989	4970033	13-Nov-1990	Granted

3/12/2007	Page 8 of 9

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-H-15

		US	07/965197	26-Oct-1992	5381735	17-Jan-1995	Granted

2156-H-17

		US	07/814986	23-Dec-1991	5341799	30-Aug-1994	Granted

2156-H-22

		US	08/120839	16-Sep-1993	6348605	20-Sep-1994	Granted

2156-H-31

	B	US	08/711476	06-Sep-1996	5688633	18-Nov-1997	Granted

2156-H-37

		US	08/650213	20-May-1996	5601965	11-Feb-1997	Granted

2156-H-39

		US	08/304612	12-Sep-1994	5415972	16-May-1995	Granted

2156-H-41

		US	08/279986	25-Jul-1994	5419998	30-May-1995	Granted

2156-H-45

		US	08/680159	15-Jul-1996	5733948	31-Mar-1998	Granted

2156-H-56

		US	08/537567	02-Oct-1995	5753414	19-May-1998	Granted

2156-H-62

		US	07/466014	16-Jan-1990	5005477	09-Apr-1991	Granted

2156-H-64

		US	07/148324	25-Jan-1988	4866212	08-Aug-1989	Granted

2156-H-65

		US	07/749488	15-Aug-1991	5217847	08-Jun-1993	Granted

2156-H-A

		US	08/741700	31-Oct-1996	5699739	23-Dec-1997	Granted

3/12/2007	Page 9 of 9

MacDermid Colorspan, Inc. - Patents

Docket No.	Country	Application No.	Filing Date.	Patent No.	Issue Date	Status

2156-086

	US	10/244235	16-Sep-2002			Published

2156-109

	US	10/057569	25-Jan-2002	6715868	08-Apr-2004	Granted

2156-124

	US	10/102048	20-Mar-2002	6789876	14-Sep-2004	Granted

3/12/2007	Page 1 of 1

MacDermid Graphic Arts, Inc. - Patents

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-088

	A	DE	03707752.6	07-Feb-2003	1488285	04-Oct-2008	Granted
	A	EP	03707752.6	07-Feb-2003	1488235	04-Oct-2006	Granted
	A	ES	03707752.6	07-Feb-2003	1488285	04-Oct-2006	Granted
	A	FR	03707752.6	07-Feb-2003	1488285	04-Oct-2006	Granted
	A	GB	03707752.6	07-Feb-2003	1488285	04-Oct-2006	Granted
	A	HK	05100554.3	21-Jan-2005			Published
	A	IT	03707752.6	07-Feb-2003	1488285	04-Oct-2006	Granted
	A	US	10/105898	25-Mar-2002	6806018	19-Oct-2004	Granted

2156-127A

		CA	2387424	18-Sep-2000			Pending
		EP	00983574.9	18-Sep-2000			Published
		US	09/415811	11-Oct-1999	6413699	02-Jul-2002	Granted
	A	US	10/752484	06-Jan-2004			Pending
	Al	CM	00814051.0	18-Sep-2000	00814061.0	04-Oct-2006	Granted
	Al	JP	2001-530647	18-Sep-2000	3856697	22-Sep-2006	Granted
	A2	CN	2005101150863	18-Sep-2000			Published
	A2	JP	2004-139848	18-Sep-2000			Appealed

2156-129A

		CA	2387606	17-Nov-2000			Pending
		CN	00818152.7	17-Nov-2000	00818152.7	01-Jun-2005	Granted
		DE	00980445.1	17-Nov-2000	6002747560	19-Apr-2006	Granted
		EP	00980445.1	17-Nov-2000	1257881	19-Apr-2006	Granted
		ES	00980445.1	17-Nov-2000	1257881	19-Apr-2006	Granted
		FR	00980445.1	17-Nov-2000	1257881	19-Apr-2006	Granted
		GB	00980445.1	17-Nov-2000	1257881	19-Apr-2006	Granted
		IT	00980445.1	17-Nov-2000	1257881	19-Apr-2006	Granted
		JP	2001-562264	17-Nov-2000	3484470	22-Aug-2003	Granted
		US	09/507840	22-Feb-2000	6367381	09-Apr-2002	Granted

2156-131C

		US	09/704320	02-Nov-2000	6399281	04-Jun-2002	Granted

2156-131D

3/12/2007	Page 1 of 2

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
		CA	2387427	18-Sep-2000			Pending
		CN	00814180.0	18-Sep-2000	00814180.0	10-Aug-2005	Granted
		US	09/417043	12-Oct-1999	6312872	06-Nov-2001	Granted

2156-131E

		US	09/922826	06-Apr-2001	6472121	29-Oct-2002	Granted

2156-154A

		EP	02725427.5	28-Mar-2002			Published
		JP	508558/03	28-Mar-2002			Published
		US	09/894286	28-Jun-2001	6536342	25-Mar-2003	Granted
	B	US	10/295615	15-Nov-2002	6798232	28-Sep-2004	Granted

2156-155A

	2	US	09/535353	24-Mar-2000	6423472	23-Jul-2002	Granted

3/12/2007	Page 2 of 2

MacDermid Imaging Technology, Inc. - Patents

Docket No.	Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-00R

	CA	2345517	28-Sep-1998	2345517	21-Mar-2006	Granted
	DE	98950730.6	28-Sep-1998	69832423408	16-Nov-2005	Granted
	EP	98950730.6	28-Sep-1998	1149328	16-Nov-2005	Granted
	ES	98950730.6	28-Sep-1998	1149328	16-Nov-2005	Granted
	FR	98950730.6	28-Sep-1998	1149328	16-Nov-2005	Granted
	GB	98950730.5	28-Sep-1998	1149328	16-Nov-2005	Granted
	IT	98950730.6	26-Sep-1998	1149328	16-Nov-2005	Granted
	JP	2000-572712	26-Sep-1998			Published
	US	08/829321	27-Mar-1997	5813342	29-Sep-1998	Granted

2156-00S

	BE	98908645.9	23-Feb-1998	0902914	25-Jan-2006	Granted
	DE	98908645.9	23-Feb-1998	698333098	25-Jan-2008	Granted
	EP	98908645.9	23-Feb-1998	0902914	25-Jan-2006	Granted
	ES	98908845.9	23-Feb-1998	0902914	25-Jan-2006	Granted
	FR	98908645.9	23-Feb-1998	0902914	25-Jan-2006	Granted
	GB	98908645.9	23-Feb-1998	0902914	25-Jan-2006	Granted
	IT	98908645.9	23-Feb-1998	0902914	25-Jan-2006	Granted
	JP	541623/98	23-Feb-1998			Published
	US	08/831218	02-Apr-1997	5877848	02-Mar-1999	Granted

2156-034

	US	08/719968	24-Sep-1996	6555292	29-Apr-2003	Granted

2156-037

	US	08/790446	29-Jan-1997	5985460	12-Oct-1999	Granted

2156-046

	US	08/982713	02-Dec-1997	6010822	04-Jan2000	Granted

2156-11-12

	CA	2156471	18-Aug-1995	2156471	11-Jul-2006	Granted
	DE	95113237.2	23-Aug-1995	0706092	06-Oct-1999	Granted
	EP	95113237.2	23-Aug-1995	0706092	06-Oct-1999	Granted
	ES	95113237.2	23-Aug-1995	0706092	06-Oct-1999	Granted
	FR	95113237.2	23-Aug-1995	0706092	06-Oct-1999	Granted
	GB	95113237.2	23-Aug-1995	0706092	06-Oct-1999	Granted

2156-11-31

3/12/2007	Page 1 of 3

Docket No.	Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	DE	95119555.1	12-Dec-1995	69512007T2	08-Sep-1999	Granted
	EP	95119555.1	12-Dec-1995	0717320	08-Sep-1999	Granted
	ES	95119555.1	12-Dec-1995	0717320	08-Sep-1999	Granted
	FR	95119555.1	12-Dec-1995	0717320	08-Sep-1999	Granted
	GB	95119555.1	12-Dec-1995	0717320	08-Sep-1999	Granted

2156-11-36

	DE	951153220	28-Sep-1995	69506982	30-Dec-1998	Granted
	EP	951153220	28-Sep-1995	0706091	30-Dec-1998	Granted
	FR	951153220	28-Sep-1995	0706091	30-Dec-1998	Granted
	GB	951153220	28-Sep-1995	0706091	30-Dec-1998	Granted
	HK	98110658.5	28-Sep-1995	1009987	28-Apr-2000	Granted
	IT	951153220	28-Sep-1995	0706091	30-Dec-1998	Granted

2156-11-37

	DE	921187027	01-Nov-1992	0540050	28-Jul-1997	Granted
	EP	921187027	01-Nov-1992	0540050	23-Jul-1997	Granted
	FR	921187027	01-Nov-1992	0540050	23-Jul-1997	Granted
	GB	921187027	01-Nov-1992	0540050	23-Jul-1997	Granted
	IT	921187027	01-Nov-1992	0540050	23-Jul-1997	Granted
	TW	81108814	04-Nov-1992	14178064	03-Jun-2002	Granted

215641-38

	DE	921187019	01-Nov-1992	0545081	23-Dec-1998	Granted
	EP	921187019	01-Nov-1992	0545081	23-Dec-1998	Granted
	FR	921187019	01-Nov-1992	0545081	23-Dec-1998	Granted
	GB	921187019	01-Nov-1992	0545081	23-Dec-1998	Granted
	IT	921187019	01-Nov-1992	0545081	23-Dec-1998	Granted

2156-H-40

	DE	94309909.3	29-Dec-1994	694240311	19-Apr-2000	Granted
	EP	94309909.3	29-Dec-1994	0665468	19-Apr-2000	Granted
	FR	94309909.3	29-Dec-1994	0665468	19-Apr-2000	Granted
	GB	94309909.3	29-Dec-1994	0665468	19-Apr-2000	Granted
	IT	94309909.3	29-Dec-1994	0685468	19-Apr-2000	Granted

2156-11-64

	TW	77102503	15-Apr-1908	N1048039	10-Jun-2002	Granted

2156-11-65

	EP	90120278.8	23-Oct-1990	0424866	02-Apr-1997	Granted
	GB	90120278.8	23-Oct-1990	0424886	02-Apr-1997	Granted
	IT	90120278.8	23-Oct-1990	0424866	02-Apr-1997	Granted
	TW	79107700	13-Sep-1990	N159162	19-Feb-1993	Granted

3/12/2007	Page 2 of 3

Docket No.	Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-H-68

	DE	913032348	11-Apr-1991	P691289433	25-Feb-1998	Granted
	EP	913032348	11-Apr-1991	0452139	25-Feb-1998	Granted
	FR	913032348	11-Apr-1991	0452139	25-Feb-1998	Granted
	GB	913032348	11-Apr-1991	0452139	25-Feb-1998	Granted

2156-H-69

	US	08/669890	13-Aug-1996	5750315	12-May-1998	Granted
	US	09/014138	27-Jan-1998	5962111	05-Oct-1999	Granted*

2156-H-71

	US	08/829321	27-Mar-1997	5813342	29-Sep-1998	Granted

2156-H-72

	US	08/997626	23-Dec-1997	5875717	02-Mar-1999	Granted

2156-H-73

	US	06/831218	02-Apr-1997	5877848	02-Mar-1999	Granted

2156-H-75

	US	06/829322	27-Mar-1997	5989780	23-Nov.1999	Granted

*	USPTO records list owner of record as MacDermid, Inc.

3/12/2007	Page 3 of 3

MacDermid, Incorporated Patents

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue _Date	Status

2156-002

		DE	94303678.0	23-May-1994	P694024902	09-Apr-1997	Granted
		EP	84303678.0	23-May-1994	0641870	09-Apr-1987	Granted
		ES	94303678.0	23-May-1994	0641870	09-Apr-1997	Granted
		FR	94303678.0	23-May-1994	0641870	09-Apr-1997	Granted
		GB	94303678.0	23-May-1994	0641870	09-Apr-1997	Granted

2156-00K

		US	08/987682	09-Dec-1997	5922414	13-Jul-1999	Granted

2156-014

	A	DE	96300797.6	06-Feb-1998	69634651.6	27-Apr-2005	Granted
	A	EP	96300797.6	06-Feb-1996	0726337	27-Apr-2005	Granted
	A	ES	96300797.6	06-Feb-1996	0726337	27-Apr-2005	Granted
	A	FR	96300797.6	06-Feb-1996	0726337	27-Apr-2005	Granted
	A	GB	96300797.6	06-Feb-1996	0726337	27-Apr-2005	Granted
	A	JP	18626/1996	05-Feb-1996	3284489	08-Mar-2002	Granted
	C	US	08/805636	26-Feb-1997	5759378	02-Jun-1998	Granted

2156-015

	A	DE	96301956.7	21-Mar-1996	696305550.0	05-Nov-2003	Granted
	A	EP	96301956.7	21-Mar-1996	0735809	05-Nov-2003	Granted
	A	FR	98301956.7	21-Mar-1996	0735809	05-Nov-2003	Granted
	A	GB	96301956.7	21-Mar-1996	0735800	05-Nov-2003	Granted

2156-018

		DE	95305962.3	25-Aug-1995	0707093	28-Oct-1998	Granted
		EP	95305962.3	25-Aug-1995	0707093	28-Oct-1998	Granted
		ES	95305962.3	25-Aug-1995	0707093	28-Oct-1998	Granted
		FR	95305962.3	25-Aug-1995	0707093	28-Oct-1998	Granted
		GB	95305962.3	25-Aug-1995	0707093	28-Oct-1998	Granted
		JP	2250021995	01-Sep-1995	3336535	09-Aug-2002	Granted

2156-024

		US	08/823806	24-Mar-1997	5792278	11-Aug-1998	Granted

3/12/2007	Page 1 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-026

		US	08/717770	23-Sep-1996	6044550	04-Apr-2000	Granted

2156-027

		US	08/719000	24-Sep-1996	5747098	05-May-1998	Granted

2156-028

		US	08/718897	24-Sep-1996	6023842	15-Feb-2000	Granted

2156-030

	A	JP	64204/1997	18-Mar-1997	3220784	17-Aug-2001	Granted
	A	US	08/621098	22-Mar-1998	5733599	31-Mar-1998	Granted
	Al	DE	97301116.6	20-Feb-1997	69728812908	28-Apr-2004	Granted
	Al	EP	97301116.6	20-Feb-1997	0797380	28-Apr-2004	Granted
	Al	ES	97301116.6	20-Feb-1997	079738D	28-Apr-2004	Granted
	Al	FR	97301116.6	20-Feb-1997	0797380	28-Apr-2004	Granted
	Al	GB	97301116.6	20-Feb-1997	0797380	28-Apr-2004	Granted
	Al	IT	97301116.6	20-Feb-1997	0797380	28-Apr-2004	Granted
	A2	EP	03076727.1	20-Feb-1997			Published
	A3	EP	03078107.4	20-Feb-1997			Published
	B	US	08/982980	02-Dec-1997	5935640	10-Aug-1999	Granted

2156-032

		US	06/711052	09-Sep-1996	5814163	29-Sep-1998	Granted

2156-033

		DE	973043227	19-Jun-1997	69701944	10-May-2000	Granted
		EP	97304322.7	19-Jun-1997	0832994	10-May-2000	Granted
		ES	973043227	19-Jun-1997	0832994	10-May-2000	Granted
		FR	973043227	19-Jun-1997	0832994	10-May-2000	Granted
		GB	973043227	19-Jun-1997	0832994	10-May-2000	Granted
		IT	973043227	19-Jun-1997	0832994	10-May-2000	Granted
		JP	175464/1997	01-Jul-1997	3261569	21-Dec-2001	Granted

2156-035

		BE	97307983.3	09-Oct-1997	0837623	18-Aug-2004	Granted
		DE	97307983.3	09-Oct-1997	69730288.1	18-Aug-2004	Granted
		EP	97307983.3	09-Oct-1997	0837623	18-Aug-2004	Granted
		ES	97307983.3	09-Oct-1997	0837623	18-Aug-2004	Granted

3/12/2007	Page 2 of 17

Docket No./Sub Case		Application No.	Filing Date	Patent No.	Issue Date	Status

	FR	97307983.3	09-Oct-1997	0837623	18-Aug-2004	Granted
	GB	97307983.3	09-Oct-1997	0837623	18-Aug-2004	Granted
	IT	97307983.3	09-Oct-1997	0837623	18-Aug-2004	Granted
	JP	283240/1997	16-Oct-1997	3650514	25-Feb-2005	Granted

2156-035 CIP

	CA	2405830	07-Mar-2001			Pending
	CN	01811722.8	07-Mar-2001	01811722.8	06-Jul-2005	Granted
	TW	90107355	28-Mar-2001	1221757	01-Oct-2004	Granted
	US	09/603978	27-Jun-2000	6281090	28-Aug-2001	Granted

2156-038

	JP	342373/1997	12-Dec-1997			Appealed

2156-040

	US	08/846635	30-Apr-1997	5843517	01-Dec-1998	Granted

2156-041

	US	08/790492	29-Jan-1997	5861234	19-Jan-1999	Granted

2156-043

	JP	161632/1998	10-Jun-1998	3471610	12Sep2003	Granted
	US	08/873992	12-Jun-1997	5869130	09-Feb-1999	Granted

2156-045

	DE	98309198.4	10-Nov-1998	69324133	26-May-2004	Granted
	EP	98309198.4	10-Nov-1998	0928263	26-May-2004	Granted
	ES	98309198.4	10-Nov-1998	0926263	284May-2004	Granted
	FR	98309198.4	10-Nov-1998	0926263	26-May-2004	Granted
	GB	98309198.4	10-Nov-1998	0926263	26-May-2004	Granted
	IT	98309198.4	10-Nov-1998	0928263	26-May-2004	Granted
	JP	326317/1998	17-Nov-1998	3605520	08-Oct-2004	Granted
	US	08V972213	17-Nov-1997	8120639	19-Sep-2000	Granted

2156-049

	EP	99303256.4	27-Apr-1999			Published
	JP	1926821999	07-Jul-1999	3348244	13-Sep-2002	Granted
	TW	88107212	04-May-1999	NI146763	10-Apr-2002	Granted
	US	09/143898	31-Aug-1998	6020029	01-Feb-2000	Granted

3/12/2007	Page 3 of 17

Docket No./Sub Case			Application No.	Filing Date	Patent No.	Issue Date	Status

2156-051

	A	DE	99305585.4	14-Jul-1999	69911528008	24-Sep-2003	Granted
	A	EP	99305585.4	14-Jul-1999	0982629	24-Sep-2003	Granted
	A	ES	99305585.4	14-Jul-1999	0982829	24-Sep-2003	Granted
	A	FR	99305585.4	14-Jul-1999	0982629	24-Sep-2003	Granted
	A	GB	99305585A	14-Jul-1999	0982629	24-Sep-2003	Granted
	A	IT	99305585.4	14-Jul-1999	0982629	24-Sep-2003	Granted
	A	JP	225901999	10-Aug-1999	3354117	27-Sep-2002	Granted
	A	US	09/143427	28-Aug-1998	6214522	10-Apr-2001	Granted
	B	US	09/820884	21-Jul-2000	6197459	06-Mar-2001	Granted

2156-052

		JP	306849/1999	28-Oct-1999	3369519	15-Nov-2002	Granted
		US	09/183137	30-Oct-1998	6168836	02-Jan-2001	Granted

2156-054

		DE	003001831	12-Jan-2000	60000698	06-Nov-2002	Granted
		EP	003001831	12-Jan-2000	1020503	06-Nov-2002	Granted
		ES	003001831	12-Jan-2000	1020503	06-Nov-2002	Granted
		FR	003001831	12-Jan-2000	1020503	06-Nov-2002	Granted
		GB	003001831	12-Jan-2000	1020503	06-Nov-2002	Granted
		IT	003001831	12-Jan-2000	1020503	06-Nov-2002	Granted
		JP	373296/1999	28-Dec-1999	3798593	28-Apr-2006	Granted
		TW	88122898	24-Dec-1999	NI198115	08-Jul-2004	Granted
		US	091229019	12-Jan-1999	6146701	14-Nov-2000	Granted

2156-055

		EP	00300181.5	12-Jan-2000			Published
		JP	2000-10089	14-Jan-2000	3354125	27-Sep-2002	Granted

2156-055A

		EP	01959539.6	02-Aug-2001			Published
		TW	90121296	29-Aug-2001	N1202121	15-Sep-2004	Granted

2156-056

		EP	00300182.3	12-Jan-2000			Published
		JP	2000-43546	16-Feb-2000	3369527	15-Nov-2002	Granted
		TW	89101284	26-Jan-2000	1240606	21-Sep-2005	Granted
		US	09/251641	17-Feb-1999	5200451	13-Mar-2001	Granted

3/12/2007	Page 4 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	A	US	09/698370	26-Oct-2000	6444109	03-Sep-2002	Granted
	B	US	09/821205	29-Mar-2001	6544397	08-Apr-2003	Granted
	C	US	10/341859	14-Jan-2003	8905587	14-Jun-2005	Granted
	0	US	10/456329	06-Jun-2003			Published

2156-058

	A	CN	00124882.0	2t-Sep-2000	00124882.0	24-Aug-2005	Granted
	A	DE	00304292.8	22-May-2000	60030691.7	13-Sep-2006	Granted
	A	EP	00304292.5	22-May-2000	1158843	13-Sep-2006	Granted
	A	ES	00304292.6	22-May-2000	1158843	13-Sep-2006	Granted
	A	FR	00304292.6	22-May-2000	1158843	13-Sep-2006	Granted
	A	GB	00304292.6	22-May-2000	1158843	13-Sep-2006	Granted
	A	IT	00304292.6	22-May-2000	1158843	13-Sep-2006	Granted
	A	JP	2000.155736	26-May-2000	3387893	10-Jan-2003	Granted
	A	TW	89113843	12-Jul-2000	NI188628	12-Feb-2004	Granted
	A	US	09/274641	23-Mar-1999	6162503	19-Dec-2000	Granted

2156-059

		US	09/421204	21-Oct-1999	6206981	27-Mar-2001	Granted

2156-060

		CN	01810652.8	01-May-2001	01810652.8	01-Nov-2006	Granted
		JP	2002-501596	01-May-2001	3884706	24-Nov-2006	Granted
		TW	90112075	21-May-2001	1250048	01-Mar-2006	Granted
		US	09/590046	08-Jun-2000	6383272	07-May-2002	Granted
	1	DE	01932816.0	01-May-2001	60122509008	23-Aug-2006	Granted
	1	EP	01932816.0	01-May-2001	1289878	23-Aug-2006	Granted
	1	ES	01932818.0	01-May-2001	1289678	23-Aug-2006	Granted
	1	FR	01932816.0	01-May-2001	1289676	23-Aug-2006	Granted
	1	GB	01932816.0	01-May-2001	1289878	23-Aug-2006	Granted
	1	IT	01932816.0	01-May-2001	1289878	23-Aug-2006	Granted
	2	EP	06075567.5	01-May-2001			Published
	A	US	10/090048	27-Feb-2002	6503566	07-Jan-2003	Granted

2156-063

		CA	2407281	01-May-2001			Pending
		CN	01811297.8	01-May-2001	ZL018112978	28-Dec-2005	Granted
		DE	01928986.7	01-May-2001	60115899.7	14-Dec-2005	Granted
		EP	01928986.7	01-May-2001	1297086	14-Dec-2005	Granted

3/12/2007	Page 5 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
		ES	01928986.7	01-May-2001	1297086	14-Dec-2005	Granted
		FR	01928986.7	01-May-2001	1297086	14-Dec-2005	Granted
		GB	01928986.7	01-May-2001	1297086	14-Dec-2005	Granted
		IT	0192898E7	01-May-2001	1297086	14-Dec-2005	Granted
		JP	2002-504376	01-May-2001	3908663	26-Jan-2007	Granted
		1W	90112076	21-May-2001	N1173402	04-Jul-2003	Granted
		US	09/598857	21-Jun-2000	6419784	16-Jul-2002	Granted

2156-064

	A	CN	01814523.X	31-Jul-2001			Published
	A	DE	01961812.3	31-Jul-2001	60115253008	23-Nov-2005	Granted
	A	EP	01961812.3	31-Jul-2001	1311644	23-Nov-2005	Granted
	A	ES	01961812.3	31-Jul-2001	1311644	23-Nov-2005	Granted
	A	FR	01961812.3	31-Jul-2001	1311644	23-Nov-2005	Granted
	A	GB	01961812.3	31-Jul-2001	1311644	23-Nov-2005	Granted
	A	IT	01961812.3	31-Jul-2001	1311644	23-Nov-2005	Granted
	A	JP	521607/02	31-Jul-2001			Pending
	A	1W	90119979	15-Aug-2001	N1180346	21-Oct-2003	Granted
	A	US	09/643813	22-Aug-2000	6554948	29-Apr-2003	Granted

2156065

		CN	01818663.6	19-Sep-2001	01816663.6	27-Jul-2005	Granted
		JP	532897/02	19-Sep-2001			Pending
		1W	90121967	05-Sep-2001	N1200096	05-Aug-2004	Granted
		US	09/677904	03-Oct-2000	6375822	23-Apr-2002	Granted

2156-066

	A	US	09/672577	28-Sep-2000	6474536	05-Nov-2002	Granted

2156-067

	A	US	09/687880	13-Oct-2000	6656370	02-Dec-2003	Granted

2156-071A

	A	US	09/949191	07-Sep-2001	6417149	09-Jul-2002	Granted

2156-072

		US	09/710976	09-Nov-2000	6261381	17-Jul-2001	Granted

2156-073

		1W	90109140	17-Apr-2001	N1205594	26-Oct-2004	Granted

3/12/2007	Page 6 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
		US	09/718910	22-Nov-2000	6379750	30-Apr-2002	Granted

2156-076

	A	CN	02818061.5	01-Aug-2002	02818061.5	11-Oct-2006	Granted
	A	EP	02759235.1	01-Aug-2002			Published
	A	JP	532733/03	01-Aug-2002			Published
	A	TW	91118804	20-Aug-2002	1255870	01-Jun-2006	Granted
	A	US	09/965743	28-Sep-2001	6562221	13-May-2003	Granted

2156-077

	A	CA	2434161	15-Jan-2002	2434161	05-Dec-2006	Granted
	A	CN	02804940.3	15-Jan-2002			Published
	A	HK	04109030.9	16-Nov-2004			Published
	A	TW	91102359	08-Feb-2002	NI189365	19-Feb-2004	Granted
	A	US	09/784242	15-Feb-2001	6585904	01-Jul-2003	Granted
	Al	JP	565795/02	15-Jan-2002			Pending
	B	US	10/419651	21-Apr-2003	7034231	25-Apr-2006	Granted
	C	US	11/348941	06-Feb-2006			Published

2156-078

		US	09/788766	20-Feb-2001	6391177	21-May-2002	Granted

2156-079

		CA	2436672	21-Feb-2002			Published
		EP	02719073.5	21-Feb-2002			Published
		JP	671235/02	21-Feb-2002			Published
		TW	91103275	25-Feb-2002	1265965	11-Nov-2006	Granted
		US	09/802087	08-Mar-2001	6461682	08-Oct-2002	Granted

2156-080

	A	US	09/803831	09-Mar-2001	6582582	24-Jun-2003	Granted

2156-082

	A	EP	02787176.3	04-Apr-2002			Published
	A	JP	514043/03	04-Apr-2002			Published
	A	TW	91108863	29-Apr-2002	NI195173	14-May-2004	Granted
	A	US	09/906370	16-Jul-2001	6508958	21-Jan-2003	Granted
	B	US	10/328197	23-Dec-2002	6706214	16-Mar-2004	Granted

2156-083

3/12/2007	Page 7 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	A	CN	02815773.7	01-May-2002	ZL028157737	05-Apr-2006	Granted
	A	EP	02797725.5	01-May-2002			Published
	A	JP	524741/03	01-May-2002			Published
	A	TW	91110495	20-May-2002	1,0187933	05-Feb-2004	Granted
	A	US	09/945011	31-Aug-2001	6500482	31-Dec-2002	Granted

2156-084

	A	CN	02815757.5	01-May-2002	71028157576	21-Jun-2006	Granted
	A	EP	02723998.7	01-May-2002			Published
	A	JP	523714/03	01-May-2002			Published
	A	TW	91114857	04-Jul-2002	1227750	11-Feb-2005	Granted
	A	US	09/938234	23-Aug-2001	6524403	25-Feb-2003	Granted

2156-085

	A	CN	02815810.5	31-Jul-2002			Published
	A	EP	02756821.1	31-Ju1-2002			Published
	A	JP	524743/03	31-Jul-2002			Published
	A	TW	91117874	08-Aug-2002	1255740	01-Jun-2006	Granted
	A	US	09/946404	05-Sep-2001	6586047	01-Jul-2003	Granted

2156-087

	A	CN	03805744.1	30-Jan-2003			Published
	A	EP	03713321.2	30-Jan-2003			Published
	A	JP	2003-576675	30-Jan-2003			Appealed
	A	US	10/096411	12-Mar-2002	6827834	07-Dec-2004	Granted

2156-089A

		CN	02827992.1	01-Apr-2002			Published
		JP	588129/03	01-Apr-2002			Published
		TW	91107097	09-Apr-2002	N1187038	30-Jan-2004	Granted
		US	10/076897	14-Feb-2002	6692583	17-Feb-2004	Granted

2156-090

	A	CN	03805827.8	07-Feb-2003			Published
	A	JP	2003-576872	07-Feb-2003			Appealed
	A	TW	92102988	13-Feb-2003	1255863	01-Jun-2006	Granted

2156-091

	A	TW	93111983	29-Apr-2004	1241873	11-Oct-2005	Granted

3/12/2007	Page 8 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-092
	A	CN	03806662.9	18-Feb-2003			Published
	A	EP	03713509.2	18-Feb-2003			Published
	A	JP	2003.580104	18-Feb-2003	3683896	03-Jun-2005	Granted
	A	TW	92104260	27-Feb-2003	1256423	11-Jun-2006	Granted
	A	US	10/106522	25-Mar-2002	6783690	31-Aug-2004	Granted

2156-096A

		CN	03824072.6	06-Aug-2003			Published
		EP	03808947.0	06-Aug-2003			Published
		JP	2004-545229	06-Aug-2003			Appealed
		TW	92122857	20-Aug-2003	1232711	11-May-2005	Granted
		US	10/271817	16-Oct-2002	6787445	27-Ju1-2004	Granted

2156-097

	A	CN	2004800077760	17-Feb-2004			Published
	A	EP	04821363.1	17-Feb-2004			Published
	A	JP	517073106	17-Feb-2004			Pending
	A	TW	93102489	04-Feb-2004	1238682	21-Aug-2005	Granted
	A	US	10/372747	24-Feb-2003	6762073	13-Jul-2004	Granted

2156-3322

		DE	923036016	22-Apr-1992	P692157425	11-Dec-1996	Granted
		EP	923036016	22-Apr-1992	0510938	11-Dec-1996	Granted
		FR	923036016	22-Apr-1992	0510938	11-Dec-1998	Granted
		GB	923036016.	22-Apr-1992	0510938	11-Dec-1996	Granted
		IT	923036016	22-Apr-1992	0510938	11-Deo-1996	Granted
		TW	81103020	17-Apr-1992	N160499	31-May-2002	Granted

2156-501-046

		BE	879050300	25-Jun-1987	0276276	21-Aug-1991	Granted
		DE	879050300	25-Jun-1987	0276276	21-Aug-1991	Granted
		EP	879050300	25-Jun-1987	0276276	21-Aug-1991	Granted
		FR	879050300	25-Jun-1987	0276276	21-Aug-1991	Granted
		GB	879050300	25-Jun-1987	0276276	21-Aug-1991	Granted
		IT	879050300	25-Jun-1987	0276276	21-Aug-1991	Granted

2156-501-055

		CA	539627	15-Jun-1987	1286929	30-Ju1-1991	Granted

3/12/2007	Page 9 of 17

Docket No./Sub Case	Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	DE	879047553	22-Jun-1987	P37757490	02-Jan-1992	Granted
	EP	879047553	22-Jun-1987	0276256	02-Jan-1992	Granted
	FR	879047553	22-Jun-1987	0276256	02-Jan-1992	Granted
	GB	879047553	22-Jun-1957	0276256	02-Jan-1992	Granted
	IT	879047553	22-Jun-1987	0276256	02-Jan-1992	Granted

2156-501-063

	DE	879068583	31-Jul-1987	p37771620	04-Mar-1992	Granted
	EP	879068583	31-Jul-1987	284626	04-Mar-19[4]4	Granted
	FR	879068583	31-Jul-1987	284626	04-Mar-1992	Granted
	GB	879068583	31-Jul-1987	284626	04-Mar-1992	Granted
	IT	879068583	31-Jul-1987	284626	04-Mar-1992	Granted

2156-501-064

	CA	590993	14-Feb-1989	1331578	23-Aug-1994	Granted
	DE	893017301	22-Feb-1989	P689206151	18-Jan-1995	Granted
	EP	893017301	22-Feb-1989	0336542	18-Jan-1995	Granted
	FR	893017301	22-Feb-1989	0336542	18-Jan-1995	Granted
	GB	893017301	22-Feb-1989	0336542	18-Jan-1995	Granted
	IT	893017301	22-Feb-1989	0336542	18-Jan-1995	Granted

2156501069

	CA	603264	19-Jun-1989	1320873	03-Aug-1993	Granted
	DE	889084448	16-Jun-1988	P38815117	02-Jun-1993	Granted
	EP	889084448	16-Jun-1986	340257	02-Jun-1993	Granted
	FR	889084448	16-Jun-1988	340257	02-Jun-1993	Granted
	GB	889084448	16-Jun-1988	340257	02-Jun-1993	Granted

2156-501-109

	CA	595105	29-Mar-1989	1308057	29-Sep-1992	Granted
	JP	23482689	12-Sep-1989	1652807	11-Mar-1991	Granted

2156-501-118

	CA	2003997	27-Nov-1989	2003997	05-Jan-1999	Granted
	DE	899128151	20-Nov-1989	P6892230850	14-Jun-1995	Granted
	EP	899128151	20-Nov-1989	417211	14-Jun-1995	Granted
	FR	899128151	20-Nov-1989	417211	14-Jun-1995	Granted
	GB	899128151	20-Nov-1989	417211	14-Jun-1995	Granted
	IT	899128151	20-Nov-1989	417211	14-Jun-1995	Granted

3/12/2007	Page 10 of 17

Docket No./Sub Case	Country	Application No.	Filing Date	Patent No.	Issue Date	Status
		50067490	20-Nov-1989	2015915	19-Feb-1996	Granted
	JP

2156-501-144

	CA	2029090	31-Oct-1990	2029090	14-Apr-1998	Granted
	DE	903131878	05-Dec-1990	P690099789	15-Jun-1994	Granted
	EP	903131878	05-Dec-1990	446522	15-Jun-1994	Granted
	ES	903131878	05-Dec-1990	446522	16-Jun-1994	Granted
	FR	903131878	05-Dec-1990	446522	15-Jun-1994	Granted
	GB	903131878	05-Dec-1990	446622	15-Jun-1994	Granted
	IT	903131878	05-Dec-1990	446522	15-Jun-1994	Granted

2156-501-145

	CA	2028688	26-Oct-1990	2028688	21-Dec-1993	Granted

2156-501-146

	CA	2022400	31-Jul-1990	2022400	05-Oct-1993	Granted
	DE	909112195	26-Jul-1990	476065	19-Jun-1996	Granted
	EP	909112195	26-Jul-1990	476085	19-Jun-1996	Granted
	FR	909112195	26-Jul-1990	476065	19-Jun-1996	Granted
	GB	909112185	26-Jul-1990	476065	19-Jun-1996	Granted

2156-501-148

	CA	2031549	05-Dec-1990	2031549	28-Apr-1998	Granted
	DE	903142461	24-Dec-1990	P690151640	14-Dec-1994	Granted
	EP	903142461	24-Dec-1990	0456915	14-Dec-1994	Granted
	ES	903142481	24-Dec-1990	0455915	14-Dec-1994	Granted
	FR	903142481	24-Dec-1990	0455915	14-Dec-1994	Granted
	GB	903142461	24-Dec-1990	0455915	14-Dec-1994	Granted
	IT	803142481	24-Dec-1990	0465915	14-Dec-1994	Granted
	JP	17782891	18-Apr-1991	1923026	26-Apr-1995	Granted

2156-501-172

	CA	2046202	04-Jul-1991	2046202	10-Jun-1997	Granted
	DE	913064861	17-Jul-1991	P691252336	19-Mar-1997	Granted
	EP	913064861	17-Jul-1991	475567	19-Mar-1997	Granted
	FR	913064861	17-Jul-1991	475567	19-Mar-1997	Granted
	GB	913064861	17-Jul-1991	475567	19-Mar-1997	Granted
	IT	913064861	17-Jul-1991	476667	19-Mar-1997	Granted
	JP	27445391	26-Jul-1991	2026292	26-Feb-1996	Granted

3/12/2007	Page 11 of 17

Docket No./Sub Case		Country	Application No	Filing Date	Patent No.	Issue Date	Status

2156-501-189

		CA	2073478	08-Jul-1992	2073478	15-Sep-1998	Granted
		DE	923068829	28-Jul-1992	P692134153	04-Sep-1996	Granted
		EP	923068829	28-Jul-1992	0546654	04-Sep-1996	Granted
		ES	923068829	28-Jul-1992	0546654	04-Sep-1996	Granted
		FR	923068829	28-Jul-1992	050654	04-Sep-1996	Granted
		GB	923068829	28-Jul-1992	0546654	04-Sep-1996	Granted

2156-501-214

		DE	933014227	25-Feb-1993	P693140704	24-Sep-1997	Granted
		EP	933014227	25-Feb-1993	0559379	24-Sep-1997	Granted
		FR	933014227	25-Feb-1993	0559379	24-Sep-1997	Granted
		GB	933014227	25-Feb-1993	0559379	24-Sep-1997	Granted
		IT	933014227	25-Feb-1993	0559379	24-Sep-1997	Granted

2156-503-017

		DE	92915309.6	16-Mar-1992	0583426	15-May-1996	Granted
		EP	92915309.6	16-Mar-1992	0583426	15-May-1996	Granted
		FR	92915309.6	18-Mar-1992	0583426	15-May-1996	Granted
		GB	92915309.6	16-Mar-1992	0583426	15-May-1996	Granted
		JP	511806/92	13-Mar-1992	3135124	01-Dec-2000	Granted
	C	US	091255491	22-Feb-1999	RE37765	25-Jun-2002	Granted

2156-601

	A	CN	03825352.6	19-Sep-2003			Published
	A	EP	03754784.1	19-Sep-2003			Published
	A	JP	2004-555298	19-Sep-2003			Published
	A	Tw	92129272	22-Oct-2003	230031	21-Mar-2005	Granted
	A	US	10/304514	26-Nov-2002	7186305	06-Mar-2007	Granted

2156-602

	A	CN	2004800098108	15-Mar-2004			Published
	A	EP	04720786.5	15-Mar-2004			Published
	A	JP	201235/06	15-Mar-2004			Published
	A	TW	93106664	12-Mar-2004	1241872	11-Oct-2005	Granted
	A	US	10/412932	14-Apr-2003	6773757	10-Aug-2004	Granted

2156-604

	A	CN	2004800119528	26-Mar-2004			Published

3/12/2007	Page 12 of 17

Docket No./Sub Case			Application No.	Filing Date	Patent No.	Issue Date	Status
	A	EP	04760783.3	26-Mar-2004			Published
	A	JP	532343/08	26-Mar-2004			Published
	A	TW	93111238	22-Apr-2004	1271444	21-Jan-2007	Granted
	A	US	10/431261	07-May-2003	6837923	04-Jan-2005	Granted

2156-608

	A	CN	2005800108180	03-Feb-2005			Published
	A	EP	05712634.4	03-Feb-2005			Published
	A	JP	2007-507307	03-Feb-2005			Published
	A	US	10/820236	06-Apr-2004			Published

2156-612

	A	CN	2005800073815	02-Feb-2006			Published
	A	EP	05706145.9	02-Feb-2005			Published
	A	JP	2007-502807	02-Feb-2005			Published
	A	TW	94106245	02-Mar-2005			Pending
	A	US	10/798522	11-Mar-2004	7128820	31-Oct-2006	Granted

2156-614

	A	BR	PI0506382-5	18-Feb-2005			Published
	A	CN	2005800126776	18-Feb-2005			Published
	A	EP	05713881.0	18-Feb-2005			Published
	A	JP		18-Feb-2005			Published
	A	TW	94108765	22-Mar-2005			Published
	A	US	10/837109	30-Apr-2004			Appealed
	B	US	11/049828	03-Feb-2005			Published
	B	WO	PCTUS0603730	02-Feb-2006			Published

2156-616

	A	CN	2005800203503	15-Mar-2005			Published
	A	EP	05725574.7	15-Mar-2005			Published
	A	JP		15-Mar-2005			Published
	A	US	10/876795	25-Jun-2004			Published

2156-620

	A	CN		27-Jul-2005			Published
	A	EP	05775560.5	27-Jul-2005			Published
	A	JP		27-Jul-2005			Published
	A	TW	94126652	06-Aug-2005			Published

3/17/2007	Page 13 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	A	US	10/925589	25-Aug-2004	7022464	04-Apr-2006	Granted

2156-621

	A	CN		18-Ju1-2005			Published
	A	EP	05772093.0	18-Jul-2005			Published
	A	JP		18-Jul-2005			Published
	A	TW	94125404	27-Jul-2005			Published
	A	US	10/956912	30-Sep-2004			Published

2156-622

	A	CN		10-Jun-2005			Published
	A	EP	05758554.9	10-Jun-2005			Published
	A	JP		10-Jun-2005			Published
	A	US	10/964212	13-Oct-2004			Published

2156-623

	A	CN		11-Jul-2005			Published
	A	EP	05771376.0	11-Jul-2005			Published
	A	JP		11-Jul-2005			Published
	A	US	10/943113	16-Sep-2004			Published

2156-627

	A	US	11/205516	17-Aug-2005			Published
	A	WO	PCTUS06014513	18-Apr-2006			Pending

2156-628

	A	US	11/209471	23-Aug-2005			Pending
	A	WO	PCTUS0602091	31-May-2006			Pending

2156-629

	A	TW	95146000	08-Dec-2006			Pending
	A	US	11/300254	14-Dec-2005			Pending
	A	WO	PCTUS06036106	15-Sep-2006			Pending

2156-630

	A	US	11/398080	05-Apr-2006			Pending
	A	WO	PCTUS0705105	27-Feb-2007			Pending

2156-631

	A	TW	95134892	21-Sep-2006			Pending

3/12/2007	Page 14 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	A	US	11/290118	30-Nov-2005	7094523	22-Aug-2006	Granted
	A	WO	PCTUS06033417	28-Aug-2006			Pending

2156-632

	A	US	11/386901	22-Mar-2008			Pending
	A	WO	PCTUS0700015	03-Jan-2007			Pending

2156-633

	A	TW	95146189	11-Dec-2006			Pending
	A	US	11/316010	21-Dec-2005			Pending
	A	WO	PCTUS06036185	15-Sep-2006			Pending

2156-634

	A	US	11/386631	22-Mar-2006			Pending
	A	WO	PC113606049016	21-Dec-2006			Pending

2156-635

	A	US	11/403628	13-Apr-2006	7153408	26-Dec-2006	Granted
	A	WO	PCTUS0700395	05-Jan-2007			Pending

2156-636

	A	US	11/398048	05-Apr-2006			Pending
	A	WO	PCTUS0701716	19-Jan-2007			Pending

2156-637

	A	US	11/479692	30-Jun-2006			Pending

2156-638

	A	US	11/503780	14-Aug-2006			Pending

2156-639

	A	US	11/657833	24-Jan-2007			Pending

2156-700
	A	US	10/333484	11-Jul-2001	7109375	19-Sep-2006	Granted

2156-8476

	A	DE	95911101.4	24-Feb-1995	P69516275.6	12-Apr-2000	Granted
	A	EP	95911101.4	24-Feb-1995	0749594	12-Apr-2000	Granted
	A	ES	95911101.4	24-Feb-1995	0749594	12-Apr-2000	Granted
	A	FR	95911101.4	24-Feb-1995	0749594	12-Apr-2000	Granted

3/12/2007	Page 15 of 17

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	A	GB	95911101.4	24-Feb-1995	0749594	12-Apr-2000	Granted
	A	IT	95911101.4	24-Feb-1995	0749594	12-Apr-2000	Granted
	A	LI	95911101.4	24-Feb-1995	0749594	12-Apr-2000	Granted
	B	US	08835873	08-Apr-1997	5981147	09-Nov-1999	Granted

2156-8756
		US	08/426369	21-Apr-1995	5565302	15-Oct-1996	Granted

2156-8782
		US	08/469308	05-Jun-1995	5512607	30-Apr4 996	Granted

2156-8828
		US	08/531026	20-Sep-1995	6681684	28-Oct-1997	Granted

2156-8846
	B	US	08/870899	06-Jun-1997	5869220	09-Feb-1999	Granted

2156-9137
		DE	969076843	28-Mar-1996	69623007008	14-Aug-2002	Granted
		EP	969076843	28-Mar-1996	0823460	14-Aug-2002	Granted
		FR	969076843	28-Mar-1996	0823460	14-Aug-2002	Granted
		GB	969076843	28-Mar-1998	0823460	14-Aug-2002	Granted
		IT	969076843	28-Mar-1996	0823460	14-Aug-2002	Granted

2156-9138
		DE	969076850	28-Mar-1996	69624691	06-Nov-2002	Granted
		EP	969076850	28-Mar-1996	0818515	06-Nov-2002	Granted
		FR	969076850	28-Mar-1996	0818515	06-Nov-2002	Granted
		GB	969076850	28-Mar-1996	0818515	06-Nov-2002	Granted
		IT	9690781350	28-Mar-1996	0818515	06-Nov-2002	Granted

2156-Knopp-1
		CA	2137823	01-Jun-1993	2137823	10-Oct-2000	Granted
		DE	939132588	01-Jun-1993	0645074	28-Jan-1998	Granted
		EP	939132588	01-Jun-1993	0645074	28-Jan-1998	Granted
		ES	939132588	01-Jun-1993	0645074	28-Jan-1998	Granted
		FR	939132588	01-Jun-1993	0645074	28-Jan-1996	Granted
		GB	939132588	01-Jun-1993	0645074	28-Jan-1998	Granted
		IT	939132588	01-Jun-1993	0645074	28-Jan-1998	Granted
		JP	51687593	01-Jun-1993	3037755	25-Feb-2000	Granted

3112/2007	Page 16 of 17

Docket No./Sub Case	Country	Application No.	Filing Date	Patent No.	Issue Date	Status

21.56-Knopp-2
	CA	2177708	02-Dec-1994	2177708	17-Feb-2004	Granted
	DE	959046004	02-Dec-1994	0732040	11.Feb-1998	Granted
	EP	959046004	02-Dec-1994	0732040	11-Feb-1998	Granted
	ES	959046004	02-Dec-1994	0732040	11-Feb-1998	Granted
	FR	959046004	02-Dec-1994	0732040	11-Feb-1998	Granted
	GB	93248482	03-Dec-1993	2284509	28-Oct-1997	Granted
	IT	959046004	02-Dec-1994	0732040	11-Feb-1998	Granted

2156-York-1
	DE	96934999.2	15-Oct-1998	0857226	19-Dec-2001	Granted
	EP	96934999.2	15-Oct-1996	0857226	19-Dec-2001	Granted
	FR	969349992	15-Oct-1996	0857226	19-Dec-2001	Granted
	GB	96934999.2	16-Oct-1996	0857226	19-Dec-2001	Granted
	IT	96934999.2	15-Oct-1996	0857226	19-Dec-2001	Granted
	JP	515599/1997	15-Oct-1996	3210677	13-Jul-2001	Granted
	US	09/051833	15-Oct-1996	6030516	29-Feb-2000	Granted

2156-York-2
	DE	96935001.6	15-Oct-1996	0859876	05-Jan-2000	Granted
	EP	96935001.6	15-Oct-1996	0859878	05-Jan-2000	Granted
	FR	96935001.6	15-Oct-1996	0859876	05-Jan-2000	Granted
	GB	96935001.6	15-Oct-1996	0859876	05-Jan-2000	Granted
	IT	96935001.6	15-Oct-1996	0859876	05-Jan-2000	Granted
	JP	516601/1997	15-Oct-1996	3210678	13-Jul-2001	Granted
	US	09/051784	15-Oct-1996	6217738	17-Apr-2001	Granted

2156-York-3
	DE	97940255.9	15-Sep-1997	0946793	20-Aug-2003	Granted
	EP	97940255.9	15-Sep-1997	0946793	20-Aug-2003	Granted
	ES	97940255.9	15-Sep-1997	0946793	20-Aug-2003	Granted
	FR	97940255.9	15-Sep-1997	0946793	20-Aug-2003	Granted
	GB	97940255.9	16-Sep-1997	0946793	20-Aug-2003	Granted
	IT	97940255.9	15-Sep-1997	0946793	20-Aug-2003	Granted
	JP	515362/1998	15-Sep-1997	3388759	17-Jan-2003	Granted
	US	09/147972	15-Sep-1997	6409850	25-Jun-2002	Granted
	US	08/562316	05-Feb-1996	6342332	29-Jan-2002	Granted
	US	08/730572	15-Oct-1996	5758412	02-Jun-1998	Granted

3/12/2007	Page 17 of 17

MacDermid Printing Solutions, LLC - Patents

Docket No./Sub Case		Country	Application No.	Filling Date	Patents No.	Issue Date	Status
2156-00M
		JP	27509389	24-Oct-1989	2766344	03-Apr-1996	Granted
		US	07/261501	24-Oct-1988	4903597	27-Feb-1990	Granted

2156-00N
		US	08/352955	09-Dec-1994	5544584	13-Aug-1996	Granted

2156-00O
		US	07/782380	24-Oct-1991	5216954	08-Jun-1993	Granted

2156-00P
	B	CA	2339024	30-Jul-1999	2339024	26-Apr-2005	Granted
	B	DE	99937723.7	30-Jul-1999	69920728	29-Sep-2004	Granted
	B	EP	99937723.7	30-Ju1-1999	1115580	29-Sep-2004	Granted
	B	ES	99937723.7	30-Jul-1999	1115580	29-Sep-2004	Granted
	B	FR	99937723.7	30-Jul-1999	1115580	29-Sep-2004	Granted
	B	GB	99937723.7	30-Jul-1999	1115580	29-Sep-2004	Granted
	B	IT	99937723.7	30-Jul-1999	1115580	29-Sep-2004	Granted
	B	US	09/744824	30-Jul-1999	6742453	01-Jun-2004	Granted

2156-00Q
	2	US	07/480362	03-Jan-1990	5082193	05-Nov-1991	Granted
	3	US	07/474520	01-Feb-1990	5072504	17-Dec-1991	Granted
	4	US	07/474554	01-Feb-1990	5046231	10-Sep-1991	Granted

2156-088
	B	CN	2005800020305	20-Jan-2005			Pending
	B	EP	05711796.2	20-Jan-2005			Published
	B	HK	06113284.2	04-Dec-2006			Pending
	B	JP	551313/06	20-Jan-2005			Published
	B	TW	94102310	26-Jan-2005	1254835	11-May-2005	Granted
	B	US	10/768799	30-Jan-2004	6989220	24-Jan-2008	Granted

2156-301
	A	CN	2004800407385	20-Dec-2004			Published
	A	EP	04814692.2	20-Dec-2004			Published
	A	JP	2006-551080	20-Dec-2004			Published
	A	TW	94100839	12-Jan-2005			Published
	A	US	10/586414	20-Dec-2004			Published

3/12/2007	Page 1 of 4

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-302
	A	CN	2004800049493	17-Dec-2004			Published
	A	EP	04814947.0	17-Dec-2004			Published
	A	JP	549300106	17-Dec-2004			Pending
	A	TW	94100415	07-Jan-2005	1268871	21-Dec-2006	Granted
	A	US	10/754297	09-Jan-2004	6966259	22-Nov-2005	Granted

2156-303
	A	CN	2005800167210	08-Mar-2005			Published
	A	EP	05728295.6	08-Mar-2005			Published
	A	JP		08-Mar-2005			Published
	A	US	10/853342	25-May-2004			Published

2156-304
	A	CN	2005800019416	21-Jan-2005			Published
	A	EP	05711803.6	21-Jan-2005			Published
	A	JP	2007-506146	21-Jan-2005			Published
	A	US	10/811763	29-Mar-2004	6998218	14-Feb-2006	Granted
	B	CN		06-Jul-2005			Published
	B	EP	05770067.6	06-Jul-2005			Published
	B	JP		06-Jul-2005			Published
	B	TW	94123474	12-Jul-2005	1267444	01-Dec-2006	Granted
	B	US	10/891351	14-Jul-2004	7041432	09-May-2006	Granted
	C	US	11/344653	01-Feb-2006			Published

2156-305
	A	CN	2005800051801	07-Mar-2005			Published
	A	EP	05724752.0	07-Mar-2005			Published
	A	JP		07-Mar-2005			Published
	A	1W	94108764	22-Mar-2005	1259812	11-Aug-2006	Granted
	A	US	10/837107	30-Apr-2004	7044055	16-May-2006	Granted
	B	US	11/297725	08-Dec-2005	7152529	26-Dec-2006	Granted
	C	US	11/592680	03-Nov-2006			Pending

2156-306
	A	CN	2005800055446	01-Feb-2005			Published
	A	EP	06712360.6	01-Feb-2005			Published
	A	JP	2007-509458	01-Feb-2005			Published
	A	US	10/830560	23-Apr-2004	7055429	06-Jun-2006	Granted

2156-308
	A	CN		16-May-2005			Published

3/12/2007	Page 2 of 4

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
	A	EP	05750599.2	16-May-2005			Published
	A	JP		16-May-2005			Published
	A	US	10/894979	20-Jul-2004	7125650	24-Oct-2006	Granted

2156-309
	A	CN		01-Aug-2005			Published
	A	EP	05782469.0	01-Aug-2005			Published
	A	JP		01-Aug-2005			Published
	A	US	10/977049	29-Oct-2004	7179583	20-Feb-2007	Granted

2156-310
	A	US	11/055196	10-Feb-2005			Published
	A	WO	PCTUS0604377	08-Feb-2006			Published

2156-311
	A	CN		11,1W-2005			Published
	A	EP	05770862.0	11-Jul-2005			Published
	A	JP		11-Jul-2005			Published
	A	US	10/946937	22-Sep-2004			Published

2156-312
	A	TW	94137808	28-Oct-2005			Published
	A	US	101987624	12-Nov-2004	7081331	25-Jul-2005	Granted
	A	WO	PCTUS05031258	01-Sep-2005			Published
		US	11/439026	23-May-2008			Published

2156-313
	A	US	101965316	14-Oct-2004			Published

2156-315
	A	TW	94131624	14-Sep-2005			Published
	A	US	101990087	18-Nov-2004			Published
	A	WO	PCTUS0525553	19-Jul-2005			Published

2156-316
	A	US	10/992123	18-Nov-2004	7060417	13-Jun-2006	Granted
	A	WO	PCTUS05021066	15-Jun-2005			Published

2156-318
	A	TW	95121821	19-Jun-2006			Published
	A	US	11/159704	23-Jun-2005			Published
	A	WO	PCTUS06004491	09-Feb-2006			Published

2156-319
	A	TW	95120008	08-Jun-2005			Pending

3/12/2007	Page 3 of 4

Docket No./Sub Case		Country	Application No	Filing Date	Patent No.	Issue Date	Status
	A	US	11/150088	09-Jun-2005			Published
	A	WO	PCTUS06010126	21-Mar-2006			Published

2156-320
	A	TW	95132988	07-Sep-2006			Pending
	A	US	11/249864	13-Oct-2005			Pending
	A	WO	PCTUS06033097	23-Aug-2006			Pending

2156-322
	A	TW	95138931	23-Oct-2006			Pending
	A	US	11/289814	30-Nov-2005			Pending
	A	WO	PCTUS06039652	10-Oct-2006			Pending

2156-324
	A	US	11/333022	17-Jan-2006			Pending
	A	WO	PCTUS06043341	08-Nov 2006			Pending

2156-325
	A	US	11/360064	22-Feb-2006			Pending
	A	WO	PCTUS606048474	19-Dec-2006			Pending

3/12/2007	Page 4 of 4

NAPP Systems, Inc. - Patents

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
2156-5004
		EP	949128169	21-Mar-1994	0691001	18-Dec-2002	Granted
		US	08/036984	25-Mar-1993	5350661	27-Sep-1994	Granted

2156-501B
		US	08/621508	25-Mar-1996	5683837	04-Nov-1997	Granted

2156-502A
	B	US	08/900183	25-Jul-1997	5989781	23-Nov-1999	Granted

2156-503A
		AU	8836691	02-Dec-1991	650697	09-Nov-1994	Granted
		DE	913111209	29-Nov-1991	P691262837	28-May-1997	Granted
		EP	913111209	29-Nov-1991	0489553	28-May-1997	Granted
		FR	913111209	29-Nov-1991	0489553	28-May-1997	Granted
		GB	913111209	29-Nov-1991	0489553	28-May-1997	Granted
		IT	913111209	29-Nov-1991	0489553	28-May-1997	Granted
	1	US	07621640	03-Dec-1990	5348644	20-Sep-1994	Granted

2156-504A
		US	08/812103	05-Mar-1997	5976763	02-Nov-1999	Granted

2156-505A
	1	US	08/350100	29-Nov-1994	5638154	10-Jun-1997	Granted

2156-506A
		US	08/943725	02-0ct-1997	6127094	03-Oct-2000	Granted

2156-507A
	A	EP	02723587.8	11-Mar-2002			Published
	A	JP	577650/02	11-Mar-2002	3827308	14-Jul-2006	Granted
	A	US	09/623904	30-Mar-2001	6579684	17-Jun-2003	Granted
	B	US	10/386315	11-Mar-2003	6780568	24-Aug-2004	Granted

2156-511A
		US	09/382214	24-Aug-1999	6262825	17-Jul-2001	Granted

2156-513A
		DE	89905937.1	26-May-1989	68927733	29-Jan-1997	Granted

3/12/2007	Page 1 of 2

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status
		EP	89906937.1	26-May-1989	0371123	29-Jan-1997	Granted
		FR	89906937.1	26-May-1989	0371123	29-Jan-1997	Granted
		GB	89906937.1	26-May-1989	0371123	29-Jan-1997	Granted
		IT	89906937.1	26-May-1989	0371123	29-Jan-1997	Granted
		JP	1-506483	26-May-1989	2568447	03-Oct-1996	Granted
	2	US	07783267	28-Oct-1991	5223041	29-Jun-1993	Granted

2156-523A
		US	09624104	24-Jul-2000	6551756	22-Apr-2003	Granted

2156-526
	A	CN	2004800165742	07-May-2004			Published
	A	EP	04751662.0	07-May-2004			Published
	A	JP	517109/06	07-May-2004			Published
	A	1W	93113390	13-May-2004			Published
	A	US	10/462977	16-Jun-2003	7005232	28-Feb-2008	Granted
	B	US	11/267435	04-Nov-2005	7083896	01-Aug-2006	Granted

2156-527
	A	CN	2004800344070	27-Oct2004			Published
	A	EP	04820732.8	27-Oct-2004			Published
	A	JP	542577/06	27-Oct-2004			Published

2156-528
	A	CN	2005800092464	19-Jan-2005			Published
	A	EP	05705960.2	19-Jan-2005			Published
	A	JP	2007-504943	19-Jan-2005			Published
	A	US	10/805769	22-Mar-2004			Published

2156-529
	A	CN		08-Sep-2005			Published
	A	EP	05798448.8	08-Sep-2005			Published
	A	JP		08-Sep-2005			Published
	A	TW	94131622	14-Sep-2005			Published
	A	US	10/970881	22-Oct-2004	7156630	02-Jan-2007	Granted
	B	US	11/588951	27-Oct-2006			Published

3/12/2007	Page 2 of 2

Polyfibron Technologies, Inc. Patents

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-131A
		DE	97904160.5	06-Feb-1997	69721536.9	02-May-2003	Granted
		EP	97904160.5	06-Feb-1997	0910816	02-May-2003	Granted
		ES	97904160.5	06-Feb-1997	0910816	02-May-2003	Granted
		FR	97904160.5	06-Feb-1997	0910816	02-May-2003	Granted
		GB	97904160.5	06-Feb-1997	0910816	02-May-2003	Granted
		IT	97904160.5	06-Feb-1997	0910816	02-May-2003	Granted
		JP	505177/98	06-Feb-1997			Pending
		US	08/676591	08-Jul-1995	5846691	08-Dec-1998	Granted

2156-131B

		CA	2308757	23-Oct-1998			Pending
		CN	98810483.0	23-Oct-1998	98810483.0	10-Aug-2005	Granted
		DE	98953954.9	23-Oct-1998	69835160.6	05-Jul-2006	Granted
		EP	98953954.9	23-Oct-1998	1025464	05-Jul-2008	Granted
		ES	98953954.9	23-Oct-1998	1025464	05-Jul-2005	Granted
		FR	98953954.9	23-Oct-1998	1025464	05-Jul-2006	Granted
		GB	98953954.9	23-Oct-1998	1025464	05-Jul-2006	Granted
		IT	98953954.9	23-Oct-1998	1025464	05-Jul-2006	Granted
		JP	518307100	23-Oct-1998			Pending
		US	08/957165	24-Oct-1997	6312871	06-Nov-2001	Granted

2156-155A

		AU	4177497	03-Sep-1997	727166	22-Mar-2001	Granted
		CA	2265658	03-Sep-1997	2265658	22-Mar-2005	Granted
		DE	979397585	03-Sep-1997	69717642.8	04-Dec-2002	Granted
		EP	979397585	03-Sep-1997	0923613	04-Dec-2002	Granted
		ES	979397585	03-Sep-1997	0923613	04-Dec-2002	Granted
		FR	979397585	03-Sep-1997	0923613	04-Dec-2002	Granted
		GB	979397585	03-Sep-1997	0923613	04-Dec-2002	Granted
		IT	979397585	03.Sep-1997	0923613	04-Dec-2002	Granted
		JP	512829198	03-Sep-1997	3775688	03-Mar-2006	Granted
	1	US	08/708805	09-Sep-1996	6066436	23-May-2000	Granted

2156-156A

3/12/2007	Page 1 of 3

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

		US	08/820227	18-Mar-1997	5859134	12-Jan-1999	Granted

2156-157A

		AU	7976498	17-Jun-1998	733407	23-Aug-2001	Granted
		CA	2294517	17-Jun-1998	2294517	07-Feb-2006	Granted
		DE	98930357.3	17-Jun-1998	69819156	22-Oct-2003	Granted
		EP	98930357.3	17-Jun-1998	0996546	22-Oct-2003	Granted.
		ES	98930357.3	17-Jun-1998	0996546	22-Oct-2003	Granted
		FR	98930357.3	17-Jun-1998	0996546	22-Oct-2003	Granted
		GB	98930357.3	17-Jun-1998	0996546	22-Oct-2003	Granted
		IT	98930357.3	17-Jun-1998	0996546	22-Oct-2003	Granted
		JP	507195/99	17-Jun-1998			Pending
		US	08/886224	01-Jul-1997	5974974	02-Nov-1999	Granted

2156-158A

		DE	989348549	21-Jul-1998	69811369.1	12-Feb-2003	Granted
		EP	98934854.9	21-Jul-1998	1000386	12-Feb-2003	Granted
		FR	989346549	21-Jul-1998	1000386	12-Feb-2003	Granted
		GB	989348549	21-Jul-1998	1000386	12-Feb-2003	Granted
		IT	989346549	21-Jul-1998	1000386	12-Feb-2003	Granted
		JP	50553/00	21-Jul-1998			Pending
		US	08/902837	30-Jul-1997	5919604	06-Jul-1999	Granted

2156-160A

		DE	99942547.3	27-Aug-1999	69925983.5	29-Jun-2005	Granted
		EP	99942547.3	27-Aug-1999	1032866	29-Jun-2005	Granted
		ES	99942547.3	27-Aug-1999	1032866	29-Jun-2005	Granted
		FR	99942547.3	27-Aug-1999	1032866	29-Jun-2005	Granted
		GB	99942547.3	27-Aug-1999	1032866	29-Jun-2005	Granted
		IT	99942547.3	27-Aug-1999	1032888	29-Jun-2005	Granted
		JP	590020/00	27-Aug-1999			Pending

2156-168A

		US	08/902644	30-Jul-1997	5902714	11-May-1999	Granted

2156-188A

	I-i	US	08/916101	21-Aug-1997	6925500	20-Jul-1999	Granted
	J	US	09/898152	03-Jul-2001	6916596	12-Jul-2005	Granted
	K	US	09/921589	03-Aug-2901	6758181	29-Jun-2004	Granted

3/12/2007	Page 2 of 3

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

	M	US	10/153946	23-May-2002	6605410	12-Aug-2003	Granted

2156-250A

	B	US	08/669267	24-May-1996	5735983	07-Apr-1998	Granted

2156-251A

		US	08/989213	11-Dec-1997	6007967	28-Dec-1999	Granted

3/12/2007	Page 3 of 3

PT SUB, Inc. - Patents

Docket No./Sub Case		Country	Apetation Na	Filing Date	Patent No,	Issue Date	Status

2156-123A

		BE	912501103	24-Apr-1991	0456336	18-Jun-1997	Granted
		CA	20410230	23-Apr-1991	2041023	12-Mar-2002	Granted
		DE	912501103	24-Apr-1991	0456336	18-Jun-1997	Granted
		EP	912501103	24-Apr-1991	0456336	18-Jun-1997	Granted
		ES	912501103	24-Apr-1991	0458336	18-Jun-1997	Granted
		FR	912501103	24-Apr-1991	0458338	18-Jun-1997	Granted
		GB	912501103	24-Apr-1991	0456336	18-Jun-1997	Granted
		IT	912501103	24-Apr-1991	0456336	18-Jun-1997	Granted
		MX	26518	25-Apr-1991	170892	21-Sep-1993	Granted
		TW	80103207	24-Apr-1991	NI-64090	14-May-1992	Granted
	D	US	08/197107	16-Feb-1994	5370968	08-Dec-1994	Granted

2156-125B

		DE	943014787	02-Mar-1994	0613791	02-Sep-1998	Granted
		EP	943014787	02-Mar-1994	0613791	02-Sep-1998	Granted
		FR	943014787	02-Mar-1994	0813791	02-Sep-1998	Granted
		GB	943014787	02-Mar-1994	0613791	02-Sep-1998	Granted
		IT	943014787	02-Mar-1994	0613791	02-Sep-1998	Granted
		JP	5671394	02-Mar-1994	3378500	06-Dec-2002	Granted
		US	08/025482	03-Mar-1993	6352507	04-Oct-1994	Granted

2156-170.A

		EP	92306409.1	14-Jul-1992	0523945	24-Sep-1997	Granted
		FR	92306409.1	14-Jul-1992	0523945	24-Sep-1997	Granted
		JP	20946392	15-Jul-1992	3157295	09-Feb-2001	Granted
		US	07/729976	15-Jul-1991	5223375	29-Jun-1993	Granted
	C	US	07/941508	08-Sep-1992	5550005	27-Aug-1995	Granted
	D	US	08/024565	01-Mar-1993	5344743	08-Sep-1994	Granted

2156-171A

		US	07/760430	16-Sep-1991	5482835	31-Oct-1995	Granted

2156-172A

		EP	923115885	18-Dec-1992	0602292	09-Jul-1997	Granted
		FR	923115885	18-Dec-1992	0602292	09-Jul-1997	Granted
		GB	923115885	18-Dec-1992	0602292	09-Jul-1997	Granted
		IT	923115885	18-Dec-1992	0602292	09-Jul-1997	Granted
		US	07/662699	01-Mar-1991	5290663	01-Mar-1994	Granted

3/12/2007	Page 1 of 4

Docket No./Sub Case		Country	Application No	Filing Date	Patent No.	Issue Date	Status

2156-180A

		JP	2903492	21-Jan-1992	3199812	15-Jun-2001	Granted
		US	07/645848	25-Jan-1991	5143819	01-Sep-1992	Granted

2156-181A

		EP	91303732.1	25-Apr-1991	0456380	10-Jul-1996	Granted
		FR	91303732.1	25-Apr-1991	0458380	10-Jul-1996	Granted
		GB	91303732.1	25-Apr-1991	0456380	10-Jul-1996	Granted
		JP	11903791	25-Apr-1991	3068237	19 May-2000	Granted
	B	US	071671937	22-Mar-1991	5407784	18-Apr-1995	Granted

2156-183A

	1	JP	243546/93	06-Sep-1993	3427849	16-May-2003	Granted

2156-184A

		EP	94250113.1	29-Apr-1994	0624825	16-Jun-1999	Granted
		FR	94250113.1	29-Apr-1994	0624825	16-Jun-1999	Granted
		GB	94250113.1	29-Apr-1994	0624825	16-Jun-1999	Granted
		IT	94250113.1	29-Apr-1994	0624825	16-Jun-1999	Granted
		JP	119587/94	09-May-1994	3446062	04-Jul-2003	Granted
		US	08/059928	10-May-1993	5362605	08-Nov-1994	Granted
	B	US	08/242818	16-May-1994	5698371	16-Dec-1997	Granted

2156485A

		DE	933060709	30-Jul-1993	0584970	22-Sep-1999	Granted
		EP	933060709	30-Jul-1993	0584970	22-Sep-1999	Granted
	A	US	07/924264	28-Aug-1992	5328805	12-Jul-1994	Granted
	B	US	08/003167	12-Jan-1993	5364741	15-Nov-1994	Granted
	C	US	08/246197	19-May-1994	5554712	10-Sep-1996	Granted

2156-187A

		US	08/028715	09-Mar-1993	5268257	07-Dec-1993	Granted

2156-188A

		AU	5945294	12-Apr-1994	665147	02-Apr-1996	Granted
		CA	2121865	21-Apr-1994	2121865	15-Aug-2006	Granted
		DE	P4339010.2	10-Nov-1993	P4339010.2	18-May-2000	Granted
		EP	94250153.7	14-Jun-1994	0634695	13-Sep-1999	Granted
		ES	94250153.7	14-Jun-1994	0634695	08-Sep-1999	Granted
		FR	94250153.7	14-Jun-1994	0634695	08-Sep-1999	Granted
		GB	94250153.7	14-Jun-1994	0634695	08-Sep-1999	Granted
		IT	94250153.7	14-Jun-1994	0634695	08-Sep-1999	Granted
		JP	162899/94	22-Jun-1994	3463953	22-Aug-2003	Granted

3/12/2007	Page 2 of 4

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

2156-191A

		EP	949055834	03-Jan-1904	0678107	11-Jun-1997	Granted
		GB	949055834	03-Jan-1994	0678107	11-Jun-1997	Granted
		US	08/001363	07-Jan-1993	5362806	08-Nov-1994	Granted

2156-196A

		US	07/592762	04-Oct-1990	5066537	19-Nov-1991	Granted

2156-200A

	A	US	07/948338	21-Sep-1992	5233733	10-Aug-1993	Granted

2156-205A

		CA	2122755	03-May-1994	2122755	16-Aug-2005	Granted
		CN	94106629.0	03-May-1994	21941066290	26-Dec-2001	Granted
		DE	943032151	04-May-1994	0631884	15-Jul-1998	Granted
		EP	943032151	04-May-1994	0631884	15-Jul-1998	Granted
		FR	943032151	04-May-1994	0631884	15-Jul-1998	Granted
		GB	943032151	04-May-1994	0631884	15-Jul-1998	Granted
		IT	943032151	04-May-1994	0631884	15-Jul-1998	Granted
		JP	11345094	02-May-1994	3391887	24-Jan-2003	Granted
		US	08/058067	04-May-1993	5347927	20-Sep-1994	Granted

2156-214A

		US	07/299704	23-Jan-1989	4981750	01-Jan-1991	Granted

2156-226A

		GB	9009094.5	23-Apr-1990	2243459	27-Oct-1993	Granted

2156-233A

		GB	9008493.0	17-Apr-1990	2243226	30-Mar-1994	Granted

2156-236A

		US	07/203782	07-Jun-1988	4927723	22-May-1990	Granted

2156-238A

		JP	24355089	21-Sep-1989	2847798	06-Nov-1998	Granted
	1	US	07/248460	23-Sep-1988	4812357	14-Mar-1989	Granted

2156-243A

		CA	475404	28-Feb-1965	1267475	03-Apr-1990	Granted

2156-250A

	A	DE	943062000	23-Aug-1994	69432113.3	12-Feb-2003	Granted
	A	EP	94306200.0	23-Aug-1994	0640878	12-Feb-2003	Opposed
	A	FR	943062000	23-Aug-1994	0640878	12-Feb-2003	Granted

3/32/2007	Page 3 of 4

Docket No./Sub Case		Country	Application No.	Filing Date	Patent No.	Issue Date	Status

	A	GB	943062000	23-Aug-1994	0640878	12-Feb-2003	Granted

21562544

		US	071535819	11-Jun-1990	5147761	15-Sep-1992	Granted

21562714

		CA	510782	04-Jun-1986	1268985	15-May-1990	Granted

21562794

		US	07/092828	03-Sep-1987	4847182	11-Jul-1989	Granted

3/12/2007	Page 4 of 4

Execution Copy

TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT dated as of April 12, 2007 (as amended, restated, supplemented or otherwise modified, the “Trademark Security Agreement”), made by each of the signatories hereto other than the Collateral Agent (as defined below) (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of CREDIT SUISSE, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement dated as of April 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, MacDermid, Incorporated, a Connecticut corporation, the Lenders party thereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents, and (ii) the other Secured Parties.

W I T N E S S E T H:

WHEREAS, Grantors are party to a Pledge and Security Agreement dated as of April 12, 2007 (the “Pledge and Security Agreement”) between each of the Grantors and the other grantors party thereto and the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Secured Parties to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent, as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms have the meaning given to them in the Pledge and Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral.

(a) Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all the following property of such Grantor, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor has or at any time in the future may acquire any right, title and interest (collectively, the “Trademark Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, or otherwise) of such Grantor’s Obligations:

(i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs and other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, union of countries, or any political subdivision of any of the foregoing, or otherwise,

1

and all common-law rights related thereto, including any of the foregoing listed on Schedule I hereto,

(ii) the right to, and to obtain, all renewals thereof,

(iii) the goodwill of the business connected with the use of and symbolized by the foregoing,

(iv) general intangibles of a like nature and

(v) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit;

provided that notwithstanding any other provision set forth in this Section 2, this Trademark Security Agreement shall not, at any time, constitute a grant of a security interest in any property that is, at such time: (i) an Excluded Asset or (ii) an application to register a Trademark in the U.S. Patent and Trademark Office based on a Grantor’s “intent to use” such Trademark, provided that at such time a Statement of Use or Amendment to Allege Use is filed therein such Trademark application shall be considered automatically included in the Trademark Collateral.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Trademark Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under and each of the agreements included in the Trademark Collateral, including any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Trademark Security Agreement or any other document related hereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Trademark Collateral, including any agreements relating to any Receivables, any Contracts or any agreements relating to Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Trademark Collateral, including any agreements relating to any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent for the Secured Parties pursuant to the Pledge and Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are

2

incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Pledge and Security Agreement, the provisions of the Pledge and Security Agreement shall control.

SECTION 4. Applicable Law. This Trademark Security Agreement shall be construed in accordance with and governed by, the laws of the State of New York.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed by one or more of the parties to this Trademark Security Agreement on any number of separate counterparts (including by facsimile) and all of said counterparts together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

MACDERMID ACUMEN, INC. MACDERMID COLORSPAN, INC. MACDERMID PRINTING SOLUTIONS, LLC NAPP SYSTEMS INC. PT SUB, INC. W. CANNING LIMITED W. CANNING, INC.

By:	/s/ John L. Cordani
Name:	John L. Cordani
Title:	Secretary

MACDERMID, INCORPORATED

By:	/s/ Gregory M. Bolingbroke
Name:	Gregory M. Bolingbroke
Title:	Senior Vice President

Accepted and Agreed:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Director

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Vice President

4

Schedule I to

the Trademark Security Agreement

TRADEMARK REGISTRATIONS AND APPLICATIONS

[see attached]

5

Monday March 12, 2007	Trademark List by Owner

Owner: MacDermid Acumen, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ACCUTRACE	2156-T115B/ United States of America	Registered 1	73/377438 30-Jul-1982	1250784 13-Sep-1983

ANODEX (stylized) & circle design	2156-T142/ United States of America	Registered 3	71/548972 06-Feb-1948	0512523 19-Jul-1949

AQUA MER	2156-T116/ Japan	Registered 1	560045483 07-May-1985	2633506 31-Mar-1994

AQUA MER	2156-T116/ United States of America	Registered 1	73/357378 29-Mar-1982	1258992 29-Nov-1983

AQUA MER (& design)	2156-T106/ Taiwan	Registered 1		593165 16-Apr-1993

BIG COLOR	2156-T505A/ Australia	Registered 42	635596 22-Jul-1994	635596 22-Jul-1994

BIG COLOR	2156-T505/ France	Registered 9, 35, 40, & 42	94534323 30-Aug-1994	94534323 30-Aug-1994

BIG COLOR	2156-T505/ Germany	Registered	L38747/9 Wz 15-Jul-1994	2911484 21-Aug-1995

BIG COLOR	2156-T505/ Italy	Registered 9 & 42	M194C007023 19-Jul-1994	697813 23-Dec-1996

BIG COLOR	2156-T505/ Taiwan	Registered 9	771510 16-Aug-1997	771510 16-Aug-1997

BIG COLOR	2156-T505A/ United States of America	Registered 9 & 42	74/391850 18-May-1993	1919299 19-Sep-1995

BLACKHOLE	2156-T109/ United States of America	Registered 1	73/768508 29-Sep-1988	1624287 27-Nov-1990

BUFF-OFF	2156-T110/ United States of America	Registered 3	73/767944 07-Dec-1988	1574201 02-Jan-1990

CADVERT	2156-T117/ United States of America	Registered 1	73/150053 28-Nov-1977	1098457 08-Aug-1978

CHEMIDIZE	2156-T035/ Canada	Registered	1148574 31-Jul-2002	TMA599162 13-Jan-2004

CHEMID1ZE	2156-T035/ European Community	Registered 1	2816163 29-Jul-2002	2816163 07-Jan-2004

Monday, March 12, 2007	Trademark List by Owner	Page 2

Owner: MacDermid Colorspan, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration NUM ber/Date
CHEMIDIZE	2156-T035/	Registered	2002-71069	4664125
	Japan	1	22-Aug-2002	18-Apr-2003

CHEMIDIZE	2156-T035/	Registered	76/382590	2671999
	United States of America	1	15-Mar-2002	07-Jan-2003

CHROMKLAD	2156-T039/	Pending	4839904
	China (Peoples Republic)	I	16-Aug-2005

CHROMKLAD	2156-T039/	Registered	4591327	4591327
	European Community	1	08-Aug-2005	22-Aug-2006

CHROMKLAD	2156-T039/	Registered	72661/2005	4933414
	Japan	1	04-Aug-2005	03-Mar-2006

CHROMKLAD	2156-T039/	Registered	78/597876	3073369
	United States of America	1	30-Mar-2005	28-Mar-2006

CLEPO	2156-T159/	Registered	75/446682	2284789
	United States of America	I & 3	09-Mar-1998	12-Oct-1999

COLORMARK	2156-T527/	Registered	635603	635603
	Australia	9	22-Jul-1994	22-Jul-1994

COLORMARK	2156-T527/	Registered	830504	558618
	Benelux	9	13-Ju1-1994	13-Jul-1994

COLORMARK	2156-T527/	Registered	L387449Wz	2905383
	Germany	9	15-Jul-1994	02-May-1995

COLORMARK	2156-T527/	Registered	M194C007013	702470
	Italy	9	19-Jul-1994	22-Jan-1997

COLORMARK	2156-T527B/	Registered	75/224955	2474701
	United States of America	16	30-Dec-1996	07-Aug-2001

COLORMARK	2156-T527A/	Registered	74/464282	1974001
	United States of America	9	30-Nov-1993	14-May-1996

COLORSPAN	2156-T518B/	Registered	75/496074	2294198
	United States of America	2 & 16	04-Jun-1998	23-Nov-1999

COLORSPAN	2156-T518A/	Registered	75/340481	2212563
	United States of America	9	25-Jul-1997	22-Dec-1998

ColorSpan by MacDermid & Design	2I56-T553/ United States of America	Registered 9	76/179567 13-Dec-2000	2558447 09-Apr-2002

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ColorSpan by MacDermid & Design	2156-T5521	Registered	76/179569	2558448
	United States of America	2 & 16	13-Dec-2000	09-Apr-2002

DISPLAYMAKER	2156-T500/	Registered	635602	635602
	Australia	9	22-Jul-1994	22-Jul-1994

DISPLAYMAKER	2156-T500/	Registered	803299	539031
	Benelux	9 & 16	15-Sep-1993	15-Sep-1994

DISPLAYMAKER	2156-T500/	Registered	93486512	93486512
	France	9 & 16	06-Oct-1993	06-Oct-1993

DISPLAYMAKER	2156-T500/	Registered	L375829Wz	2091812
	Germany		18-Sep-1993	13-Feb-1995

DISPLAYMAKER	2156-T500/	Registered	M194C007014	706147
	Italy	9	19-Jul-1994	19-Mar-1997

DISPLAYMAKER	2156-T500/B	Pending	2006-064840
	Japan	9	12-Jul-2006

DISPLAYMAKER	2156-T500/B	Registered	40-2005-56528	681912
	Korea, Republic of	9	02-Dec-2005	16-0m-2006

DISPLAYMAKER	2156-T500/2	Registered	82051411	638864
	Taiwan	72	18-Oct-1993	01-Apr-1994

DISPLAYMAKER	2156-T500/1	Registered	74/376507	1973196
	United States of America	9	06-Apr-1993	07-May-1996

DYCLENE (stylized)	2156-T141/	Registered	71/548973	0508586
	United States of America	1	06-Feb-1948	12-Apr-1949

ENDURA-CHROME	2156-T525/	Registered	75/669856	2324357
	United States of America	2	29-Mar-1999	29-Feb-2000

ENVIRALLOY	2156-T401C/	Published	823548635
	Brazil	40	08-Feb-2001

ENVIRALLOY	2156-T401N	Published	82348619
	Brazil	1	08-Feb-2001

ENVIRALLOY	2156-T401B/	Published	823548627
	Brazil	6	08-Feb-2001

ENVIRALLOY	2156-T401A/	Registered	1086078	TMA571604
	Canada		14-Dec-2000	03-Dec-2002

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ENVIRALLOY	2156-T401.A/	Registered	2001015225	1746457
	China (Peoples Republic)	1	01-Feb-2001	14-Apr-2002

ENVIRALLOY	2156-T401C/	Registered	2001015226	1908929
	China (Peoples Republic)	6	01-Feb-2001	28-Aug-2002

ENVIRALLOY	2156-T401B/	Registered	2001015227	1947515
	China (Peoples Republic)	40	01-Feb-2001	14-Sep-2002

ENVIRALLOY	2156-1401/	Registered	1999499	1999499
	European Community	1, 6, & 40	13-Dec-2000	21-May-2003

ENVIRALLOY	2156-T401A/	Registered	2000136722	4582684
	Japan		20-Dec-2000	05-Jul-2002

ENVIRALLOY	2156-T401A/	Registered	2000-6005	6521
	Korea, Republic of	1, 6, 40	19-11-2000	01-Nov-2002

ENVIRALLOY	2156-T401C/	Registered	509569	750807
	Mexico	1	01-Oct-2001	17-Jun-2002

ENVIRALLOY	2156-T401B/	Registered	509568	750806
	Mexico	40	01-Oct-2001	17-Jun-2002

ENVIRALLOY	2156-T401C/	Registered	89073088	983399
	Taiwan	1	19-Dec-2000	16-Feb-2002

ENVIRALLOY	2156-T401B/	Registered	89073089	997954
	Taiwan	6	19-Dec-2000	16-May-2002

ENVIRALLOY	2156-T401 A/	Registered	89073090	164958
	Taiwan	40	19-Dec-2000	16-Jun-2002

ENVIRALLOY	2156-1401A/	Registered	76/236422	2897607
	United States of America	1	04-Apr-2001	26-Oct-2004

IRIDITE	2156-T145/	Registered	324144	1711010
	France	1 and 6	10-Dec-1991	10-Dec-1991

IRIDITE	2156-T145/	Registered	71/463002	0405074
	United States of America	1	25-Aug-1943	04-Jan-1944

IRILAC	2156-T136/	Registered	72/045238	0679455
	United States of America	2	04-Feb-1958	02-Jun-1959

ISOBRITE	2156-1137/	Registered	72/028207	0664241
	United States of America	1	15-Apr-1957	15-Jul-1958

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ISOPREP	21561122/	Registered	72/271579	0851606
	United States of America	1	16-May-1967	25-Jun-1968

KELITE	2156-T161/	Registered		121540$
	France	2, 3, 7, 8, 11, and 19	14-Oct-1992	14-Oct-1992

KENLEVEL	2156-T119/	Registered	72/437635	0968993
	United States of America	1	06-Oct-1972	25-Sep-1973

KENVERT	2156-T130C/	Registered	72/014731	0643837
	United States of America	2	28-Aug-1956	09-Apr-1957

KENVERT	2156-T130B/	Registered	72/156566	0771262
	United States of America	1	05-Nov-1962	09-Jun-1964

KILBORN	2156-T537/	Registered	75/670493	2564737
	United States of America	16	30-Mar-1999	23-Apr-2002

LASERMASTER	2156-T508/	Registered	L345629Wz	2072734
	Germany		03-Apr-1991	26-Jul-1994

MACDERMID	2156-T127/	Pending	4072694
	China (Peoples Republic)	1	19-May-2004

MACDERMID	2156-T127/	Registered	93017344	1128528
	Taiwan	001	19-Apr-2004	01-Dec-2004

MACDERMID	2156-T700/	Pending	78/852602
	United States of America	1 & 17	03-Apr-2006

MACDERMID	2156-T127A/A	Registered	72/213688	0805857
	United States of America	1	09-Mar-1965	22-Mar-1966

MACDERMID (stylized)	2156-T111/	Registered	73/708048	1543136
	United States of America	1	28-Jan-1988	13-Jun-1989

MACDERMID (stylized) w/ribbon	2156-T112/	Registered	73/708045	1502741
design	United States of America	1	28-Jan-1988	06-Sep-1988

MACDERMID … RIGHT TO	2156-T134A/	Registered	72/105527	0718012
THE FINISH (stylized) w/can	United States of America	3	30-Sep-1960	04-Ju1-1961

MACDERMID … RIGHT TO	2156-T1341B/	Registered	72/093080	0715258
THE FINISH (stylized) Wean	United States of America	1	17-Mar-1960	16-May-1961

MACRO (stylized)	2156-T135/	Registered	72/057821	0678718
	United States of America	1	25-Aug-1958	19-May-1959

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
MACUPLEX	2156-1146/	Registered	78/513907	3045613
	United States of America	1	09-Nov-2004	17-Jan-2006

MERIGRAPH	2156-T118A/	Registered	72/440885	0967945
	United States of America	1	10-Nov-1972	11-Sep-1973

MERIGRAPH	2156-T118B/	Registered	72/440884	0968408
	United States of America	17	10-Nov-1972	18-Sep-1973

METALEX (stylized) & circle design	2156-1140/ United States of America	Registered I	71/548975 06-Feb-1948	0510390 31-May-1949

METEX	2156-T101B/	Registered	75/113122	2055262
	United States of America	3	03-Jun-1996	22-Apr-1997

METEX	2156-T101A/	Registered	75/297044	2167515
	United States of America	1	23-May-1997	23-Jun-1998

METEX (stylized) w/circle design	2156-T139A/ United States of America	Registered 1	71/548974 06-Feb-1948	0514142 23-Aug-1949

METEX AQUALAC (stylized)	2156-T132/ United States of America	Registered 2	72/171464 20-Jun-1963	0769412 12-May-l964

METEX CI BRIGHT	2156-1166/	Registered	76/234353	2561644
	United States of America	3	02-Apr-2001	16-Apr-2002

MICROTRACE	2156-1107/	Registered	77084	549159
	Benelux	1	29-Mar-1994	29-Mar-1994

MICROTRACE	2156-T107/	Registered	74/433852	1841595
	United States of America	1	09-Sep-1993	28-Jun-1994

MILLENNIUM	2156-T158/	Registered	75/828858	2636054
	United States of America	7	21-Oct-1999	15-Oct-2002

NIKLAD	2156-T163/	Registered	1035246	1035246
	United Kingdom	1	12-Sep-1974	12-Sep-1974

PERMA-CHROME	2156-T521/	Registered	75/670003	2338251
	United States of America	2	29-Mar-1999	04-Apr-2000

PROSPHOTEX	2156-1128/	Registered	72/197593	0797432
	United States of America	2	10-Jul-1964	12-Oct-1965

PRESSMATE	2156-1515/	Registered	74/556223	2003483
	United States of America	9	02-Aug-1994	24-Sep-1996

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
PRISM	2156-T303/ European Community	Registered 1, 7,16 & 24	2670487 11-Apr-2002	2670487 23-Sep-2003

PRISM	2156-1303/ United States of America	Registered 1	76/325062 12-Oct-2001	2671620 07-Jan-2003

PROQUEL	2156-T121/ United States of America	Registered 1	72/373243 13-Oct-1970	0938393 25-Jul-1972

ROCHELEX (stylized)	2156-T143/ United States of America	Registered 1	71/515887 06-Feb-1948	0506822 22-Feb-1949

SN	2156-T123/ United States of America	Registered 1	72/236871 20-Jan-1966	0826314 28-Mar-1967

SNAC	2156-T124/ United States of America	Registered 1	72/236219 12-Jan-1966	0826310 28-Mar-1967

SNAP	2156-T125/ United States of America	Registered 1	72/236218 12-Jan-1966	0826309 28-Mar-1967

TORQUE N TENSION	2156-T036/ European Community	Registered 1	3393659 03-Oct-2003	3393659 21-Mar-2005

TORQUE N TENSION	2156-T036/ Japan	Registered 1	88238/2003 08-Oct-2003	4778617 11-Jun-2004

TORQUE N TENSION	2156-T036/ United States of America	Registered 1	76/522452 13-Jun-2003	2926187 15-Feb-2005

TRIBLACK	2156-1040/ China (Peoples Republic)	Pending 1	4977185 02-Nov-2005

TRIBLACK	2156-T040/ European Community	Registered 1	4741831 10-Nov-2005	4741831 30-Oct-2006

TRIBLACK	2156T040/ Japan	Registered	99803/2005 25-Oct-2005	4924974 27-Jan-2006

TRIBLACK	2156-T040/ Taiwan	Registered 1 & 2	94051284 25-Oct-2005	1220126 16-Jul-2006

TRIBLACK	2156-T040/ United States of America	Registered 1	78/634137 20-May-2005	3106449 20-Jun-2006

TURBORES	2156-T501/ China (Peoples Republic)	Registered	91033548 18-Jul-1991	603052 20-Jul-1992

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
TURBORES	2156-T501/	Registered	1.345639Wz	2049155
	Germany		13-Apr-1991	10-Nov-1993

VCP	2156-T034/	Registered	002672277	2672277
	European Community	9	17-Apr-2002	10-Sep-2003

VCP	2156-T034/	Registered	76/376331	2680542
	United States of America	9	27-Feb-2002	28-Jan-2003

WINPRINT	2156-T526/	Registered	L365049Wz	2046679
	Germany	9	27-Nov-1992	08-Oct-1993

YES WE CAN	2156-1038/B	Pending	4547541
	China (Peoples Republic)	42	18-Mar-2005

YES WE CAN	2156-1038/A	Pending	4547543
	China (Peoples Republic)	1	18-Mar-2005

YES WE CAN	2156-T038/	Registered	4330321	4330321
	European Community	1 & 42	04-Mar-2005	18-Apr-2006

YES WE CAN	2156.10381	Registered	2005-21794	4926710
	Japan	1 & 42	14-Mar-2005	03-Feb-2006

YES WE CAN	2156-1038/	Registered	94009083	1222130
	Taiwan	1 & 42	02-Mar-2005	01-Aug-2006

YES WE CAN	2156-1038/	Registered	78/490054	3130930
	United States of America	1 & 42	27-Sep-2004	15-Aug-2006

LMO	United States of America	New application; not assigned to an examiner	77/139,068 23-Mar-2007	N/A

Monday, March 12, 2007	Trademark List by Owner	Page 1

Owner: MacDermid Colorspan, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
DISPLAYMAKER MACH 12 (& design)	2156-T536/ United States of America	Registered 9	76/228537 23-Mar-2001	2584962 25-Jun-2002

TEXTACHROME	2156-T539/ United States of America	Registered 2	76/175331 04-Dec-2000	2581442 18-Jun-2002

Monday, March 12, 2007

Owner: MacDermid Graphic Arts, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
DIGITAL EPIC	2156-T300/ European Community	Registered 1 & 7	1657170 15-May-2000	1657170 17-Sep-2001

DIGITAL EPIC	2156-T300/ United States of America	Registered 7 & 17	76/050183 16-May-2000	2825490 23-Mar-2004

ENDURA	2156-T314/ United States of America	Registered 16	74/236025 08-Jan-1992	1736499 01-Dec-1992

EPIC	2156-T336/ Canada	Registered	661147 28-Jun-1990	406044 11-Dec-1992

EPIC	2156-T370/ European Community	Registered 7 and 17	2611101 05-Mar-2002	2611101 27-Jun-2003

EPIC	2156-T370/ United States of America	Registered 1 and 7	76/311569 12-Sep-2001	2639114 22-Oct-2002

FLEXCOR	2156-T337/ France	Registered 1, 7, & 9	96617996 27-Mar-1996	96617996 11-Oct-1996

FLEXCOR	2156-T337/ United States of America	Registered 1 & 7	75/031345 11-Dec-1995	2141317 03-Mar-1998

FLEX-LIGHT	2156-T306A/ Brazil	Registered	006329632 19-May-1975	006329632 25-May-1976

FLEX-LIGHT	2156-T306B/ Brazil	Registered 7	007068735 17-Sep-1976	007068735 25-Feb-1980

FLEX-LIGHT	2156-T306/ Canada	Registered	380337 07-Nov-1974	213799 14-May-1976

FLEX-LIGHT	2156-T306/ Switzerland	Registered		399059 07-May-1992

FLEX-LIGHT	2156-T306A/ United States of America	Registered 1	72/460376 15-Jun-1973	0993532 24-Sep-1974

FLEX-LIGHT	2156-T306B/ United States of America	Registered 1, 7, 9 and 11	73/129714 09-Jun-1977	1097799 01-Aug-1978

FLEX-LIGHT ATLAS	2156-T339/ Canada	Registered	806817 13-Mar-1996	502110 09-Oct-1998

FLEX-LIGHT EPIC	2156-T307/ United States of America	Registered 1	74/077056 10-Jul-1990	1710656 25-Aug-1992

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
HIGHLIGHT	2156-T315/ United States of America	Registered 1 and 7	74/581518 13-Oct-1994	2055828 22-Apr-1997

LETTERFLEX	2156-T309/ Canada	Registered	551137 23-Oct-1985	TMA321188 28-Nov-1986

LETTERFLEX	2156-T309/ European Community	Registered	001518125 21-Feb-2000	001518125 07-May-2001

LETTERFLEX	2156-T309/ France	Registered	0090575 16-Dec-1969	1564059 16-Dec-1969

LETTERFLEX	2156-T309/ Germany	Registered 1, 7, 9, and 17	885200 06-Dec-1969	885200 07-Sep-1971

LETTERFLEX	2156-T309A/ United States of America	Registered 1	72/281075 25-Sep-1967	0855774 03-Sep-1968

LETTERFLEX	2156-T309B/ United States of America	Registered 1, 7 & 9	72/316164 09-Jan-1969	0881546 02-Dec-1969

LETTERFLEX logo (circle design)	2156-T310/ Canada	Registered	551642 31-Oct-1985	TMA321300 05-Dec-1986

LETTERFLEX logo (circle design)	2156-T310A/ United States of America	Registered 1	72/303306 22-Jul-1968	0871571 24-Jun-1969

LETTERFLEX logo (circle design)	2156-T310B/ United States of America	Registered 1, 7 & 9	72/318353 05-Feb-1969	0882369 16-Dec-1969

NEWS IMAGE	2156-T308/ Canada	Registered	553487 03-Dec-1985	332080 18-Sep-1987

OPTISLEEVE	2156-T353/ Australia	Registered 9	824188 18-Feb-2000	824188 18-Feb-2000

OPTISLEEVE	2156-T353/ European Community	Registered	001515642 18-Feb-2000	001515642 08-Jun-2001

POLY PLUS	2156-T322/ United States of America	Registered 24	73/244730 28-Dec-1979	1162004 21-Jul-1981

POLYCELL	2156-T320/ Canada	Registered	534135 07-Jan-1985	311708 28-Feb-1986

POLYCELL	2156-T320/ United States of America	Registered 24	73/401928 08-Nov-1982	1282539 19-Jun-1984

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
POLYFIBRON	2156-T321B/ South Africa	Registered 16	22-Jan-1980	198100405 22-Jan-1981

POLYFIBRON	2156-T321A/ South Africa	Registered 1		198100404 22-Jan-1981

POLYFIBRON	2156-T321C/ United States of America	Registered 16	72/092153 04-Mar-1960	0706404 25-Oct-1960

POLYFIBRON	2156-T321A/ United States of America	Registered 17	72/126021 15-Aug-1961	0739815 23-Oct-1962

PREMIER	2156-T325/ Canada	Registered	183176 20-Oct-1943	UCA018353 20-Oct-1943

READYMOUNT	2156-T352/ United States of America	Registered 17	75/834203 28-Oct-1999	2629747 08-Oct-2002

SOLVIT	2156-T326/ United States of America	Registered 1	74/284315 15-Jun-1992	1752113 16-Feb-1993

SYNPAX	2156-T305/ United States of America	Registered 17	76/151437 20-Oct-2000	2603833 06-Aug-2002

Monday, March 12, 2007

Owner: MacDermid Imaging Technology, Incorporated

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
AQUA MER	2156-T116/ Benelux	Registered 1	796637 23-Apr-1993	530910 23-Apr-1993

AQUA MER	2156-T116/ Italy	Registered 1	RM93C001512 07-May-1993	660427 17-Oct-1995

Monday, March 12, 2007

Owner: MacDermid, Incorporated

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ACCUJET	2156-T045/ United States of America	Unfiled

ACCUMASK	2156-T102/ Australia	Registered 1	459392 04-Feb-1987	A459392 04-Feb-1987

ACCUMASK	2156-T102A/ Hong Kong	Registered 1	114787 09-Mar-1987	3929 22-Dec-1989

ACCUMASK	2156-T102B/ Hong Kong	Registered 7	114787 09-Mar-1987	3930 22-Dec-1989

ACCUMASK	2156-T10213/ Japan	Registered 34	001497/87 12-Jan-1987	2264939 21-Sep-1990

ACCUMASK	2156-T102C/ Japan	Registered 10	135423/88 02-Dec-1988	2363643 25-Dec-1991

ACCUMASK	2156-T102A/ Japan	Registered 9	001498/87 12-Jan-1987	2261797 21-Sep-1990

ACCUMASK	2156-T102/ Sweden	Registered 1 & 7	871635 03-Mar-1987	211551 22-Jul-1988

ACCUMASK	2156-T102B/ United Kingdom	Registered 7	1301620 20-Feb-1987	1301620 04-Aug-1989

ACCUMASK	2156-T102A/ United Kingdom	Registered 1	1301619 20-Feb-1987	1301619 04-Aug-1989

ACCUTRACE	2156-T115/ Canada	Registered	516383 26-Jan-1984	TMA316992 01-Aug-1986

ACCUTRACE	2156-T115/ France	Registered 1, 7, 9	657045 07-Mar-1983	1231601 07-Mar-1983

ACCUTRACE	2156-T115/ Germany	Registered 1, 7 and 9	G302181 Wt; 03-Mar-1983	1053810 16-Sep-1983

ACCUTRACE	2156-T115A/ Ireland	Registered 1	60283 01-Mar-1983	107997 23-Jan-1985

ACCUTRACE	2156-T115/ Italy	Registered 1, 7 and 9	18024C83 14-Mar-1983	416315 14-Apr-1986

ACCUTRACE	2156-T115D/ Japan	Registered 34	039017/86 17-Apr-1986	2109263 23-Jan-1989

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ACCUTRACE	2156-T115B/ Japan	Registered 1	004816/84 25-Jan-1984	1946349 30-Apr-1987

ACCUTRACE	2156-T115A/ Singapore	Registered 1	728 01-Feb-1987	T8700728G 19-Feb-1987

ACCUTRACE	2156-T115A/ United Kingdom	Registered 1	1191066 24-Feb-1983	1191066 13-Mar-1985

AL MAC	2156-T153/ Germany	Registered 1 & 40	M57346/40Wz 03-Oct-1985	1101121 12-Jan-1987

ANODEX	2156-T151/ Benelux	Registered	593933 17-Oct-1972	313449 15-Dec-1972

ANODEX	2156-T151 A/A South Africa	Registered 1	72/1956 04-Apr-1972	72/1956 04-Apr-1972

ANODEX	2156-T151/ Spain	Registered 2	569443 07-Sep-1968	569443(4) 26-Apr-1974

ANODEX	2156-T151/ Switzerland	Registered	4525 05-Sep-1972	398357 06-Dec-1972

BLACKHOLE	2156-T109/ Austria	Registered 1	AM5009/90 03-Oct-1990	134560 04-Feb-1991

BLACKHOLE	2156-T109/ Benelux	Registered 1	752764 02-Oct-1990	487200 02-Oct-1990

BLACKHOLE	2156-T109/ Brazil	Registered 1	02-Apr-1993	817168184 07-Mar-1995

BLACKHOLE	2156-T109/ Canada	Registered	666167 10-Sep-1990	TMA405184 20-Nov-1992

BLACKHOLE	2156-T109/ China (Peoples Republic)	Registered 1	2001009572 01-Aug-2001	571502 20-Nov-2001

BLACKHOLE	2156-T109/ France	Registered	239124 25-Sep-1990	1616996 25-Sep-1990

BLACKHOLE	2156-T1091 Germany	Registered	0145541Wz 13-Sep-1990	1176830 24-May-1991

BLACKHOLE	2156-1109/ Greece	Registered 1	101799 28-Nov-1990	101799 17-Mar-1994

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
BLACKHOLE	2156-T109/ Hong Kong	Registered	893490 05-Nov-1990	41091992 15-Oct-1992

BLACKHOLE	2156-T109/ India	Registered 1	541414 07-Dec-1990	591414 07-Dec-1990

BLACKHOLE	2156-1109/ Israel	Registered 1	77979 26-Oct-1990	77979 06-Jan-1994

BLACKHOLE	2156-T109/ Italy	Registered 1	41652C/90 19-Sep-1990	90)475 13-Jul-1993

BLACKHOLE	2156-T109/ Japan	Registered 1	768508 29-Mar-1989	2405576 30-Apr-1992

BLACKHOLE	2156-T109/ Korea, Republic of	Registered 1	9028201 19-Sep-1990	223454 10-Oct-1991

BLACKHOLE	2156-T109/ Malaysia	Registered 1	90/06646 10-Oct-1990	90/06646 06-May-1995

BLACKHOLE	2156-T109/ Mexico	Registered I	98905 17-Oct-1990	401023 18-Oct-1991

BLACKHOLE	2156-T109/ Russian Federation	Registered 1	127900 29-Oct-1990	97003 24-Jun-1991

BLACKHOLE	2156-T109/ Singapore	Registered 1	7749/90 09-Nov-1990	7749/90 09-Nov-1990

BLACKHOLE	2156-T109/ Spain	Registered 1	1592515 10-Oct-1990	1592515 03-Dec-1992

BLACKHOLE	2156-T109/ Switzerland	Registered 1	715919902 01-0ct-1990	385335 07-Oct-1991

BLACKHOLE	2156-T109/ Taiwan	Registered 1	7941093 17-Sep-1990	530087 01-Aug-1991

BLACKHOLE	2156-T109/ Thailand	Pending	434179 03-0ct-1990	Kor124988

BLACKHOLE	2156-T109/ United Kingdom	Registered 1	1440161 13-Sep-1990	1440161 25-Oct-1991

Blackhole (in Korean)	2156-T156/ Korea, Republic of	Registered	9028202 19-Sep-1990	223455 10-Oct-1991

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
BLACKHOLE IN KATAKANA	2156-T157/ Japan	Registered	2106920 20-Sep-1990	2525357 28-Apr-1993

CIRCU MET	2156-T044/ United States of America	Unfiled

IRIDITE	2156-1145/ Canada	Registered	0192138 22-Aug-1946	UCA28702 22-Aug-1946

IRIDITE	2156-T145/ Germany	Registered 6	A06075 05-Ju1-1956	779728 13-Dec-1963

IRIDITE	2156-T145/ Italy	Registered 2 and 6	RM2000C006110 24-Oct-1990	902181 24-Oct-1990

IRIDITE	2156-T145/ Japan	Registered 1	S055-012786 22-Feb-1980	1581189 27-Apr-1983

IRIDITE	2156-T145B/ Korea, Republic of	Registered 2	200137685 25-Aug-2001	541446 14-Feb-2003

IRILAC	2156-T136/ France	Registered	16-May-1989	1531306 16-May-1989

IRILAC	2156-T136/ Germany	Registered	19-Feb-1990	754167 l9-Feb-1990

IRILAC	2156-T136/ Italy	Registered 2	RM2000C006111 24-Oct-1990	902182 24-Oct-1990

IRILAC	2156-T1363/ Korea, Republic of	Registered 2	200137688 25-Aug-2001	541445 14-Feb-2003

IRILAC	2156-T136/ Spain	Registered	20-May-1988	562655 20-May-1988

ISOBRITE	2156-T137/ Canada	Registered	282552 26-May-1964	138500 18-Dec-1979

ISOBRITE	2156-1137/ France	Registered	16-May-1989	1531307 16-May-1989

ISOBRITE	2156-T137/ Germany	Registered 1	A9361 19-Feb-1960	754167 23-Oct-1961

ISOBRITE	2156-1137/ Italy	Registered 1	RM2000C006109 24-Oct-1990	902180 24-Oct-1990

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ISOBRITE	2156-T137/ Japan	Registered 1	S55-012789 22-Feb-1980	1976418 19-Aug-1987

ISOPREP	2156-T122/ Japan	Registered 1		1619323 29-Sep-1983

JS	2156-T037/A China (Peoples Republic)	Pending 1	4547545 18-Mar-2005

JS	2156-T037/A European Community	Registered 1	4330312 04-Mar-2005	4330312 18-Apr-2006

JS	2156-T0371A Taiwan	Registered 1	94009084 02-Mar-2005	1180510 16-Nov-2005

JS	2156-T037/A United States of America	Registered 1	78/486317 20-Sep-2004	3070399 21-Mar-2006

KELITE	2156-T161/ Benelux	Registered 2, 3, and 7	24-Sep-1987	60214 24-Sep-1987

KELITE	2156-T161B/ South Africa	Registered	02-Jun-1971	712474 02-Jun-1991

KELITE	2156-T161A/ South Africa	Registered	02-Jun-1971	712473 02-Jun-1991

KELITE	2156-T161 C/ South Africa	Registered	02-Jun-1971	712475 02-Jun-1991

KELITE	2156-T161B/ United Kingdom	Registered 2	883232 18-Aug-1965	883232 18-Aug-1993

KENVERT	2156-T130/ Argentina	Registered	2319252 06-Dec-2000	1819454 21-Feb-2001

KENVERT	2156-T130B/ Brazil	Registered 2	814599168 11-Nov-1988	814599168 04-Sep-1990

KENVERT	2156-T130A/ Brazil	Registered 1	814599184 11-Nov-1988	814599184 04-Sep-1990

KEYKOTE	2156-T162B/ Korea, Republic of	Registered 1	40-2001-37686 25-Aug-2001	555845 08-Aug-2003

MACDERMID	2156-T1271 Argentina	Registered 1	2206237 05-Mar-1999	1738631 01-Jun-1999

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
MACDERMID	2156-T127/ Brazil	Registered 1	2350483 30-Jun-1960	2350483 30-Jun-1970

MACDERMID	2156-1127/ Canada	Registered	342244 27-Apr-1971	TMA197601 22-Feb-1974

MACDERMID	2156-T127/ France	Registered I, 3, 9, & 21	760632 16-Jul-1968	1477389 16-Jul-1968

MACDERMID	2156-T127/ Germany	Registered I	M305071Wz 13-Dec-1968	874828 06-Nov-1970

MACDERMID	2156-T127/ Israel	Registered 1	36134 13-Sep-1972	36134 05-Jan-1975

MACDERMID	2156-T127/ Italy	Registered 1 & 2	25971068 22-Aug-1968	816160 06-Jun-1969

MACDERMID	2156-T127/ Japan	Registered 1 & 2	5850268 22-Aug-1968	888603 09-Feb-1971

MACDERMID	2156-T127/ Mexico	Registered 1	149298 07-Sep-1992	427555 07-Sep-1992

MACDERMID	2156-T127A/ South Africa	Registered I	B721957 04-Apr-1972	B721957 02-Apr-1973

MACDERMID	2156-T127/ Spain	Registered 2	569444 07-Sep- 1968	569444 26-Apr-1974

MACDERMID	2156-T127/ Sweden	Registered 1	445172 13-Oct-1972	142113 16-Feb-1973

MACDERMID	2156-T127/ Switzerland	Registered 1, 2, & 3	4526 05-Sep-1972	398358 06-Dec-1972

MACDERMID ... RIGHT TO THE FINISH	2156-T147/ Benelux	Registered	593934 17-Oct-1972	313450 15-Dec-1972

MACDERMID ... RIGHT TO THE FINISH	2156-T147B/ Brazil	Registered 3	127776 19-Jan-1976	760.012.776 24-Feb-1982

MACDERMID ... RIGHT TO THE FINISH	2156-T147A/ Brazil	Registered 1.30	128476 19-Jan-1976	6564011 10-Jun-1977

MACDERMID ... RIGHT TO THE FINISH	2156-T147/ Israel	Registered 3	36135 13-Sep-1972	36135 29-Nov-1974

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
MACDERMID ... RIGHT TO THE FINISH	2156-T147/ Spain	Registered 35	569445 05-Mar-1974	744487(7) 31-Oct-1977

MACDERMID ... RIGHT TO THE FINISH	2156-T147/ Switzerland	Registered	4527 05-Sep-1972	398359 06-Dec-1972

MACDERMID ... RIGHT TO THE FINISH (design)	2156-T134/ Canada	Registered	342610 11-May-1971	TMA184331 14-Jul-1972

MACDERMID ... RIGHT TO THE FINISH (design)	2156-T134/ Sweden	Registered 1, 3	4452/72 13-Oct-1972	143632 29-Jun-1973

MACDERMID ... RIGHT TO THE FINISH (design)	2156-T147/ United Kingdom	Registered 1	974161 26-Apr-1971	974161 26-Apr-1971

MACDERMID STERLING	2156-T013/B European Community	Pending 1	5624762 21-Dec-2006

MACRO	2156-T148/	Registered	593935	313451
	Benelux		17-Oct-1972	15-Dec-1972

MACRO	2156-1148/	Registered	342245	TMA182941
	Canada		27-Apr-1971	05-May-1972

MACRO	2156-T148/	Registered	4528	398360
	Switzerland		05-Sep-1972	06-Dec-1972

MACUPLEX	2156-1146/	Registered	593936	313452
	Benelux		17-Oct-1972	15-Dec-1972

MACUPLEX	2156-1146/	Registered	342246	TMA182942
	Canada		27-Apr-1971	05-May-1972

MACUPLEX	2156-T/ 46/	Registered	4529	398361
	Switzerland		05-Sep-1972	06-Dec-1972

METEX	2156-T101A/	Registered	342247	TMA182943
	Canada		27-Apr-1971	05-May-1972

METEX	2156-T101A/	Registered	36138	36138
	Israel	1	13-Sep-1972	11-Aug-1975

METEX	2156-T101A/	Registered	721961	721961
	South Africa		04-Apr-1972	01-Feb-1973

METEX	2156-T101 A/	Registered	4530	398356
	Switzerland		05-Sep-1972	06-Dec-1972

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
METER JS-500	2156-T171/	Registered		1456757
	United Kingdom	1	26-Feb-1991	31-Jul-1992

MICROTRACE	2156-T107/	Registered	757089	TMA503294
	Canada		15-Jun-1994	29-Oct-1998

MICROTRACE	2156-T107/	Registered	281766	281766
	European Community	1	30-May-1996	30-Oct-1998

MICROTRACE	2156-T107/	Registered	G44410/WZ	2091560
	Germany	1	30-Mar-1994	08-Feb-1995

MICROTRACE	2156-T107/	Registered	M194C002992	694388
	Italy	1	29-Mar-1994	04-Dec-1996

MICROTRACE	2156-T107/	Registered	60020/94	3291213
	Japan	1	20-Jun-1994	25-Apr-1997

MICROTRACE	2156-T107/	Registered	2293671	2293671
	Spain	1	23-Feb-2000	05-Jan-2001

MICROTRACE	2156-T107/	Registered	1566962	B1566962
	United Kingdom	1	25-Mar-1994	24-Mar-1995

M-PASS	2156-T005/	Registered	2001131740	1970584
	China (Peoples Republic)	1	24-Jul-2001	07-Dec-2002

M-PASS	2156-T005/	Registered	2316909	2316909
	European Community	1	16-Jul-2001	27-Sep-2002

M-PASS	2156-T005/	Registered	200181170	4841548
	Japan	1	07-Sep-2001	25-Feb-2005

M-PASS	2156-T005/	Registered	90029369	1008820
	Taiwan	1	09-Jul-2001	01-Aug-2002

M-PASS	2156-T005/	Registered	76/230639	2636976
	United States of America	1	23-Mar-2001	15-Oct-2002

M-SYSTEM	2156-T002/	Registered	002063303	2063303
	European Community	1	17-Jan-2001	25-Apr-2002

M-SYSTEM	2156-T002/	Registered	40-2001-5385	40538391
	Korea, Republic of	1	14-Feb-2001	30-Dec-2002

M-SYSTEM	2156-T002/	Registered	T01/00625B	T01/00625B
	Singapore	1	15-Jan-2001	01-Sep-2000

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
MULTIBOND	2156-T032/ European Community	Registered 1	654962 09-Oct-1997	654962 01-Jun-1999

NEW DIMENSIONS	2156-T100/ United States of America	Registered 3	75/327008 18-Jul-1997	2178483 04-Aug-1998

NIKLAD	2156-T163/ Australia	Registered 1	01-Apr-1984	237546 01-Apr-1984

NIKLAD	2156-T163/ France	Registered	1480225 27-Jul-1988	1480225 27-Jul-1988

NIKLAD	2156-T153/ Japan	Registered 1	127841980 22-Feb-1980	1628277 27-Oct-1993

NIKLAD	2156-TI 6313/ Korea, Republic of	Registered 1	402002360 04-Jan-2002	549535 30-May-2003

NIKLAD	2156-T163A/ Spain	Registered 2	13-Jan-1970	606302 27-May-1973

NIKLAD	2156-T163B/ Spain	Registered 40	13-Jan-1970	606303 02-Jun-1976

NIKLAD	2156-T104/ United States of America	Registered 1	74/736586 25-Sep-1995	1999886 10-Sep-1996

NIKLAD REVOLUTION	21564004/ Canada	Registered 1	1102714 l0-May-2001	574126 21-Jan-2003

NIKLAD REVOLUTION	2156-T004/ European Community	Registered 1	002234094 15-May-2002	2234094 20-Jan-2003

NIKLAD REVOLUTION	2156-T004/ Japan	Registered 1	2001-52009 08-Jun-2001	4607514 27-Sep-2002

NIKLAD REVOLUTION	2156-T004/ United States of America	Registered 1	76/192407 10-Jan-2001	2546784 12-Mar-2002

PHOSPHOTEX	2156-T128/ Benelux	Registered	593938 17-Oct-1972	313454 15-Dec-1972

PHOSPHOTEX	2156-T128/ Canada	Registered	342248 27-Apr-1971	TMA182944 05-May-1972

PHOSPHOTEX	2156-T128/ Switzerland	Registered	4531 05-Sep-1972	398362 06-Dec-1972

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
PRIMEJET	2156-T046/ United States of America	Unfiled

STANTEK	2156-T003/ European Community	Registered 1	2063253 17-Jan-2001	2063253 18-Dec-2002

STANTEK	2156-T003/ Singapore	Registered 1	T0100626J 15-Jan-2001	T0100626J 18-Sep-2000

STANTEK	2156-T003/ Taiwan	Registered 1	90001240 16-Jan-2001	1008794 01-Aug-2002

STANTEK	2156-T003/ United States of America	Registered 1	76/130249 18-Sep-2000	2496154 09-Oct-2001

STERLING	2156-T013/ United States of America	Registered 1	76/264434 30-May-2001	2581819 18-Jun-2002

TWINLOCK	2156-T001/ United States of America	Registered 1	75/806090 22-Sep-1999	2465123 03-Jul-2001

ZINKLAD	2156-T006/ European Community	Registered 1	2358430 22-Aug-2001	2358430 13-Nov-2002

ZINKLAD	2156-T006/ Japan	Registered 1	2001-81171 07-Sep-2001	4571004 24-May-2002

ZINKLAD	2156-T006/ United States of America	Registered	76/260763 22-May-2001	2815391 17-Feb-2004

Monday, March 12, 2007

Owner: MacDermid Printing Solutions, LLC

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
CITRUS	2156-T600/ European Community	Registered 1	3393642 03-Oct-2003	3393642 01-Feb-2005

CITRUS	2156-T600/ Japan	Registered 1	88239/2003 08-Oct-2003	4929166 17-Feb-2006

CITRUS	2156-T600/ United States of America	Registered 7	76/515560 9-May-2003	2957617 31-May-2005

DURA-WEB	2156-T602/ United States of America	Unfiled

HARD HAT	2156-T604/ United States of America	Unfiled

LAVA	2156-T601/B China (Peoples Republic)	Published 7	4259622 08-Sep-2004

LAVA	2156-T601/A China (Peoples Republic)	Pending 1	4259621 08-Sep-2004

LAVA	2156-T601/ European Community	Registered 1 & 9	4023156 02-Sep-2004	4023156 03-Jan-2006

LAVA	2156-T601/ Japan	Registered 1	2004-81413 03-Sep-2004	4879833 15-Jul-2005

LAVA	2156-T601/ Taiwan	Registered 1 & 7	93040294 31-Aug-2004	1160093 16-Jun-2005

LAVA	2156-T601/A United States of America	Registered 1 & 9	78/380383 08-Mar-2004	3064393 28-Feb-2006

SYMMETRIX	2156-T605/ United States of America	Unfiled

WEB-PRO	2156-T603/ United States of America	Unfiled

Monday, March 12, 2007

Owner: Napp Systems, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
NAPP	2156-T203B/ Australia	Registered	272342 19-Sep-1972	272342 19-Sep-1972

NAPP	2156-T203A/ Australia	Registered 9	261976 19-Sep-1972	261976 19-Sep-1972

NAPP	2156-T203/ Austria	Registered	232879 30-Aug-1979	93163 20-Feb-1980

NAPP	2156-T203/ Benelux	Registered 1, 7 and 9	593629 28-Sep-1972	314316 28-Sep-1972

NAPP	2156-T203/ Canada	Registered	353363 16-May-1972	TMA219947 07-Apr-1977

NAPP	2156-T203B/ Egypt	Registered		57042 11-Jan-1981

NAPP	2156-T203A/ Egypt	Registered		57043 11-Jan-1981

NAPP	2156-T203/ European Community	Registered	1880665 29-Sep-2000	1880665 25-Apr-2002

NAPP	2156-T203/ France	Registered 1, 7, 9	1212390 06-Aug-1982	1212390 06-Sep-1992

NAPP	2156-T203A/ Germany	Registered 1, 7, 9, and 11	911499 22-Sep-1972	911499 06-Nov-1973

NAPP	2156-T203A/ Greece	Registered	64543 17-Sep-1979	64543 17-Sep-1979

NAPP	2156-T203/ Indonesia	Registered	16-Oct-1989	254677 16-Oct-1989

NAPP	2156-T203/ Ireland	Registered	96398 29-Aug-1979	96398 29-Aug-1979

NAPP	2156-T203/ Italy	Registered	T092C001687 28-Sep-1972	286225 12-Dec-1974

NAPP	2156-T203B/ Japan	Registered 1	48282/1972 07-Apr-1972	1166787 27-Oct-1975

NAPP	2156-T203/ Korea, Republic of	Registered 7 & 16	2004-3391	41339 20-Jan-1975

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
NAPP	2156-T203B/ New Zealand	Registered 1	108180 09-May-1974	108180 29-Apr-1976

NAPP	2156-T203/ Poland	Registered		857752 29-Oct-1979

NAPP	2156-T203/ Serbia (Old Code)	Registered	Z65279 09-Sep-1979	35846 25-Jul-1991

NAPP	2156-1203/ Singapore	Registered 9	B55872 27-Sep-1972	T72/55872Z 27-Sep-1972

NAPP	2156-T203/ Slovakia	Registered	51298	164342 27-Mar-1980

NAPP	2156-1203/ South Africa	Pending	28-Aug-1979	794577

NAPP	2156-T203B/ Spain	Registered	20-Sep-1979	919405 05-Sep-1980

NAPP	2156-T203/ Sweden	Registered 1 & 7	7204073 19-Sep-1972	145669 18-Jan-1974

NAPP	2156-T203/ Switzerland	Registered	687419922 20-Sep-1992	400799 20-Sep-1992

NAPP	2156-T203/ Taiwan	Registered 19		63322 01-May-1973

NAPP	2156-T203A/ Thailand	Registered 1	238988 26-Dec-1972	KOR5189 20-Dec-1995

NAPP	2156-T203/ Turkey	Registered		118447 31-Mar-1990

NAPP	2156-T203/ United States of America	Registered 9	72/426981 12-Jun-1972	0999390 10-Dec-1974

NAPP (stylized)	2156-T204/ United States of America	Registered 9	73/101286 27-Sep-1976	1087637 21-Mar-1978

NAPPCOAT	2156-T205/ European Community	Registered 7	671164 07-Nov-1997	671164 21-Apr-1999

NAPPCOAT	2156-T205/ Japan	Registered 7	175251/97 10-Nov-1997	4250312 12-Mar-1999

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
NAPPCOAT	2156-T205/ United States of America	Registered 7	75/289232 09-May-1997	2229567 02-Mar-1999

NAPPFLEX	2156-T206/ Benelux	Registered	632261 06-Sep-1979	360970 06-Sep-1979

NAPPFLEX	2156-T206/ Denmark	Registered 1 & 7	VA197903595 30-Aug-1979	VR198001086 22-Feb-1980

NAPPFLEX	2156-T206/ European Community	Registered 1, 7, 16, and 41	1880418 29-S9-2000	1880418 28-Oct-2002

NAPPFLEX	2156-T206/ Finland	Registered	423279 29-Aug-1979	79963 21-Dec-1981

NAPPFLEX	2156-T206/ France	Registered	148356 07-Aug-1989	1544996 07-Aug-1989

NAPPFLEX	2156-T206/ Germany	Registered	16672IWZ 10-Sep-1979	1007260 05-Sep-1980

NAPPFLEX	2156-T206/ Italy	Registered 1 and 7	20882C79 17-Sep-1979	881828 04-Nov-1985

NAPPFLEX	2156-T706/ Sweden	Registered	794543 29-Aug-1979	171092 15-Feb-1980

NAPPFLEX	2156-T206/ Switzerland	Registered	4661 10-Sep-1979	P302063 10-Sep-1979

NAPPFLEX	2156-T206/ United States of America	Registered 7	73/147814 08-Nov-1977	1101236 05-Sep-1978

NAPPLATE	2156-T207/ European Community	Registered	1879923 29-Sep-2000	1879923 19-Dec-2002

NAPPLATE	2156-T207/ United States of America	Registered 1	73/797112 01-May-1989	1578465 23-Jan-1990

NAPPSIGN	2156-T209/ Japan	Registered	17525297 10-Nov-1997	4338904 26-Nov-1999

Monday, March 12, 2007

Owner: Polyfibron Technologies, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
ATLAS	2156-T338/ Australia	Registered 7	705980 04-Apr-1996	705980 04-Apr-1996

ATLAS	2156-T338/ European Community	Registered 7	163758 01-Apr-1996	163758 10-Jul-1998

FLEXCOR	2156-T337/ Australia	Registered 1, 7, & 1l	701937 07-Feb-1996	701937 07-Feb-1996

FLEXCOR	2156-T337/ Germany	Registered 1, 7, & 9	39608003 12-Feb-1996	39608003 09-Sep-1996

LETTERFLEX	2156-T309/ Italy	Registered 1, 7, & 9	16912 26-Jan-1970	590377 20-Jan-1970

Monday, March 12, 2007

Owner: PT Sub, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
DALEX	2156-T312/ United Kingdom	Registered 17	17-Nov-1939	609744 17-Nov-1939

DURAMIC	2156-T313/ Australia	Registered 16	A238707	A238707 07-May-1970

FLEX-LIGHT	2156-T306C/ Argentina	Registered 9		1311058 19-Sep-1988

FLEX-LIGHT	2156-T306B/ Argentina	Registered 7	1714656	1311059 19-Sep-1988

FLEX-LIGHT	2156-T306A/ Argentina	Registered 1	2176289	1311057 19-Sep-1988

FLEX-LIGHT	2156-T306D/ Australia	Registered 11		A308162 15-Jun-1977

FLEX-LIGHT	2156-T306C/ Australia	Registered 9		A308161 15-Jun-1977

FLEX-LIGHT	2156-T306A/ Australia	Registered 1	287226 13-May-1975	287226 13-May-1975

FLEX-LIGHT	2156-T306A/ Chile	Registered 1		542956 21-Jun-1999

FLEX-LIGHT	2156-T306B/ Chile	Registered 1		542950 21-Jun-1999

FLEX-LIGHT	2156-T306/C China (Peoples Republic)	Registered 1	3776460 30-Oct-2003	3776460 07-Feb-2006

FLEX-LIGHT	2156-T306/D China (Peoples Republic)	Registered 9	3776631 30-Oct-2003	3776631 07-Sep-2005

FLEX-LIGHT	2156-T306/ European Community	Registered 1, 7, 9, 11, and 17	418400 22-Nov-1996	418400 02-Feb-1999

FLEX-LIGHT	2156-T306/ Hong Kong	Registered 1	23/1977 30-Apr-1975	23/1977 30-Apr-1975

FLEX-LIGHT	2156-T306A/ Indonesia	Registered		424659 04-Jan-1979

FLEX-LIGHT	2156-T306B/ Indonesia	Registered		424660 04-Jan-I979

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
FLEX-LIGHT	2156-T306C/ Indonesia	Registered		425280 04-Jan-1979

FLEX-LIGHT	2156-T306D/ Indonesia	Registered		424658 04-Jan-1979

FLEX-LIGHT	2156-T306A/ Ireland	Registered 1	1084/75 22-Apr-1975	87352 22-Apr-1975

FLEX-LIGHT	2156-T306C/ Ireland	Registered 9	1375/77 10-Jun-1977	91799 10-Jun-1977

FLEX-LIGHT	2156-T306B/ Ireland	Registered 7	1374/77 10-Jun-1977	91798 10-Jun-1977

FLEX-LIGHT	2156-T306/ Japan	Registered 1	5107575 01-Apr-1975	2489348 25-Dec-1992

FLEX-LIGHT	2156-T306A/ Mexico	Registered 1	38906 11-Mar-1988	358665 26-Jan-1989

FLEX-LIGHT	2156-T306B/ Mexico	Registered 26	90007 02-Jun-1975	196579 21-Jul-1976

FLEX-LIGHT	2156-T306D/ New Zealand	Registered 9	13-Jun-1977	B119749 13-Jun-1977

FLEX-LIGHT	2156-T306A/ New Zealand	Registered 1	13-Jun-1977	B119747 13-Jun-1977

FLEX-LIGHT	2156-T306C/ New Zealand	Registered 7	13-Jun-1977	B119748 13-Jun-1977

FLEX-LIGHT	2156-T306E/ New Zealand	Registered I1	13-Jun-1977	B119750 13-Jun-1977

FLEX-LIGHT	2156-T306B/ New Zealand	Registered 7	26-May-1994	237273 26-May-1994

FLEX-LIGHT	2156-T306C/ Singapore	Registered 9	72140 29-Jun-1977	T77/72140H 29-Jun-1984

FLEX-LIGHT	2156-T306A/ Singapore	Registered 1	64258 14-May-1975	T75/64258F 14-May-1982

FLEX-LIGHT	2156-T306B/ Sweden	Registered 9 & 11	161528 10-Jun-1977	161528 02-Dec-1977

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
FLEX-LIGHT	2156-T306A/ Sweden	Registered 1, 7 and 17	154476 22-Apr-1975	154476 27-Feb-1976

FLEX-LIGHT	2156-T306B/ Taiwan	Registered 78	78542 01-Oct-1975	78542 01-Oct-1975

FLEX-LIGHT	2156-T306A/ Taiwan	Registered 73	77-40436	447779 01-Jun-1989

FLEX-LIGHT	2156-T306A/ Venezuela	Registered 1		F-083859 11-Jan-1977

FLEX-LIGHT (design)	2156-T306/ Spain	Registered 7	821483 21-Jun-1976	821483 28- Mar-1978

FLEX-LIGHT (logo)	2156-T306/ Germany	Registered 9	4574 14-May-1976	958128 23- May-1977

FLEX-LIGHT (stylized)	2156-T306/ France	Registered 9	1341931 07-Feb-1986	1341931 07-Feb-1986

FLEX-LIGHT (stylized)	2156-T306D/ Singapore	Registered 11	72141 29-Jun-1977	T77/72141F 29-Jun-1984

LETTERFLEX	2156-T309A/ Australia	Registered 1	A234587 02-Dec-1969	A234587 02-Dec-1969

LETTERFLEX	2156-T309B/ Australia	Registered 7	A234586 02-Dec-1969	A234586 02-Dec-1969

LETTERFLEX	2156-T309C/ Australia	Registered 9	A234585 02-Dec-1969	A234585 02-Dec-1969

LETTERFLEX	2156-T309C/ Japan	Registered 7	5922/93 26-Jan-1993	3130839 29- Mar-1996

LETTERFLEX	2156-T309B/ Japan	Registered 1	221514 01-Dec-1969	1243951 10-Jan-1977

LETTERFLEX	2156-T309C/ New Zealand	Registered 9	107175 07-Feb-1974	107175 07- Feb-1974

LETTERFLEX	2156-T309A/ New Zealand	Registered 1	107173 07-Feb-1974	107173 07- Feb-1974

LETTERFLEX	2156-T309B/ New Zealand	Registered 7	107174 07-Feb-1974	107174 07- Feb-1974

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
LETTERFLEX	2156-T309D/ United Kingdom	Registered 1	951894 02-Dec-1969	951894 02-Dec-1969

LETTERFLEX	2156-T309A/ United Kingdom	Registered 7	1248688 20-Aug-1985	1248688 20-Aug-1985

LETTERFLEX	2156-T309B/ United Kingdom	Registered 9	951896 02-Dec-1969	951896 02-Dec-1969

LETTERFLEX	2156-T309C/ United Kingdom	Registered 7	951895 02-Dec-1969	951895 02-Dec-1969

LETTERFLEX	2156-T309E/ United Kingdom	Registered 6	1182854 05-Oct-1982	1182854 05-Oct-1982

LETTERFLEX	2156-T309F/ United Kingdom	Registered 7	1182855 05-Oct-1982	1182855 05-Oct-1982

LETTERFLEX	2156-T309G/ United Kingdom	Registered 9	1182856 05-Oct-1982	1182856 05-Oct-1982

LETTERFLEX	2156-T309H United Kingdom	Registered 16	1182857 05-Oct-1982	1182857 05-Oct-1982

POLY PLUS	2156-T322/ Australia	Registered 16	396340 01-Sep-1983	396340 01-Sep-1983

POLYFIBRON	2156-T321/ Germany	Registered 24		799814 29-Jan-1964

POLYFIBRON	2156-T321/ Japan	Registered 7	56350/79 27-Jul-1979	1684796 29-May-1984

POLYFIBRON	2156-T321D/ United Kingdom	Registered 24	854114 16-Sep-1963	854114 16-Sep-1964

POLYFIBRON	2156-T321A/ United Kingdom	Registered 1	854111 16-Sep-1963	854111 16-Jul-1964

POLYFIBRON	2156-T321C/ United Kingdom	Registered 16	854113 16-Sep-1963	854113 01-Jul-1964

POLYFIBRON	2156-T321B/ United Kingdom	Registered 7	854112 16-Sep-1963	854112 16-Jul-1964

POLYSTICK	2156-1323/ Australia	Registered 16	396339 01-Sep-1983	396339 01-Sep-1983

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
POLYSTICK	2156-T323/ New Zealand	Registered	107172 01-Feb-1974	107172 01-Feb-1974

POLYWEB	2156-T324/ Australia	Registered 16	396341 01-Sep-1983	396341 01-Sep-1983

POLYWEB	2156-T324/ New Zealand	Registered	107176 01-Feb-1974	107176 01-Feb-1974

SOLVIT	2156-1340/ European Community	Registered 1	256628 23-May-1996	256628 30-Sep-1998

Monday, March 12, 2007

Owner: W. Canning, Inc.

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
OCEANIC	2156-T402B/ Brazil	Registered 1	820996599 23-Oct-1998	820996599 25-Nov-2003

OCEANIC	2156-T402A/ United States of America	Registered 1	75/525317 24-Jul-1998	2281378 28-Sep-1999

Monday, March 12, 2007

Owner: W. Canning Limited

Trademark	Client-Matter/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
CANNING	2156-T403B/ Singapore	Pending 3	27-Feb-1939	T3900075H

CANNING	2156-T403A/ Singapore	Pending 1	27-Feb-1939	T3900076F

Exhibit E

to the Credit Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [                    ], 20[    ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), MacDermid Holdings, LLC, a Delaware limited liability company, MacDermid, Incorporated, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.) (the “Borrower”), Credit Suisse, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Steams & Co. Inc., as co-documentation agents.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of [                    ], 2007 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and the Borrower, certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request New Term Loan Commitments and may enter into one or more Joinder Agreements with the New Term Loan Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Lender hereby agrees to make its Commitment on the following terms and conditions1:

1.	Applicable Margin. The Applicable Margin for each Series [__] New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below plus the pricing premium, if any, less the pricing reduction, if any, in each case as set forth below:

Series [ ]1 New Term Loans

Consolidated Leverage Ratio	Eurocurrency Rate Loans		Base Rate Loans
:		%		%

2.	Principal Payments. The Borrower shall make principal payments on the Series [ ] New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$

[1]

Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.14 of the Credit Agreement.

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
TOTAL	$

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [ ]New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [ 1 New Term Loans in accordance with Section 2.05 and 2.07 of the Credit Agreement, respectively; provided, that the final installment payable by the Borrower in respect of the Series [ 1 New Term Loans on such date shall be in an amount, if such amount is different from the amount specified above, sufficient to repay all amounts owing by the Borrower under the Credit Agreement with respect to the Series [ 1 New Term Loans.

4.	Other Fees. The Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

5.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow Series [ ] New Term Loans from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c. Interest rate option:	❑	a. Base Rate Loan(s)
	❑	b. Eurocurrency Rate Loans with an initial Interest Period of month(s)

6.

[New Lenders. Each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans Series             , New Term Loans that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][2]

7.	Credit Agreement Governs. Except as set forth in this Agreement, Series [ ] New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

8.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to his or her knowledge, and the Borrower hereby certify that:

i.	The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default.

9.	Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that:

i.	The Borrower shall deliver or cause to be delivered the legal opinion of [Dechert LLP], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement; and

ii.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 8.10 of the Credit Agreement.

10.	Eligible Assignee. By its execution of this Agreement, each New Term Loan Lender represents and warrants that it is an Eligible Assignee.

11.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.

12.	Foreign Lenders. For each New Term Loan Lender that is a Foreign Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan

[2]	Insert bracketed language if the lending institution is not already a Lender.

Lender may be required to deliver to Administrative Agent pursuant to Section 11.14(a) of the Credit Agreement.

13.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the Series [ ] New Term Loans made by New Term Loan Lenders in the Register.

14.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                    ], 20[    ].

[NAME OF LENDER]

By:

Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

MACDERMID HOLDINGS, LLC

By:

Name:
Title:

MACDERMID, INCORPORATED

By:

Name:
Title:

Consented to by:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A TO

JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	New Term Loan Commitment	$

Total $

Exhibit F

to the Credit Agreement

MORTGAGE

F-1

Recording Requested By:

When Recorded Return To:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Leah R. Fang, Esq.

INSTRUCTIONS TO COUNTY RECORDER:

Index this document as

(1) a deed of trust and

(2) a fixture filing

APN: 219-089-02; 219-140-53

San Diego County, California

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

BY

NAPP SYSTEMS INC.,

Trustor,

TO

CHICAGO TITLE INSURANCE COMPANY,

the Trustee,

for the benefit of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Beneficiary

DATED AS OF APRIL 12, 2007

1

ATTENTION: COUNTY RECORDER — THIS INSTRUMENT IS A FIXTURE FILING IN ACCORDANCE WITH SECTION 9501(a)(1) AND 9502(b) AND (c) OF THE CALIFORNIA UNIFORM COMMERCIAL CODE AND COVERS GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN AND IS TO BE FILED FOR RECORD IN THE RECORDS WHERE DEEDS OF TRUST ON REAL ESTATE ARE RECORDED. ADDITIONALLY, THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A DEED OF TRUST, BUT ALSO AS A FINANCING STATEMENT COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. THE MAILING ADDRESSES OF THE TRUSTOR (DEBTOR) AND BENEFICIARY (SECURED PARTY) ARE SET FORTH IN THE PREAMBLE OF THIS DEED OF TRUST. TRUSTOR’S ORGANIZATION NUMBER IN THE STATE OF IOWA IS 29388.

2

CALIFORNIA

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by NAPP SYSTEMS INC., an Iowa corporation, trustor (together with any successors, “Trustor”), whose address is c/o MacDermid Napp, 260 South Pacific Street, San Marcos, California 92078, in favor of CHICAGO TITLE INSURANCE COMPANY, as trustee (together with its successor and assigns, “Trustee”), having an office at 2365 Northside Drive, Suite 500, San Diego, California 92108, for the benefit of CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, beneficiary (together with its respective successors and assigns, in such capacities, “Beneficiary”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS LP., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Trustor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Trustor is Borrower or (b) Trustor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Trustor or (d) Borrower is the sole member or a member of Trustor or (e) Borrower is the general or managing partner of Trustor, as a result of any of which Trustor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Trustor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Trustor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge

3

Agreements, to secure Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration or the premises and the agreements, provisions and covenants herein contained, Beneficiary and Trustor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Trustor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Trustor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Trustor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Trustor to Beneficiary and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Deed of Trust, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Beneficiary or to the Lenders that are required to be paid by Trustor pursuant to the terms of the Credit Agreement, this Deed of Trust or any other Loan Documents) (the items set forth in clauses (a). through (d) being referred to herein collectively as the “Indebtedness”); and

(e)

the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Trustor (the “Obligations”) under, in connection with or pursuant to the provisions of

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the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Deed of Trust and any of the other Collateral Documents or any of the other Loan Documents;

TRUSTOR HEREBY IRREVOCABLY GRANTS, CONVEYS AND TRANSFERS UNTO TRUSTEE, IN TRUST FOR THE USE AND BENEFIT OF BENEFICIARY WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION FOR THE BENEFIT AND SECURITY OF BENEFICIARY AND ITS SUCCESSORS AND ASSIGNS (FOR THE BENEFIT OF THE LENDERS) FOREVER TO HAVE ANT) TO HOLD THE “MORTGAGED PROPERTY” (AS DEFINED BELOW) WITH ALL PRIVILEGES AND APPURTENANCES THEREUNTO BELONGING TO TRUSTEE AND TRUSTOR DOES HEREBY BIND ITSELF, ITS SUCCESSORS AND ASSIGNS TO WARRANT AND FOREVER DEFEND THE TITLE TO THE MORTGAGED PROPERTY UNTO TRUSTEE AND BENEFICIARY FOREVER, SUBJECT TO “PERMITTED EXCEPTIONS “(AS DEFINED BELOW):

(A) all of Trustor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Trustor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Trustor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all, right, title, estate and interest of Trustor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Trustor in and to all of the fixtures, “equipment” (as defined in the California Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Trustor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate,

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including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Trustor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Trustor or constructed, assembled or placed by Trustor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Trustor;

(F) all right, title, estate and interest of Trustor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Trustor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Trustor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Trustor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the California Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Trustor or other proprietary business information relating to Trustor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Trustor in and to all unearned premiums under insurance policies now or subsequently obtained by Trustor relating to the Real Estate or Equipment and Trustor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth

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below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Trustor in and to (i) all contracts from time to time executed by Trustor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Trustor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Beneficiary as provided in this Deed of Trust; and all “documents” as defined in the California Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Trustor (collectively, “Documents”); all (i) “instruments” as defined in the California Commercial Code, “chattel paper” as defined in the California Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Trustor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Trustor relating thereto) and (ii) notes or other obligations of indebtedness owing to Truster from whatever source arising, in each case now owned or hereafter acquired by Trustor; all “inventory” as defined in the California Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned, or held by Trustor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Trustor against anyone who may store or acquire the same for the account of Trustor, or from whom Trustor may purchase the same); and

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(K) all proceeds (as defined in the California Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect, of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Trustor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Trustor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Trustor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgage Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Trustor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

Upon Beneficiary’s written request, and upon surrender to Trustee for cancellation of this Deed of Trust or a certified copy thereof and any note, instrument, or instruments setting forth all obligations secured hereby, Trustee shall reconvey, without warranty, the Mortgaged Property or that portion thereof then held hereunder. To the extent permitted by law, the reconveyance may describe the grantee as “the person or persons legally entitled thereto” and the recitals of any matters or facts in any reconveyance executed hereunder shall be conclusive proof of the truthfulness thereof. Neither Beneficiary nor Trustee shall have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance. When the Mortgaged Property has been fully reconveyed, the last such reconveyance shall operate as a reassignment of all future rents, issues and profits of the Mortgaged Property to the person or persons legally entitled thereto.

Terms and Conditions

Trustor further represents, warrants, covenants and agrees with Beneficiary as follows:

1. Warranty of Title. Trustor Warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that

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Trustor has the full power, authority and right to execute, deliver and perform its obligations under this Deed of Trust and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Deed of Trust is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exception Trustor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Deed of Trust and shall forever warrant and defend the same to Beneficiary against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is. asserted against the Mortgaged Property, Trustor shall promptly, and at its expense, (a) give Beneficiary a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Trustor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner. The latest final maturity date of the Indebtedness is April 12, 2014. Certain of the Indebtedness bears interest at variable rates as provided in the Loan Documents.

3. Requirements. (a) Trustor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Trustor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Trustor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Trustor’s covenant to comply with any such Legal Requirement unless (i) Trustor has given prior written notice to Beneficiary of Trustor’s intent so to contest or object to such Legal Requirement, (ii) Trustor shall demonstrate to. Beneficiary’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Trustor or Beneficiary to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be

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delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Trustor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Beneficiary and (iv) all material permits required for the operation of the Mortgage property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Trustor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Beneficiary, Trustor shall provide evidence acceptable to Beneficiary showing the payment of any other such Imposition.

(b) Trustor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Trustor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Trustor has given prior written notice to Beneficiary of Trustor’s intent so to contest or object to an Imposition, (ii) Trustor shall demonstrate to Beneficiary’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Trustor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Beneficiary in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Trustor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Beneficiary and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Beneficiary), with loss payable solely to Beneficiary (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Beneficiary without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to

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Beneficiary. Liability insurance policies shall name Beneficiary as an additional insured and contain a waiver of subrogation against Beneficiary. Each policy shall expressly provide that any proceeds which are payable to Beneficiary shall be paid by check payable to the order of Beneficiary and Trustor and requiring the endorsement of Beneficiary and Trustor.

(c) Trustor shall deliver to Beneficiary a certificate of such insurance in Acord Form 28 acceptable to Beneficiary, together with a copy of the declaration page for each such policy. Trustor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Beneficiary.

(d) Trustor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Trustor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Trustor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Deed of Trust.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Trustor shall give immediate notice thereof to Beneficiary. All insurance proceeds shall be paid to Beneficiary to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Trustor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Trustor; provided that Trustor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Beneficiary shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Deed of Trust or other transfer of title to the Mortgaged Property, all right, title and interest of Trustor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Trustor may maintain insurance required under this Deed of Trust by means of one or more blanket insurance policies maintained by Trustor; provided, however, that (A) any such policy shall specify, or Trustor shall furnish to Beneficiary a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril,

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insurance proceeds shall be allocated to the Mortgaged Property in an amount equal, to the coverages required to be maintained by Trustor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Trustor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit. Agreement, Trustor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Trustor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Trustor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Trustor shall notify Beneficiary of the pendency of such proceedings. Beneficiary is hereby authorized and empowered by trustor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Trustor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Trustor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Beneficiary, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Beneficiary, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Beneficiary, except as expressly permitted under the Credit Agreement, Trustor shall not, without the prior written consent of Beneficiary, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action

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to be taken nor shall Trustor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Trustor agrees upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any California Commercial Code financing statements) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary.

12. Beneficiary’s Right to Perform. If Trustor fails to perform any of the covenants or agreements of Trustor (other than with respect to the failure to maintain insurance as required hereunder, in which case Beneficiary can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Trustor from any obligation or default under this Deed of Trust, Beneficiary or Trustee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Trustor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary under this Section 12 shall be deemed or construed to cure Trustor’s default or waive any right or remedy of Beneficiary.

13. Hazardous Material. In accordance with and subject to Civil Code Section 2929.5 Beneficiary shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Trustor shall cooperate in the conduct of such environmental audit. Trustor shall give Beneficiary and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Trustor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Beneficiary may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Trustor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any

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other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Trustor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Trustor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Deed of Trust and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have preseoted the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Trustor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i) Beneficiary may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Beneficiary, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of judicial foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Trustor expressly granting to Beneficiary the power of sale), or (F) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs or suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Trustor and its agents and employees therefrom without liability for trespass, damage or otherwise (Trustor hereby agreeing to surrender possession of the Mortgaged Property to Beneficiary upon demand at any such time) and use,

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operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x). to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Beneficiary shall deem appropriate as fully as Trustor might do.

(b) Should Beneficiary elect to foreclose by exercise of the power of sale herein contained, Beneficiary shall notify Trustee and shall deposit with Trustee this Deed of Trust and the Notes and such receipts and evidence of expenditures made and secured hereby as Trustee may require.

(i) Upon receipt of such notice from Beneficiary, Trustee shall cause to be recorded, published and delivered to Trustor such Notice of Default and Election to Sell as then required by law and by this Deed of Trust. Trustee shall, without demand on Trustor, after lapse of such time as may then be required by law and after recordation of such notice of default and after notice of sale having been given as required by law, sell the Trust Estate at the thne and place of sale fixed by it in said notice of sale, either as a whole, or in separate lots or parcels or items as Trustee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder for cash in lawful money of the United States payable at the time of sale. Trustee shall deliver to such purchaser or purchasers thereof its good and sufficient deed or deeds conveying the property so sold, but without any covenant or warranty, express or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including, without limitation, Trustor, Trustee or Beneficiary may purchase at such sale.

(ii) Subject to California Civil Code Section 2924g, Trustee may postpone sale of all or any portion of the Trust Estate by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequent notice of sale, and without further notice make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale.

(iii) Beneficiary may from time to time rescind any notice of default or notice of sale before any Trustee’s sale as provided above in accordance with the laws of the State of California. The exercise by Beneficiary of such right of rescission shall not constitute a waiver of any breach or default then existing or subsequently occurring, or impair the right of Beneficiary to execute and deliver to Trustee, as above provided, other declarations or notices of default to satisfy the obligations of this Deed of Trust, or otherwise affect any provision, covenant or condition of any Loan Document or any of the rights, obligations or remedies of Trustee or Beneficiary hereunder or thereunder.

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16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Beneficiary pursuant to any right given or action taken under the provisions of this Deed of Trust, shall be applied in accordance with Section 9.03 of the Credit Agreement.

17. Right of Beneficiary to Credit Bid. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Beneficiary shall have the right to offset its bid or bids to the extent of the total amount of the Indebtedness, including such fees and expenses of sale and/or the cost of any action, as the case may be.

18. Unified Sale of Mortgaged Property. Beneficiary may choose to dispose of some or all of the Mortgaged Property in any manner then permitted by applicable law. In its discretion, Beneficiary may also or alternatively choose to dispose, of some or all of the Mortgaged Property, in any combination consisting of both real and personal property, together in one sale to be held in accordance with the law and procedures applicable to real property, as permitted by Section 9604 of the California Commercial Code. Trustor agrees that such a sale of personal property together with real property constitutes a commercially reasonable sale of the personal property. For purposes of this power of sale, either a sale of real property along, or a sale of both real and personal property together in accordance with California Uniform Commercial Code Section. 9604, will sometimes be referred to as a “Trustee’s Sale.” Without limiting any other provisions of this Deed of Trust, Beneficiary shall have the right to conduct any such sale on the Premises, and Beneficiary shall have such right of possession of the Mortgaged Property as shall be necessary or convenient for such purpose or any other purpose under this Section 18. Beneficiary may sell the Mortgaged Property without giving any warranties relating to title, possession, quiet enjoyment, merchantability, fitness or the like as to the Mortgaged Property and may specifically disclaim any warranties, which shall not be considered to adversely affect the commercial reasonableness of any sale of the Mortgaged Property. Beneficiary has no obligation to clean up or otherwise prepare the Mortgaged Property for sale.

Any such Trustee Sale shall be in accordance with the provisions of Section 15(b) above and otherwise in accordance with California law.

19. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary, as a matter of right and without notice to Trustor or anyone claiming under Trustor, and without regard to the then value of the Mortgaged Property or the adequacy of any security for the obligations then secured hereby, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Mortgaged Property. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and shall continue as such and exercise all such powers until the later of (i) the date of confirmation of sale of the Mortgaged Property; (ii) the disbursement of all proceeds of the Mortgaged Property collected by

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such receiver and the payment of all expenses incurred in connection therewith; or (iii) the termination of such receivership with the consent of Beneficiary or pursuant to an order of a court of competent jurisdiction. In addition, Beneficiary shall have the right to appoint a receiver when permitted under Section 564 of the California Code of Civil Procedure, including, without limitation, in order to enforce Beneficiary’s rights under Section 2929.5 of the California Civil Code as provided in Section 13 above. Such appointment may be made either before or after foreclosure or sale, without regarding to the solvency or insolvency of Trustor at the time of application for such receiver and without regard to the then value of the Mortgaged Property or whether the same shall be then occupied as a homestead or not, and Beneficiary hereunder may be appointed as such receiver. Trustor agrees to pay Beneficiary, upon Beneficiary’s demand, all expenses, costs and other amounts incurred by Beneficiary in connection with any appointment of a receiver under California Code of Civil Procedure Section 564 and/or Section 2929.5 of the California Civil Code.

20 Extension, Release, etc. (a) Without affecting the lien,or charge of this Deed of Trust upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Deed of Trust shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Trustor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Beneficiary shall have the right to foreclose this Deed of Trust, Trustor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust subject to the rights of any tenants of the Premises. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Trustor as a defense to any proceeding instituted by Beneficiary to collect the Indebtedness or to foreclose the lien of this Deed of Trust hereby or to collect any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property. Unless otherwise agreed by Beneficiary in writing, all leases and tenancies of the Premises executed subsequent to the date hereof, or any part thereof, shall be subordinate and inferior to the lien of this Deed of Trust, but superior to any other lien on the Premises and shall contain an attornment provision pursuant to which the tenant agrees to attorn to the successful bidder at the foreclosure sale of this Deed of Trust at the option of such

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successful bidder. Additionally, from time to time Beneficiary may execute and record among the land records of the jurisdiction where this Deed of Trust is recorded, subordination statements with respect to such of said leases as Beneficiary may designate, whereby the leases so designated by Beneficiary will be made superior to the lien of this Deed of Trust. From and after the recordation of such subordination statements, the leases therein referred to shall be superior to the lien of this Deed of Trust and shall not be affected by any foreclosure hereof. All such leases and tenancies shall contain a provision to the effect that the tenant recognizes the right of Beneficiary to effect such subordination of this Deed of Trust and consents thereto. Further, all such leases and tenancies shall contain a provision obligating the tenant to attorn to the Beneficiary or the successful bidder at a foreclosure sale following such foreclosure sale.

(d) Unless expressly provided otherwise, in the event that ownership of this Deed of Trust and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

21. Security Agreement under California Commercial Code. (a) It is the intention of the parties hereto that this Deed of Trust shall constitute a Security Agreement within the meaning of the California Commercial Code and other applicable law. If an Event of Default shall occur under this Deed of Trust, then in addition to having any other right or remedy available at law or hi equity, Beneficiary shall have the option of either (i) proceeding under the California Commercial Code and exercising such rights and remedies as may be provided to a secured party by the California Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property as described in Section 18 above. If Beneficiary shall elect to proceed under the California Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, attorneys’ fees and legal expenses. At Beneficiary’s request, Trustor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

(b) Trustor and Beneficiary agree, to the extent permitted by law, that: (i) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the California Commercial Code; (ii) Trustor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Trustor) and Secured Party (Beneficiary) as set forth on the first page of this Deed of Trust.

(c) Trustor, upon request by Beneficiary from time to time, shall execute, acknowledge and deliver to Beneficiary one or more separate security

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agreements, in form reasonably satisfactory to Beneficiary, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Beneficiary may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Deed of Trust and such security instrument. Trustor further agrees to pay to Beneficiary on demand all costs and expenses incurred by Beneficiary in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Beneficiary shall reasonably require. If Trustor shall fail to furnish any financing or continuation statement within 10 days after request by Beneficiary, then pursuant to the provisions of the California Commercial Code, Trustor hereby authorizes Beneficiary, without the signature of Trustor, to execute and file any such financing and continuation statements Trustor also ratifies its authorization for Lender to have filed any initial financing statements, if filed prior to or contemporaneously with this Deed of Trust. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Benefiiciary to proceed against any personal property encumbered by this Deed of Trust as real property, as set forth above.

22. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Trustor herein, Truster hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Trustor grants to Beneficiary the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Beneficiary hereby waives the right to enter the Mortgaged Property the purpose of collecting the Rents and Trustor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Deed of Trust; such right of Trustor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence of any Event of Default under this Deed of Trust, by giving not less than five days’ written notice of such revocation to Trustor. In the event such notice is given, Trustor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits. Trustor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Trustor acknowledges that Beneficiary has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Trustor acknowledges and agrees that upon

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recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Trustor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Trustor and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Trustor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

(d) Without limiting any other rights or remedies of Beneficiary set forth herein, or available at law or in equity, at any time upon or following the occurrence of any Event of Default, Beneficiary shall have the right to enforce all of the rights and remedies of an assignee under Section 2938 of the California Civil Code.

23. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Trustor. Within 20 days after request by Beneficiary, Trustor shall furnish Beneficiary satisfactory evidence of compliance with this Section 23, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Beneficiary, which statement shall be certified by Trustor.

24. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

25. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Trustor and to Beneficiary as specified therein.

26. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section

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11.1, of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Trustor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

27. Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of the Indebtedness or Loan Documents, the obligations of Trustor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Trustor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

28. Trustor’s Waiver of Rights. To the fullest extent permitted by law, Trustor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Trustor may do so, Trustor agrees that Trustor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising, any other remedy granted hereunder and Trustor, for Trustor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

29. Remedies Not Exclusive. Beneficiary shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s right to realize upon or enforce any other security now or hereafter held by Beneficiary, it being agreed that Beneficiary shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in

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addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary. In no event shall Beneficiary, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Beneficiary shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

30. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Trustor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Trustor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Beneficiary to extend the Indebtedness, and Trustor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Trustor further agrees that if Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Mortgaged Property and Trustor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Deed of Trust nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary in any such proceedings shall prejudice, limit or preclude Beneficiary’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Trustor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any

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remedies in such proceedings based upon any action or judgment connected to this Deed of Trust, and Trustor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

31. Successors and Assigns. All covenants of Trustor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in its sole discretion it deems such waiver advisable. All such covenants of Trustor shall run with the land and bind Trustor, the successors and assigns of Trustor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Beneficiary, its successors and assigns. The word “Trustor” shall be construed as if it read “Trustors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Trustor, the obligations of Trustors shall be joint and several.

32. No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Trustor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Trustor of any and all of the terms and provisions of this Deed of Trust to be performed by Trustor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in anywise impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien.

33. Governing Law, etc. THE PROVISIONS OF THIS DEED OF TRUST REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LlENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED. ALL OTHER PROVISIONS OF THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF TRUSTOR AND BENEFIRICARY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

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34. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or reference only and in no way limit or amplify the provisions hereof.

35. Reduction Of Secured Amount. In the event that the amount secured by the Deed of Trust is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Trustor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

36. Attorney-In-Fact. Trustor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Trustor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Trustor hereunder; provided, (i) Beneficiary shall not under any circumstances be obligated to perform any obligation of Trustor; (ii) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Beneficiary as such attomey-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (iv) Beneficiary shall not be liable to Trustor or any other, person or entity for any failure to take any action which it is empowered to take under this Section.

37. Future Advances. It is the intention of Trustor and Beneficiary that this Deed of Trust shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Beneficiary or by one or more of the Lenders as contemplated by the Credit Agreement,

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including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Deed of Trust shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Deed of Trust is released of record.

38. Request for Notice. Trustor hereby requests a copy of any notice of default and that any notice of sale hereunder be mailed to, it at the address referred to in Section 24 of this Deed of Trust.

39. Beneficiary Statements. For any statement or accounting requested by Trustor or any other entitled person pursuant to Section 2943 or Section 2954 of the California Civil Code or any other provision of applicable law, or for any other document furnished to Trustor by Beneficiary, Beneficiary may charge the maximum amount then permitted by law or, if there is no such maximum, then in accordance with Beneficiary’s reasonable and customary charges therefor or the actual cost reasonably incurred by Beneficiary, whichever is greater

40. Trustee Provisions. Trustee accepts this trust when this Deed of Trust is recorded. From time to time upon written request of Beneficiary and presentation of this Deed of Trust or a certified copy thereof for endorsement, and without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby, Trustee may, without liability therefor and without notice: (a) reconvey all or any part of the Property; (b) consent to the making of any map or plat thereof; and (c) join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Deed of Trust. Except as may be required by applicable law, Trustee or Beneficiary may from time to time apply to any court of competent jurisdiction for aid and direction in the execution of the trust hereunder and the enforcement of the rights and remedies available hereunder, and may obtain orders or decrees directing or confirming or approving acts in the execution of said trust and the enforcement of said remedies. Trustee has no obligation to notify any party of any pending sale or any action or proceeding, including, without limitation, actions in which Trustor, Beneficiary or Trustee shall be a party unless held or commenced and maintained by Trustee under this Deed of Trust. Trustee shall not be obligated to perform any act required of it hereunder unless the performance of the act is requested in writing and Trustee is reasonably indemnified and held harmless against loss, cost, liability or expense.

Trustor shall pay Trustee’s fees and reimburse Trustee for expenses in the administration of this trust, including attorneys’ fees. Trustor shall pay to Beneficiary reasonable compensation for services rendered concerning this Deed of Trust, including without limit any statement of amounts owing under any of the Indebtedness.

From time to time, by a writing, signed and acknowledged by Beneficiary and recorded in the Office of the Recorder of the County in which the Premises is situated, Beneficiary may appoint another trustee to act in the place and stead of Trustee or any successor. Such writing shall set forth any information required by law. The

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recordation of such instrument of substitution shall discharge Trustee herein named and shall appoint the new trustee as the trustee hereunder with the same effect as if originally named Trustee herein. A writing recorded pursuant to the provisions of this Section 40 shall be conclusive proof of the proper substitution of such new Trustee.

41. Trustee’s Exercise of Remedies. To the extent that this Deed of Trust or applicable law authorizes or empowers Beneficiary to exercise any remedies set forth in Section 15 hereof or otherwise, or perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the state of California) shall have the power to exercise any or all such remedies, and to perform any acts provided, for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary’s behalf in accordance with applicable law of the State. In connection therewith, Trustee: (a) shall not exercise, or waive the exercise of, any Beneficiary’s remedies (other than any rights of Trustee to any indemnity or reimbursement), except at Beneficiary’s request, and (b) shall exercise, or waive the exercise of, any or all of Beneficiary’s remedies at Beneficiary’s request, and in accordance with Beneficiary’s directions as to the manner of such exercise or waiver. Trustee may, however, decline to follow Beneficiary’s request or direction if Trustee shall be advised by counsel that the action or proceeding, or manner thereof, so directed may not lawfully be taken or waived.

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This Deed of Trust has been duly executed by Trustor on the date first above written.

NAPP SYSTEMS INC.

By:	/s/ John L. Cordani
Name: John L. Cordani
Title: Secretary

@@

STATE OF Connecticut	)
	:	ss.: Waterbury
COUNTY OF New Haven	)

On April 10, 2007 before me,paula Mastrianna, Notary Public, personally appeared John L Cordani, Secretary of Napp Systems Inc., personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

/s/ Paula J. Mastrianna
Notary Public My comm. exp 10/31/07 Conecticut

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PARCEL A: (APN: 219-089-02)

LOTS 1 TO 32, INCLUSIVE, IN BLOCK 174; LOTS 1 TO 32 INCLUSIVE, IN BLOCK 175; ALL IN THE TOWN OF SAN MARCOS, IN THE CITY OF SAN MARCOS, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 345, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, AUGUST 30, 1887.

TOGETHER WITH ALL OF EIGHTH STREET FRONTING ON LOTS 1 THROUGH 16, BLOCK 175, AND FRONTING ON LOTS 17 THROUGH 32, BLOCK 174, SAN MARCOS TOWNSITE, CITY OF SAN MARCOS, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 806 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON DECEMBER 21, 1895.

THAT CERTAIN ALLEY BEING BLOCK 174, SAN MARCOS TOWNSITE, CITY OF SAN MARCOS, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 806, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, ON DECEMBER 21, 1895.

THAT CERTAIN ALLEY BEING IN BLOCK 175, SAN MARCOS TOWNSITE, CITY OF SAN MARCOS, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 806 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON DECEMBER 21, 1895.

ALL AS VACATED BY THE CITY OF SAN MARCOS BY RESOLUTION NO. 72-733 RECORDED SEPTEMBER 18, 1975 AS DOCUMENT NO. 75-254550, OFFICIAL RECORDS.

AND ALSO TOGETHER WITH THE EASTERLY 10’ OF NAVAJO STREET, FORMERLY “A” STREET AS VACATED BY THE CITY OF SAN MARCOS BY RESOLUTION NO. 77-1225 RECORDED MAY 8, 1978 FILE NO. 78-185069, OFFICIAL RECORDS.

EXCEPTING THEREFROM CERTAIN PORTIONS AT THE CORNERS OF EACH BLOCK AS SET OUT IN SAID VACATION.

PARCEL B: (APN: 219-140-53)

PARCEL 1 OF PARCEL MAP 18882, IN THE CITY OF SAN MARCOS, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY DECEMBER 28, 2001.

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DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

MACDERMID, INCORPORATED,

Grantor

to

TIIE PUBLIC TRUSTEE FOR THE CITY AND COUNTY OF DEMR,

COLORADO,

Trustee

for the use and benefit of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Beneficiary

DATED AS OF April 12, 2007

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

29

COLORADO

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, is given as of April 12, 2007 by MACDERMID, INCORPORATED, a Connecticut Corporation, (together with any successors, “Grantor”), whose address is 245 Freight Street, Waterbury, Connecticut 06702, to the Public Trustee for the City and County of Denver, Colorado (“Trustee”), for the use and benefit of CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, Beneficiary (together with its respective successors and assigns, in such capacities, “Beneficiary”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP, and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and. BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Grantor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Grantor is Borrower or (b) Grantor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Grantor or (d) Borrower is the sole member or a member of Grantor or (e) Borrower is the general or managing partner of Grantor, as a result of any of which Grantor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Grantor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Grantor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge

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Agreements, to secure Grantor’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein;

WHEREAS, the Credit Agreement and this Deed of Trust secures, in part, a revolving credit arrangement; and

WHEREAS, the latest final maturity date of the Loan is April 12, 2014.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Beneficiary and Grantor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Grantor agrees that to secure;

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Grantor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)

the full and timely payment of all other obligations and liabilities of Grantor to Beneficiary and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Deed of Trust, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Beneficiary or to the Lenders that are required to be paid by Grantor pursuant to the terms of the Credit Agreement, this Deed of Trust or any other Loan Documents) (the

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items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”; and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition evidenced by, contained in, or to be performed or observed by Grantor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Deed of Trust and any of the other Collateral Documents or any of the other Loan Documents that evidence the Indebtedness;

GRANTOR HEREBY GRANTS, SELLS, ASSIGNS, TRANSFERS, PLEDGES, WARRANTS AND CONVEYS TO TRUSTEE, IN TRUST, WITH POWER OF SALE, FOR THE USE AND BENEFIT OF BENEFICIARY, and grants to Beneficiary a security interest in

(A) all of Grantor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Grantor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title interest, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Grantor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Grantor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and, nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, or contained

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in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Grantor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further grant, conveyance, assignment or other act by Grantor;

(F) all right, title, estate and interest of Grantor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Collateral Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Grantor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Grantor or other proprietary business information relating to Grantor’s policies, procedures, manuals and trade secrets;

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(H) all right, title, estate and interest of Grantor in and to all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Grantor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Beneficiary as provided in this Deed of Trust; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Grantor (collectively, “Documents”); all (i) instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Grantor in connection with the Collateral Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Grantor relating thereto) and (ii) notes or other obligations of indebtedness owing to Grantor from whatever source arising, in each case now owned or hereafter acquired by Grantor, all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Collateral Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Grantor for manufacture,

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processing, the providing of services or sale, use or consumption in the operation of the Collateral Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Grantor against anyone who may store or acquire the same for the account of Grantor, or from whom Grantor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Collateral Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Collateral Property (including, without limitation, all claims of Grantor against third parties for loss of damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any of the Collateral Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Grantor from time to time with respect to any of the Collateral Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Collateral Property”).

TO HAVE AND TO HOLD the Collateral Property and the rights and privileges hereby granted unto Beneficiary, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Beneficiary as follows:

1. Warranty of Title. Grantor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Grantor has the full power, authority and right to execute,

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deliver and perform its obligations under this Deed of Trust and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Deed of Trust is and will remain a valid and enforceable first priority lien on and security interest in the Collateral Property, subject only to the Permitted Exceptions. Grantor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Deed of Trust and shall forever warrant and defend the same to Beneficiary against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Collateral Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Grantor shall pay the indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements.

(a) Grantor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Collateral Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Collateral Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Collateral Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Grantor or to any of the Collateral Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Grantor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to comply with any such Legal Requirement unless (i) Grantor has given prior written notice to Beneficiary of Grantor’s intent so to contest or object to such Legal Requirement, (ii) Grantor shall demonstrate to Beneficiary’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Collateral Property or subject Grantor or Beneficiary to any criminal liability, (iii) by the terms

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of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Collateral Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Grantor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Beneficiary and (iv) all material permits required for the operation of the Collateral Property remain in effect.

4. Payment of Taxes and Other Impositions.

(a) Promptly when due, Grantor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Collateral Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Collateral Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Beneficiary, Grantor shall provide evidence acceptable to Beneficiary showing the payment of any other such Imposition.

(b) Grantor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Grantor has given prior written notice to Beneficiary of Grantor’s intent so to contest or object to an Imposition, (ii) Grantor shall demonstrate to Beneficiary’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Collateral Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Grantor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Beneficiary in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the. Collateral Property.

5. Insurance. Grantor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(a) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Beneficiary and contain a “Replacement Cost Endorsement” without

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any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Beneficiary), with loss payable solely to Beneficiary (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Beneficiary without the obligation to rebuild) as its interest may appear, without contribution,. under a “standard” or “New York” mortgagee clause acceptable to Beneficiary. Liability insurance policies shall name Beneficiary as an additional insured and contain a waiver of subrogation against Beneficiary. Each policy shall expressly provide that any proceeds which are payable to Beneficiary shall be paid by check payable to the order of Beneficiary and Grantor and requiring the endorsement of Beneficiary and Grantor.

(b) Grantor shall deliver to Beneficiary a certificate of such insurance in Acord Form 28 acceptable to Beneficiary, together with a copy of the declaration page for each such policy. Grantor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Beneficiary.

(c) Grantor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Grantor or to any of the Collateral Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Collateral Property. Grantor shall not use or permit the use of-the Collateral Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Deed of Trust.

(d) If the Collateral Property, or any part thereof, shall be destroyed or damaged, Grantor shall give immediate notice thereof to Beneficiary. All insurance proceeds shall be paid to Beneficiary to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Grantor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Grantor; provided that Grantor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Beneficiary shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Collateral Property in its sole and absolute discretion.

(e) In the event of foreclosure of this Deed of Trust or other transfer of title to the Collateral Property, all right, title and interest of Grantor in and to any insurance policies then in force shall pass to the purchaser or grantee.

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(f) Grantor may maintain insurance required under this Deed of Trust by means of one or more blanket insurance policies maintained by Grantor; provided, however, that (A) any such policy shall specify, or Grantor shall furnish to Beneficiary a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Collateral Property and any sublimits in such blanket policy applicable to the Premises and the other Collateral Property, (3) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Collateral Property in an amount equal to the coverages required to be maintained by Grantor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Collateral Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Grantor shall not further mortgage, nor otherwise encumber the Collateral Property nor create or suffer to exist any lien, charge or encumbrance on the Collateral Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Collateral Property.

8. Maintenance. Grantor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Grantor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Collateral Property, or any portion thereof, Grantor shall notify Beneficiary of the pendency of such proceedings. Beneficiary is hereby authorized and empowered by Grantor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Grantor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases.

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(a) Grantor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Collateral Property other than in favor of Beneficiary, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Beneficiary, execute or permit to exist any Lease of any of the Collateral Property.

(b) As to any Lease now in existence or subsequently consented to by Beneficiary, except as expressly permitted under the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Grantor accept the payment of rent more than thirty (30) days in advance of its due date.

11 Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Collateral Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary.

12. Beneficiary’s Right to Perform. if Grantor fails to perform any of the covenants or agreements of Grantor:(other than with respect to the failure to maintain insurance as required hereunder, in which case Beneficiary can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, Beneficiary or Trustee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Grantor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Collateral Property prior to any right, title to, interest in or claim upon the Collateral Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary under this Section 12 shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary.

13. Hazardous Material. Beneficiary shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Grantor shall cooperate in the conduct of such environmental audit. Grantor shall give Beneficiary and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Grantor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

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15. Remedies. Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Beneficiary may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Grantor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Grantor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Grantor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Deed of Trust and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Collateral Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary.

(a) Beneficiary may (A) take immediate possession of all of the Collateral Property without seeking or obtaining the appointment of a receiver and take such action as Beneficiary, in its sole judgment, deems necessary to protect and preserve the Collateral Property, (B) institute and maintain an action on the Indebtedness, or (C) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment.

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(b) Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Collateral Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Collateral Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Collateral Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Collateral Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Collateral Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Collateral Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(c) Beneficiary may foreclose this Deed of Trust, either by judicial action or through Trustee. If this Deed of Trust encumbers more than one parcel of real estate, foreclosure may be by separate parcel or en masse, as Beneficiary may elect in its sole discretion. Foreclosure through Trustee will be initiated by Beneficiary’s filing of its notice of election and demand for sale with Trustee. Upon the filing of such notice of election and demand for sale, Trustee shall promptly comply with all notice and other requirements of the laws of Colorado then in force with respect to such sales, and shall give four weeks’ public notice of the time and place of such sale by advertisement weekly in some newspaper of general circulation then published in the County or City and County in which the Property is located. Any sale conducted by Trustee pursuant to this Section shall be held at the front door of the county courthouse for such County or City and County, or on the Property, or at such other place as similar sales are then customarily held in such County or City and County, provided that the actual place of sale shall be specified in the notice of sale. All fees, costs and expenses of any kind incurred by Beneficiary in connection with foreclosure of this Deed of Trust, including, without limitation, the costs of any appraisals of the Property obtained by Beneficiary, all costs of any receivership for the Property advanced by Beneficiary, all costs of any environmental audits or tests incurred by Beneficiary, all attorneys’ and consultants’ fees incurred by Beneficiary and all other costs and expenses authorized by applicable law, shall constitute a part of the Indebtedness and may be included as, part of the amount owing from Grantor to Beneficiary at any foreclosure sale. The proceeds of any sale under this Section shall be applied first to the fees and expenses of the Trustee or other officer conducting the sale (all of which shall be part of the obligations secured by this Deed of Trust), and then to the reduction or discharge of the Indebtedness in the order Beneficiary may elect; any surplus remaining shall be paid over to Grantor or to such other person or persons as may be lawfully entitled to such surplus. Beneficiary may bid at any such foreclosure sale, and in connection therewith Beneficiary may credit bid all or any portion of the Indebtedness (including, without limitation, the Trustee’s fees and expenses, Beneficiary’s attorneys’ and appraisal fees, all other expenses incurred by Beneficiary in undertaking the foreclosure and all other costs and expenses authorized by applicable law). At the conclusion of any foreclosure sale, the officer conducting

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the sale shall execute and deliver to the purchaser at the sale a certificate of purchase which shall describe the Property sold to such purchaser and shall state that upon the expiration of the applicable periods for redemption, the holder of such certificate will be entitled to a deed to the Property described in the certificate. After the expiration of all applicable periods of redemption, unless the Property sold has been redeemed by Grantor, the officer who conducted such sale shall, upon request, execute and deliver an appropriate deed to the holder of the certificate of purchase or the last certificate of redemption, as the case may be, and such deed shall operate to divest Grantor and all persons claiming under Grantor of all right, title, and interest, whether legal or equitable, in the Property described in the deed. Nothing in this Section or elsewhere in this Deed of Trust dealing with foreclosure procedures or specifying particular actions to be taken by Beneficiary or by Trustee or any similar officer shall be deemed to contradict or add to the requirements and procedures now or hereafter specified by Colorado law, and any such inconsistency shall be resolved in favor of Colorado law applicable at the time of foreclosure.

16. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Collateral Property or any other collateral as security for the Indebtedness and Obligations or the interest of Grantor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Collateral Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Collateral Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Collateral Property unless such receivership is sooner terminated.

17. Extension, Release etc.

(a) Without affecting the lien or charge of this Deed of Trust upon any portion of the Collateral Property not then or theretofore released as security for the full amount of the Indebtedness, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgenees, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Collateral Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Deed of Trust shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this

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Deed of Trust until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Collateral Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereturder, and such liens, rights, powers and remedies shall continue, unimpaired.

(c) If Beneficiary shall have the right to foreclose this Deed of Trust judicially or through Trustee, Grantor authorizes Beneficiary at its option to direct Trustee to foreclose the lien of this Deed of Trust subject to the rights of any tenants of the Collateral Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Indebtedness or by Beneficiary or Trustee to foreclose the lien of this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that ownership of this Deed of Trust and title to the Collateral Property or any estate therein shall become vested in the same Person, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Collateral Property for the amount secured hereby.

18. Security Agreement under Uniform Commercial Code.

(a) It is the intention of the parties hereto that this Deed of Trust shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Deed of Trust, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Collateral Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Collateral Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Beneficiary shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of.the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, attorneys’ fees and legal expenses. At Beneficiary’s request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

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(b) Grantor and Beneficiary agree, to the extent permitted by law, that: (i) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Collateral Property within the meaning of the Uniform Commercial Code; (ii) Grantor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Beneficiary) as set forth on the first page of this Deed of Trust.

(c) Grantor, upon request by Beneficiary from time to time, shall execute, acknowledge and deliver to Beneficiary one or more separate security agreements, in form reasonably satisfactory to Beneficiary, covering all or any part of the Collateral Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Beneficiary may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Deed of Trust and such security instrument. Grantor further agrees to pay to Beneficiary on demand all costs and expenses incurred by Beneficiary in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Beneficiary shall reasonably require. If Grantor shall fail to furnish any financing or continuation statement within 10 days after request by Beneficiary, then pursuant to the provisions of the Uniform Commercial Code, Grantor hereby authorizes Beneficiary, without the signature of Grantor, to execute and file any such financing and continuation, statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Beneficiary to proceed against any personal property encumbered by this Deed of Trust as real property, as set forth above.

19. Assignment of Rents.

(a) In furtherance of and in addition to the assignment made by Grantor herein, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the Collateral Property for the purpose of collecting the same and to let the Collateral Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Beneficiary hereby waives the right to enter the Collateral Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Deed of Trust; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence of any Event of Default under this Deed of Trust by giving not less than five days’ written notice of

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such revocation to Grantor. In the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Grantor acknowledges that Beneficiary has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Grantor acknowledges and agrees that upon recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c). Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Beneficiary agree that (a) this Deed of Trust shalt constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

20. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Grantor. Within 20 days after request by Beneficiary, Grantor shall furnish Beneficiary satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Beneficiary, which statement shall be certified by Grantor.

21. Additional Rights. The holder of any subordinate lien on the Collateral Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the;rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Indebtedness. Any such application shall

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not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

22. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Grantor and to Beneficiary as specified therein.

23. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in, accordance with:the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall;be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

24. Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of the Indebtedness or Loan Documents, the obligations of Grantor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the Ihnitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate pemitted by law to be charged by Beneficiary.

25. Grantor’s Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Collateral Property; (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt; and (iii) exemption of the Collateral Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, clairn or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all Persons ever claiming any interest in the Collateral Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

26. Remedies Not Exclusive. Beneficiary shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents

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or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s right to realize upon or enforce any other security now or hereafter held by Beneficiary, it being agreed that Beneficiary shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary. In no event shall Beneficiary, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Collateral Property), be deemed a “Beneficiary in possession,” and Beneficiary shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

27. Multiple Security. If (a) the Premise shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Collateral Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Beneficiary to extend the Indebtedness, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non convenens which it may now or hereafter have. Grantor further agrees that if Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Collateral Property or against any collateral other than the Collateral Property, which collateral directly or indirectly secures the Indebtedness, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located,. Beneficiary may commence or continue foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Collateral Property and Grantor waives any

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objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Deed of Trust nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary in any such proceedings shall prejudice, limit or preclude Beneficiary’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permiued by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

28. Successors and Assigns. All covenants of;Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in its sole discretion it’deems such waiver advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns Of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Collateral. Property, and shall inure to the benefit of Beneficiary, its successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of Grantors shall be joint and several.

29. No Waivers etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Collateral Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in anywise

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impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien.

30. Governing Law, etc. THE PROVISIONS OF THIS DEED OF TRUST REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE COLLATERAL PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND BENEFICIARY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

31. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the words “Collateral Property” shall include any portion of the Collateral Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or reference only and in no way limit or, amplify the provisions hereof.

32. Reduction Of Secured Amount. In the event that the amount secured by the Deed of Trust is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Grantor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Collateral Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Collateral Property is located or as are unsecured.

33. Attorney-In-Fact Grantor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of ‘Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Collateral Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and

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rights in or to any of the Collateral Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder; provided, (i) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (ii) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (iv) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

34. Future Advances. It is the intention of Grantor and Beneficiary that this Deed of Trust shall secure any and all future advances made pursuant to the Credit Agreement up to a total maximum principal amount of $760,000,000, and this Deed of Trust shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or optional, until this Deed of Trust is released of record.

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This Deed of Trust bas been duly executed by Grantor on the tlate first above written.

MACDERMID, INCORPORATED

By:	/s/ Gregory M. Bolingbroke

Name: Gregory M. Bolingbroke
Title: Senior Vice President, Finance

STATE OF COLORADO	)
: ss.:
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 9th day of April, 2007, by Gregory M. Bolingbroke, as Senior Vice President, Finance of MacDennid, Incorpontted, a Connecticut corporation.

Witness my band and official seal.

My commission expires 02/20/2011

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Schedule A

Description of the Premises

[See attached]

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OPEN END MORTGAGE, ASSIGNMENT OF RENTS

AND SECURITY AGREEMENT

from

MACDERMID, INCORPORATED,

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee

DATED AS OF APRIL 12, 2007.

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

54

THIS OPEN END MORTGAGE, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT, dated as of April 12, 2007 is made by MACDERMID, INCORPORATED, a Connecticut corporation, mortgagor (together with any successors, “Mortgagor”), whose address is 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative. Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS LP., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Mortgagor’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

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NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure to Mortgagee:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured. Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the. Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)

the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage

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and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR DOES HEREBY GIVE, BARGAlN, SELL, TRANSFER, CONFlRM, HYPOTHECATE, MORTGAGE, GRANT, CONVEY, ASSIGN AND GRANT A SECURITY TRANSFEREES, WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are ox are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities

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and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below). (collectively, the “Rents”);

(G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager .or agent on its

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behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any, portion of the Real Estate or any property which is adjacent or peripheral to the. Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”) now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the. Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned, or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled Therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commereial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing

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or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with ‘respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD by Mortgagee and its successors and assigns forever, subject to defeasance as hereinafter provided.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in. Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit. Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying, claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances., orders, judgments, decrees, rules, regulations and requirements, and

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irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements” shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (1) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without inclining any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall fiumish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, Imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed’in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor

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has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the. Mortgaged Property.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the

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payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

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9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligation Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to. Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged. Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

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13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Revolving Credit Exposure, the Administrative Agent shall, by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon’the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any. Event of Default, Mortgagee may immediately take such action, without.notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such Trimmer as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the’ extent ‘permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the

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Mortgaged Property’ to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow, Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise. (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) ln case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

All remedies contained in this Mortgage are cumulative, and Mortgagee shall also have all other remedies provided by law or in any other agreement between Mortgagor and Mortgagee. No delay or failure by Mortgagee to exercise any right or remedy under this Mortgage will be construed to be a waiver of that right or remedy or of any default or event of default by Mortgagor.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreernent.

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Mortgagor waives all rights to direct the order in which any of the Mortgaged Property will be sold in the event of any sale under this Instrument, and also any right to have any of the Property marshalled upon any sale.

17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been. paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the. Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation, herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

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(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this. Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this. Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of. Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both patties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security

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agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the “Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statement. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all. Leases, whether now existing, or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account, of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that. Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted. Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties,

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including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement, of any case in bankruptcy..

22. Trust Funds. All lease security deposits of the Real Estate shall be’treated as trust funds not to be commingled with any other funds Of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property.shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under. any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any:such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be Construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 112 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each’ shall be construed .as if such invalid, illegal

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or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be. charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiting foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors’and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.
28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any’laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafler existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of remedies provided in this Mortgage (including, without limitation, in connection with the signment of Rents to Mortgagee, or the appointment of a receiver and the entry of such ;dyer on to all or any part of the Mortgaged Property), be deemed a “mortgagee in ssession,” and Mortgagee shall not in

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any way be made liable for any act, either of rnmission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels, tether or not contiguous and whether or not located in the same county, or (b) in addition to ;s Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, eds of trust or other security (directly or indirectly) for the Indebtedness upon other property in State in which the Premises are located (whether or not such property is owned. by Mortgagor by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a igle foreclosure action all foreclosure proceedings against all such collateral securing the lebtedness (including the Mortgaged. Property), which action may be brought or consolidated the courts of any county in which any of such collateral is located. Mortgagor acknowledges at the right to maintain a: consolidated foreclosure action is a specific inducement to Mortgagee extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to a commencement or consolidation of the foreclosure proceedings in a single action and any jections to the laying of venue or based on the grounds of forum non conveniens which it may w or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting, one or are foreclosure or other:proceedings against a portion of the Mortgaged Property or against any llateral other than the Mortgaged Property, which collateral directly or indirectly secures the lebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar Igment against such collateral, then, whether or not such proceedings are being maintained or igments were obtained in or outside the State in which the Premises are located, Mortgagee ay commence or continue foreclosure proceedings and exercise its other remedies granted in is Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any jections to the commencement or continuation of a foreclosure of this Mortgage or exercise of y other remedies hereunder based on such other proceedings or judgments, and waives any ;ht to seek to dismiss; stay, remove, transfer or consolidate either any action under this ortgage or such other proceedings on such basis. Neither the commencement nor continuation proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the ;:overy of any judgment by Mortgagee in any such proceedingS shall prejudice, limit or 2clude Mortgagee’s right to commence or continue one or more foreclosure or other Dceedings or obtain a judgment against any other collateral (either in or outside the State in rich the Premises are located) which directly or indirectly secures the Indebtedness, and ortgagor expressly waives any objections to the commencement of, continuation of, or entry of judgrnent in such other proceedings or exercise of any remedies in such proceedings based on any action or judgment connected to this Mortgage, and Mortgagor also waives any right to ak to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action .der this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent rmitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the bject of a single foreclosure action at either a single sale or at multiple sales conducted

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nultaneously and take such other measures as are appropriate in order to effect the agreement indirectly in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this. Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise, impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGAIWING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LlENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE. WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain. Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

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34. Reduction Of Secured Amount, In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last not be reaucea by any intervening repayments or me meenteaness unless ansmg nom me Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attomey-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (h) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or.record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event. of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest, is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such atterney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. This Mortgage secures the Credit. Agreement. It is• the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which, may or will be advanced from time to time after the date hereof by Mortgagee or by one or more o f the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, including any future advances, whether obligatory or discretionary, until this Mortgage is released of record. The full amount of the Loan authorized is S760,000,000. Any advances made pursuant to the Credit Agreement are payable upon demand or by a date no later than 30 years from the date hereof. Lender shall have all of the rights, powers and protections authorized and allowed, to which a holder of an Open End Mortgage is entitled under Connecticut law. The Indebtedness and Obligations secured by this Mortgage and all advances thereof (including any future advances) shall

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be secured by this. Mortgage equally with the outstanding Indebtedness and Obligations secured hereby at the time of the recording of this Mortgage and have the same priority over the rights of others who may acquire rights in or liens upon the Mortgaged Property without regard to whether the authorized, full amount of the Indebtedness shall at that time or any time have been fully disbursed.

37. Miscellaneous Representations. (a) Mortgagor represents and warrants to Mortgagee that no part of the Mortgaged Property has, at any time during the period of three (3) years immediately preceding the date of this Mortgage, been included in the “property description” of any real estate contiguous with the Mortgaged Property (within the meaning of Section 22a-452a(f) of the Connecticut General Statutes).

(b) Mortgagor represents and warrants to Mortgagee that Mortgagor is organized for a profit and is engaged primarily in commercial, manufacturing, industrial or other non-consumer pursuits (within the meaning of Section 37-9 of the Connecticut General Statutes). Without limiting the generality of the foregoing provisions of this paragraph, the proceeds of the Indebtedness will be utilized in Mortgagor’s business or investment activities, and no portion of such proceeds will be utilized for any personal, family or household purchases, acquisitions or used or for any other consumer purposes.

38. Prejudgment Remedy. TO INDUCE MORTGAGEE TO ACCEPT THIS MORTGAGE, MORTGAGOR AGREES THAT THE LOAN SECURED BY THIS MORTGAGE, THE NOTES, IF ANY, SECURING SAME AND ALL OTHER LOAN DOCUMENTS ARE AND EVIDENCE. A “COMMERCIAL TRANSACTION,” AS SUCH TERM IS DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AS AMENDED, AND NOT A CONSUMER TRANSACTION, AND WAIVES ANY RIGHT TO A NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR OTHER STATUTE OR STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES MORTGAGEE’S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER, AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST MORTGAGEE’S ATTORNEY WHICH MAY ARISE OUT OF SUCH ISSUANCE OF THE WRIT FOR A PREJUDGMENT REMEDY WlTHOUT COURT ORDER, MORTGAGOR ACKNOWLEDGES AND STIPULATES THAT SUCH WAIVER AND AUTHORIZATION GRANTED ABOVE ARE MADE KNOWINGLY AND FREELY AND AFTER FULL CONSULTATION WITH COUNSEL. SPECIFICALLY, MORTGAGOR RECOGNlZES AND UNDERSTANDS THAT THE EXERCISE OF MORTGAGEE’S RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAINST MORTGAGOR’S PROPERTY, AND SUCH WRIT FOR A PREJUDGMENT REMEDY WILL NOT HAVE THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A ‘COURT OF LAW OR OTHER JUDICIAL OFFICER NOR WILL MORTGAGOR HAVE THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE MORTGAGOR MIGHT CONTEST SUCH A PROCEDURE. THE INTENT OF MORTGAGOR IS TO GRANT TO MORTGAGEE FOR GOOD AND VALUABLE CONSIDERATION THE RIGHT TO OBTAIN SUCH

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A PREJUDGMENT REMEDY AND TO. ASSURE THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL.

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This Mortgage has been duly executed by Mortgagor on the date first above written.

MACDERMID, INCORPORATED

By:	/s/ Gregory M. Bolingbroke
Name: Gregory M. Bolingbroke
Title: Senior Vice President, Finance

Witnessed by:

/s/ Gregory Ely
Name: Gregory Ely

/s/ Katherine Agnes-Rojos
Name: Katherine Agnes-Rojos

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April 9, 2007

STATE OF COLORADO	)
: ss.:
COUNTY OF DENVER	)

Personally appeared Gregory M. Bolingbroke, Senior Vice President, Finance of MacDermid, Incorporated signer and sealer of the foregoing instrument, who, being duly authorized, acknowledged the same to be his free act and deed and the free act and deed of said corporation, before me.

/s/ Susan Fitzpatrick
Commissioner of the Superior Court/ Notary Public

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Schedule A

Description of the Premises

[See attached]

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(LEGAL DESCRIPTION)

That certain piece or parcel of land together with all of the buildings and improvements thereon, located on the southeasterly side of Freight Street in the City of Waterbury, County of New Haven, and State of Connecticut, more particularly described as follows:

Beginning at a point on the southeasterly side of Freight Street, which point marks the northwesterly corner of land now or formerly of The Penn Central Corporation and the northeasterly corner of the within described parcel; thence S40°30’54”E, 579.82 feet to a point; thence S40°38’06”W, 468.80 feet along land now or formerly of Raymond L. Garassino to a point; thence N 87°13’30”W, 30.03 feet, along land now or formerly of the State of Connecticut; thence 10.83 feet in a generally northerly direction along the arc of a curve to the right having a radius of 838.82 feet to a point; thence N32°03’04”W, 547.71 feet along the Naugatuck River to a point in the southeasterly side of Freight Street; thence N47°33’36”E, 408.69 feet to the point and place of beginning. Said parcel is further bounded as follows:

Northwesterly –	on Freight Street;

Northeasterly –	on land now or formerly of The Pen Central Corporation)

Southeasterly –	on land now or formerly of Raymond L. Garassino and the State of Connecticut, each in part; and

Southwesterly –	by the Naugatuck River.

Said premises are shown on a certain Map entitled “MAP SHOWING PERIMETER OF LAND TO BE CONVEYED TO MACDERMID, INCORPORATED BY ATLANTIC RICHFIELD COMPANY WATERBURY, CONN. The A.J. Patton Co., Waterbury Conn., June 23, 1982 Scale 1” = 40’”, which map is recorded in Drawer XIY, Page 12 in the Waterbury Town Clerk’s Office.

Together with a possible right of way thirty (30) feet in width from the southeasterly line of said premises, as a right of way from said Freight Street to so-called Race Street, as referred to in a certain deed of Waterbury Brass Company to The American Brass Company dated December 20, 1911, recorded in Volume 241, at Page 346 of the Waterbury Land Records.

Together with the right to use existing pipes, drains and appurtenances thereto, and in that connection, the right to use a certain trailrace in common with others, as reserved and more particularly described in paragraph “G” of a certain deed from The Anaconda Company to M.R.T. Realty dated September 8, 1978, recorded in Volume 1344, at Page 110 of the Waterbury Land Records.

Together with all right, title, and interest, if any, in and to any lands lying between the southwesterly line of said premises and the centerline of the Naugatuck River.

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OPEN END MORTGAGE, ASSIGNMENT OF RENTS

AND SECURITY AGREEMENT

from

MACDERMID, INCORPORATED,

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee.

DATED AS OF APRIL 12, 2007

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

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This OPEN END MORTGAGE, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT, dated as of April 12, 2007 is made by MACDERMID, INCORPORATED, a Connecticut corporation, mortgagor (together with any successors, “Mortgagor”), whose address is 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument..

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified,. the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit. Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Mortgagor’s obligations under the. Loan Documents and the Secured Hedge Agreements as set forth herein; and

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NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure to Mortgagee:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the. Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the: full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full, and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in .connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)

the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage

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and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR DOES HEREBY GIVE, BARGAIN, SELL, TRANSFER, CONFIRM, HYPOTHECATE, MORTGAGE, GRANT, CONVEY, ASSIGN AND GRANT A SECURITY INTERESTS IN AND PLEDGE TO MORTGAGEE, ITS SUCCESSORS, ASSIGNS AND TRANFERRES WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the. Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating, equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery,

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pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on. the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as darned in, the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

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(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right. title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment,

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licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD by Mortgagee and its successors and assigns forever, subject to defeasance as hereinafter provided.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

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2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement, and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, Codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental. Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement -unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public. charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the

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“Impositions”. Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and .which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancelation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration, page for each such policy. Mortgagor shall (i) pay as they become due all, premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

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(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or -whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged. Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged. Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

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8.Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor Shall repair, restore, replace or rebuild promptly any part of the premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in .connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the.Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12, Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this. Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest

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in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable time to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether’or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Revolving Commitments to be terminated forthwith, ‘whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner. as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

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(i) Mortgagee may, to the extent pennitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) parchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take Such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all, costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

All remedies contained in this Mortgage are cumulative, and Mortgagee shall also have all other remedies provided by law or in any other agreement between Mortgagor and Mortgagee. No delay or failure by Mortgagee to exercise any right or remedy under this Mortgage will be construed to be a waiver of that right or remedy or of any default or event of default by Mortgagor.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the

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provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

Mortgagor waives all rights to direct the order in which any of the Mortgaged Property will be sold in the event of any sale under this Instrument, and also any right to have any of the Property marshalled upon any sale.

17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard .to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security ‘for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this

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Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b). No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers:and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will, not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this. Mortgage and title to. the Mortgaged. Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby,

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial. Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

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(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses ,of any’record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after -request ‘by Mortgagee, then pursuant to the provisions of the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth:above.

21. Assignment of Rents. (a) In furtherance of and in addition to the .assignrnent made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all. Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let’the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and, grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority,, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as. to Mortgagor and all third parties,

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including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), vvithout the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after’the commencement of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of.compliance with this Section 22, together with a statement of all lease security deposits by lessees.and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this. Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary

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anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing. for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all:Persons ever claiming any interest in the Mortgaged. Property, to the extent pennitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature .or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any mariner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee, or to which it may the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

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29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its eleCtion, commence or consolidate in a single foreclosure action all foreclosure proceedings aping all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be, prosecuting one or more foreclosure or other:proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral tlireetly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Prernises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part, of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceeding shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its

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successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc, THE PROVISIONS OF THlS MORTGAGE. REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE. RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINClPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of. Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this

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Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action: Which it is empowered to take under this Section.

36. Future Advances. This Mortgage secures the Credit Agreement. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time; after the date hereof by Mortgagee or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, including any future advances, whether, obligatory or discretionary, until this Mortgage is released of record. The full amount of the Loan authorized is $760,000,000. Any advances made pursuant to the Credit Agreement are payable upon demand or by a date no later than 30 years from the date hereof. Lender shall have all of the rights, powers and protections authorized and allowed, to which a holder of an Open End Mortgage is entitled under Connecticut law. The Indebtedness and Obligations secured by this Mortgage and all advances thereof (including any future advances) shall be secured by this Mortgage equally with the outstanding. Indebtedness and Obligations secured hereby at the time of the recording of this Mortgage and have the same priority over the rights of others who may acquire rights in or liens upon the Mortgaged Property without regard to whether the authorized, full amount of the Indebtedness shall at that time or any time have been fully disbursed.

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37. Miscellaneous Representations. (a) Mortgagor represents and warrants to Mortgagee that no part of the Mortgaged Property has, at any time during the period of three (3) years immediately preceding the date of this Mortgage, been included in the “property description” of any real estate contiguous with the Mortgaged Property (within the meaning of Section 22a-452a(f) of the Connecticut General Statutes).

(b) Mortgagor represents and warrants to Mortgagee that Mortgagor is organized for a profit and is engaged primarily in commercial, manufacturing, industrial or other non-consumer pursuits (within the meaning of Section 37-9 of the Connecticut General Statutes). Without limiting the generality of the foregoing provisions of this paragraph, the proceeds of the Indebtedness will be utilized in Mortgagor’s business or investment activities, and no portion of such proceeds will be utilized for any personal, family or household purchases, acquisitions or used or for any other consumer purposes.

38. Prejudgment Remedy. TO INDUCE MORTGAGEE ID ACCEPT THIS MORTGAGE, MORTGAGOR AGREES THAT THE LOAN SECURED BY THIS MORTGAGE, THE NOTES, IF ANY, SECURlNG SAME AND ALL OTHER LOAN DOCUMENTS ARE AND EVIDENCE A “COMMERCIAL TRANSACTION,” AS SUCH TERM. IS DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AS AMENDED, AND NOT A CONSUMER. TRANSACTION, AND WAIVES ANY RIGHT TO A NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR OTHER STATUTE OR STATUTES AFFECTING ‘PREJUDGMENT REMEDIES, AND AUTHORIZES MORTGAGEE’S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER, AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST MORTGAGEE’S ATTORNEY WHICH MAY ARISE OUT OF SUCH ISSUANCE OF THE WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, MORTGAGOR ACKNOWLEDGES AND STIPULATES THAT SUCH WAIVER AND AUTHORIZATlON GRANTED ABOVE ARE MADE KNOWINGLY <AND FREELY AND AFTER FULL CONSULTATION WITH COUNSEL. SPECIFICALLY, MORTGAGOR RECOGNlZES AND UNDERSTANDS THAT THE EXERCISE OF MORTGAGEE’S RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAlNST MORTGAGOR’S PROPERTY, AND SUCH WRIT FORA PREJUDGMENT REIVIEDY WILL NOT HAVE THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A COURT OF LAW OR OTHER JUDIClAL OFFICER NOR WILL MORTGAGOR HAVE THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE MORTGAGOR MIGHT CONTEST SUCH A PROCEDURE. THE INTENT OF MORTGAGOR IS TO GRANT TO MORTGAGEE FOR GOOD AND VALUABLE CONSIDERATION THE RIGHT TO OBTAIN SUCH A PREJUDGMENT REMEDY AND TO ASSURE THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL.

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This Mortgage has been duly executed by Mortgagor on the date first above written.

MACDERMID, INCORPORATED

By:	/s/ Gregory M. Bolingbroke
Name: Gregory M. Bolingbroke
Title: Senior Vice President, Finance

Witnessed by:

STATE OF COLORADO	)
	:	ss.:
COUNTY OF DENVER	)

/s/ Susan Fitzpatrick
Commissioner of the Superior Court/ Notary Public

Personally appeared Gregory M. Bolingbroke, Senior Vice President, Finance of MacDennid, Incorporated signer and sealer of the foregoing instrument, who, being duly authorized, acknowledged the same to be his free act and deed and the free act and deed of said corporation, before vae.

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Schedule A

Description of the Premises

[See attached]

All that,certain piece or parcel of land together with all of the buildings and improvements located thereon and any apurtenances thereto, in the Town of Vernon, County of Tolland and State of Connecticut, bounded and described as follows:

Beginning at an iron re-bar located at 62.60 feet stoutheast of town monumnet no. 11 and 799.08 feet east of town monument no. 10

Thence S 2 degrees, 26’ 15” E 62.06 feet (eight-two and six one-hundreths feet) along land now or formerly of Helen Mellow;

Thence S 37 degrees, 26’ 20” W 81.43 feet (eight-one and fory-three one-hundredths feet) along land of said Mello

Thence S 37 degrees 22’ 25” W 135.01 feet (one hundred thirty-five and one one-hundredth feet) along land now or formerly of August & Linda Z. Leite;

Thence S 29 degress 45’ 00” E 33.0 feet (thirty-three and no one-hundredths feet) crossing the Hockanum River;

Thence N 35 degrees 45’ 00” E 38.10 feet (thirty-six and ten one-hundreths feet) along land now or formerly of the Town of Veron (Grover Hill Cemetery);

Thence S 26: 36’ 05” E 323.30 feet (three hundred twent-three and thirty one-hundredths feet) along land of said Town of Vernon;

Thence N 68 degrees 43’ 55” E 87.28 feet (eight-seven and twenty-eight one-hundredths feet) along land now or formerly of Anna Ward Wileke;

Thence N 21 degrees 01’ 05” W 133.12 feet (one hundred thirty-three and twelve one-hundreths feet) along land now or formerly of Robert L & Marilyn A St. Germain;

Thence N 68 degrees 58’ 55: E 100.00 feet (one hundred and no one-hundreths feet) along land of said St. Germain;

Thence N 77 degress 28’ 55: E 77.30 (seventy-seven and thirty one-hundredths feet) along land of said St. Germain;

Thence N 12 degrees 21’ 05: W 71.00 feet (seventy-one and no one hundredths along land now or formerly of Joseph G. & Dolores S. Grabowski;

Thence N 34 degrees 36’ 40” E 114.70 feet (one hundred fourteen and seventy one-hundredths feet) along land of said Grabowski;

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Thence N 48 degrees 03’ 35” E 78.80 feet (seventy-eight and eighty one-hundredths feet) along land now or formerly of Dolores M. Brennen to the southerly line of East Main Street;

Thence N 39 degrees 19’ 40” W 10.00 feet (ten and no one-hundredths feet) along East Main Street, the remaining courses being along the southerly line of said street;

Thence N 62 degrees 19’ 50” W 111.99 feet (one hundred eleven and ninety-nine one hundredths feet)

Thence N 67 degrees 40’ 50” W. 49.19 feet (forty-nine and no one hundredth feet);

Thence N 71 degrees 38’ 40” W 14.05 feet (fourteen and five one-hundredths feet);

Thence N 78 degrees 13’ 50” W 23.11 feet (twenty-three and eleven one-hundredths feet);

Thence N 73 degrees 07” 00” W 90.46 feet (ninety and forty six one-hundredths feet);

Thence N 82 degrees 29’ 35” W 41.83 feet (forty-one and seventy-three one-hundredths feet);

Thence N 87 degrees 13’ 45” W 50.63 feet (fifty and sixty-three one-hundredths feet) to the place of beginning.

Together with a rights of way as more particularly set forth in Quit Claim Deeds from J.P Stevens & Co., Inc. to Thaddeus J. Niemitz and Mary A. Niemitz, dated November 20, 1951 and recorded in Volume 89 at Page 152, and dated January 18, 1952 and recorded in Volume 89 at Page 159, of the Vernon Land Records. Together with the rights and rights of way set forth in a Warranty Deed from Richard A. St. Germain and Pauline St. Germain to Robert L. St. Germain and Marily A. St. Germain dated May 29, 1965 and recorded in Volume 151 at Page 82; in a Warranty Deed from Rick E. Arborio and Gloria J. Arbario to Joseph G. Grabowski and Dolores S. Grabowski dated November 8, 1971 and recorded in Volume 198 at Page 181 of the said Land Records; and in a Warranty Deed from Raymond W. Raddatz and Dorothy L. Raddatz to Robert P. Hart dated January 28, 1982 and recorded in Volume 425 at Page 112 of the said Land Records.

Recorded in Vernon Land Records, Bernice K. Dizon, Vernon Town Clerk, on April 17, 2007 at 02:52P

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OPEN END MORTGAGE, ASSIGNMENT OF RENTS

AND SECURITY AGREEMENT

from

MACDERMID, INCORPORATED,

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and. Collateral Agent,

Mortgagee

DATED AS OF APRIL 12, 2007

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Xatz, Esq.

THIS OPEN END MORTGAGE, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT, dated as of April 12, 2007 is made by MACDERMID, INCORPORATED, a Connecticut corporation, mortgagor (together with any successors, “Mortgagor”); whose address is 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated. as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined -herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time: party thereto (each a “Subsidiary

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Guarantor), each lender from time to time party thereto (collectively, the “Lenders”and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral. Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and. Hedge Banks as set forth in the Credit Agreement and the. Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other. Loan Document and each of the Secured Hedge Agreements, to secure Mortgagor’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure to Mortgagee:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to. Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to and the Notes, if any, held by each Lender of Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

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(c)	the full and timely payment of all obligations under any Secured. Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given, in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured. Hedge Agreements, this Mortgage and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR DOES HEREBY GIVE, BARGAIN, SELL, TRANSFER, CONFIRM,

HYPOTHECATE, MORTGAGE, GRANT, CONVEY, ASSIGN AND GRANT A

SECURITY

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer

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rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate.to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acnuired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, andincinerating equipment, escalators, elevators, loading an.d unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

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(0) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform. Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or Other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies, now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate. or Equipment for the taking, by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other light therein;

(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate .or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”); against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as

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defined in the Uniform. Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged. Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and, claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned Oren-Mims with respect to, policies of insurance hi respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD by Mortgagee and its successors and assigns forever, subject to defeasance as hereinafter provided.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title

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insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed ‘Written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness, Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate„ reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes„ codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”. Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonsixate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless

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Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and. Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or exiramdinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect:of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the acquisitions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such. Imposition.

(b) Mortgagor shall have thye right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mbrtgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent the event of cancelation of such coverage and (y) with respect to all property insurance, provide for deductibles in an amoung reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured

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and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in. Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use:or permit the use a the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, ate sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the tight to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair thee. Mortgaged Property in its sole and absolute discretion,

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket. insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the. Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the

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protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, Charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and Whether recourse. or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the. Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly Suffer any waste of the Improvements. Except as otherwise provided in the. Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever

9. Condemnation/Eminent Domain.. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings, Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromiSe any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and perfonnance of the Indebtedness and the. Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior revise, moony or amens sucn tease or permit any sucn action to ne taken nor snail Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

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11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personally included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right’at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default The occurrence of an Event of Default under the Credit Agreement shall constitute ann Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of. Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a. majority of the Aggregated Revolving Credit Exposure, the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of

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the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default,. Mortgagee may immediately take such action, without notice or demand, as it deerns advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner. as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged. Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosures e, (13) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements, Interest at the rate provided for in Section 2.08 of the Credit. Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the udgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property ‘or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to. Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease Mortgagor might do.

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(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

All remedies contained in this Mortgage are cumulative, and Mortgagee shall also have all other remedies provided by law or in any other agreement between Mortgagor and Mortgagee. No delay or failure by Mortgagee to exercise any right or remedy under this Mortgage will be construed to be a waiver of that right or remedy or of any default or event of default by Mortgagor.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

Mortgagor waives all rights to direct the order: in which any of the Mortgaged Property will be sold in the event of any sale under this Instrument, and.also any right to have any of the Property marshalled upon any sale.

17. Right of Mortgagee to Credit Sale. Upon, the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without, notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of

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confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage: shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of`the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b). No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged. Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the. Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a. valid lien on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an. Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s

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rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, confirmation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain„ continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording; filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements. Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as, in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers, and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grantS to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of

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collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to. the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee M any case under Title 11 of the United States Code .(the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mertgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall, extend to all Rents acquired by the estate after the conunencement of any ease in bankruptcy,

22. Trust Funds, All lease Security deposits of the Real Estate shall be ‘treated as trust funds not to be commingled with any other kinds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor.shall furnish Mortgagee satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or net such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part

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of.the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 112 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision’had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject’to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to. Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection oldie indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take’the benett or advantage of any law now or hereafter in force providing for any appraisement, ‘valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all. Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreelosure of the liens hereby created.

28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this. Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the

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acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises, shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest:extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all fOreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the cornmencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreeloaure or other proceedings against a portion of the Mortgaged Property or against any Collateral other than the Mortgaged Property,. which collateral directly or indirectly secures the Indebtednas, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation :of a foreclosure of this Mortgage or exercise of any other reinedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis: Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee

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in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedingg,or obtain a judgment against any other collateral (either in or outside the State in which the Premises are iodated) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the.commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this:Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and lease time-consuming manner.

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors:and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by. Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN.S AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND. CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL

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BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, TI-IE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions: Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any portion used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attomey-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall, fail to do so within ten (10) days after written request, by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not:repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. This Mortgage secures the Credit Agreement. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all

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future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Mortgagee or by one or more of the. Lenders as contemplated by the Credit. Agreement, including, but not limited to, readvances of SUMS repaid, and advances made to preserve or protect :the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, including any future advances, whether obligatory or discretionary, until this Mortgage is released:of record. The full amount of the Loan authorized is $760,000,000. Any:advances made pursuant to the Credit Agreement are payable upon demand or by a date no later than 30 years from the date hereof. Lender:shall have all of the rights, powers and protections authorized and allovved, to which a holder of an Open End Mortgage is entitled under Connecticut law. The Indebtedness and Obligations secured by this Mortgage and all advances thereof (including any future advances) shall be secured by this. Mortgage equally with the outstanding Indebtedness and Obligations secured hereby at the time of the recording of this Mortgage and have the same priority over the rights of others who may acquire rights in or liens upon the Mortgaged Property without :regard. to whether the authorized, full amount of the Indebtedness shall at that time or any time have been fully disbursed.

37. Miscellaneous Representations. (a) Mortgagor represents and warrants to Mortgagee that no part of the Mortgaged Property has, at any time during the period of three (3) years immediately preceding the date of this Mortgage, been included in the “property description” of any real estate contiguous with the Mortgaged Property (within the meaning of Section 22a-452a(f) of the Connecticut General Statutes).

(b) Mortgagor represents and warrants to Mortgagee that Mortgagor is organized for a profit and is engaged primarily in commercial, manufacturing, industrial or other non-consumer pursuits (within the meaning of Section 37-9 of the Connecticut General Statutes). Without limiting the generality of the foregoing provisions of this paragraph, the proceeds of the Indebtedness will be utilized in Mortgagor’s business or investment activities, and no portion of such proceeds:will be utilized for any personal, family or household purchases, acquisitions or used or for any other consumer purposes.

38. Prejudgment Remedy. TO INDUCE MORTGAGEE. TO ACCEPT THlS MORTGAGE, MORTGAGOR AGREES THAT THE LOAN SECURED BY THIS MORTGAGE, THE NOTES, lF ANY, SECURlNG SAME AND ALL OTHER LOAN DOCUMENTS ARE AND EVIDENCE A “COMMERCIAL TRANSACTION,” AS SUCH. TERM IS DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AS AMENDED, AND NOT A CONSUMER TRANSACTION, AND WAIVES ANY RIGHT TO A NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR OTHER STATUTE OR STATUTES AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES MORTGAGEE’S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER, AND WAIVES ANY CLAlM IN TORT, CONTRACT OR OTHERWISE AGAINST MORTGAGEE’S ATTORNEY WHICH MAY ARISE OUT OF SUCH

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ISSUANCE OF THE WRIT FOR A PREJUDGMENT REMEDY WlTHOUT COURT ORDER, MORTGAGOR ACKNOWLEDGES AND STIPULATES THAT SUCH WAIVER AND AUTHORIZATION GRANTED ABOVE ARE MADE KNOWINGLY AND FREELY AND AFTER FULL CONSULTATION WITH COUNSEL. SPECIFICALLY, MORTGAGOR RECOGNIZES AND UNDERSTANDS THAT THE EXERCISE OF MORTGAGEE’S RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAINST MORTGAGOR’S PROPERTY, AND SUCH WRIT FOR A PREJUDGMENT REMEDY WILL NOT HAVE. THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A COURT OF LAW OR OTHER JUDICIAL OFFICER NOR WILL MORTGAGOR HAVE. THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE MORTGAGOR MIGHT CONTEST SUCH A PROCEDURE. THE INTENT OF MORTGAGOR IS TO GRANT TO MORTGAGEE FOR GOOD AND VALUABLE. CONSIDERATION THE RIGHT TO OBTAIN SUCH A PREJUDGMENT REMEDY AND TO ASSURE THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL.

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This Mortgage has been duly executed by Mortgagor on the date first above written.

MACDERMID, INCORPORATED

By:	/s/ Gregory M. Bolingbroke
Name: Gregory M. Bolingbroke
Title: Senior Vice President, Finance

STATE OF COLORADO	)
	:	ss.:
COUNTY OF DENVER	)

/s/ Susan Fitzpatrick
Commissioner of the Superior Court/ Notary Public

Personally appeared Gregory M. BohngbnIke, Senior Vice President, Finance of MacDermid, Incorporated signer and sealer of the foregoing instrument, who, being duly authorized, acknowledged the same to be his free act and deed and the free act and deed of said corporation, before me.

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Schedule A

Description of the Premises

[See attached]

(LEGAL DESCRIPTION)

FIRST PARCEL: That certain piece or parcel of land, with all the improvements thereon, situated on the southerly aide of Huntingdon Avenue and the northerly side of East Aurora Street, in said Town or Waterbury, county of New Haven and State of Connecticut, bounded and described as follows:

Beginning at a point in the southerly line of Huntingdon Avenue, at the northwesterly corner of land, of the Grantee herein, being also the northeasterly corner of the within described land; thence running westerly in, the southerly line of Huntingdon Avenue 100.00 feet; thence making an interior angle of 74’38’30” with the southerly :line of Huntingdon Avenue and running southerly in a line parallel to the westerly line of land of the Grantee herein, 304.78 feet. to the northerly line of East Aurora Street; thence making an interior angle of 15’40’30” with the last .described line and running easterly in the northerly line of East Aurora Street 70.78 feet to a point of curve; thence continuing easterly in the northeasterly line of East Aurora Street and in a line curving to the right having a radius of 6050.00 feet, a distance of 28.74 feet to the southwesterly corner of land of the Grantee herein; thence running northerly in the westerly line of land of the Grantee herein 333,74 feet to the point of beginning.

Bounded:

NORTHERLY:	by Huntingdon Avenue

WESTERLY:	by other land or the Grantor herein;

SOUTHERLY:	by East Aurora Street; and

EASTERLY:	by land of the Grantee herein.

Said premises being shown on “Map of land of MACDERMID. INCORPORATED WATERBURY CONN. The A.J. Patton Co. Surveyor Waterbury, Conn. April 20, 1950 scale 1” = 20’ Addition to Map Sept. 1950”, which Map is to be filed in the Wtterbury Town Clerk’s Office.

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(LEGAL DESCRIPTION)

(con’t)

SECOND PARCEL:

That certain piece or parcel of land, with all the improvements thereon, situated on the southerly side of Huntingdon Avenue and the northerly side of East Aurora Street in said Waterbury, bounded as follows:

NORTHERLY:	41.48 feet, more or less by the southerly lineof HuntingdonAvenue;

EASTERLY:	384.78 feet by land of the Grantee;

SOUTHERLY:	42.28 feet, more or less, by the northerly line of East Aurora Street;

WESTERLY; 405.98 feet, more or less, by other land of the Grantor, the division line between the land herein conveyed and said other land of the Grantor being a line which is throughout its length parallel to and 40 feet westerly of, measured at right angles to, the westerly line of land of the Grantee and the extensions northerly and southerly thereof, said westerly Iine being the westerly line of the premises conveyed by the .Grantor. to the. Grantee by deed dated October 17, 1950, recorded in Volume 630 at Page 149 Waterbury Land Records.

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(LEGAL DESCRIPTION)

(con’t)

THIRD PARCEL;

All that certain, piece or parcel of land situated in the City of Waterbury, County of New Haven, State of Connecticut, on the southeasterly side of Huntingdon Avenue, more particularly described as follows:

Beginning at a point in the southeasterly line of Huntingdon Avenue at the northwesterly corner of land of MacDermid, Incorporated, being the northeasterly corner of the within described parcel, thence running southeasterly in the southwesterly line of said Macpermid, Incorporated 190.00 feet, thence making an interior angle of 56’04e with the last described line and running westerly 62.25 feet, thence making an interior angle of 223’04’30” with the last described line and running northwesterly 157.50 feet to Huntingdon Avenue, thence making an interior angle of 65”30’ with the last described line and running northeasterly in the southwesterly line of Huntingdon Avenue, 40.0D feet to the point of beginning, the last described line making an interior angle of 105’21’30” with the fir, described line.

Bounded:

NORTHEASTERLY: by land of MacDermid, Incorporated;

SOUTHERLY: by remaining land of Harold Stein, Trustee,

SOUTHWESTERLY: by remaibine land of Harold Stein, Trustee,

NORTHWESTERLY: by Huntingdon Avenne.

Said, premises are more particularly shown on a nap entitled “Map made’ for MacDerMid, Incorporated” prepared by the A.J. Patten. Co, surveyor, Waterbury, Conn., dated June 12, 1972, Scale 1”1.001, which map is filed simultaneously herewith..

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(LEGAL DESCRIPTION)

(con’t)

FOURTH PARCEL:

All that certain piece or parcel of land situated on the northwesterly side of East Aurora street and the southwesterly side of Huntingdon Avenue, in the City of Waterbury, County of New Haven and State of Connecticut, bounded and described as follow’s:

Beginning at a point in the southeasterly line of Huntingdon Avenue, at the northwesterly corner of land now or formerly Of MacDermid, Incorporated, being the northeasterly corner of the within described land, thence running in line of land now or formerly of. HaoDermid, Incorporated S2946/E 157.50 feet, 1483’18130”E 82.25 feet and s40437/30”E 215.9.8 feet to East Aurora Street, thence running in the northwesterly line of East Aurora Street 535”03’W 103.21 feet, thence running in line of land now or formerly of Harold Stein, Trustee N40’37/30”W 263.93 feet, S75-09130”w 89.441 feet and N25-16/W 171.904 feet to Huntingdon Avenue, thence running in the southeasterly line of Huntingdon Avenue N64”44/3 100.00 feet to the point of beginning, bounded:

Northwesterly: by Huntingdon Aven4e and land now Or formerlY of macDermid, Incorporated;

Northeasterly: by land now or formerly of MacDermid, Incorporated;

Southeasterly: by East Aurora Street and land now or formerly ofHarold Stein, Trustee;

Southwesterly: by land now or formerly of Barad Stein, Trnetee.

For reference see Map. Made For —Peter Ttongo Waterbury, Conn. The A.J. Patton Co. Surveyor, Waterbury, Conn. March 1973 SOale 1”=40 Revised Dec. 1973.

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(LEGAL DESCRIPTION)

(con’t)

Policy Jacket Number. 274225003

FIFTH PARCEL

That certain piece or parcel of land, with improvements thereon, situated on the southerly side of HUntington Avenue in the Town of Waterbury, New Haven County, Connecticut, bounded and described as follows

Beginning at the northeasterly corner of land of the Waterbury Steel Dall company, same being marked by a stone monument, thence running northerly 6’46’West in the easterly line of said The Waterbury Steel Ball Company 331.95 feet to Huntington Avenue; thence westerly along the southerly line of said nuntineton Avenue 238.16 feet; thence southerly 40’37’ east 333.67 feet to East Aurora Street; thence northerly 35’3’east 50 feet to place of beginning bounded:

Northerly.. by Huntington Avenue; Easterly lay proposed street 50 foot wide ; Southerly by East Aurora Street; Westerly by land of The WaterburY Steel Ball Company, contaiang one aCre more or leee.

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(LEGAL DESCRIPTION)

(con’t)

SIXTH PARCAL:

That certain piece or parcel of land, with all the buildings and improvements thereon, and appurtenances thereto, situated on the northwesterly side of East Aurora Street, and the easterly side of Gear Street, and the southeasterly side of Huntingdon Avenue, in the City of Watexbuty, County of New Haven and State of Connecticut, bounded and described, now or formerly, more or less, as follows:

Being shown us two contiguous parcels (one containing 171344 square feet and the other: containing 44,600 square feet) on a map entitled, “Made For Peter Longo, Waterbury, Conn., The A.J. Patton. Co, Surveyor, Waterbury, Conn, March 1973, Scale 1”=40’, Revised. Dec. 1973, Total Area= 215,944 S.F.”, bounded and described as follows:

Commencing at a point on the.northerly side of East Aurora Street marked by a railroad spike, which point is South 35 degrees 03’ W 190.80 feet from a City Monument, and which point marks` the general southwasterly corner of land now or formerly of MacDermid Incorporated and the general southeasterly corner of the within described premi.ses, thence continuing in the northerly line of East Aurora Street, South 35 degrees 03’ W 573N6 feet to a point of tangency on a curve having a radius of 20 feet and a central angle of 130 degrees 06’ 30”, thence on a curve to the right an arc.distance of 45A2 feet to a point of tangency, thence running in the easterly line of Gear Street, North 14 degrees 50’ 30” W 66548 feet to a point on the motherly side of Huntingdon Avenue marking the southeasterly corner of Huntingdon Avenue and Gear Street, which point marks the general northwesterly corner of the within described premises, thence ruining in the southerly line of Huntingdon Avenue North 64 degrees 44’ E 26030 feet to a point marking the general northeasterly corner of the within described premises, thence South 29 degrees 46’ E157.50 feet to a point, thence North 83 degrees 18’ 30” 13 8225 feet to a point, thence South 40 degrees 37’ 30”E 215.98 feet to the point and place of beginning. Bounded generally:

NORTHERLY —by Huntingdon Avenue, 26030 feet;

EASTERLY — by land now or formerly of ?viacOermid, Incorporated;

SOUTHERLY by East Aurora Street, 573.96 feet;

SOUTHWESTERLY- 45.42 feet on the junction of East Aurora Street and Gear Street; and WESTERLY- by Gear Street, 665.68 feet.

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(LEGAL DESCRIPTION)

(con’t)

EXCEPTING THEREFROM:

That certain piece or parcel of land, together with all improvements thereon, conveyed from Longo Enterprises, ino. to MaeDermid, Incmponited by Warranty Deed dated April 3O, 1974 and recorded May 2, 1974 in Volume 1139, Page 22 of the Waterbury Land Records.

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(LEGAL DESCRIPTION)

(con’t)

SEVENTH PARCEL:

That certain piece or parcel of land situated on the northwesterly side of East Aurora Street, in the City of Waterbury, County of New Haven and State of Connecticut, bounded and described as follows:

Beginning at a point in the northwesterly line of East Aurora Street at the center line of Anodex Avenue, being the southwesterly corner of the within described land; thence running northerly in the center line of Anodex Avenue 306.47 feet; thence making an interior angle of 54 degrees 02’ with the last described line and running southeasterly 77.47 feet; thence running southwesterly at right angles to the last described line 38.23 feet; thence making an exterior angle of 90 degrees 18’ 30” with the last described line and running southeasterly 129.32 feet to East Aurora Street; thence making an interior angle of 82 degrees 58’ with the last, described line and running southwesterly in the northwesterly line of East Aurora Street 168.36 feet to a point of curve; thence continuing southwesterly in the northwesterly line of East Aurora Street and on a line curving to the left having a radius of 6050.00 feet, a distance of 42.00 feet to the point of beginning.. Bounded:

SOUTHEASTERLY:	by East. Aurora Street and other la.nd of Oscar F. Warner and Harriet S. Warner;

NORTHEASTERLY:	by other land of Oscar F. Warner and Harriet S. Warner; and

WESTERLY:	by the center line of Anodex Avenue.

The land herein conveyed is.more particularly shown on a map marked, “Map of Land to be conveyed by OSCAR F. WARNER to MACDERMID INCORPORATED WATERBURY CONN. The A.J. Patton Co. Surveyor Waterbury, Conn. Dec. 27, 1957 Scale 1”=20’, a copy of which map has been filed for record with the Town Clerk inn said Waterbury.

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Tax Parcel No. 23-010.00-041 and 23-008.00-092

Prepared by and Return to:

Latham & Watkins LLP

883 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

MACDERMID, INCORPORATED,

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee

DATED AS OF April 12, 2007

DELAWARE

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by MACDERMID, INCORPORATED, a Connecticut corporation, mortgagor (together with any successors, “Mortgagor”), whose address is 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”, whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent,

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GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Mortgagor’s obligations under the Loan Documents and the Secured fledge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)

the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter

2

incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles, of personal

3

property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Cede) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

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(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and

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claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title

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and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any, part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or

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agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to (final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring, the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a

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renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

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7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises Which may be damaged or destroyed by any casualty whatsoever,

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

New. Castle County, DE

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to

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maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the .Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01 (a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against

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Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

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17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

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(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in, such title but shall continue as a valid lien, on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which, is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses

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incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present, and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to. the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this. Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall

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constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate Lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

25. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

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27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive, Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent

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permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other, proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of

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Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof

34. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate

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to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute, and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor, (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of the Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, pursuant to 25 Del. C. § 2118. This Mortgage secures not only existing indebtedness or advances made contemporaneously with the execution hereof, if any, but also future principal advances, with all interest accrued thereon, to or for the benefit of Borrower, including readvances of sums repaid, up to a maximum principal amount of $760,000,000, made pursuant to the terms of the Credit Agreement, this Mortgage, the other Loan Documents and, other documents evidencing the Indebtedness (as the same may be modified, amended or supplemented from time to time), the terms of all of which are incorporated herein by reference. All such future advances, whether such advances are obligatory, optional or both and whether made before or after default or maturity or other similar event, shall be secured by this Mortgage to the same extent as if such future advances were made contemporaneously with the execution of this Mortgage, even though no advance may have been made at the time of execution of this Mortgage and even though no Indebtedness is outstanding at the time any advance is made. Any lien attaching to the Real Estate after the date hereof shall be under, subject and subordinate to all indebtedness, including, without limitation, future advances (regardless of when made) secured hereby. This Mortgage shall also secure, in addition to the maximum principal amount specified herein, disbursements and other advances made for the payment of taxes, assessments, maintenance, care, protection or insurance on the Real Estate, for the discharge of liens having priority over the lien of this Mortgage, for the curing of waste of the Real Estate, for indemnification obligations regarding environmental liabilities of the Real Estate, and, for service charges and expenses incurred by reason of a default hereunder, including, without limitation, late charges, attorney’s fees and court costs, together with interest on all such disbursements at the rate then in effect under the Credit Agreement, and all other charges, disbursements, advances costs and expenses now or hereafter permitted by law. The preference and priority of the lien of this Mortgage shall extend to any and all modifications of this Mortgage or of the Indebtedness or Obligations secured by this Mortgage, except to the extent expressly limited by applicable law. Notwithstanding the foregoing, Lender

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shall have no obligation to make any disbursements or advance any sums as a result of this section.

37. Seal. This Mortgage is intended to be executed and delivered by Mortgager, and accepted by Mortgagee, as a sealed instrument.

38. Assignment of Rents. This Mortgage is intended to assign leases and rents pursuant to 25 Del. C. § 2121.

39. Satisfaction. Upon payment in full of the Indebtedness, and full and timely performance of all Obligations, then the estate hereby granted shall cease, terminate and become void, but otherwise shall remain in full force and effect. Upon payment to Mortgagee of all costs and expenses incurred for the preparation of a release and all recording costs if allowed by law, Mortgagee shall promptly satisfy and release this Mortgage of record and the lien hereof by proper instrument. When this Mortgage has been fully satisfied, such satisfaction shall operate as a reassignment of all future rents, issues and profits of the Real Estate to the person or persons legally entitled thereto.

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This Mortgage has been duly executed by Mortgagor on the date first above written.

Signed, sealed and delivered		MACDERMID INCORPORATED
in the presence of:

/s/ Gregory Ely		By:/s/ Gregory M. Bolingbroke (SEAL)
Unofficial Witness		Name: Gregory M. Bolingbroke
Print Name:	Gregory Ely	Title: Senior Vice President, Finance

/s/ Susan Fitzpatrick
Notary Public
Print Name:	Susan Fitzpatrick

Commission Expiration Date:

02/20/2011

[AFFIX NOTARIAL SEAL]

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STATE OF Colorado	)
: ss:
COUNTY OF Denver	)

BE IT REMEMBERED, that on this 9th day of April, 2007, before me, the undersigned, a Notary Public in and for the county and State aforesaid, came Gregory M. Bolingbroke, Senior Vice President, Finance, of MacDermid, Incorporated, a corporation duly organized, incorporated and existing under and by virtue of the laws of Connecticut, who is personally known to me to be the same person who executed the above and foregoing instrument of writing on behalf of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

Susan Fitzpatrick
Notary Public

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Schedule A

Description of the Premises

[See attached]

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ALL those two (2) certain tracts, pieces or parcels of land, together with the improvements erected thereon, situate along Industrial Drive and Haveg Road, Town of Middletown, New Castle County, Delaware and shown as. Parcels A and C on the Record Minor Subdivision Plan prepared by VanDemark & Lynch, Inc., Engineers, Planners and Surveyors, and recorded August 14, 1986 at Microfilm No. 8227 in the Office of the Recorder of Deeds, in and for New Castle County, State of Delaware, and being more particularly bounded and described as follows:

PARCEL A:

BEGINNING at a point on the northeasterly side of Industrial drive (at 50 feet wide) said point being a corner for Parcel C and being distant South 00 degrees 52 minutes 30 seconds East, 667.03 feet measured along, the said northeasterly side of Industrial Drive from the southwesterly end of a 100 feet radius junction curve joining the said northeasterly side of Industrial Drive with the southeasterly side of Haveg Road (at 50 feet wide); Thence from the said point of beginning leaving the said northeasterly side of Industrial Drive along the southeasterly side of said Parcel C and the southeasterly side of Parcel. B, North 89 degrees 38 minutes 15 seconds East, 500.02 feet to a point on the southwesterly side of a 66 foot wide right of way now or formerly Penn Central Railroad— Delaware Branch; Thence thereby, South 00 degrees 52 minutes 30 seconds East, 908.80 feet to a point, a corner for lands now or formerly of Letica of Delaware, Corp. (Deed Record C, Volume 94, Page 324); Thence along the northwesterly line of said lands now or formerly of Letica of Delaware. Corp., South 89 degrees 07 minutes 30 seconds West, 500.00 feet to a point on the said northeasterly side of Industrial Drive; Thence thereby, North 00 degrees 52 minutes 30 seconds West, 91327 feet to the point and place of beginning, Be the contents thereof what they may.

PARCEL C:

BEGINNING at a point on the northeasterly side of Industrial Drive (at 50 feet wide said point being a corner for Parcel B and being distant South 00 degrees 52 minutes 30 seconds East 46733 feet measured along the said northeasterly side of Industrial Drive from the southwesterly end of a 100 foot radius curve joining the said northeasterly side of Industrial Drive with the southeasterly of Haveg Road (at 50 feet wide); Thence from the said point of beginning leaving the said northeasterly side of Industrial. Drive along lines of said lands of Parcel B, the two following described courses and distances: (1) North 89 degrees 37 minutes 45 seconds East, 112.23 feet to a point; and (2) South 00 degrees 22 minutes 15 seconds East, 199.51 feet to a point in the line of Parcel A; Thence partly along the northwesterly line of said Parcel A, South 89 degrees 38 minutes 15 seconds West 110.47 feet to a point on the said northeasterly side of Industrial Drive; Thence thereby, North 00 degrees 52 minutes 30 seconds West, 199.50 feet to the point and place of beginning. Be the contents thereof what they may.

TOGETHER with the benefit of Water Line Easement dated 1019/86 from Applied Extrusion Technologies to Hercules Incorporated for Water Line Easement affecting Parcel B, as recorded in the Office of the Recorder of Deeds, in and for New Castle County and State of Delaware, at Wilmington in Deed Book 440, Page 132.

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[ABOVE SPACE RESERVED FOR RECORDING INFORMATION]

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After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

DEED TO SECURE DEBT, SECURITY AGREEMENT AND

ASSIGNMENT OF RENTS AND LEASES

from

MACDERMID PRINTING SOLUTIONS, LLC,

Grantor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Grantee

DATED AS OF APRIL 12, 2007

NOTE TO TAX COLLECTOR: THIS DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES, RENTS, AND PROFITS SECURES A GUARANTY AND DOES NOT SECURE A “LONG TERM NOTE SECURED BY REAL ESTATE” AS DEFINED IN O.C.G.A. § 48-6-60(3). THEREFORE, THIS DEED IS NOT SUBJECT TO GEORGIA INTANGIBLE RECORDING TAXES. SEE ALSO GEORGIA DEPARTMENT OF REVENUE RULES AND REGULATIONS § 560-11-8-.14(D).

GEORGIA

THIS DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS AND LEASES, dated as of April 12, 2007 is made by MACDERMID PRINTING SOLUTIONS, LLC, a Delaware limited liability company, grantor (together with any successors, “Grantor”), whose address is do MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, grantee (together with its respective successors and assigns, in such capacities, “Grantee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Deed” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

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RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Grantor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Grantor is Borrower or (b) Grantor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Grantor or (d) Borrower is the sole member or a member of Grantor or (e) Borrower is the general or managing partner of Grantor, as a result of any of which Grantor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Grantor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Grantor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Grantee and Grantor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Grantor agrees that to secure its guaranty of the prompt payment of the Obligations (as such term is defined in the Credit Agreement) in full when due in accordance with the terms of the Credit Agreement;

GRANTOR HEREBY GRANTS TO GRANTEE A LIEN UPON AND SECURITY TITLE AND A SECURITY INTEREST IN, AND HEREBY GRANTS, ASSIGNS, BARGAINS, SELLS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO GRANTEE WITH COVENANTS:

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(A) all of Grantor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Grantor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Grantor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real. Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Grantor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Grantor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all

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building materials whether stored at the Real Estate or offsite, and, in each such case, without any further Deed, conveyance, assignment or other act by Grantor;

(F) all right, title, estate and interest of Grantor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Grantor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Grantor or other proprietary business information relating to Grantor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Grantor in and to all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

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(J) all right, title, estate and interest of Grantor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Grantee as provided in this Deed; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Grantor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Grantor in connection with the Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Grantor relating thereto) and (ii) notes or other obligations of indebtedness owing to Grantor from whatever source arising, in each case now owned or hereafter acquired by Grantor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Grantor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Grantor against anyone who may store or acquire the same for the account of Grantor, or from whom Grantor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Property (including, without limitation, all claims of Grantor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Grantor from time to time with respect to any of the Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Property), both cash and noncash, of the foregoing;

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(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Property”).

TO HAVE AND TO HOLD the Property and the rights and privileges hereby appurtenant thereto to the use, benefit and knowledge and behoof of Grantee, its successors and assigns, forever, in fee simple.

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Grantee as follows:

1. Warranty of Title. Grantor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Grantee to insure the lien of this Deed and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Grantor has the full power, authority and right to execute, deliver and perform its obligations under this Deed and to encumber, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Deed is and will remain a valid and enforceable first priority lien on and security interest in the Property, subject only to the Permitted Exceptions. Grantor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Deed and shall forever warrant and defend the same to Grantee against the claims of all persons whomsoever. If any lien, security title or security interest other than a Permitted Exception is asserted against the Property, Grantor shall promptly, and at its expense, (a) give Grantee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Grantor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Grantor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Grantor or to any of the

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Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(h) Notwithstanding the provisions of paragraph (a) of this Section, Grantor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to comply with any such Legal Requirement unless (i) Grantor has given prior written notice to Grantee of Grantor’s intent so to contest or object to such Legal Requirement, (ii) Grantor shall demonstrate to Grantee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Property or subject Grantor or Grantee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Grantor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Grantee and (iv) all material permits required for the operation of the Property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Grantor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Grantee, Grantor shall provide evidence acceptable to Grantee showing the payment of any other such Imposition.

(b) Grantor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Grantor has given prior written notice to Grantee of Grantor’s intent so to contest or object to an Imposition, (ii) Grantor shall demonstrate to Grantee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Grantor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Grantee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Property.

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5. Insurance. Grantor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Grantee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Grantee), with loss payable solely to Grantee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Grantee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Grantee. Liability insurance policies shall name Grantee as an additional insured and contain a waiver of subrogation against Grantee. Each policy shall expressly provide that any proceeds which are payable to Grantee shall be paid by check payable to the order of Grantee and Grantor and requiring the endorsement of Grantee and Grantor.

(c) Grantor shall deliver to Grantee a certificate of such insurance in Acord Form 28 acceptable to Grantee, together with a copy of the declaration page for each such policy. Grantor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Grantee.

(d) Grantor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Grantor or to any of the Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Property. Grantor shall not use or permit the use of the Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Deed.

(e) If the Property, or any part thereof, shall be destroyed or damaged, Grantor shall give immediate notice thereof to Grantee. All insurance proceeds shall be paid to Grantee to be held by Grantee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Grantor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Grantor; provided that Grantor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Grantee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Property in its sole and absolute discretion.

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(f) In the event of foreclosure of this Deed or other transfer of title to the Property, all right, title and interest of Grantor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Grantor may maintain insurance required under this Deed by means of one or more blanket insurance policies maintained by Grantor; provided, however, that (A) any such policy shall specify, or Grantor shall furnish to Grantee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Property and any sublimits in such blanket policy applicable to the Premises and the other Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Property in an amount equal to the coverages required to be maintained by Grantor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Deed and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Grantor shall not further deed, nor otherwise encumber the Property nor create or suffer to exist any lien, charge or encumbrance on the Property, or any part thereof, whether superior or subordinate to the lien of this Deed and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Property.

8. Maintenance. Grantor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Grantor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property, or any portion thereof, Grantor shall notify Grantee of the pendency of such proceedings. Grantee is hereby authorized and empowered by Grantor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Grantee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Grantor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

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10. Leases. (a) Grantor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Property other than in favor of Grantee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Grantee, execute or permit to exist any Lease of any of the Property.

(b) As to any Lease now in existence or subsequently consented to by Grantee, except as expressly permitted under the Credit Agreement, Grantor shall not, without the prior written consent of Grantee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Grantor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Grantee’s rights under this Deed, Grantor agrees upon demand of Grantee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Grantee to confirm the lien of this Deed and all other rights or benefits conferred on Grantee.

12. Grantee’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor (other than with respect to the failure to maintain insurance as required hereunder, in which case Grantee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Grantor from any obligation or default under this Deed, Grantee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Grantor to Grantee and the same shall be secured by this Deed and shall be a lien on the Property prior to any right, title to, interest in or claim upon the Property attaching subsequent to the lien of this Deed. No payment or advance of money by Grantee under this Section 12 shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Grantee.

13. Hazardous Material. Grantee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Grantor shall cooperate in the conduct of such environmental audit. Grantor shall give Grantee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Grantor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Grantee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit

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Agreement with respect to Grantor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Grantor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Grantor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Deed and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Grantee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Grantee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Grantee:

(i) Grantee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Property and take such action as Grantee, in its sole judgment, deems necessary to protect and preserve the Property, (B) institute, maintain and complete an action of judicial foreclosure against all or any part of the Property and cause the Property to be sold in total or in parts, (C) purchase the Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, or (E) take such other action at law or in equity for the enforcement of this Deed or any of the Loan Documents as the law may allow. Grantee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Grantee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Grantee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the

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Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Property to Grantee upon demand at any such time) and use, operate, manage, maintain and control the Property and every part thereof. Following such entry and taking of possession, Grantee shall be entitled, without limitation, (x) to lease all or any part or parts of the Property for such periods of time and upon such conditions as Grantee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Property as Grantee shall deem appropriate as fully as Grantor might do.

(iii) Grantee may sell and dispose of the Property at public auction, at the usual place for conducting sales at the courthouse in the county where the Property or any part thereof may be located, to the highest bidder for cash, first advertising the time, terms and place of such sale by publishing a notice thereof once a week for four consecutive weeks immediately preceding the date of sale (without regard to the actual number of days) in a newspaper in which sheriff’s advertisements are published in said county, all other notice being hereby waived by Grantor; and Grantee may thereupon execute and deliver to the purchaser at said sale a sufficient conveyance of the Property in fee simple, which conveyance may contain recitals as to the happening of the default upon which the execution of the power of sale, herein granted, depends, and said recitals shall be presumptive evidence that all preliminary acts prerequisite to said sale and deed were in all things duly complied with; and Grantor hereby constitutes and appoints Grantee or its assigns agent and attorney-in-fact to make such recitals, sale and conveyance, and all of the acts of such attorney-in-fact are hereby ratified, and Grantor agrees that such recitals shall be binding and conclusive upon Grantor and that the conveyance to be made by Grantee, or its assigns (and in the event of a deed in lieu of foreclosure, then as to such conveyance) shall be effectual to bar all right, title and interest, equity of redemption, including all statutory redemption, homestead, dower, curtesy and all other exemptions of Grantor, or its successors in interest, in and to said Property; and Grantor agrees that in case of a sale, as herein provided, Grantor or any person in possession under Grantor shall then become and be tenants holding over, and shall forthwith deliver possession to the purchaser at such sale, or be summarily dispossessed in accordance with the provisions of law applicable to tenants holding over; the power and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, and are in addition to any and all other remedies which Grantee may have at law or in equity.

(b) Any portion of the Property sold pursuant to this Deed may, to the extent permitted by applicable law, be sold in one parcel as an entirety, or in such parcels and in such manner or order as Grantee in its sole discretion, may elect, to the maximum extent permitted by the laws of the State of Georgia. One or more exercises of the powers herein granted shall not extinguish or exhaust the power unless the Indebtedness is paid in full or the Property is sold. At any such sale, Grantee, its agents, representatives, successors, or assigns may bid for and acquire, as purchaser, the Property or any part

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thereof. The proceeds of any foreclosure sale of the Property shall be distributed in any manner Grantee, in its sole discretion, may elect, provided such manner is permitted by law.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Grantee pursuant to any right given or action taken under the provisions of this Deed, shall be applied in accordance with Section 9.03 of the Credit Agreement.

17. Right of Grantee to Credit Sale. Upon the occurrence of any sale made under this Deed, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Grantee may bid for and acquire the Property or any part thereof. In lieu of paying cash therefor, Grantee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Deed the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Grantee is authorized to deduct under this Deed. In such event, this Deed, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Grantee as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Property or any other collateral as security for the Indebtedness and Obligations or the interest of Grantor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Grantee in case of entry as provided in this Deed, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Deed upon any portion of the Property not then or theretofore released as security for the full amount of the Indebtedness, Grantee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Grantee’s option any parcel, portion or all of the Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Deed shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of

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the lien of this Deed until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Grantee and no levy of an execution under any judgment upon the Property or upon any other property of Grantor shall affect the lien of this Deed or any liens, rights, powers or remedies of Grantee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Grantee shall have the right to foreclose this Deed, Grantor authorizes Grantee at its option, to the fullest extent permitted by applicable law, to foreclose the lien of this Deed subject to the rights of any tenants of the Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Grantor as a defense to any proceeding instituted by Grantee to collect the Indebtedness or to foreclose the lien of this Deed.

(d) Unless expressly provided otherwise, in the event that ownership of this Deed and title to the Property or any estate therein shall become vested in the same Person, this Deed shall not merge in such title but shall continue as a valid lien on the Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Deed shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Deed, then in addition to having any other right or remedy available at law or in equity, Grantee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Property in accordance with Grantee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Grantee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Grantee shall include, but not be limited to, attorneys’ fees and legal expenses. At Grantee’s request, Grantor shall assemble the personal property and make it available to Grantee at a place designated by Grantee which is reasonably convenient to both parties.

(b) Grantor and Grantee agree, to the extent permitted by law, that: (i) this Deed upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Property within the meaning of the Uniform Commercial Code; (ii) Grantor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Grantee) as set forth on the first page of this Deed.

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(c) Grantor, upon request by Grantee from time to time, shall execute, acknowledge and deliver to Grantee one or more separate security agreements, in form reasonably satisfactory to Grantee, covering all or any part of the Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Grantee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Deed and such security instrument. Grantor further agrees to pay to Grantee on demand all costs and expenses incurred by Grantee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Grantee shall reasonably require. If Grantor shall fail to furnish any financing or continuation statement within 10 days after request by Grantee, then pursuant to the provisions of the Uniform Commercial Code, Grantor hereby authorizes Grantee, without the signature of Grantor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Grantee to proceed against any personal property encumbered by this Deed as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Grantor herein, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Grantee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Grantor grants to Grantee the right to enter the Property for the purpose of collecting the same and to let the Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Grantee hereby waives the right to enter the Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Deed; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Grantee upon the occurrence of any Event of Default under this Deed by giving not less than five days’ written notice of such revocation to Grantor. In the event such notice is given, Grantor shall pay over to Grantee, or to any receiver appointed to collect the Rents, any lease security deposits. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Grantor acknowledges that Grantee has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed Grantee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Grantor acknowledges and agrees that upon recordation of this Deed Grantee’s interest in the Rents shall be deemed to be fully

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perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Grantee agree that (a) this Deed shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Grantor. Within 20 days after request by Grantee, Grantor shall furnish Grantee satisfactory evidence of compliance with this Section 22 together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Grantee, which statement shall be certified by Grantor.

23. Additional Rights. The holder of any subordinate lien or security deed on the Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Grantee may, in its sole discretion and without regard to the adequacy of its security under this Deed, apply all or any part of any amounts on deposit with Grantee under this Deed against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Grantee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Grantor and to Grantee as specified therein.

25. No Oral Modification. This Deed may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Grantor and Grantee after the date of this Deed relating to this Deed shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Deed shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other

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provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed or in any provisions of the Indebtedness or Loan Documents, the obligations of Grantor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Grantee shall not charge; take or receive, nor shall Grantor or any other obligor be obligated to pay to Grantee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Grantee.

27. Grantor’s Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all Persons ever claiming any interest in the Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Grantee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Deed or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by Deed, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed nor its enforcement, shall prejudice or in any manner affect Grantee’s right to realize upon or enforce any other security now or hereafter held by Grantee, it being agreed that Grantee shall be entitled to enforce this Deed and any other security now or hereafter held by Grantee in such order and manner as Grantee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Grantee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Grantee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Grantee. In no event shall Grantee, in the exercise of the remedies provided in this Deed (including, without limitation, in connection with the assignment of Rents to Grantee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Property), be deemed a “Grantee in possession,” and Grantee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

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29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed, Grantee shall now or hereafter hold one or more additional Deeds, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Grantee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Grantee to extend the Indebtedness, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Grantee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Property or against any collateral other than the Property, which collateral directly or indirectly secures the Indebtedness, or if Grantee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, to the fullest extent permitted by applicable law, Grantee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Deed against all or any part of the Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed or such other proceedings on such basis. To the fullest extent permitted by applicable law, neither the commencement nor continuation of proceedings to foreclose this Deed nor the exercise of any other rights hereunder nor the recovery of any judgment by Grantee in any such proceedings shall prejudice, limit or preclude Grantee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Deed, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Deed on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Grantee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

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30. Successors and Assigns. All covenants of Grantor contained in this Deed are imposed solely and exclusively for the benefit of Grantee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Grantee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Property, and shall inure to the benefit of Grantee, its successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed so requires and if there shall be more than one Grantor, the obligations of Grantors shall be joint and several.

31. No Waivers, etc. Any failure by Grantee to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed shall not be deemed to be a waiver of any of the terms and provisions hereof, and Grantee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed to be performed by Grantor. Grantee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien or security deed on the Property, any part of the security held for the obligations secured by this Deed without, as to the remainder of the security, in anywise impairing or affecting the lien of this Deed or the priority of such lien over any subordinate lien or security deed.

32. Governing Law, etc. THE PROVISIONS OF THIS DEED REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS, SECURITY TITLE AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS DEED AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND GRANTEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed shall be used interchangeably in singular or plural form and the words “Property” shall include any portion of the Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of Secured Amount. In the event that the amount secured by the Deed is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Grantor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the

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Indebtedness unless arising from the Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Deed. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Property is located or as are unsecured.

35. Attorney-In-Fact. Grantor hereby irrevocably appoints Grantee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Grantee deems appropriate to protect Grantee’s interest, if Grantor shall fail to do so within ten (10) days after written request by Grantee, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Grantee’s security interests and rights in or to any of the Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder; provided, (i) Grantee shall not under any circumstances be obligated to perform any obligation of Grantor; (ii) any sums advanced by Grantee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Grantee as such attorney-in-fact shall only be accountable for such funds as are actually received by Grantee; and (iv) Grantee shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of Grantor and Grantee that this Deed shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Grantee or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Property, and this Deed shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Deed is released of record.

37. Local Law Provisions.

(a) Property not a Dwelling. Grantor represents and warrants to Grantee that no portion of the Property is used as a dwelling place by Grantor at the time this Deed is entered into, and, accordingly, the notice requirements of Official Code of Georgia Annotated Section 44-14-162.2 shall not be applicable to any exercise of the power of sale contained in this Deed.

(b) Time of Essence. Time is of the essence of this Deed.

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(c) Withdrawal or Discontinuance of Proceedings. In case Grantee shall have proceeded to enforce any right, power or remedy under this Deed by foreclosure, entry or otherwise or in the event Grantee shall have commenced advertising the intended exercise of the right of foreclosure provided hereunder, and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, or shall have been determined adversely to Grantee, then in every such case (i) Grantor and Grantee shall be restored to their former positions and rights, (ii) all rights, powers and remedies of Grantee shall continue as if no such proceeding had been taken, (iii) each and every Event of Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment shall and shall be deemed to be a continuing Event of Default, and (iv) this Deed, the indebtedness secured by this Deed, or any other instrument concerned therewith, shall not be and shall not be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment, and Grantor hereby expressly waives the benefit of any statute or rule of law now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the above.

(d) Deed Not a Mortgage. This Deed is a deed passing title pursuant to the laws of the State of Georgia governing loan or security deeds and is not a mortgage.

(e) Reconveyance. In the event that all of the Obligations shall have been paid, performed and satisfied in full, this Deed shall be cancelled and thereafter be of no further force and effect. Upon such termination, Grantee shall execute, acknowledge and deliver to Grantor an instrument, in proper form for recording, without warranty, reconveying to Grantor the Property.

(f) Commercial Transaction. The interest of Grantee hereunder and all the obligations of Grantor for the Indebtedness arise from a “commercial transaction” within the meaning of Official Code of Georgia Annotated § 44-14-260(1). Accordingly, pursuant to Official Code of Georgia Annotated § 44-14-263, Grantor waives any and all rights which Grantor may have to notice prior to seizure by Grantee of any interest in personal property of Grantor which constitutes part of the Property, whether such seizure is by writ of possession or otherwise, and also waives the requirement for any bond in connection with any writ of immediate possession sought by Grantor.

(g) Waiver of Grantor’s Rights. By execution of this Deed, Grantor expressly: (1) acknowledges the right to accelerate the Indebtedness and the power of attorney given herein to Grantee to sell the Property by non-judicial foreclosure upon Default by Grantor without any judicial hearing and without any notice other than such notice as is specifically required to be given under the provisions of this Deed or the other Loan Documents; (2) waives any and all rights which Grantor may have under the Fifth and Fourteenth Amendments to the Constitution of the United States, the various provisions of the constitutions for any applicable state, or by reason of any other applicable law, to notice and to judicial hearing prior to the exercise by Grantee of any right or remedy provided to Grantee in this Deed, except such notice as is specifically required to be provided in this Deed or the other Loan Documents; (3) acknowledges that Grantor has been afforded an opportunity to consult with counsel of Grantor’s

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choice prior to executing this Deed; (4) acknowledges that all waivers of the aforesaid rights of Grantor have been made knowingly, intentionally and willingly by Grantor as part of a bargained for loan transaction, and (5) agrees that Grantor’s rights to notice shall be limited to those rights to notice provided by this Deed or the other Loan Documents.

(h) Lien of This Deed. The words “lien of this Deed” or words of similar import in this Deed shall mean the lien, security title and security interest hereby created and conveyed.

(i) Reasonable Attorney’s Fees. The words “reasonable attorney’s fees” or words of similar import in this Deed shall mean reasonable attorney’s fees actually incurred (without regard to any statutory definition of reasonableness).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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This Deed has been duly executed and sealed by Grantor on the date first above written.

Signed, sealed and delivered		MACDERMID PRINTING SOLUTIONS, LLC
in the presence of:

/s/ Lori Paquin		By:	/s/ John L. Cordani	(SEAL)
Unofficial Witness		Name: John L. Cordani
Print Name:	Lori Paquin	Title: Secretary

/s/ Paula J. Mastrianna
Notary Public
Print Name:	Paula J. Mastrianna

Commission Expiration Date:

10/31/07

[AFFIX NOTARIAL SEAL]

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Schedule A

Description of the Premises

[See attached]

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Together with:

Rights, privileges and easements benefiting the above land created by Warranty Deed from Fulton County, Georgia to W.R. Grace & Co., dated April 1, 1965, and recorded in Deed Book 4395, Page 227, Fulton County, Georgia Records.

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MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

CANNING GUMM, LLC,.

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee

DATED AS OF APRIL 12, 2007

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

ILLINOIS

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by CANNING GUMM, LLC, a Delaware limited liability company, mortgagor (together with any successors, “Mortgagor”), whose address is. do MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the

52

“Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication: Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO, INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a. direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other: accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured. Hedge Agreements, to secure Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each. Lender of, Mortgagor;

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(b)	the full and timely payment of all L/C Obligations with respect drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage and any of the other Collateral Documents or any of the other Loan Documents;.

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer

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rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed, of any street, road or avenue, in front of or adjoining the Real. Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real. Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and, collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

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(G) all right,, title, estate and interest. of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate; Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and-trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condeintiation or Otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of. Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform. Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all

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“inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the Ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from, the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments’(in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

I. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and. Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the frill power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant,

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bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee A reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with; and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental. Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagors intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject. Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

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4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained, for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault too, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

Lake County, IL

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the

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declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied: by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to Cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may Maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property it an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement,. Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the

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Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the. Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises winch may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor

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from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the

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Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgage; in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged. Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at The rate provided for in Section 2.08 of the Credit Agreement shall be due on arty judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

16. Sale of the Properties: Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit. Agreement.

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17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured, by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which. Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes; if any, Pledge and Security Agreement and documents evidencing expenditures- secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged. Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terns of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage

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subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continuo as a valid lien on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including; without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s, rights, powers and remedies with respect to the real property in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of

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the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default tinder this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a. case in bankruptcy and to all amounts paid as Rents, and (e) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

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22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish. Mortgagee satisfactory evidence of compliance with this Section 22, together With a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgagor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage, all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security wader this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices, All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

25. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.2 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the, holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgage; any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent

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Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, ‘notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a

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portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and, sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one ox more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this

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Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof

34. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed

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on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Mortgagee or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Mortgage is released of record.

37. Local Law Provisions. Notwithstanding anything contained herein to the contrary:

(a) In the event that any provision in this Mortgage shall be inconsistent with any provision of the Illinois Mortgage Foreclosure Law (735 ILCS 5/15-1501 et seq., herein called the “Act”), the provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act.

(b) Mortgagor acknowledges that the Real Estate does not constitute agricultural real estate, as said term is defined in. Section 15-1201 of the Illinois Mortgage Foreclosure Law 735 ILCS 5/15-1101 et seq. as amended from time to time (the “Act”) or residential real estate as defined in Section 15-1219 of the Act. Mortgagor hereby waives any and all rights of redemption from sale under any judgment of foreclosure of this Mortgage on behalf of Mortgagor and on behalf of each and every person acquiring any interest in or title to the Real Estate of any nature whatsoever, subsequent to the date of this Mortgage. The foregoing waiver of right of redemption is made pursuant to the provisions of Section 15-1601(b) of the Act.

(c) At all times, regardless of whether any Loan proceeds have been disbursed, this Mortgage secures (in addition to the amounts secured hereby) the payment of any and all Loan commissions, service charges, liquidated damages, expenses and advances due to or incurred by Mortgagee in connection with the Loan; provided, however, that in no event shall the total amount secured hereby exceed two hundred (200%) of the amount of the Indebtedness.

(d) At the option of Mortgagee, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any proceeds of eminent domain), to any and all leases of all or any part of the Real Estate Property upon the execution by Mortgagee and recording thereof, at any time hereafter in the appropriate official records of the county wherein the Real Estate is situated, of a unilateral declaration to that effect.

(e) The last final maturity date of the loans is April 12, 2014.

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(f) Borrower acknowledges and agrees that (A) the Loan is secured by a mortgage on real estate and is, thus an exempted transaction in accordance with subparagraph (1)(1) of Section 4 of the Interest Act, as amended, 815 ILCS 20514(1)(1); (B) the Debt secured hereby has been incurred by Borrower solely for business purposes of Borrower and for Borrower’s investment or profit, as contemplated by said Section 4, (C) the Debt secured hereby constitutes a loan secured by real estate within the purview of and as contemplated by said Section 4, and (D) the secured Debt is an exempted transaction under the Truth-In-Lending Act, 15 U.S.C. Sec. 1601 et. seq. has been entered into solely for business purposes of Borrower and for Borrower’s investment or profit, as contemplated by said section.

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This Mortgage has been duly executed by Mortgagor on the date first above written,

CANNING GUMM, LLC

By:	W. Canning USA, LW, its sole member
By: MacDermid Incorporated, its sole member

By:
Name: Gregory M. Bolingbroke
Title: Senior Vice President, Finance

STATE OF COLORADO )

  ss.:

COUNTY OF DENVER )

BE IT REMEMBERED, that on this 9th day of April, 2007, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came Gregory M. Bolingbroke, Senior Vice President, Finance of MacDermid, Incorporated, sole member of W. Canning USA, LLC, sole member of Canning Gumm, LLC, a limited liability company duly organized, incorporated and existing under and by virtue of the laws of Delaware, who is personally known to me to be the same person who executed the above and foregoing instrument of writing on behalf of said limited liability company, and such person duly acknowledged the execution of the same to be the act and deed of said limited liability company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

Notary Public

[Notarial Stamp]

My Appointment Expires:

Schedule A

Description of the Premises

[See attached]

LOTS 36 AND 37, AND LOTS 61, 62, 63, 64, 65, 66, 67, 68, 69, 70, 71, 72, 73, 74, 75, 76, 77, 78 AND 79, IN 8. A. CUMMINGS RESUBDIVISION OF E. A. CUMMINGS AND COMPANY’S ADDITION THE NORTH CHICAGO, BEING A SUBDIVISION OF PART OF THE EAST 1/2 OF THE NORTHEAST 1/4 OF SECTION 32, TOWNSHIP 45 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF SAID RESUBDIVISION RECORDED OCTOBER 21, 1904, AS MOMENT 96907, IF BOOK “F” OF PLATS, PAGE 76, IN LAKE COUNTY, ILLINOIS.

PIN: 22-0968650

Commonly known as

1208 Greenfield Avenue

Waukegan, Illinois 60085

United States

Mortgage, Security Agreement, Assignment of Rents and Leases

And Fixture Filing

THE IOWA STATE BAR ASSOCIATION

Official Form No. 154

Recorder’s Cover Sheet

Preparer Information:	Latham & Watkins LLP
885 Third Avenue New York, New York 10022

Taxpayer Information:
(Send Tax Statements to:)	MacDermid Colorspan, Inc.
c/o MacDermid, Incorporated
245 Freight Street
Waterbury, Connecticut 06702

Return Document To:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: Tamara Katz, Esq.

Grantor:	MacDermid Colorspan, Inc.
c/o MacDermid, Incorporated
245 Freight Street
Waterbury, Connecticut 06702

Grantees:	Credit Suisse
11 Madison Avenue
New York, New York 10010

Legal Description:	[See page 23]

Document or instrument number of previously recorded documents: n/a

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

MACDERMID COLORSPAN, INC.,

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee

DATED AS OF April 12, 2007

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

IOWA

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by MACDERMID COLORSPAN, INC., a Delaware corporation, mortgagor (together with any successors, “Mortgagor”), whose address is c/o MacDermid, Incorporated, 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage and any of the other Collateral Documents or any of the other Loan Documents;

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MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate

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and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses,

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permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any

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governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use,

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manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall

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operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance

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proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of

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such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct

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of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly

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granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the

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sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in

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the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed

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as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory

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evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

25. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon,

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plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees

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that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in-whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee,

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notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable

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for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Mortgagee or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Mortgage is released of record.

37. Local Law Provisions.

(a) Notice. This Mortgage secures credit in the amount of $760,000,000. Loans and advances up to this amount pursuant to the Credit Agreement with interest, are senior to indebtedness to other creditors under subsequently recorded or filed mortgages and liens.

(b) Redemption. In the event the waiver of the right of redemption contained in this Mortgage is not effective for any reason and foreclosure of this Mortgage and of the sale of the Mortgaged Property by Sheriffs sale in said foreclosure proceeding, the following special redemption provisions shall apply:

(i) If the Mortgaged Property covers less than ten (10) acres and Mortgagee waives in the foreclosure action any rights to a deficiency judgment against Mortgagor, the redemption period shall be reduced to six (6) months consistent with the provisions of Section 628.26, Code of Iowa, or any revision or successor thereof;

(ii) If the Mortgaged Property covers less than ten (10) acres, the Court in the foreclosure action affirmatively finds that such Mortgaged Property has been abandoned by the owners and those persons personally liable thereunder at the time of such foreclosure, and Mortgagee waives in the foreclosure action any rights to a deficiency judgment against Mortgagor, the redemption period shall be reduced to sixty (60) days,

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consistent with the provisions of Section 628.27, Code of Iowa, or any revision or successor thereof; and

(iii) If the Mortgaged Property is not used for agricultural purposes, as defined in Iowa Code Section 535.31, and is either not the residence of the Mortgagor or owner, or is such a residence but is not a single family or a two family dwelling, and Mortgagee waives its right to a deficiency judgment in the foreclosure action, the redemption period shall be reduced to ninety (90) days, consistent with the provisions of Section 628.28, Code of Iowa, or any revision or successor thereof.

The Mortgagor will pay all expenses, including the reasonable fees and expenses of legal counsel for the Mortgagee, incurred in connection with the preparation, administration, amendment, modification or enforcement of this Mortgage.

Mortgagor warrants the Mortgaged Property is not used for agricultural purposes as defined in Iowa Code Section 535.13 and is not agricultural land as defined in Iowa Code Section 9H.1. Mortgagor further warrants the Mortgaged Property is not a one family or two family dwelling.

The Mortgagor herein acknowledges receipt of a copy of this Mortgage.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

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This Mortgage has been duly executed by Mortgagor on the date first above written.

MACDERMID COLORSPAN, INC.

By:
Name: John L. Cordani
Title: Secretary

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STATE OF CONNECTICUT	)

	:	ss.: Waterbury
COUNTY OF NEW HAVEN	)

BE IT REMEMBERED, that on this 10th day of April, 2007, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came John L. Cordani, Secretary of MacDermid Colorspan, Inc., a corporation duly organized, incorporated and existing under and by virtue of the laws of Delaware, who is personally known to me to be the same person who executed the above and foregoing instrument of writing on behalf of said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

IN TESTIMONY ‘WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

Notary Public

[Notarial Stamp]

My Appointment Expires:

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Schedule A

Description of the Premises

[See attached]

1

Lot 4. Block 1. McGrew’s First Addition to Cedar Rapids, Linn County, Iowa.

2

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

MACDERMID PRINTING SOLUTIONS, LLC,

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee

DATED AS OF APRIL 12, 2007

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

1

MASSACHUSETTS

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by MACDERMID PRINTING SOLUTIONS, LLC, a Delaware limited liability company, mortgagor (together with any successors, “Mortgagor”), whose address is do MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the. Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so, much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the item set forth in clauses (a). through (d) being referred to herein collectively as. the “Indebtedness”); and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE WITH MORTGAGE COVENANTS:

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(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial. Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

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(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash, and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively,. the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by

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Mortgagee as provided in this Mortgage; and all “documents” as defined in the. Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing, or otherwise supporting the payment of any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(K) all proceeds. (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of; or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the. Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

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TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions new or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or

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application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or, validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative. Agent in the event of cancellation of such coverage, and (y) with

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respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a. waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory, to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use; occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the, payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of

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the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimity in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions: on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien, of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall, not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings, Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate,

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cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right at any time to conduct environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall,

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by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or Otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with, interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

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(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to beheld.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having, been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and. exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal mount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this

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Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage,

(d) Unless expressly provided otherwise, in the event that ownership, of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the. Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security

13

agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument: Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the: Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof; and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this. Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of

14

commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or Waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 112 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

25. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating: to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall

15

not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative, and shall be in addition, to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located

16

(whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings In a single action and any objections-to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar-judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgagee against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and. Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners,

17

encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein, Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to

18

protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Mortgagee or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the tune of recording as to all advances, whether obligatory or discretionary, until this Mortgage is released of record.

37. Local Law Provisions.

(a) To the extent of any conflict between the terms and provisions of this paragraph 37 and the terms and provisions otherwise contained in this Mortgage, the terms and provisions of this paragraph 37 shall govern and control the rights and obligations of the parties.

(b) This Mortgage and all of the grants herein are made with mortgage covenants within the meaning of M.G.L. c. 183 § 19.

(c) This Mortgage is made with the “Statutory Condition” within the meaning of M.G.L. c. 183 § 20.

(d) The “Statutory Power of Sale” referenced in M.G.L. c. 183 § 21 is incorporated herein by reference.

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This Mortgage has been duly executed as an instrument under seal by Mortgagor on the date first above written.

MACDERMID PRINTING SOLUTIONS, LLC

By:
Name:
Title:

By:
	Name:	Frank J. Monteiro
	Title:	President/Vice President

ACKNOWLEDGEMENT

STATE OF COLORADO	)
	)	ss:
COUNTY OF DENVER	)

On this 9th day of April, 2007, before me, the undersigned notary public, personally appeared Frank J. Monteiro, proved to me through satisfactory evidence of identification, [being a driver’s license or other state or federal governmental document bearing a photographic image], to be the person whose name is signed above, and acknowledged to me that he/she signed it voluntarily as the President/Vice President of MacDermid Printing Solutions, LLC, a Delaware limited liability company.

[Notarial Seal]	Notary Public
My Commission Expires:
Qualified in the State of Colorado

This Mortgage has been duly executed as an instrument under seal by Mortgagor on the date first above written.

MACDERMID PRINTING SOLUTIONS, LLC

By:
	Name:	John L. Cordant
	Title:	Secretary

By:
Name:
Title:

Schedule A

Description of the Premises

[See attached]

PARCEL 1:

Northwesterly by the southeasterly line of the location of the Pittsfield & North Adams Railroad Corporation seven hundred eighty-one and 15/100 (781.15) feet;

Easterly & Southeasterly by land now or formerly of the L.L. Brown Paper Company eight hundred seventy-three and 52/100 (873.52) feet; and

Southwesterly by land now or formerly of the Dewey and Almy Chemical Company two hundred fifty-five and 09/100 (255:09) feet.

Being Lot A.

All of said boundaries are determined by the Court to be located as shown on plan numbered 20530-A, drawn by Henry C. Neff, Civil Engineer dated February 5, 1947 and August 27, 1954, as modified and approved by the Court.

Together with the benefit of the following:

Rights and easement set forth in a deed from L.L. Brown Paper Company to Dewey and Almy Chemical Company dated February 1, 1945 and recorded in Book 447, Page 466 and filed as Document No. 875.

Excepting from Parcel 1 (Lot A) the property conveyed to the Commonwealth of Massachusetts as evidence by Certificate of Title No. 687 and shown on plan 20530B.

PARCEL 2:

Southeasterly by the northwesterly line of the location of said Pittsfield & North Adams Railroad Corporation five hundred seven and 24/100 (507.24) feet;

Southwesterly by land now or formerly of the Inhabitants of the Town of Adams (Fisk Street Playground) two hundred eighty eight and 78/100 (288.78) feet; and

Northwesterly & Northerly by lands now or formerly of Adams Forest Park Corporation and of Marlon G. Rudnick six hundred twenty-four (624) feet.

Being Lot B.

All of said boundaries are determined by the Court to be located as shown on plan numbered 20530-A, drawn by Henry C. Neff, Civil Engineer dated February 5, 1947 and August 27, 1954, as modified and approved by the Court.

Together with the benefit of the following:

Right of way from Harmony. Street (sometimes known as Fisk Street) to said Parcel B over a way marked: Way 12 ft. Wide” as shown on Land Court Plan No. 20530A, or as hereafter relocated as set forth in a deed given by the Inhabitants of Adams to said Dewey and Amy Chemical Company, dated April 10, 1945 and recorded in Book 441, Page 398.

PARCEL 3:

That certain parcel of land situated in Adams in the County of Berkshire and said Commonwealth, bounded and described as follows:

Southwesterly by Lot 23 one hundred ninety-six and 36/100 (196.36) feet;

Northwesterly to the right and running on a curve, the radius of which is 1904.14 feet, forty-five and 46/100 (45.45) feet; and again

Northwesterly two hundred two and 77/100 (210.77) feet;

Northeasterly two hundred fifty-four and 54/100 (254.54) feet to a point marking the southwest corner of Lot 8-G as shown on Land Court Plan 9918P filed with Certificate of Title 376 in the Land Court records at Northern Berkshire Registry District;

Northwesterly three hundred -seventy and 36/106 (370.36) feet;

Southeasterly four hundred forty-nine and 26/100 (449.26) feet; and again

Southeasterly thirty and 95/100 (30.95) feet; and again

Southeasterly marking the northeast corner of Lot 21 as shown on Land Court Plan 9918Q filed with Certificate of Title 698 in the Land Court Records at said Registry; and again

Southeasterly marking the northeast corner of Lot 21 as shown on Land Court Plan 9918Q filed with Certificate of Title-698 one hundred sixty-nine and 23/100 (169.23) feet,

Being Lot 22,

All of said boundaries are determined by the Court to be located as Shown on Land Court Plan 9918-S, drawn by Henry C. Neff Associates, Inc. Surveyors, dated April 24, 1972 as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed with Certificate of Title 1722.

PARCEL 4:

That certain parcel of land situated in Adams in the County of Berkshire and said Commonwealth, bounded and described as follows:

Northwesterly by land now or formerly of the Pittsfield and North Adams Railroad Corporation sixty-two and 75/100 (62.75) feet;

Northeasterly by land now or formerly of Renfrew Mfg. Co. two hundred fifty-five and 09/100 (255.09) feet;

Southeasterly sixty-two and 76/100 (62.76) feet, and

Southwesterly two-hundred fifty-four and 54/100 (254.54) feet by land of the L.L. Brown Paper Company title to which is held under Certificate of Title No. 119.

Said land is shown as Lot 8-G on plan numbered 9918-F the same being compiled from a plan drawn by Henry C. Neff, Civil Engineer, dated December 12, 1944, and additional data on file in the Land Registration Office, all as modified and approved by the Court, and all of said boundaries are determined by the Court to be located on the ground as shown on said plan.

Together with the benefit of the following:

Rights and easement set forth in a deed from L.L. Brown Paper Company to Dewey and Almy Chemical Company dated February 1, 1945 and recorded in Book 447, Page 466 and filed as Document No. 875 and said Rights of Way 1 and No. 2 as shown on Plan No. 9918F, Sheet 2.

CERTIFICATE OF AGENT

The undersigned, Credit Suisse, Cayman Islands Branch as administrative agent for itself and other lenders under the terms and provisions of a certain Credit Agreement (the loan agreement) dated as. of April 12, 2007, hereby certifies as follows;

1.	The Credit Agreement referenced in the mortgage is in full force and effect and has not been amended, modified, terminated or revoked.

2.	The undersigned has been duly appointed Agent and is duly serving on the date hereof as the sole Agent under the Credit Agreement, and has not resigned or been removed.

3.	Pursuant to the provisions of the Credit Agreement, the Agent has the following powers:

(a)	Hold a mortgage and any other collateral security instruments upon such terms and conditions as the Agent deems acceptable.

(b)	Execute, acknowledge and deliver any and all documents which are necessary or appropriate in connection with the granting, amendment, or modification of the Mortgage.

(c)	Execute, acknowledge and deliver any partial releases, discharges, assignments, etc., which may be necessary of appropriate.

4.	The representations of the Agent contained in this certificate are true as of the date hereof.

5.	Any person dealing with this mortgage may rely fully and without further inquiry on a certificate signed by the Agent as to the authority of the Agent to act as Agent for other lenders. This certificate shall further be conclusive evidence of every person relying-thereon that at the time of the execution and delivery of the mortgage, the Agreement was in full force and effect.

6.	The terms and provisions of the mortgage may be amended, which amendment will become effective on the recording of same.

[signature page follows]

In witness whereof, the undersigned have hereunto signed their names, as such Agent, this      day of April, 2007.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
As Agent,

By:
Name:	Judith E. Smith
Title:	Director

By:
Name:	Doreen Barr
Title:	Vice President

ACKNOWLEDGEMENTS

STATE. OF NY	)
	)	ss:
COUNTY OF NY	)

On this 11th day of April, 2007, before me, the undersigned notary public, personally appeared J. Smith/D. Barr, proved to me through satisfactory evidence of identification, [being a driver’s license or other state or federal governmental document bearing a photographic image], to be the person whose name is signed above, and acknowledged to me that he/she signed the Certificate voluntarily as the Director/V.P. of said bank.

[Notarial Seal]	Notary Public
My Commission Expires:
Qualified in the State of New York

STATE. OF NY	)
	)	ss:
COUNTY OF NY	)

On this 11th day of April, 2007, before me, the undersigned notary public, personally appeared J. Smith/D. Barr, proved to me through satisfactory evidence of identification, [being a driver’s license or other state or federal governmental document bearing a photographic image], to be the person whose name is signed above, and acknowledged to me that he/she signed the Certificate voluntarily as the Director/V.P. of said bank.

[Notarial Seal]	Notary Public
My Commission Expires:
Qualified in the State of New York

THIS MORTGAGE dated as of April 12, 2007 is made by MACDERMID, INCORPORATED, a Connecticut corporation, mortgagor (together with any successors, “Mortgagor”), whose address is 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto (each a “Subsidiary Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Mortgagor’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the. Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES AND WARRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, TO AND GRANTS A

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SECURITY INTEREST IN FOR THE BENEFIT OF, MORTGAGEE WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof,

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and, air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery; pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon

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such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below), including but not limited to, all rights and remedies conferred by Act No 210 of the Public Acts of Michigan of 1953 as amended by Act No. 151 of the Michigan Public Acts of 1966 (MCLA 554.231, 554.232 and 554.233), and Act No. 228 of the Public Acts of Michigan of 1925 as amended by Act No. 55 of the Michigan Public Acts of 1933 (MCLA 554.211; 554.212 and 554.213), as amended (collectively, the “Rents”);

(G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real. Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other

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governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and .operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same);

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing; and

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(L) all rights to make divisions of the Real Estate that are exempt from the platting requirements of the Michigan Land Division Act (MCL 560.101 et seq.), as it may be amended from time to time;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff; convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such: other action so as to cause it to he released.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged

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Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal, proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the

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Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

(c) Mortgagor agrees that the failure by Mortgagor to pay any taxes or assessments with respect to the Mortgaged Property or any portion thereof, or any insurance premiums upon policies required to be maintained pursuant to Section 5 below shall constitute waste, as provided by Section 600.2927, Revised Judicature Act of 1961 of Michigan, as amended. Mortgagor hereby consents to the appointment of a receiver under said statute, should Mortgagee elect to seek such relief thereunder.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee, and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be

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continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded ‘under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due. on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all

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awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the. Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

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14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the. Administrative Agent shall, by notice to Mortgagor declare the. Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) foreclose this Mortgage by judicial proceedings or by advertisement, at the option of Mortgagee against all or any part of the Mortgaged Property (including all estate, right, title, interest, claim, and demand of Mortgagor therein and all rights of redemption thereof) and cause the Mortgaged Property to be sold in total or in parts, Mortgagor expressly granting to Mortgagee the power of sale, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in

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Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. This Mortgage is made upon the statutory conditions provided for by the laws of the State of Michigan.

  WARNING: THIS MORTGAGE CONTAINS A POWER OF SALE AND UPON DEFAULT MAY BE FORECLOSED BY ADVERTISEMENT. IN FORECLOSURE BY ADVERTISEMENT AND THE SALE OF THE PROPERTY IN CONNECTION THEREWITH, NO HEARING IS REQUIRED AND THE ONLY NOTICE REQUIRED IS TO PUBLISH NOTICE IN A LOCAL NEWSPAPER AND TO POST A COPY OF THE NOTICE ON THE REAL ESTATE.

WAIVER: MORTGAGOR HEREBY WAIVES ALL RIGHTS UNDER THE CONSTITUTION AND LAWS OF THE. UNITED STATES AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF MICHIGAN TO A HEARING PRIOR TO SALE IN CONNECTION, THE ABOVE-MENTIONED FORECLOSURE BY ADVERTISEMENT AND ALL NOTICE REQUIREMENTS EXCEPT AS SET FORTH IN THE ABOVE-MENTIONED MICHIGAN STATUTE PROVIDING FOR FORECLOSURE BY ADVERTISEMENT.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as. Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at. Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the: provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of

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judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash. therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged. Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof; (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any

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such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an. Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged: Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default, provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall, be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and. Mortgagee agree, to. the extent permitted by law, that (i) this, Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii). information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the: first, page of this Mortgage. For purposes hereof, the names and addresses of the “debtor” and “secured party” are those of Mortgagor And Mortgagee, respectively. The description of the types (or items) of property covered by this financing statement are all of the property described in the definition of Mortgaged Property which is or is to become a fixture or is as-extracted collateral. The owner of the real estate is the debtor and the description of the Real Estate to which collateral is attached or upon which it is located is described on Exhibit A. The organization identification number of the debtor is 0088904.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably

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request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above,

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any). In addition to any other rights and remedies accorded to Mortgagee pursuant to this Section 21, Mortgagee shall have the rights and remedies under Act No. 210 of the Public Acts of Michigan of 1953 (MCLA 554.231, 554.232 and 554.233), as amended and Act. No. 228 of the Public Acts of Michigan of 1925 (MCLA 554.211, 554.212 and 554.213); as amended.

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such. Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the. United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making

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formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (e) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all. Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 112 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

25. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or-more of provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the. Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall

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not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law new or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election, to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a. receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for

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the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors: and. Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable.

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All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED. SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE. CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction. Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an

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interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) .days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Mortgagee or by one or more of the Lenders as contemplated, by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Mortgage is released of record. This Mortgage constitutes a “future advance mortgage’ within the meaning of Act No. 348 of the Public Acts of Michigan of 1990 (MCLA 565.901 et seq.), as amended.

Oakland County, M1

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This Mortgage has been duly executed by Mortgagor on the date first above written.

MACDERMID, INCORPORATED

By:
	Name:	Gregory M. Bolingbroke
	Title:	Senior Vice President, Finance

STATE OF COLORADO	)
	:	ss.:
COUNTY OF DENVER	)

BE IT REMEMBERED, that on this 9th day of April, 2007, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came Gregory M. Bolingbroke, Senior Vice President, Finance, of MacDermid, Incorporated, a corporation duly organized, incorporated and existing under and by virtue of the laws of Connecticut, who is personally known to me to be the same person who executed the above and foregoing instrument of writing on behalf of said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal. he day and year last above written.

Notary Public

[Notarial Stamp]

My Appointment Expires:

Schedule A

Description of the Premises

[See attached]

LEGAL DESCRIPTION

Land located in the City of Ferndale, Oakland County, State of Michigan, and described as follows:

Parcel 1:

A parcel of land being part of the Northwest 1/4 of Section 35, Town 1 North, Range 11 East, City of Ferndale, Oakland County, being more particularly described as follows: Beginning at a point which is South 88 degrees 28 minutes 41 seconds West, 30.00 feet from the intersection of the North and Southwesterly 1/8 line and the East and West Northerly 1/8 line of said Section 35, Town 1 North, Range 11 East; thence South 01 degree 53 minutes 00 seconds East, 129.90 feet; thence South 53 degrees 01 minute 06 seconds West, 29.65 feet; thence Southeasterly, 62.52 feet along the arc of a curve to the right (Radius of 400.98 feet, central angle of 08 degrees 48 minutes 07 seconds, long chord bears South 33 degrees, 56 minutes 50 seconds East, 62.46 feet); thence South 29 degrees 15 minutes 15 seconds East, 45.90 feet; thence South 01 degree 53 minutes 00 seconds East, 470.99 feet along the North-South line; thence Southeasterly, 366.04 feet along the arc of a curve to the left (Radius of 716.78 feet, central angle of 29 degrees 15 minutes 35 seconds, long chord South 16 degrees 30 minutes 48 seconds East 54.71 feet to a point North 50 degrees 44 minutes 30 seconds East, 24.83 feet as measured radially from the centerline of the railroad’s West bound main track; thence North 39 degrees 15 minutes 30 seconds West, 252.37 feet along the Easterly line of Grand Truck Western Railroad to a point North 50 degrees 44 minutes 30 seconds East, 24.83 feet as measured radially from the centerline of the railroad’s West bound main track; thence North 01 degrees 53 minutes 00 seconds West, 641.40 feet; thence Northwesterly, 471.46 feet along the arc of a curve to the left (Radius of 361.78 feet, central angle of 74 degrees 39 minutes 57 seconds, long chord bears North 58 degrees 51 minutes 53 seconds West, 438.80 feet); thence South 89 degrees 37 minutes 30 seconds West, 40.09 feet; thence Northwesterly, 322.38 feet along the arc of a curve to the right (Radius of 595.12 feet, central angle of 31 degrees 02 minutes 12 seconds, long chord bears North 76 degrees 05 minutes 23 seconds West, 318.45 feet); to a point North 50 degrees 44 minutes 30 seconds East, 39.67 feet as measured radially from the centerline of the railroad’s West bound main track; thence North 41 degrees 03 minutes 01 second West, 294.52 feet to a point North 50 degrees 44 minutes 30 seconds East, 30.46 feet as measured from the centerline of railroad’s West bound main track; thence Southeasterly, 676.48 feet along the arc of a curve to the left (Radius of 818.51 feet, central angle of 47 degrees 21 minutes 13 seconds, long chord bears South 68 degrees 09 minutes 20 seconds East, 657.39 feet); thence North 88 degrees 29 minutes 41 seconds East, 313.24 feet to the point of beginning.

Tax Number: 25-35-155-002

Parcel 2:

A parcel of land being part of the West 1/2 of the Northwest 1/4 of Section 35, Town 1 North, Range 11 East, City of Ferndale, Oakland County, being more particularly described as follows: Beginning at the Intersection of the North and South Westerly 1/8 line and the East and West Northerly 1/8 line; thence South 01 degree 53 minutes 00 seconds East, 240.50 feet; thence North 29 degrees 15 minutes 15 seconds West 45.94 feet; thence along a curve to the West, radius 406.98 feet, chord bears North 53 degrees 56 minutes 50 seconds West 62.46 feet, distance of 62.52 feet; thence North 53 degrees 01 minute 06 seconds East 29.65 feet; thence North 01 degree 53 minutes 00 seconds West 129.90 feet; thence North 88 degrees 27 minutes 00 seconds East 30.02 feet to the beginning.

Tax Number: 25-35-155-003

MORTGAGE

from

MACDERMID, INCORPORATED

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee

DATED AS OF APRIL 12, 2007

This instrument drafted by and after recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

THIS MORTGAGE dated as of April 12, 2007 is made by MACDERMID, INCORPORATED, a Connecticut corporation, mortgagor (together with any successors, “Mortgagor”), whose address is 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED, (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto (each a “Subsidiary Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Mortgagor’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

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NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)

the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage

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and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES AND WARRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, TO AND GRANTS A SECURITY INTEREST IN FOR THE BENEFIT OF, MORTGAGEE WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention

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and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(F) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below), including but not limited to, all rights and remedies conferred by Act No. 210 of the Public Acts of Michigan of 1953 as amended by Act No. 151 of the Michigan Public Acts of 1966 (MCLA 554.231, 554.232 and 554.233), and Act No. 228 of the Public Acts of Michigan of 1925 as amended by Act No. 55 of the Michigan Public Acts of 1933 (MCLA 554.211, 554.212 and 554.213) , as amended (collectively, the “Rents”);

(G) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable

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thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(I) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same);

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(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing; and

(L) all rights to make divisions of the Real Estate that are exempt from the platting requirements of the Michigan Land Division Act (MCL 560.101 et seq.), as it may be amended from time to time;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate

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the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and

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reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an Imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagee in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

(c) Mortgagor agrees that the failure by Mortgagor to pay any taxes or assessments with respect to the Mortgaged Property or any portion thereof, or any insurance premiums upon policies required to be maintained pursuant to Section 5 below shall constitute waste, as provided by Section 600.2927, Revised Judicature Act of 1961 of Michigan, as amended. Mortgagor hereby consents to the appointment of a receiver under said statute, should Mortgagee elect to seek such relief thereunder.

5. Insurance. Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount

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endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee

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a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

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(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including,

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without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) foreclose this Mortgage by judicial proceedings or by advertisement, at the option of Mortgagee against all or any part of the Mortgaged Property (including all estate, right, title, interest, claim and demand of Mortgagor therein and all rights of redemption thereof) and cause the Mortgaged Property to be sold in total or in parts, Mortgagor expressly granting to Mortgagee the power of sale, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment. This Mortgage is made upon the statutory conditions provided for by the laws of the State of Michigan.

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WARNING: THIS MORTGAGE CONTAINS A POWER OF SALE AND UPON DEFAULT MAY BE FORECLOSED BY ADVERTISEMENT. IN FORECLOSURE BY ADVERTISEMENT AND THE SALE OF THE PROPERTY IN CONNECTION THEREWITH, NO HEARING IS REQUIRED AND THE ONLY NOTICE REQUIRED IS TO PUBLISH NOTICE IN A LOCAL NEWSPAPER AND TO POST A COPY OF THE NOTICE ON THE REAL ESTATE.

WAIVER: MORTGAGOR HEREBY WAIVES ALL RIGHTS UNDER THE CONSTITUTION AND LAWS OF THE UNITED STATES AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF MICHIGAN TO A HEARING PRIOR TO SALE IN CONNECTION WITH THE ABOVE-MENTIONED FORECLOSURE BY ADVERTISEMENT AND ALL NOTICE REQUIREMENTS EXCEPT AS SET FORTH IN THE ABOVE-MENTIONED MICHIGAN STATUTE PROVIDING FOR FORECLOSURE BY ADVERTISEMENT.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

17. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for

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and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.
18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

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(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage. For purposes hereof, the names and addresses of the “debtor” and “secured party” are those of Mortgagor and Mortgagee, respectively. The description of the types (or items) of property covered by this financing statement are all of the property described in the definition of Mortgaged Property which is or is to become a fixture or is as-extracted collateral. The owner of the real estate is the debtor and the description of the Real Estate to which collateral is attached or upon which it is located is described on Exhibit A. The organization identification number of the debtor is 0088904.

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(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Uniform Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any). In addition to any other rights and remedies accorded to Mortgagee pursuant to this Section 21, Mortgagee shall have the rights and remedies under Act No. 210 of the Public Acts of Michigan of 1953 (MCLA 554.231, 554.232 and 554.233), as amended and Act No. 228 of the Public Acts of Michigan of 1925 (MCLA 554.211, 554.212 and 554.213), as amended.

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall

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have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

25. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement

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made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Indebtedness or Loan Documents, the obligations of Mortgagor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

27. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

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Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the Indebtedness, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to

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dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

31. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

32. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property”

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shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Mortgagee or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or

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discretionary, until this Mortgage is released of record. This Mortgage constitutes a “future advance mortgage” within the meaning of Act No. 348 of the Public Acts of Michigan of 1990 (MCLA 565.901 et seq.), as amended.

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This Mortgage has been duly executed by Mortgagor on the date first above written.

MACDERMID, INCORPORATED

By:	/s/ Gregory M. Bolingbroke
	Name:	Gregory M. Bolingbroke
	Title:	Senior Vice President, Finance

STATE OF COLORADO )

: ss.:

COUNTY OF DENVER  )

BE IT REMEMBERED, that on this 9th day of April, 2007, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came Gregory M. Bolingbroke, Senior Vice President, Finance, of MacDermid, Incorporated, a corporation duly organized, incorporated and existing under and by virtue of the laws of Connecticut, who is personally known to me to be the same person who executed the above and foregoing instrument of writing on behalf of said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

/s/ Susan Fitzpatrick
Notary Public

[Notarial Stamp]

My Appointment Expires:

Schedule A

Description of the Premises

[See attached]

LEGAL DESCRIPTION

Land located in the Township of Lyon, Oakland County, State of Michigan, and described as follows:

A parcel of land in the Southeast 1/4 of the Northeast 1/4 of Section 9, Town 1 North, Range 7 East, Lyon Township, Oakland County, Michigan, described as: Beginning at a point on the East line of Section 9, said point also lying on the centerline of Milford and located North 00 degrees 07 minutes 36 seconds East, 752.05 feet from the East 14 corner of said Section 9; thence running South 82 degrees 46 minutes 10 seconds West along the North right of way of Travis Road 489.03 feet; thence North 00 degrees 07 minutes 36 seconds East 620.88 feet; thence South 89 degrees 47 minutes 52 seconds East 484.94 feet; thence along the centerline of said Milford Road and the East line of Section 9, South 00 degrees 07 minutes 36 seconds West 557.55 feet to the point of beginning.

Parcel ID: 21-09-226-016

LEASEHOLD MORTGAGE, SECURITY AGREEMENT,

ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

MACDERMID COLORSPAN, INC.,

Mortgagor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Mortgagee

DATED AS OF April 12, 2007

This instrument was, drafted by and after recording, please return to: Latham & Watkins LLP 885 Third Ave. New York, NY 10022 ATTN: Tamara Katz, Esq.	EXCLUDING ADVANCES MADE BY MORTGAGEE IN PROTECTION OF THE MORTGAGED PROPERTY OR THE LIEN OF THIS MORTGAGE, ENFORCEMENT OF THIS MORTGAGE IS LIMITED TO A DEBT AMOUNT OF $ UNDER CHAPTER 287 OF MINNESOTA STATUTES.

MINNESOTA

THIS LEASEHOLD MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by MACDERMID COLORSPAN, INC., a Delaware corporation, mortgagor (together with any successors, “Mortgagor”), whose address is c/o MacDermid, Incorporated, 245 Freight Street, Waterbury Connecticut 06702, to CREDIT SUISSE, in its capacity as Administrative Agent: and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, mortgagee (together with its respective successors and assigns, in such capacities, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean’ this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and. MACDERMID, INCORPORATED (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, (in such capacity and together with its successors and assigns, “Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Mortgagor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Mortgagor is Borrower or (b) Mortgagor is the wholly owned subsidiary of Borrower or:(c) Borrower directly or indirectly owns a controlling interest in Mortgagor or (d) Borrower is the sole member or a member of Mortgagor or (e) Borrower is the general or managing partner of Mortgagor, as a result of any of which Mortgagor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Mortgagor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Mortgagor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge

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Agreements, to secure Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein;

WHEREAS, Mortgagor is the holder of leasehold title in and to all of the real estate located in the County of Hennepin and State of Minnesota (the “State”), and more fully described in Exhibit B attached hereto, pursuant to the lease agreement dated as of December 22, 2006, by and between St. Paul Properties, Inc., a Delaware corporation, as lessor (“Lessor”) and Mortgagor as lessee, (“Lessee”), (together with any amendments, the “Subject Lease”), which premises forms a portion of the Mortgaged Property described below; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so much thereof as may be outstanding from time to time, and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held by each Lender of, Mortgagor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under-the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;.

(d)

the full and timely payment of all other obligations and liabilities of Mortgagor to Mortgagee and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, and any renewals, extensions and modifications thereof, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation,

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all reasonable fees and disbursements of counsel to Mortgagee or to the Lenders that are required to be paid by Mortgagor pursuant to the terms of the Credit Agreement, this Mortgage or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor (the “Obligations”) under, in connection with or pursuant to the provisions of the. Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Mortgage and any of the other Collateral Documents or any of the other Loan Documents;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE. WITH MORTGAGE COVENANTS:

(A) all of Mortgagor’s interests in the leasehold estate in the real property described on Exhibit A created by the Subject Lease, (the “Land”) (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired, by Mortgagor, being collectively referred to as the “Real Estate”);

(B) the Subject Lease described on Exhibit B, as the same may be amended, restated, renewed or extended in the future in compliance with this Mortgage, including any options to purchase, extend or renew provided for in the Subject Lease and any nondisturbance, attornment and recognition, agreement benefiting Mortgagor with respect to the Subject Lease, together with all credits, deposits, privileges, rights, estates, title and interest of Mortgagor as tenant under the Subject Lease (including all rights of Mortgagor to treat the Subject Lease as terminated under Section 365(h) (a “365(h) Election”) of the Bankruptcy Cade, or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors. (a “Bankruptcy Law”), or any comparable right provided under any other Bankruptcy Law, together with all rights, remedies and privileges related thereto), and all books and records that contain records of payments of rent or security made under the Subject Lease and all of Mortgagor’s claims and rights to the payment of damages that may arise from Lessor’s failure to perform under the Subject Lease, or rejection of the Subject Lease under any Bankruptcy Law (a “Lease Damage Claim”), Mortgagee having the right, at any time and from time to time, to notify Lessor of the rights of Mortgagee hereunder,

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(C) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Real Estate or any part thereof;

(D) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(E) all right, title, estate and interest of Mortgagor in and to all of the fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the. Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, Communication systems (including, satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and material, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (E) being referred to as the “Equipment”);

(F) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of; and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor;

(G) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the, use or occupancy of the Real Estate or the Equipment or any part thereof now existing or subsequently entered into by Mortgagor and whether written or oral and all guarantees of any of the

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foregoing (collectively; as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases” and all rights of Mortgagor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(H) all right, title, estate and interest of Mortgagor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Mortgagor or other proprietary business information relating to Mortgagor’s policies, procedures, manuals and trade secrets;

(I) all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Real Estate or Equipment and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(J) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any art thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the. Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (Collectively, the “Plans”);

(K) all right, title, estate and interest of Mortgagor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments, against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Mortgagee as provided in this Mortgage; and all “documents” as defined in the Uniform

6

Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Mortgagor (collectively, “Documents”), all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform. Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of relating to securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper. obtained by Mortgagor in connection, with the Mortgaged Property (including, without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and (ii) notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same); and

(L) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the. Mortgaged Property (including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) through (F) are collectively referred to as the “Premises”, and those described in the

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foregoing clauses (A) through (L) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its successors and assigns for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Mortgagor further represents, warrants; covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Exhibit B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released,

2. Payment of Indebtedness. Mortgagor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other Loan. Documents and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Mortgagor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later Of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statute codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental

8

Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later May be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Mortgagor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to comply with any such Legal Requirement unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to such Legal Requirement, (ii) Mortgagor shall demonstrate to Mortgagee’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Mortgagor or Mortgagee to any criminal liability, (iii) the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Mortgagor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Mortgagee and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Mortgagor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Mortgagee, Mortgagor shall provide evidence acceptable to Mortgagee showing the payment of any other such Imposition.

(b) Mortgagor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Mortgagor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Mortgagor has given prior written notice to Mortgagee of Mortgagor’s intent so to contest or object to an imposition, (ii) Mortgagor shall demonstrate to Mortgagee’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Mortgagor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Mortgagees in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon

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and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. (a) Mortgagor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount’ reasonably satisfactory to Mortgagee and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Mortgagee), with loss payable solely to Mortgagee (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Mortgagee without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to Mortgagee. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee. Each policy shall expressly provide that any proceeds which are payable to Mortgagee shall be paid by check payable to the order of Mortgagee and Mortgagor and requiring the endorsement of Mortgagee and Mortgagor.

(c) Mortgagor shall deliver to Mortgagee a certificate of such insurance in Acord Form 28 acceptable to Mortgagee, together with a copy of the declaration page for each such policy. Mortgagor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Mortgagee.

(d) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(e) If the Mortgaged Property, or any part thereof; shall be destroyed or damaged, Mortgagor shall give immediate notice thereof to Mortgagee. All insurance proceeds shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly after any such damage, repair all such damage regardless of whether any

10

insurance proceeds have been received or Whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force. hall pass to the purchaser or grantee.

(g) Mortgagor may maintain insurance required under this Mortgage by means of one or more blanket insurance policies maintained by Mortgagor; provided, however, that (A) any such policy shall specify, or Mortgagor shall furnish to Mortgagee written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Mortgagor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrancers. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Certain Leasehold Representations Warranties and Covenants.

(a) Mortgagor represents, warrants and agrees as follows:

i.	Mortgagor has delivered to Agent a true, correct and complete copy of the Subject Lease, including all amendments and modifications, written or oral existing as of the date hereof.

ii.

Mortgagor has not executed or entered into any modifications or amendments of the Subject Lease, either orally or in writing, other than written amendments that have been disclosed to. Agent in writing. Except as expressly permitted under the Loan Agreement, Mortgagor shall not enter into any new leases of all or any portion

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of the Mortgaged Property or any modifications or amendments of the Subject Lease except with Agent’s prior written consent which Consent shall not be unreasonably withheld or delayed.

iii.	No default now exists under the Subject Lease. No event has occurred that, with the giving of notice or the passage of time or’ both, would constitute such a default or would entitle Mortgagor or any other party under the Subject Lease to cancel the same or otherwise avoid its obligations.

iv.	Except for this Mortgage or other assignments in favor of Agent, Mortgagor has not executed any assignment or pledge of the Subject Lease or of Mortgagor’s right, title and interest in the same.

v.	This Mortgage conforms and complies with the Subject Lease, does not constitute a violation or default under the Subject Lease, and is and shall at all times constitute a valid lien (subject only to matters permitted by this Mortgage) on Mortgagor’s interests in the Subject Lease.

vi.	Mortgagor shall pay, when clue and payable, the rentals, additional rentals, and other charges required by and payable under, the Subject Lease in accordance with the Subject Lease.

vii.	Mortgagor shall perform and observe all terms, covenants, and conditions that Mortgagor must perform and observe as lessee under the Subject Lease, and do everything necessary to preserve and to keep Unimpaired Mortgagor’s rights under the Subject Lease. Mortgagor shall provide all insurance required by the Subject Lease. All such insurance shall comply with this. Mortgage. Mortgagor shall enforce the Lessor’s obligations under the Subject Lease so that Mortgagor may enjoy all its rights as lessee under the Subject Lease. Mortgagor shall furnish to Agent all information that Agent may reasonably request from time to time concerning Mortgagor’s compliance with the Subject Lease.

viii.

Mortgagor shall promptly deliver to Agent a copy of any notice of default or termination that it receives from the Lessor. Mortgagor shall promptly notify Agent of any request that either party to the Subject Lease makes for arbitration pursuant to the Subject Lease and the guidelines of the institution of any such arbitration. Mortgagor shall promptly deliver to Agent a copy of the arbitrators’ determination in each such arbitration. Agent may participate in any such arbitration in such manner as Agent shall determine appropriate, including following an Event of Default

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and during the continuance thereof, to the exclusion of Mortgagor if so determined by Agent in its reasonable discretion.

ix.	Mortgagor shall not, without Agent’s consent, consent or refuse to consent to any action that the Lessor or any third party takes or desires to take pursuant to the terms and, provisions of such Subject Lease if such action has :a material adverse effect on the Subject Lease or Mortgagor’s rights thereunder.

x.	Mortgagor’s obligations under this Mortgage are independent of and in addition to Mortgagor’s obligations under the Subject Lease. Nothing in this Mortgage shall be construed to require Mortgagor or Agent to take or omit to take any action that would Cause a default under the Subject Lease.

(b) Treatment of Lease in Bankruptcy.

i.	If the Lessor rejects or disaffirms, or seeks or purports to reject or disaffirm, the Subject Lease pursuant to any Bankruptcy Law, then Mortgagor shall not exercise the 365(h) Election except as otherwise provided in this paragraph. To the extent permitted by law, Mortgagor shall not stiffer or permit the termination of any Subject Lease by exercise of the 365(h) Election or otherwise without Mortgagee’s consent. Mortgagor acknowledges that because the Subject Lease is a primary element of Mortgagee’s security for the payment of the Indebtedness and the performance of the Obligations secured hereunder, it is not anticipated that Mortgagee would consent to termination of the Subject Lease. If Mortgagor makes any 365(h) Election in violation of this Mortgage, then such 365(h) Election shall be void and of no force or effect.

ii.

Mortgagor hereby assigns to Mortgagee the 365(h) Election with respect to the Subject Lease until the payment of the Indebtedness and the performance of the Obligations secured hereunder have been satisfied in full. Mortgagor acknowledges and agrees that the foregoing assignment of the 365(h) Election and related rights is one of the rights that Mortgagee may use at any time to protect and preserve Mortgagee’s other rights and interests under this Mortgage. Mortgagor further acknowledges that exercise of the 365(h) Election in favor of terminating the Subject Lease would constitute waste prohibited by this Mortgage. Mortgagor acknowledges and agrees that the 365(h) Election is in the nature. of a remedy available to Mortgagor under the Subject Lease, and is not a property interest that Mortgagor can separate from the Subject Lease as to which it arises. Therefore, Mortgagor agrees and acknowledges that exercise of the 365(h) Election in favor of

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preserving the right to possession under the Subject Lease shall not be deemed to constitute Mortgagee’s taking or sale of the Land (or any element thereof) and shall not entitle Mortgagor to any credit against the payment of the Indebtedness or the performance of the Obligations secured hereunder or otherwise impair Mortgagee’s remedies.

iii.	Mortgagor acknowledges that if the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under the Subject Lease, then Mortgagor’s resulting occupancy rights, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be part of the Mortgaged Property and shall be subject to the lien of this Mortgage.

(c) Rejection of Subject Lease by Lessor. If the Lessor rejects or disaffirms the Subject Lease or purports or seeks to disaffirm such Subject Lease pursuant to any Bankruptcy Law, then:

i.	Mortgagor shall remain in possession of the Land demised under the Subject Lease and shall perform all acts necessary for Mortgagor to remain in such possession for the unexpired term of such Subject Lease (including all renewals), whether the then existing terms and provisions of such Subject Lease require such acts or otherwise; and

ii.	All the terms and provisions of this Mortgage and the lien created by this Mortgage shall remain in full force and effect and shall extend automatically to all of Mortgagor’s rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Mortgagor’s rights to remain in possession of the Land.

(d) Assignment of Claims to Mortgagee. Mortgagor, immediately upon learning that the Lessor has failed to perform the terms and provisions under the Subject Lease (including by reason of a rejection or disaffirmance or purported rejection or disaffirmance of such Subject Lease pursuant to any Bankruptcy Law), shall. notify Mortgagee of any such failure to perform. Mortgagor unconditionally assigns, transfers, and sets over to Mortgagee any and all Lease Damage Claims. This assignment constitutes a present, irrevocable, and unconditional assignment of the Lease Damage Claims, and shall continue, in effect until the payment of the Indebtedness and the performance of the Obligations secured hereunder have been satisfied in full.

(e) Offset by Mortgagor. If pursuant to Section 365(h)(2) of the Bankruptcy Code or any other similar Bankruptcy Law, Mortgagor seeks to offset against any rent under the Subject Lease the amount of any Lease Damage Claim, then Mortgagor shall notify Mortgagee of its intent to do so at least 20 days before effecting such offset. Such notice shall set forth the amounts proposed to be so offset and the basis for such offset. If Mortgagee reasonably objects to all or any part of such offset, then Mortgagor shall not effect any offset of the amounts to which Mortgagee reasonably

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objects. If Mortgagee approves such offset, then Mortgagor may effect such offset, as set forth in Mortgagor’s notice. Neither Mortgagee’s failure to object, nor any objection or other communication between Mortgagee and Mortgagor that relates to such offset, shall constitute Mortgagee’s approval of any such offset. Mortgagor shall indemnify Mortgagee against any offset against the rent reserved in any Subject Lease.

(f) Mortgagor’s Acquisition of Interest in Leased Parcel. If Mortgagor acquires the fee or any other interest in any Land or Improvements originally subject to the Subject Lease, then, such acquired interest shall immediately become subject to the lien of this. Mortgage as fully and completely, and with the same effect, as if Mortgagor now owned it and as if this Mortgage specifically described it, without need for the delivery and/or recording of a supplement to this Mortgage or any other instrument In the event of any such acquisition, the fee and leasehold interests in such Land or Improvements, unless Agent elects otherwise in writing, remain separate and distinct and shall not merge, notwithstanding any principle of law to the contrary.

(g) New Subject Lease Issued to Agent. If the Subject Lease is for any reason whatsoever terminated before the expiration of its term and, pursuant to any provision of the Subject Lease, Agent or its designee shall acquire from. Lessor a new lease of the relevant leased premises, then Mortgagor shall have no right, title or interest in or to such new lease or the estate created thereby.

9. Maintenance. Mortgagor shall maintain or cause to be maintained all ‘the. Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements Except as otherwise provided in the Credit Agreement, Mortgagor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

10. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor shall notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

11. Leases. (a) Mortgagor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Mortgagee, execute or permit to exist any Lease of any of the Mortgaged Property.

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(b) As to any Lease now in existence or subsequently consented to by Mortgagee, except as expressly permitted under the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Mortgagor accept the payment of rent more than thirty (30) days in advance of its due date.

12. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

13. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor (other than with, respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an. Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged. Property attaching subsequent to the lien of this Mortgage. No payment or advance of money by Mortgagee under this Section 12 shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

14. Hazardous Material. Mortgagee shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Mortgagor shall cooperate in the conduct of such environmental audit. Mortgagor shall give Mortgagee and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Mortgagor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

15. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

16. Remedies. (a) Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is art Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Mortgagor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including,

16

without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and ;payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (1) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Mortgagor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Mortgagor, declare the Loans (with accrued interest thereon) and all other mounts owing under this Mortgage and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 16, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Mortgagee may immediately take such action, Without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued. concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may, to the extent permitted by applicable law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage or any of the Loan Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude

17

Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee, may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and .(z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(b) In case of a foreclosure sale, the Real. Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

17. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this Mortgage, shall be applied in accordance with Section 9.03 of the Credit Agreement.

18. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale Made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Indebtedness as having been paid.

19. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent

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permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

20. Extension, Release. etc. (a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the indebtedness shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the lien of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Indebtedness or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this. Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

21. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code and other applicable law. Mortgagor hereby grants a security interest in all of the Mortgaged Property, to the extent that such Mortgaged Property may be subject to a security interest pursuant to the Uniform Commercial Code. Mortgagor hereby authorizes Lenders (and Lenders’ representatives and agents) to file Lenders’ financing statements (together with amendments thereto and continuation statements thereof) relating to the Mortgaged Property and any termination statements relating thereto. If an Event of Default shall occur under this Mortgage, then in addition to having any other right or remedy available

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at law or in equity, Mortgagee shall have the option of either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Mortgagee shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Fixture Filing under Uniform Commercial Code. Mortgagor and Mortgagee agree, to the extent permitted by law, that: (1) this Mortgage upon recording or registration in the real estate records of the proper office SHALL CONSTITUTE A FINANCING STATEMENT FILED AS A FIXTURE FILING with respect to all goods constituting part of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Mortgagor is the record owner of the Mortgaged. Property; (iii) the name and address of the Debtor (Mortgagor) and the name and address of the Secured Party (Mortgagee) are as set forth on the first page of this Mortgage; and (iv) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth on the first page of this Mortgage.

(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause ‘to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this. Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses. of any record searches for financing statements Mortgagee shall reasonably require. If Mortgagor shall fail to furnish any financing or continuation statement within 10 days after request by Mortgagee, then pursuant to the provisions of the Uniform. Commercial Code, Mortgagor hereby authorizes Mortgagee, without the signature of Mortgagor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

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22. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default, under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment Of the Rents arising out of the Leases and all security for such. Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any ease in bankruptcy.

23. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 20 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this Section 23, together with a statement of all lease

21

security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

24. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage nor shall any holder of any subordinate lien join any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

25. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 112 of the Credit Agreement to Mortgagor and to Mortgagee as specified therein.

26. No Oral Modification. This Mortgage may not be amended, supplemented or otherwise. modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights: of the holder of any intervening or subordinate lien or encumbrance.

27. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision hereof; but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the. Indebtedness or Loan. Documents, the obligations of Mortgagor and of any other obligor finder the Indebtedness or Loan Documents shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

28. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent

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Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

29. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Mortgage or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to. Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Mortgagee or to which it may otherwise be entitled, maybe exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged. Property), be deemed a “mortgagee in possession”, and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

30. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (Whether or not such property is owned by Mortgagee or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located, Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Mortgagee to extend the indebtedness, and Mortgagor expressly and irrevocably Waives any

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objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Indebtedness, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or More foreclosure or other proceedings or obtain a judgment against any other Collateral (either in or outside the State in. which the Premises are located) which directly or indirectly secures the Indebtedness, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures, as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

31. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its successors and assigns, aid no other person or entity Shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole ors in part by Mortgagee at any time if in its sole discretion it deems such waiver advisable. All such, covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee, its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagees” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several.

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32. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien.

33. Governing Law, etc. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

34. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion, of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof

35. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any portents of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

36. Attorney-In-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor of any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall, fail to do so within ten (10) days after

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written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

37. Future Advances. It is the intention of Mortgagor and Mortgagee that this Mortgage shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Mortgagee or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Mortgage shall attach, upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Mortgage is released of record.

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This Mortgage has been duly executed by Mortgagor on the date first above written.

MACDERMID COLORSPAN, INC.

By:	/s/ John L. Cordani
Name: John L. Cordani
Title: Secretary

STATE OF CONNECTICUT )

: ss.: Waterbury

COUNTY OF NEW HAVEN )

BE IT REMEMBERED, that on this 10th day of April, 2007, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came John L. Cordani, Secretary of MacDermid Colorspan, Inc., a corporation duly organized, incorporated and existing under and by virtue of the laws of Delaware, who is personally known to me to be the same person who executed the above and foregoing instrument of writing on behalf of said corporation, and such person duly acknowledged the execution of the. same to be the act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

/s/ Paula J. Mastrianni
Notary Public

[Notarial Stamp]

My Appointment Expires:

Exhibit A

Description of the Premises

[See attached]

Lot 2, Block 2, and that part of Outlot B, lying Northwesterly of a line 15.00 feet Southeasterly of measured at a right angle to and parallel with the Southeasterly line of Lot 2, Block 2, Napco Industrial Park, Hennepin County, Minnesota.

Registered Property

Certificate of Title No. 860273

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

MACDERMID PRINTING SOLUTIONS, LLC,

Grantor

to

JOSEPH B. PITT, JR.,

Trustee

for the benefit of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Beneficiary

DATED AS OF APRIL 12, 2007

Prepared by and after recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.:

MAXIMUM PRINCIPAL INDEBTEDNESS FOR TENNESSEE RECORDING TAX PURPOSES IS $8,169,754.29.

THIS INSTRUMENT COVERS PROPERTY WHICH IS OR MAY BECOME SO AFFIXED TO REAL PROPERTY AS TO BECOME FIXTURES AND ALSO CONSTITUTES A FIXTURE FILING UNDER § 47-9-502(C) OF TENNESSEE CODE ANNOTATED.

NOTICE PURSUANT TO § 47-28-104 OF TENNESSEE CODE ANNOTATED. THIS DEED OF TRUST SECURES FUTURE ADVANCES WHICH ARE “OBLIGATORY ADVANCES” AS DEFINED IN SAID STATUTE. THIS DEED OF TRUST IS FOR COMMERCIAL PURPOSES AS DEFINED IN SAID STATUTE.

TENNESSEE

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by MACDERMID PRINTING SOLUTIONS, LLC, a Delaware limited liability company, Grantor (together with any successors, “Grantor”), whose address is do MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702, to Joseph B. Pitt, Jr., a resident of Davidson County, Tennessee, Trustee (together with any successor trustee, “Trustee”), whose address is 414 Union Street, Suite 1800, Nashville, Tennessee 77010, for the benefit of CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, Beneficiary (together with its respective successors sand assigns, in such capacities, “Beneficiary”), whose address is Eleven Madison. Avenue, New York, New York 10010. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined, therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION. CORP., and MACDERMID, INCORPORATED (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE, , as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, and CIBC WORLD MARKETS CORP. and BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Grantor may enter into one or more Secured Hedge Agreements with one or more Hedge Banks;

WHEREAS, either (a) Grantor is Borrower or (b) Grantor is the wholly owned subsidiary of Borrower or (e) Borrower directly or indirectly owns a controlling interest in Grantor or (d) Borrower is the sole member or a member of Grantor or (e) Borrower is the general or managing partner of Grantor, as a result of any of which Grantor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Grantor is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations of Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements respectively, Grantor has agreed, subject to the terms and

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conditions hereof, each other Loan Document and each of the Secured Hedge Agreements, to secure Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Beneficiary and Grantor agree as follows:

Granting Clauses

For ten dollars ($10) cash in hand paid by the Trustee to Grantor, the debts and trusts hereinafter mentioned, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Grantor agrees that to secure:

(a)	the full and timely payment and repayment of the Loans, or so much thereof as may be outstanding from time to time, and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to and the Notes, if any, held by each Lender of, Grantor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Grantor to Beneficiary and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Deed of Trust, the other Collateral Documents and other Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Beneficiary or to the. Lenders that are required to be paid by Grantor pursuant to the terms of the Credit Agreement, this Deed of Trust or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”; and

(e)	the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Grantor (the

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“Obligations”) under, in connection with or pursuant to the provisions of the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Deed of Trust and any of the other Collateral Documents or any of the other Loan Documents;

GRANTOR HAS BARGAINED AND SOLD AND DOES HEREBY BARGAIN, SELL, GRANT, TRANSFER, CONVEY AND CONFIRM UNTO THE TRUSTEE WITH POWER OF SALE:

(A) all of Grantor’s interests in the real property described on Schedule A attached hereto and made a part hereof (such real property, together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be, attached to such real property) now or subsequently located thereon (the “Improvements”), together with any greater or additional estate therein as hereafter may be acquired by Grantor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Grantor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road, or avenue, in front of or adjoining the Real Estate to the center line thereof;

(D) all right, title, estate and interest of Grantor in and to all of the fixtures, “equipment” Os defined in the Uniform Commercial Code) chattels, business. machines, machinery, apparatus, equipment, furnishing, fittings and article’s of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each ease, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, or contained in or used or usable in, any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite

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dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (13) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Grantor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortagee, deed of trust, conveyance, assignment or other act by Grantor;

(F) all right, title, estate and interest of Grantor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written, or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Trust Property (as defined below) (collectively, the “Rents”);

(G) all right, title, :estate and interest of Grantor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Grantor or other proprietary business information relating to Grantor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Grantor in and to all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

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(I) all right, title, estate and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real. Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Grantor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Beneficiary as provided in this Deed of Trust; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter :acquired by Grantor (collectively, “Documents”); all (i) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Grantor in connection with. the. Trust Property (including; without limitation, all ledger sheets, computer records and printouts, databases, programs, books of account and files of Grantor relating thereto) and (ii) notes or other obligations of indebtedness owing to Grantor from whatever source arising, in each case now owned or hereafter acquired by Grantor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Trust Property, all Documents representing the same and all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work in process and other personal property, Wherever located, now or hereafter owned or held by Grantor for manufacture, processing, the providing, of services or sale, use or consumption in the operation of the Trust Property (including, without. limitation, fuel, supplies and similar items and all substances commingled therewith or added Hereto) and rights and claims of Grantor against anyone who may store or acquire the same for the account of Grantor, or from whom Grantor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Trust Property (including; without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Trust Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or

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realization upon, any item or portion of the Trust Property (including, without limitation, all claims of Grantor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Trust Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Grantor from time to time with respect to any of the Trust Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Trust Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Trust Property), both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (K) are collectively referred to as the “Trust Property”).

As further security, Grantor hereby pledges, assigns and grants to Beneficiary a continuing security interest in the Trust Property insofar as any of the Trust Property constitutes personal property under the Uniform Commercial Code.

TO HAVE AND TO HOLD the Trust Property and the rights and privileges hereby granted unto Trustee, its successors in trust and assigns in fee simple forever for the uses and purposes set forth herein. At such time as the Indebtedness is fully paid and the Obligations fully performed, the Trustee and Beneficiary shall reconvey by quitclaim the Trust Property to Grantor and execute and deliver such other documents as may be necessary to evidence the termination of the security interest and assignments herein granted.

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Beneficiary as follows:

1. Warranty of Title. Grantor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust and liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Grantor has the full power, authority and right to execute, deliver and perform its obligations under this Deed of Trust and to encumber, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, and assign the same and that this Deed of Trust is and will remain a valid and enforceable first priority lien on and security interest in the Trust Property, subject only to the Permitted. Exceptions. Grantor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Deed of Trust and shall forever warrant and defend the same to Beneficiary against the claims of all persons whomsoever. If any lien or security interest other than a Permitted

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Exception is asserted against the Trust Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in fall or take such other action so as to cause it: o be released.

2. Payment of Indebtedness. Grantor shall pay the Indebtedness at the times and places and in the manner specified in the Notes, if any, the. Credit Agreement, Pledge and. Security Agreement and any Secured Hedge Agreement and the other Loan Documents and shall perform all the. Obligations in a timely manner.

3. Requirements. (a) Grantor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rides, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Trust Property and (ii) all covenants, restrictions and conditions now or later of record which may be applicable to any of the Trust Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Trust Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a. Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Grantor or to any of the Trust Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Grantor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to comply with any such Legal Requirement unless (i) Grantor has given prior written notice to Beneficiary of Grantor’s intent so to contest or object to such Legal Requirement, (ii) Grantor shall demonstrate to Beneficiary’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Trust Property or subject Grantor or Beneficiary to any criminal liability, (iii) by the terms of such Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Trust Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Grantor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Beneficiary and (iv) all material permits required for the operation of the ‘Trust Property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Grantor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all charges for any easement or agreement maintained for the benefit of any of the Trust Property, all general and special assessments, levies,

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permits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Trust Property, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Beneficiary, Grantor shall provide evidence acceptable to Beneficiary showing the payment of any other such Imposition.

(b) Grantor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any Imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to pay any such Imposition at the time and in the manner provided in this Section 4 unless (i) Grantor has given prior written notice to Beneficiary of Grantor’s intent so to contest or object to an Imposition, (ii) Grantor shall demonstrate to Beneficiary’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Trust Property, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings and (iii) Grantor shall furnish a good and sufficient bond or surety as requested by and reasonably satisfactory to Beneficiary in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Trust Property.

5. Insurance. (a) Grantor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative. Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Beneficiary and contain :a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance. penalty (or attaching an agreed amount endorsement satisfactory to Beneficiary), with loss payable solely to Beneficiary (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Beneficiary without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” mortgagee clause acceptable to. Beneficiary. Liability insurance policies shall name Beneficiary as an additional insured and contain a waiver of subrogation against Beneficiary. Each policy shall expressly provide that any proceeds which are payable to Beneficiary shall be paid by check payable to the order of Beneficiary and Grantor and requiring the endorsement of Beneficiary and Grantor.

(c) Grantor shall deliver to Beneficiary a certificate of such insurance in Acord Form 28 acceptable to Beneficiary, together with a copy of the declaration page for each such policy. Grantor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or

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policies, or duplicate original or originals thereat marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Beneficiary.

(d) Grantor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Grantor or to any of the Trust Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Trust Property. Grantor shall not use or permit the use of the Trust Property in any manner which would permit any insurer’ to cancel any insurance policy or void coverage required to be maintained by this Deed of Trust.

(e) If the Trust Property, or any part thereof, shall be destroyed or damaged, Grantor shall give immediate notice thereof to Beneficiary. All insurance proceeds shall be paid to Beneficiary to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Grantor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Grantor; provided that Grantor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Beneficiary shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Trust Property in its sole and absolute discretion.

(f) In the event of a trustee’s sale or foreclosure of this Deed of Trust or other transfer of title to the Trust Property; all right, title and interest of Grantor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Grantor may maintain insurance required under this Deed of Trust by means of one or more blanket insurance policies maintained by Grantor; provided, however, that (A) any such policy shall specify, or Grantor shall furnish to Beneficiary a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Trust Property and any sublimits in such blanket policy applicable to the Premises and the other Trust Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Trust Property in an amount equal to the coverages required to be maintained by Grantor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Trust Property,

6. Restrictions on Liens and Encumbrances. Except for the lien, of this Deed of Trust and the Permitted Exceptions, and except as expressly permitted: under. the Credit Agreement, Grantor shall not further grant, nor otherwise encumber the Trust Property nor create or suffer to exist any lien, charge or encumbrance on the Trust Property, or any pan thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

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7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of or any interest in, the Trust Property.

8. Maintenance. Grantor shall, maintain or cause to be maintained all the Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shag; not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided in the Credit Agreement, Grantor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Property, or any portion thereof, Grantor shall notify Beneficiary of the pendency of such proceedings. Beneficiary is hereby authorized and empowered by Grantor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Grantor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof

10. Leases. (a) Grantor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Trust Property other than in favor of Beneficiary, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Beneficiary, execute or permit to exist any Lease of any of the Trust Property.

(b) As to any Lease now in existence or subsequently consented to by Beneficiary, except as expressly permitted under the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such Lease or permit any such action to be taken nor shall Grantor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Trust Property, a separate assignment of each Lease in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other. rights or benefits conferred on Beneficiary.

12. Beneficiary’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor (other than with respect to the failure, to Maintain insurance as required hereunder, in which case Beneficiary can immediately perform),

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and such failure constitutes an Event of Default, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, Beneficiary, or Trustee, may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Granter to Beneficiary or Trusted, as the case may be, and the same shall be secured by this Deed of Trust and shall be a lien on the Trust Property prior to any right, title to, interest in or claim upon the Trust Property attaching subsequent to the lien of this Deed of Trust. No payment; r advance of money by Beneficiary or Trustee under this Section 12 shall, be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary.

13. Hazardous Material. Beneficiary shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Grantor shall cooperate the conduct of such environmental audit. Grantor shall give Beneficiary and its agents and employees access at reasonable times to the Premises to remove Material of Environmental Concern. Grantor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder,

15. Remedies. (a) Upon the occurrence and during the, continuation of any Event of Default, in addition to any other rights and remedies Beneficiary may have pursuant to the Loan Documents, or as provided by law, and without limitation, (a) if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit Agreement with respect to Grantor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a. majority of the Aggregated Revolving Credit. Exposure, the Administrative Agent shall, by notice to Grantor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Grantor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Deed of Trust and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby expressly waived. In addition, upon the occurrence and during the continuation of any

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Event of Default, subject to the tents and conditions of Section 37(a) of this Deed of Trust as to the exercise of the power of sale, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Trust Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i) Beneficiary may, to the extent permitted by applicable law, (A) take immediate possession of all of the Trust Property and take such action as Beneficiary, in its sole judgment, deems necessary to protect and preserve the Trust Property, (B) cause. Trustee to institute, maintain and complete an action of foreclosure against all or any part of the Trust Property and cause the Trust Property to be sold in total or in parts, (C) purchase the Trust Property at foreclosure sale, (D) institute and maintain an action on the Indebtedness, (E) cause Trustee to sell all or part of the Trust Property (Grantor expressly granting to Trustee the power of sale), or (F) take Such other action at law or in. equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. interest at the rate provided for in Section 2.08 of the Credit Agreement shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment.

(ii) Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Indebtedness and Obligations enter into and upon the Trust Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Trust Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Trust Property and every part thereof, Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Trust Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease, collect and sue for the Rents in Beneficiary’s own name, and give receipts and releases therefor, and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Trust Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(b) In case of a trustee’s sale or foreclosure sale, the Real Estate may be sold, at Beneficiary’s election, in one parcel or in more than one parcel and Beneficiary is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Trust Property to be held.

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16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, the proceeds or avails of a trustee’s sale or foreclosure sale and all moneys received by Beneficiary pursuant to any right given or action taken under the provisions of this Deed of Trust, shall be applied in accordance with Section 9.03 of the Credit Agreement

17. Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Trust Property or any part hereof In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Deed of Trust the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Notes, if any, Pledge and Security Agreement and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon Me Indebtedness as having been paid.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Indebtedness and Obligations or the interest of Grantor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Trust ‘Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be, required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to :enter into leases of all or any part of the Trust Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Trust Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Deed of Trust upon any portion of the Trust Property not then or theretofore released as security for the full amount of the Indebtedness, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at. Beneficiary’s option any parcel, portion or all of the Trust Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Deed of Trust shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Indebtedness outstanding.

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(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Trust Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Beneficiary shall have the right to foreclose this Deed of Trust, or to direct the Trustee to exercise the power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust (or to direct the Trustee to sell the Trust Property, as the case may be) subject to the rights of any tenants of the Trust Property. The failure to make any such tenants parties defendant to any such trustee’s sale or foreclosure proceeding and to foreclose their rights will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Indebtedness or to foreclose the lien of this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that ownership of this Deed of Trust and title to the Trust Property or any estate therein shall become vested in the same Person, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Trust Property for the amount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Deed of Trust shall constitute, a Security Agreement within the meaning of the Uniform Commercial Code as adopted in the State of Tennessee (the “Uniform Commercial Code”) and other applicable law, and Grantor grants to. Beneficiary a security interest in all items of Trust Property set forth herein in which a security interest may be granted under the. Uniform Commercial Code. If an Event of Default shall occur under this Deed of Trust, then in addition to having any other right or remedy available at: law or in equity, Beneficiary shall have the option of. either (i) proceeding under the Uniform Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Trust Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Trust Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Beneficiary shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, attorneys’ fees and legal expenses. At Beneficiary’s request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

(b) Grantor and Beneficiary agree, to the extent permitted by law, that: (1) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Trust Property within the meaning of the Uniform Commercial Code; (ii) Grantor is the

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record owner of the Real Estate; (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Beneficiary) as set forth on the first page of this Deed of Trust, and (iv) the organizational identification number of Grantor issued by its state of formation is 2439485.

(c) Grantor, upon request by Beneficiary from time to time, shall execute, acknowledge and deliver to Beneficiary one or more separate security agreements, in form reasonably satisfactory to Beneficiary, covering all or any part of the Trust Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Beneficiary may reasonably request in order to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Deed of Trust and such security instrument. Grantor further agrees to pay to Beneficiary on demand all costs and expenses incurred by Beneficiary in, connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Beneficiary shall reasonably require. If Grantor shall fail to furnish any financing or continuation statement within 10 days after request by Beneficiary, then pursuant to the provisions of the Uniform Commercial Code, Grantor hereby authorizes Beneficiary, without the signature of Grantor, to execute and file any such, financing and continuation statements. The filing of any financing or continuation statements in the records relating, to personal property or chattels shall not be construed as in any way impairing the right of Beneficiary to proceed against any personal property encumbered by this Deed of Trust as real property, as set forth above.

21. Assignment of Rents. (a) Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the Trust Property for the purpose of collecting the same and to let the Trust Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Beneficiary hereby suspends the right to enter the Trust Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Deed of Trust; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence of any Event of Default under this Deed of Trust by giving not less than five days’ written notice of such revocation to Grantor. In the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

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(b) Grantor acknowledges that Beneficiary has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Grantor acknowledges and agrees that upon recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a trustee’s sale or foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the: Rents hereunder, Grantor and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

22. Trust Funds. All lease security. deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Grantor. Within 20 days after request by Beneficiary, Grantor shall furnish Beneficiary ‘satisfactory evidence of compliance with this Section 22, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Beneficiary, which statement shall be certified by Grantor.-

23. Additional Rights. The holder of any subordinate lien on the Trust ‘Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall any holder of any subordinate lien join any tenant under any Lease in any trustee’s sale or action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease in any recordation of this Deed of Trust all subordinate lienholders and the trustees and beneficiaries under subordinate deeds of trust are subject to and notified of this provision, and any action taken by any such lienholder or trustee or beneficiary contrary to this provision shall be null and void, Upon the occurrence of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Grantor and to Beneficiary as specified therein. All notices, requests,

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demands, and other communications hereunder to the Trustee shall be given and deemed received in accordance with the delivery methods prescribed in the Credit Agreement at the following address: 414 Union Street, Suite 1800, Nashville, TN 77010.

25. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more, of the provisions contained iii this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof; but each shall be construed as if such invalid, illegal or unenforceable provision had never been. included. Notwithstanding to the contrary anything contained hi this Deed of Trust or in any provisions of the Indebtedness or Loan Documents, the obligations of Grantor and of any other obligor under the Indebtedness or Loan Documents shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

27. Grantor’s Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing ‘or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Trust Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Trust Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder ,and Granter, for Grantor and its successors and assigns, and for any and all Persons ever claiming any interest in the. Trust Property, to the extent permitted by law, hereby waives and releases all rights of redemption (whether statutory or at common law), valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Beneficiary and Trustee shall be entitled to enforce payment of the Indebtedness and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any

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manner affect Beneficiary’s or Trustee’s right to realize upon or enforce any other security now or hereafter held by Beneficiary or Trustee, it being agreed that Beneficiary and Trustee shall, be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary or Trustee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or Trustee or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary or Trustee. In no event shall Beneficiary or Trustee, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary; or the appointment of a receiver and the entry of such receiver on to all or any part of the Trust Property), be deemed a “mortgagee in possession,” and neither Beneficiary-nor Trustee shall in any way be made liable for any act, either of commission or omission, in connection with the exercise of such. remedies.

29. Multiple Security. If (a) the Premises consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold one or more additional mortgages, liens, deeds ‘of trust or other security (directly or indirectly) for the Indebtedness upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sales or foreclosure proceedings against all such collateral securing the Indebtedness (including the Trust Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated trustee’s sale or foreclosure action is a specific inducement to Beneficiary to extend the indebtedness, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the trustee’s sale or foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have Grantor further agrees that if Beneficiary shall be prosecuting One or more foreclosure or other proceedings against portion of the Trust Property or against any collateral other than the Trust Property, which collateral directly or indirectly secures the indebtedness, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or in the case of a trustee’s sale, shall have met the statutory requirements therefor with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue (or direct Trustee to commence or continue) any trustee’s sale or foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Trust Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any

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right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to sell the Trust Property in a trustee’s sale or to foreclose this Deed of Trust, nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary or the occurrence of any trustee’s sale in any such proceedings shall prejudice, limit or preclude Beneficiary’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against (or in the case of a trustee’s sale, to meet the statutory requirements for, any such sale) any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings, based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single trustee’s sale or foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary and Trustee and their respective successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary or Trustee at any time if in its sole discretion it deems such waiver advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Trust Property, and shall inure to the benefit of Beneficiary and Trustee, their respective successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust to requires and if there shall be more than one Grantor, the obligations of Grantors shall be joint and several.

31. No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Trust Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in anywise impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien.

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32. Governing Law, etc. THE PROVISIONS OF THIS DEED OF TRUST REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE TRUST PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND BENEFICIARY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the words “Trust Property” shall include any portion of the Trust Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of Secured Amount. In the event that the amount secured by the Deed of Trust is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Grantor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Trust Property. So long as the balance of the. Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against or to reduce, the portion of the Indebtedness secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Trust Property is located or as are unsecured.

35. Attorney-In-Fact. Grantor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to a trustee’s sale or the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Trust Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Trust Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder; provided, (i) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (ii) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at

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the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said advance is not repaid within five (5) days demand therefor; (iii) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (iv) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section,

36. Future Advances. It is the intention of Grantor and Beneficiary that this Deed of Trust shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Beneficiary or by one or more of the. Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Trust Property, and this Deed of Trust shall attach upon execution and have priority from the time of recording as to all advances, until this Deed of Trust is released of record.

37. State Specific Provisions. (a) Notwithstanding anything to the contrary set forth herein, the following provisions shall govern the exercise of the power of sale under this Deed of Trust:

Beneficiary may require the Trustee, and the Trustee is hereby authorized and empowered, to enter and take possession of the Trust Property and to sell all or part of the Trust. Property, at public auction, to the highest bidder for cash, free from equity of redemption, and any statutory or common law right of redemption, homestead, dower, marital share, and all other exemptions, after giving Grantor and any co-debtor notice as required by law, and after giving notice of the time, place and terms of such sale and of the Trust Property to be sold, by advertising the sale of the property for twenty-one (21) days by three (3) weekly notices in some newspaper published in the county and state where the Trust Property is situated, which notice: may be given before or after entry by the Trustee. The Trustee shall execute a conveyance to the purchaser in fee simple and deliver possession to the purchaser, which the Grantor warrants shall be given without obstruction, hindrance or delay. Trustee may sell all or any portion of the Trust Property, together or in lots or parcels, and may execute and deliver to the purchaser or purchasers of such property a conveyance in fee simple. Trustee making such sale shall receive the proceeds thereof and shall apply the same as set, forth in Section 16 of this Deed of Trust. The sale or sales by Trustee of less than the whole of the Trust Property shall not exhaust the power of sale herein granted, and Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Trust Property shall be sold;; and if the proceeds of such sale or sales of less than the whole of the Trust Property Shall be less than the aggregate of the Obligations and the expenses thereof, this Deed of Trust and the lien, security interest and assignment hereof shall remain in full force and effect as to the unsold portion of the Trust Property; provided, however, that Grantor shall never have any right, to require the sale or sales of less than the whole of the Trust Property, but Beneficiary shall have the right at its sole election, to request Trustee to sell less than the whole of the Trust Property. Beneficiary may bid and become the purchaser of all or any part of the Trust Property at any such sale, and the amount of Beneficiary’s successful bid may be credited on the Obligations.

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(b) The necessity of the Trustee herein named, or any successor in trust, making oath or giving bond, is expressly waived. The Trustee shall have, in his discretion, authority to employ all proper agents and attorneys in the execution of this trust and/or in the conducting of any sale made pursuant to the terms hereof, and to pay for such services rendered out of the proceeds of the sale of the Trust Property, should any be realized; and if no sale be made or if the proceeds of sale be insufficient to pay the same, then Grantor hereby undertakes and agrees to pay the cost of such services rendered to said Trustee. Trustee may rely on any document believed by him in good faith to be genuine. All money received by Trustee shall, until used or applied as herein provided, be held in trust, but need not be segregated (except to the extent required by law), and Trustee shall not be liable for interest thereon. If the Trustee shall be made a party to or shall intervene in any action or proceeding affecting the Trust Property or the title thereto, or the interest of the Trustee or Beneficiary under this Deed of Trust, the Trustee and Beneficiary shall be reimbursed by Grantor, immediately and without demand, for all reasonable costs, charges and attorney’s fees incurred by them or either of them in any such case, and the same shall be secured hereby as a further charge and lien upon the Trust Property. In the event of the death, refusal, or of inability for any cause, on the part of the Trustee named herein, or of any successor trustee, to act at any time when action under the foregoing powers and trust may be required, or for any other reason satisfactory to the Beneficiary, the Beneficiary is authorized, either in its own name or through an attorney or attorneys in fact appointed for that purpose, by written instrument duly registered, to name and appoint a successor or successors to execute this trust, such appointment to be evidenced by writing, duly acknowledged; and when such writing shall have been registered, the substituted trustee named therein shall thereupon be vested with all the right and title, and clothed with all the power of the Trustee named herein; and such like power of substitution shall continue so long as any part of the Indebtedness secured hereby remains unpaid.

38. Trustee’s Exercise of Remedies. To the extent that this Deed of Trust or applicable law authorizes or empowers Beneficiary to exercise any remedies set forth in Section 15 hereof or otherwise, or. perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the state of Tennessee) shall have the power to exercise any or all such remedies, and to perform -any acts provided for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary’s behalf in accordance with applicable law of the State, In connection therewith, Trustee; (a) shall not exercise, or waive the exercise of, any Beneficiary’s remedies (other than any rights of Trustee to any indemnity or reimbursement), except at Beneficiary’s request, and (b) shall exercise, or waive the exercise of any or all of Beneficiary’s remedies at Beneficiary’s request, and in accordance with Beneficiary’s directions as to the manner of such exercise or waiver. Trustee may however, decline to follow Beneficiary’s request or direction if Trustee shall be advised by counsel that the action or proceeding; or manner thereof, so directed may not lawfully be taken or waived.

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This Deed of Trust has been duly executed by Grantor on the date first above written.

MACDERMID PRINTING SOLUTIONS, LLC

By:	/s/ John L. Cordani
Name: John L. Cordani
Title: Secretary

STATE OF CONNECTICUT   )

: ss.: Waterbury

COUNTY OF NEW HAVEN   )

Before me, Paula Mastrianna, a Notary Public in and for the State and County aforesaid, personally appeared John L Cordani, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the Secretary of MacDermid Printing Solutions, LLC, the within named bargainor, a Delaware limited liability company, and that he as such Secretary, being duty authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as such Secretary.

WITNESS my hand and seal at office, on this the 10th day of April, 2007.

/s/ Paula J. Mastrianna
Notary Public

My Commission Expires:

10/31/07

[SEAL]

Schedule A

Description of the Premises

[See attached]

The instruments constituting the source of the Grantor’s interest in the hereafter described property were (1) a deed to MacDermid Graphic Arts, Inc., recorded at Book 856, Page 772 in. the Register’s office of Hamblen County, Tennessee. and (2) a deed to Print Tech International, Inc. (MacDermid Graphic Arts, Inc.) as recorded at Book 420, Page 349 in the Register’s office of Hamblen County, Tennessee. MacDermid Graphic Arts, Inc. is now known as MacDermid Printing Solutions, LLC.

PROPERTY DESCRIPTION

The land referred to in this policy is described as follows:

SITUATE in the FIRST Civil District of HAMBLEN County, Tennessee, to-wit:

TRACT I

BEING Lots 27 and 28 of the Morristown Airport Industrial District and being more particularly described as follows:

BEGINNING at a point in the north right of way of road “A”, said point being formed by the intersection of the west right of way of proposed Road “13” with the existing north right of way of Road “A” said point being the southeast corner of Lot 28; thence South 34 deg, 36 min. 51 sec. West 1,300.00 feet with the existing north right of way of Road “A” to a point, said point being the southwest corner of Lot 27; thence North 55 deg. 23 min. 09 sec. West 700.00 feet with the west line of Lot 27 to a point in the southern right of way of a proposed lead track; thence North 34 deg. 36 min. 51 see. East 1,300.00 feet with said railroad right of way to a point in the proposed west right of way to Road “B”; thence South 55 deg. 23 min. 09 sec. East 700.000 feet with the west right of-way of Road “B” to the point of BEGINNING, said Lots 27 and 28 herein described containing :a total of 20.891 acres, more or less, according to a survey prepared by Barge, Waggoner, Sumner and Cannon, dated September 29, 1980.

TRACT II

BEGINNING at an existing iron pin in the west right of way of Superior Drive, said point being the northeast corner of the W. R. Grace & Co., said point being North 55 deg. 23 min. 09 sec. West 700.00 feet from the intersection of the west right of way of Superior Drive with the north right of way of Commerce Boulevard; thence South 34 deg. 36 nun. 51 sec. West 1300.00 feet with the north line of the W. R. Grace property to an iron pin, said point being the existing northwest corner of the W. R. Grace property; thence North 55 deg, 23 min. 09 sec. West 100.00 feet with a line to an iron pin; thence North 34 deg. 36 min. 51 sec. East 1,300.00 feet with a line severing lots 20 and 21 to an iron pin in the west right of way of Superior Drive; thence South 55 deg. 23 min. 09 sec. East 100.00 feet with the west right of way of Superior Drive to the point of BEGINNING, said tract herein described containing 130,000 square feet (2.984 acres), more or less, according to a survey prepared by James N. Loupe, Jr., T’RLS No. 945, Morristown, Tennessee, bearing date of December 6, 1998.

BEING the same property conveyed to Print Tech International, Inc., a Delaware corporation by deed of W.R. Grace & Co. Conn. (formerly known as W. R. Grace & Co.), a Connecticut corporation, dated December 29, 1994 and being of record in Deed Book 420, page 349 in the Register’s Office for Hamblen County, Tennessee.

TRACT III

BEING Lot No. 19R in the Morristown Airport Industrial District, to-wit: BEGINNING at an iron rod set in the southeasterly right of way line of Superior Drive, said point being the northwesterly corner of the above described Lot 19 and in the northerly right of way line of Norfolk Southern Railroad spur track; thence along the southeasterly right of way line of Superior Drive the following calls: 147.61 feet along a curve to the left having a radius of 132324 feet, and a chord bearing and distance of North 30 deg. 55 min. 56 sec. East 14733 feet to an iron rod set; thence North 27 deg. 44 min. 11 sec. East 305.39 feet to an iron rod set; thence 368.27 feet along a curve to the right having a radius of 1382.39 feet and a chord bearing a distance of North 35 deg. 22 flan. 05 sec. East 367.18 feet to an iron rod set; thence North 43 deg. 00 min. 00 sec. East 23.09 feet to an iron rod found at the common corner, with Lot 21; thence leaving the southeasterly right of way of Superior Drive along the common line with Lot 21 (Morrell Press) South 55 deg. 23 min. 28 sec. East 594.78 feet to an iron rod set in the common line with Lot 27 (Polyfibron Tech. Inc., predecessor to grantee herein); thence leaving the common line of Lot 21 along the common line of Lot 27 the following calls; South 34 deg. 36 min. 51 sec. West 380.00 feet to a iron rod set at the common corner of Lot 27; thence South 55 deg. 23 min. 08 sec. East 100.00 feet to an iron rod set in the common line with Lot 26A (Colortech Inc.); thence leaving the common line of Lot 27 along the common line of Colortech Inc. the following calls: South 34 des. 36 min. 51 sec. West 354.60 feet to an iron, rod set at the common comer of Lots 26 and 26 A; thence South 34 deg. 36 min, 51 set. West 350.00 feet to an iron rod set in the northerly right of way line of a Norfolk Southern Railroad spur track; thence leaving the common line of Colortech Inc. along the northerly ‘if’ of way line of a Norfolk Southern Railroad spur track the fallowing calls: 27350 feet along a curve to the right having a radius of 558.69 feet and a chord bearing and distance of North 37 deg. 10 min, 01 sec. West 27077 feet to an iron rod set; thence North 23 deg. 08 min. 34 sec. West 105.78 feet to an iron rod set; thence 243.14 feet along a curve to the left having a radius of 588.69 feet and a chord bearing a distance of North. 34 deg. 46 min. 40 sec. West 241.42 feet to an iron rod set; thence North 43 deg. 17 min. 12 sec. East 8620 feet to the point of BEGINNING, containing 622,038 square feet or 14.280 acres as shown on a plat prepared by Barge, Westerner, Sumner and Cannon, Inc. signed by Gary C Clark, RLS No. 1329, dated March 21, 2000.

BEING the same real estate conveyed unto MacDermid Graphic Arts, Inc. by deed of MacDennid, Incorporated, dated January 16, 2002, and recorded January 30, 2002, in Book 856, page 772, in the Register’s Office of Hamblen County, Tennessee.

THIS CONVEYANCE is made and accepted subject to the restrictions of record in said Register’s Office in Warranty Deed Book 309, page 5.

THIS CONVEYANCE is made and accepted further subject to restrictions, drainage and utility easements, easement for sanitary sewer line, electric transmission line, drainage easement and concrete swales as shown on the survey referred to above prepared by Barge, Waggoner, Sumner and Cannon, Inc. dated March 21, 2000.

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING

from

BAYPORT CHEMICAL SERVICE, INC.,

Grantor

in favor of

CREDIT SUISSE,

as Administrative Agent and Collateral Agent,

Beneficiary

DATED AS OF April 12, 2007

After recording, please: return to:

Latham & Watkins LLP 885 Third Ave.

New York, NY 10022

ATTN: Tamara Katz, Esq.

[THIS DEED OF TRUST SECURES ADVANCES MADE UNDER A REVOLVING

CREDIT AGREEMENT]

TEXAS

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of April 12, 2007 is made by BAYPORT CHEMICAL SERVICE, INC., a Texas corporation, grantor (together with any successors, “Grantor”), whose address is do MacDermid Offshore. Solutions. LLC, 223 North Brockman Street, Pasadena, Texas 77506, to William D. Cleveland, Trustee (together with any successor trustee, “Trustee”), whose address is 909 Fannin Street, Suite 200, Houston, Texas 77010 for the benefit of CREDIT SUISSE, in its capacity as Administrative Agent and in its capacity as Collateral Agent, for the ratable benefit of the Secured Parties, (together with its respective successors and assigns, in such capacities, “Beneficiary”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this ins tnunent.

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as: of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; all capitalized terms defined therein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement), entered into by and among MACDERMID HOLDINGS, LLC, MATRIX ACQUISITION CORP., and MACDERMID, INCORPORATED (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto (each a “Subsidiary Guarantor”), each tender from time to time party thereto (collectively, the “Lenders” and individually, a ‘Lender”), CREDIT SUISSE, as Administrative Agent and as Collateral Agent, GOLDMAN SACHS CREDIT PARTNERS LP., as Syndication Agent, and CIBC WORLD MARKETS CORP.’ and. BEAR STEARNS & CO. INC., as Co-Documentation Agents;

WHEREAS, subject to the terms and conditions of the Credit Agreement, Grantor may enter into one or. more Secured Hedge Agreements with one, or more. Hedge Banks;

WHEREAS, either (a) Grantor is Borrower or (b) Grantor is the wholly owned subsidiary of Borrower or (c) Borrower directly or indirectly owns a controlling interest in Grantor or (d) Borrower is the sole member or a member of Grantor or (e) Borrower is the general or managing partner of Grantor, as a result of any of which Grantor is a direct or indirect beneficiary of the Loan under the Credit Agreement and may receive advances therefrom, whether or not Grantor, is a party to the Credit Agreement;

WHEREAS, in consideration of the making of the Loan and other accommodations to the Lenders and Hedge Banks as set forth in the Credit Agreement and the Secured Hedge Agreements, respectively, Grantor has agreed, subject to the terms and conditions hereof, each other Loan Document and each of the Secured Hedge

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Agreements, to guaranty the Borrower’s obligations under the Loan Documents and the Secured Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Beneficiary and Grantor agree as follows:

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Grantor agrees that to secure:

(a)	the full and timely payment and repayment of the Loan, or so, much thereof as may be outstanding from time to time Of and payment of interest (including, without limitation, interest accruing after the maturity of the Loans made by each Lender and interest accruing after the filing of any petition in bankruptcy, or the Commencement of any insolvency, reorganization or like proceeding relating to Grantor; whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans made by each Lender to, and the Notes, if any, held. by each Lender of, Grantor;

(b)	the full and timely payment of all L/C Obligations with respect to drawings under the Letters of Credit;

(c)	the full and timely payment of all obligations under any Secured Hedge Agreement;

(d)	the full and timely payment of all other obligations and liabilities of Grantor to Beneficiary and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and ‘Security Agreement, the Secured Hedge Agreements, this Deed of Trust, the other Collateral Documents and other Loan Documents or any other docunient made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, L/C Obligations, fees, indemnities, costs, expenses or otherwise (including, >without limitation, all reasonable fees and disbursements of counsel to Beneficiary or to the Lenders that are required to be paid by Grantor pursuant to the terms of the Credit Agreement, this Deed of Trust or any other Loan Documents) (the items set forth in clauses (a) through (d) being referred to herein collectively as the “Indebtedness”); and

(e)

the full and timely performance and observance of each obligation, term, covenant and condition to be performed or observed by Grantor (the “Obligations”) under, in connection with or pursuant to the provisions of

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the Credit Agreement, the Notes, if any, the Letters of Credit, the Pledge and Security Agreement, the Secured Hedge Agreements, this Deed of Trust and any of the other Collateral Documents or any of the other Loan Documents;

GRANTOR HEREBY GRANTS, ASSIGNS, TRANSFERS AND SETS OVER TO TRUSTEE, IN TRUST FOREVER, WITH POWER OF SALE, FOR THE BENEFIT OF BENEFICIARY, AND GRANTS TO BENEFICIARY A LIEN UPON AND A SECURITY INTEREST IN:

(A) all of Grantor’s interests in the real property described on Schedule A attached hereto and made a part hereof (the “Land”), together with all of the buildings, improvements, structures and fixtures (including, without limitation, all gas and electric fixtures, radiators, heaters, docks, engines and machinery, boilers, ranges, elevators and motors, plumbing, heating and air conditioning fixtures, carpeting and other floor coverings, water heaters, cleaning apparatus and other items which are or are to be attached to the Land) now or subsequently located thereon (the “Improvements”). The Land and the Improvements, together with any greater or additional estate therein as hereafter may be acquired by Grantor, being collectively referred to as the “Real Estate”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

(C) all right, title, estate and interest of Grantor ‘in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, nineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or Appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoiningthe Real Estate to the center line thereof;

(D) all right, title, estate and interest of Grantor in and to all of the. fixtures, “equipment” (as defined in the Uniform Commercial Code) chattels, business machines, machinery, apparatus, equipment, furnishings, fittings and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently. owned or subsequently acquired. by Grantor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, carpets, rugs, storm doors and windows, furniture and farnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plombing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, esealators, elevators, loading and unloading, equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems. (including satellite

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dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, sanitary sewer facilities and all other utilities, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (D) being referred to as the “Equipment”);

(E) all right, title, estate and interest of Grantor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Grantor;

(F) all right, title, estate and interest of Grantor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder, and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, proceeds, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(G) all right, title, estate and interest of Grantor in and to all trade names, trade marks, logos, copyrights, licenses, good will and books and records resident in any form or on any media relating to or used in connection with the operation of the Real Estate or the Equipment or any part thereof; all general intangibles (as defined in the Uniform Commercial Code) related to the operation of the Real Estate, Equipment or Improvements now existing or hereafter arising and the license to use intellectual property such as computer software owned or licensed by Grantor or other proprietary business information relating to Grantor’s policies, procedures, manuals and trade secrets;

(H) all right, title, estate and interest of Grantor in and to all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment ‘for the taking by eminent domain, condemnation <or otherwise; of all or any part of the Real Estate or :any :easement or other right therein;

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(I) all right, title, estate and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, management, maintenance, repair, operation, occupancy, sale, leasing or financing of the Real Estate or Equipment or any part thereof and all agreements relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment (collectively, the “Contracts”), (ii) all consents, licenses, permits variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof (collectively, the “Permits”) and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate (collectively, the “Plans”);

(J) all right, title, estate and interest of Grantor in and to any and all monies now or subsequently on deposit for the payment of real estate taxes or special assessments against the Real Estate or for the payment of premiums on insurance policies covering the foregoing property or otherwise on deposit with or held by Beneficiary as provided in this Deed of Trust; and all “documents” as defined in the Uniform Commercial Code or other receipts covering, evidencing or representing goods now owned or hereafter acquired by Grantor (collectively, “Documents”); all (1) “instruments” as defined in the Uniform Commercial Code, “chattel paper” as defined in the Uniform Commercial Code, or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Collateral (including, without limitation, promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Grantor in connection with the Mortgaged Property (including, without limitation, all ledger sheets, computer, records and printouts, databases, programs, books of account and files of Grantor relating thereto) and (ii) notes or other obligations of indebtedness owing to Grantor from whatever source arising, in each case now owned or hereafter acquired by Grantor; all “inventory” as defined in the Uniform Commercial Code, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all Documents representing the same and ‘all Proceeds and products of the same (including, without limitation, all goods, merchandise, raw materials, work M process and other personal property, wherever located, now or hereafter owned or held by Grantor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the. Mortgaged Property (including, without limitation, fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Grantor against anyone who may store or acquire the same far the account of Grantor, or from whom Grantor may purchase the same); and

(K) all proceeds (as defined in the Uniform Commercial Code) and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Mortgaged Property, including, without limitation, (i) cash., instruments and other property received, receivable or otherwise distributed in respeet of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other

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disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Grantor against third parties for loss of, damage to, destruction of, or for proceeds payable under; Or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (m) any and all proceeds ,of any assurance, indemnity, warranty or guaranty payable to Grantor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any governmental authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property,, both cash and noncash, of any of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (A) through (E) are collectively referred to as the “Premises”, and those described in the foregoing. clauses (A) through (K) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted and conveyed unto Trustee, for the benefit of Beneficiary, its successors and assigns, for the uses and purposes set forth herein, until the Indebtedness is fully paid and the Obligations fully performed.

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Beneficiary as follows:

1. Warranty of Title. Grantor warrants the good and indefeasible title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Beneficiary to insure the lien of this. Deed of Trust and Liens permitted by the Credit Agreement (the “Permitted Exceptions”) and that Grantor has the full power, authority and right to execute, deliver and perform its obligations under this Deed of Trust and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Deed of Trust is and will remain a valid and enforceable first priority lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Grantor shall forever warrant, defend and preserve such title and the validity and priority of the lien of This Deed of Trust and shall forever warrant and defer ct thesame to Beneficiary against the claims of all persons whomsoever. If any lien or security interest other than a Permitted Exception is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a reasonably detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to :be released,

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2. Payment of Indebtedness. Grantor shall pay the Indebtedness at the times and places and in the manner speeified in the Notes, if any, the Credit Agreement, Pledge and Security Agreement and any Secured Hedge Agreement and the other LoanDocuments and shall perform all the Obligations in a timely manner.

3. Requirements. (a) Grantor shall promptly comply with, or cause to be complied with, and conform to (i) all present and future laws, statutes, codes; ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each Governmental Authority which has jurisdiction over the Mortgaged Property and (ii) all covenants, restrictions and conditions now or later of record which may be Applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the ‘Mortgaged Property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Grantor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Premises are collectively referred to as the “Legal Requirements”.

(b) Notwithstanding the provisions of paragraph (a) of this Section, Grantor shall have the right to contest or object in good faith to the validity or application of any Legal Requirement by appropriate legal proceedings diligently conducted in good faith, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to comply with any such Legal Requirement unless (i) Grantor has given prior written notice to Beneficiary of Grantor’s intent so to contest or object to such Legal Requirement, (ii) Grantor shall demonstrate to Beneficiary’s reasonable satisfaction that any delay in compliance with such Legal Requirement shall not entail a risk of forfeiture of any of the Mortgaged Property or subject Grantor or Beneficiary to any criminal liability, (iii) by the terms of such. Legal Requirement, compliance therewith pending prosecution of any such legal proceeding may legally be delayed without incurring any lien, charge or liability of any kind against the Mortgaged Property (other than for Permitted Exceptions or Liens permitted under Section 8.01 of the Credit Agreement), or any part thereof, unless Grantor shall furnish a good and sufficient bond or surety as required by and reasonably satisfactory to Beneficiary and (iv) all material permits required for the operation of the Mortgaged property remain in effect.

4. Payment of Taxes and Other Impositions. (a) Promptly when due, Grantor shall pay and discharge all taxes of every kind and nature (including, without limitation, all real and personal property, income, franchise, withholding, transfer, gains, profits and gross receipts taxes), all Charges for any easement or agreement maintained for the benefit of any of the Mortgaged Property, all general and special assessments, levies, pernaits, inspection and license fees, all water and sewer rents and charges, vault taxes, and all other public charges even if unforeseen or extraordinary, imposed, upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of :the occupancy, use or possession thereof, together with any

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penalties or interest on cany of the foregoing (all of the foregoing are collectively referred to as the “Impositions”). Upon reasonable request of Beneficiary, Grantor shall provide evidence acceptable to Beneficiary showing the payment of any other. such Imposition.

(b) Grantor shall have the right before any delinquency occurs to contest or object in good faith to the amount or validity of any imposition by appropriate legal proceedings, but such right shall not be deemed or construed in any way as relieving, modifying, or extending Grantor’s covenant to pay any such Imposition, at the time and in the manner provided in this Section 4 unless (i) Grantor has given prior written notice to Beneficiary of Grantor’s intent so to contest or object to an Imposition, (ii): Grantor shall demonstrate to Beneficiary’s satisfaction that the legal proceedings shall operate conclusively to prevent the sale of the Mortgaged Property, or any partt thereof, to satisfy such Imposition prior to filial determination of Stich proceedings and (iii) shall furnish a good and sufficient bend or surety as requested by and reasonably satisfactory to Beneficiary in the amount of the Impositions which are being contested plus any interest and penalty which may be imposed thereon and which could become a lien against the Real Estate or any part of the Mortgaged Property.

5. Insurance. Grantor shall maintain or cause to be maintained on all of the Premises proper insurance in accordance with Section 6.10 of the Credit. Agreement.

(b) Each insurance policy (other than flood insurance) shall (x) provide that the insurer affording such coverage shall mail 30 days’ written notice to the Administrative Agent in the event of cancellation of such coverage, and (y) with respect to all property insurance, provide for deductibles in an amount reasonably satisfactory to Beneficiary and contain a “Replacement Cost Endorsement” without any deduction made for depreciation and with no co-insurance penalty (or attaching an agreed amount endorsement satisfactory to Beneficiary), with loss payable solely to Beneficiary (modified, if necessary, to provide that proceeds in the amount of replacement cost may be retained by Beneficiary without the obligation to rebuild) as its interest may appear, without contribution, under a “standard” or “New York” beneficiary clause acceptable to Beneficiary. Liability insurance policies shall name Beneficiary as an additional insured and contain a waiver of subrogation against Beneficiary. Each policy shall expressly provide that any proceeds which are payable to Beneficiary shall be paid by check payable to the order of Beneficiary and Grantor and requiring the endorsement of Beneficiary and Grantor.

(c) Grantor shall deliver to Beneficiary a certificate of such insurance in Acord Form 28 acceptable to Beneficiary, together with a copy of the declaration page for each such policy. Grantor shall (i) pay as they become due all premiums for such insurance and (ii) not later than 30 days prior to the expiration,of each policy to be furnished pursuant to the provisions of this Section 5, deliver a renewed policy or policies, or duplicate original or originals thereof, marked “premium paid,” or accompanied by such other evidence of payment satisfactory to Beneficiary.

(d) Grantor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to

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Grantor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Mortgaged Property. Grantor shall not use or permit the use of the Mortgaged Property in any mariner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Deed of Trust.

(e) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Grantor shall give immediate notice thereof to Beneficiary. All insurance proceeds shall be paid to Beneficiary to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Grantor shall have the right to adjust Such loss, and the insurance proceeds relating to such loss shall be paid over to Grantor; provided that Grantor shall, promptly after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Beneficiary shall have the right to adjust such loss and use the insurance proceeds to pay the Indebtedness or repair the Mortgaged Property in its sole and absolute discretion.

(f) In the event of foreclosure of this Deed of Trust or other transfer of title to the Mortgaged Property, all right, title and interest of Grantor in and to any insurance policies then in force shall pass to the purchaser or grantee.

(g) Grantor may maintain insurance required under this Deed of Trust by means of one or more blanket insurance policies maintained by Grantor; provided, however, that (A) any such policy shall specify, or. Grantor shall furnish to Beneficiary a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to the Premises and the other Mortgaged Property and any sublimits in such blanket policy applicable to the Premises and the other Mortgaged Property, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to the Mortgaged Property in an amount equal to the coverages required to be maintained by Grantor as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to the Mortgaged Property.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions, and except as expressly permitted under the Credit Agreement, Grantor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, in the event Grantor shall sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property, then the

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Indebtedness shall, at the option of the, holders of a majority of the Aggregated Revolving Credit. Exposure, become immediately due and payable in full, and Grantor’s failure to pay the Indebtedness upon the demand of Beneficiary shall constitute an Event of Default under the Credit Agreement and this Deed of Trust.

8. Maintenance. Grantor shall maintain or cause to be maintained all. the. Improvements in the same or better condition and repair that exist at the Improvements as of the date hereof, ordinary wear and tear expected, and shall not commit or knowingly suffer any waste of the Improvements. Except as otherwise provided, in the Credit Agreement, Grantor shall repair, restore, replace or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation, of the Mortgaged Property, or any portion thereof, Grantor shall notify Beneficiary of the pendency of such proceedings. Beneficiary is hereby authorized and empowered by Grantor to Settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Beneficiary as collateral to secure the payment and performance of the Indebtedness and the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Grantor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. (a) Grantor shall not (i) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Beneficiary, or (ii) except as expressly permitted under the Credit Agreement, without the prior written consent of Beneficiary, execute or permit to exist any Lease of any of the Mortgaged Property.

(b) As to any Lease now in existence or subsequently consented to by Beneficiary, except as expressly permitted under the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, accept a surrender or terminate, cancel, rescind, supplement, alter, revise, modify or amend such. Lease or permit any such action to be taken nor shall Grantor accept the payment of rent more than thirty (30) days in advance of its due date.

11. Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personally included or to be included in the Mortgaged Property, a separate assignment of rents and leases in recordable form and any Uniform Commercial Code financing statements) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary.

12. Beneficiary’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor (other than with respect to the failure to maintain

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insurance as required hereunder, in which case Beneficiary can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, Beneficiary or Trustee may, at any thne (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in Section 2.08 of the Credit Agreement, shall immediately be due from Grantor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary under this Section 12 shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary.

13. Hazardous Material. Beneficiary shall have the right at any time to conduct an environmental audit of the Premises, if it reasonably believes there has been a violation of applicable environmental laws, and Grantor shall cooperate in the conduct of such environmental audit. Grantor shall give Beneficiary and its agents and employees access at reasonable times to the Premises to remove Material of Environmental. Concern. Grantor shall comply with all provisions of the Credit Agreement regarding hazardous materials and environmental laws.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies. Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies. Beneficiary may have pursuant to the Loan Documents, or as provided by law, and without limitation, if such event is an Event of Default specified in clause (i) or (ii) of Section 9.01(a) of the Credit. Agreement with respect to Grantor, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts owing under the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and if such event is any other Event of Default, either or both of the following actions may be taken: (a) with the consent of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent may, or upon the request of the holders of a majority of the Aggregated Revolving Credit Exposure, the Administrative Agent shall, by notice to Grantor declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (b) with the consent of the Required Lenders, the. Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Grantor, declare the Loans (with accrued interest thereon) and all other amounts owing under this Deed of Trust and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 15, presentment, demand, protest and all other notices of any kind are hereby

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expressly waived. In addition, upon the occurrence and during the continuation of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i) Beneficiary may direct Trustee to exercise Trustee’s power of sale with respect to the Mortgaged Property in a non-judicial procedure as permitted by and in accordance with Tex. Prop. Code Ann. 51.002 (Vernon 1984), as same may be amended from time to time, or any substitute or successor statute relating to the sale of real estate under a power of sale conferred by a deed of trust. It is agreed that the posting and transmittal of notices of any such sale may be performed by the Trustee, Beneficiary, or by any person acting for them. It shall not be necessary for Trustee to have taken possession of any part of the Mortgaged Property or to have present or exhibit at any sale any of the Mortgaged Property. Such Sale may be on such terms and conditions (including cash on the day ofsale) as Beneficiary shall direct, and Trustee shall make due conveyance to the purchaser or purchasers, with general warranty binding Grantor, subject only to the Permitted Exceptions and such other exceptions to title as shall have been consented and/or subordinated to by Beneficiary. The recitals in the conveyance to the purchaser or purchasers at any foreclosure sale made by the Trustee shall be full and conclusive evidence of the truth of the matters therein stated, and all prerequisites to said sale shall be presumed to have been performed, and such sale and conveyance shall be conclusive against Grantor, Grantor hereby agreeing that such purchaser or purchasers shall have absolute title in fee simple fee, leasehold or easement interest. In the event a sale hereunder should be commenced by the Trustee, or his substitute or successor, Beneficiary may at any time before the sale of all or any part of the Mortgaged Property direct Trustee to cancel the scheduled sale and re-schedule the sale or to abandon the sale. In case of a foreclosure sale, the Real Estate may be sold, at Beneficiary’s election, in one parcel or in more than one parcel and Beneficiary is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(ii) Beneficiary may, to the extent permitted by applicable law, enter upon and take immediate possession of all of the Mortgaged Property, either personally or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations, and take such action as Beneficiary, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Mortgaged Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be

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entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(iii) Institute, maintain and complete an action of judicial foreclosure: against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts.

(iv) Institute and maintain an action on the Indebtedness.

(v) Take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all stuns due hereunder, together with interest thereon at the rate provided for in Section 2.08 of the Credit Agreement and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the rate provided for in Section 2.08 of the Credit. Agreement shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment.

16. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable law, rho proceeds or avails of a foreclosure sale and all moneys received by Beneficiary pursuant to any right given or action taken under the provisions of this Deed of Trust, shall be applied in accordance with Section 9.03 of the Credit Agreement.

17. Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Indebtedness or other sums secured by this Deed of Trust the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust.

18. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Indebtedness and Obligations or the interest of Grantor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases

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and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

19. Extension, Release, etc. (a) Without affecting the lien or charge of this Deed of Trust upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Indebtedness, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the Indebtedness, (ii) extend the maturity or alter any of the terms of the Indebtedness or any guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Deed of Trust shall secure less than all of the principal amount of the Indebtedness, it is expressly agreed that any repayments of the principal amount of the Indebtedness shall not reduce the amount of the lien, of this Deed. of Trust until the lien amount shall equal the principal amount of the Indebtedness outstanding.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights,, powers and remedies shall continue unimpaired.

(c) If Beneficiary shall have, the right to foreclose this Deed of Trust, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Indebtedness or to foreclose the lien of this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that the interest of Beneficiary under this Deed of Trust and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Deed of Trust shall not reerge,in such title but shall continue as a valid lien on the Mortgaged Property for the arriount secured hereby.

20. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Deed of Trust shall constitute a Security. Agreement within the meaning of the Uniform Commercial Code and other applicable law, If an Event of Default shall occur under this Deed of Trust, then in addition to having any other „right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Uniform. Commercial Code and exercising such rights and remedies as may be provided to a secured party by the Uniform Commercial Code with respect to all or any portion of the Mortgaged Property which is personal

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property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Uniform Commercial Code shall not apply). If Beneficiary shall elect to proceed under the Uniform Commercial Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, attorneys’ fees and legal expenses. At Beneficiary’s request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both. parties.

(b) Grantor and Beneficiary agree, to the extent permitted by law, that: (1) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” against all of the Mortgaged Property within the meaning of the Uniform Commercial Code; (ii) Grantor is the record owner of the Real Estate; and (iii) information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Beneficiary) as set forth on the first page of this Deed of Trust.

(c) Grantor, upon request by Beneficiary from time to time, shall execute, acknowledge and deliver to Beneficiary one or more separate security agreements, in form reasonably satisfactory to Beneficiary, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Beneficiary may reasonably request in corder to create, perfect, preserve, maintain, continue or extend the security interest under and the priority of this Deed of Trust and such security instmment Grantor further agrees to pay to Beneficiary on demand all costs and expenses incurred by Beneficiary in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Beneficiary shall reasonably require. If Grantor shall fail to furnish any financing or continuation statement within 10 days after request by Beneficiary, then pursuant to the provisions of the Uniform Commercial Code, Grantor hereby authorizes Beneficiary, without the signature of Grantor, to execute and file any such financing and continuation statements. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Beneficiary to proceed against any personal property encumbered by this Deed of Trust as real property, as set forth above:

21. Assignment of Rents. (a) In furtherance of and in addition to the assignment made by Grantor herein, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents as further security for the payment of the Indebtedness and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the

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Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Indebtedness. The foregoing assignment and grant is present and absolute and shall continue in effect until the Indebtedness is paid in full, but Beneficiary hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Deed of Trust; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence of any Event of Default under this Deed of Trust by giving not less than five days’ written notice of such revocation to Grantor. In the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Grantor acknowledges that Beneficiary has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed ofTrust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Exceptions and in the case of security deposits, rights of depositors and requirements of law. Grantor acknowledges and agrees that upon recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee m any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(c) Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptey Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement: of any case in bankruptcy.

22. Trust Funds. All lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Grantor. Within 20 days after request by Beneficiary, Grantor shall furnish Beneficiary satigfactory evidence of compliance with this Section 22, together with a statement of all lease security, deposits by lessees and copies of all Leases not previously delivered to Beneficiary, which statement shall be certified by Grantor.

23. Additional Rights. The holder of any subordinate lien on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor: hall any holder of any subordinate lien. join any tenant under any Lease in any action to foreclose the lien or modify, interfere with,

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disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders are subject to and notified of this provision, and any action taken by any such lienholder contrary to this provision shall be null and void. Upon the occurrence of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Indebtedness. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

24. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 11.2 of the Credit Agreement to Grantor and to Beneficiary as specified therein.

25. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 11.1 of the Credit Agreement. To the extent permitted by applicable law, any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

26. Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of the Indebtedness or Loan Documents, the obligations of Grantor and of any other obligor under the Indebtedness or Loan. Documents shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

27. Grantor’s Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Indebtedness or the creation or extension of a. period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process, To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns; and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to

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mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

28. Remedies Not Exclusive. Beneficiary shall be entitled to enforce payment of the Indebtedness and performance of the. Obligations and to ,exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Indebtedness and Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s right to realize upon or enforce any other security now or hereafter held by Beneficiary, it being agreed that Beneficiary shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary in such order and manner as. Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary. In no event shall Beneficiary, in the exercise of the remedies provided in this Deed of Trust in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property, be deemed a “beneficiary in possession,” and Beneficiary shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

29. Multiple Security. If (a) the Premises shall consist of one or more parcels; whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Indebtedness upon other property in. the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or Consolidate in a single forecleSure action all foreclOSure proceedings against all such collateral securing the Indebtedness (including the Mortgaged Property), which action may be brought or consolidated in the courts of any comity in which any of such collateral is located. Grantor acknoWledges that the: right to maintain a consolidated foreclosure action is a specific inducement to Beneficiary to extend the Indebtedness, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have Grantor further agrees that if Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged. Property, which collateral directly or indirectly secures the Indebtedness, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment

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against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Mortgaged Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer Or consolidate either any action-under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Deed of Trust nor the exercise of any other rights hereunder nor the recovery of any judgment by. Beneficiary in any such proceedings shall prejudice, limit or preclude Beneficiary’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Indebtedness, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Indebtedness (directly or indirectly) in the most economical and least time-consuming manner.

30. Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in its sole discretion it deems such waiver advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Beneficiary, its successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of Grantors shall be joint and several.

31. No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Granter. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on

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the Mortgaged Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in anywise impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien,

32. Governing Law, etc. THE PROVISIONS OF THIS DEED OF TRUST REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND BENEFICIARY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or reference only and in no way limit or amplify the provisions hereof.

34. Reduction Of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Grantor or the Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of thee. Indebtedness secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

35. Attorney-In-Fact. Grantor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with fall power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to Mortgaged Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create,

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perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder; provided, (i) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (ii) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness provided that from the date incurred said, advance is not repaid within five (5) days demand therefor; (iii) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (iv) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

36. Future Advances. It is the intention of Grantor and Beneficiary that this Deed of Trust shall secure any and all future advances of every kind and whenever occurring, which may or will be advanced from time to time after the date hereof by Beneficiary or by one or more of the Lenders as contemplated by the Credit Agreement, including, but not limited to, readvances of sums repaid, and advances made to preserve or protect the Mortgaged Property, and this Deed, of Trust shall attach upon execution and have priority from the time Of recordlng as to all advances, whether obligatory or discretionary, until this Deed of Trust is released of record.

37. The Trustee. (a) With the approval of Beneficiary, Trustee shall have the right to take any and all of the following actions: (i) to select, employ and consult with counsel. (who may be, but need not be, counsel for Beneficiary) upon any matters arising hereunder, including the preparation, execution and interpretation of the Loan Documents, and shall be fully protected in relying as to legal matters on the advice of counsel, (ii) to execute any of the trusts and powers hereof and to perform any duty hereunder either directly or through his or her agents or attorneys, and (iii) any and all other lawful action that Beneficiary may instruct Trustee to take to protect or enforce Beneficiary’s rights hereunder. Trustee shall not be personally liable in case of entry by Trustee, or anyone entering by virtue of the powers herein granted to Trustee, upon the Land for debts contracted for or liability or damages incurred in the management or operation of the Land. Trustee shall have the right to rely on any instrument, document, or signature authorizing or supporting any action taken or proposed to be taken by Trustee hereunder, believed by Trustee in good faith to be genuine. Trustee shall be entitled to reimbursement for expenses incurred by Trustee in the performance of Trustee’s duties hereunder and to reasonable compensation for such of Trustee’s services hereunder as shall be rendered. Grantor will, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, indemnify and save and hold Trustee harmless against, any and all liability and expenses which may be incurred by Trustee in the performance of Trustee’s duties. The foregoing indemnity shall not terminate upon discharge of the Secured Obligations or foreclosure, or release or other termination, of this Deed of Trust.

(b) All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received.

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(c) Trustee may resign at anytime by the giving of notice of such resignation in writing to Beneficiary. If Trustee shall die, resign or, become disqualified from acting m the execution of this trust, or if, for any reason, Beneficiary, in Beneficiary’s sole discretion and with or without cause, shall prefer to appoint a substitute trustee or multiple substitute trustees, or successive substitute trustees or successive multiple substitute trustees, to act instead of the aforenamed Trustee, Beneficiary shall have full power to appoint a substitute trustee (or, if preferred, multiple substitute trustees) in succession who shall succeed (and if multiple substitute trustees are appointed, each of such multiple substitute trustees shall succeed) to all the estates’ rights, powers and duties of the aforenamed Trustee. Such appointment may be executed by arty authorized agent of Beneficiary, and if such Beneficiary be a corporation and such appointment be executed on its behalf by any officer of such corporation, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient, without proof of any action by the board of directors or any superior officer of the corporation. Grantor hereby ratifies and confirms any and all acts which the aforenamed. Trustee, or his or her successor or successors in this trust, shall do lawfully by virtue hereof. If multiple substitute trustees are appointed, each of such multiple substitute trustees shall be empowered and authorized to act alone without the necessity of the joinder of the other multiple substitute trustees, whenever any action or undertaking of such substitute trustees is requested or required under or pursuant to this Deed of Trust or applicable law. Any prior election to act jointly or severally shall not prevent either or both of such multiple substitute Trustees from subsequently executing, jointly or severally, any or all of the provisions hereof.

(d) Any substitute trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers, and trusts of its, his or her predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of the substitute trustee, the Trustee ceasing to act shall execute and deliver any instrument transferring to such substitute trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and moneys held by such Trustee to the substitute trustee so appointed in such Trustee’s place.

(e) By accepting or approving anything required to be observed, performed, or fulfilled or to be given to Trustee or Beneficiary pursuant to the Loan Documents, neither Trustee nor Beneficiary shall, be deemed to have warranted, consented to, or affirmed the sufficiency, legality, effectiveness or legal effect of the bathe, or of any term, provision, or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or affirmation thereto by Trustee or Beneficiary.

38. Release. When all of the lndehtedness has been paid and all of the Obligations have been performed in full, the lien and security interest granted. under this Deed of Trust shall become null and void, and Beneficiary shall execute and deliver to

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Grantor a release of the Deed of Trust. Grantor shall pay all costs c of preparation and recordation of such release.

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This Deed of Trust has been duly executed by Grantor on the date first above written.

BAYPORT CHEMICAL SERVICE, INC.

By:	/s/ John L. Cordani
Name: John L. Cordani
Title: Secretary

STATE OF CONNECTICUT )

: ss.: Waterbury

COUNTY OF NEW HAVEN )

BE IT REMEMBERED, that on this 10th day of April, 2007, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came John L. Cordani, Secretary of Bayport Chemical Service, Inc., a. corporation duly organized, incorporated and existing under and by virtue of the laws of Texas, who is personally known to me to be the same person who executed the above and foregoing instrument of writing on behalf of said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

/s/ Paula J. Mastrianna
Notary Public

[Notarial Stamp]

My Appointment Expires: 10/31/07

Schedule A

Description of the Premises

[See attached]

DESCRIPTION

TRACT 1:

Being that tract of land located West of Brockman Street (50 foot right-of-way), North of West Richey Road (W. Tunnel Access Road) (120 foot right-of-way), South of the Port Terminal Railroad (100 foot right-of-way) and East of the Pasadena Waste Treatment Facility; said property being the some property as conveyed to. Don L. Barnes by deed recorded in Harris County Clerk’s File (H.C.C.F.) Nos. N760781, 0912162, and 0217534 and described as allof Lot 1, parts of Lots 2, 3 and 4, of Pitts No.7 and a portion of McDonald Street Abandonment, as recorded in the Plot of Pitts Subdivision recorded in Volume 998, Page 203 of the: Deed Records of Harris County, Texas and being out of the William Vince Survey, Abstract No. 78, in the City of Pasadena, Harris County, Texas. Said property is more particularly described by metes and bounds as follows:

COMMENCING at a set 5/8 inch iron rod Block corner being the Northwest corner of Lot 1, of Pitts No.6 of Pitts Subdivision recorded in Volume 998, Page 204 of the Deed Records of Harris County, Texas, said point also being in the East right-of-way line of Brockman Street (50 foot right-of-way) and in the South right-of-way line of the Port Terminal Rail Rood (100 foot right-of-way):

THENCE. South 87 deg. 30 min. 25 sec. West. a distante of 50.00 feet with: the. South line of the Port Terminal Rail Road (100 Toot right-of-way) to :a 5/8 inch ‘iron rod set in the Northeast corner of Lot 1, of Pitts No.7 of Pitts Subdivision for the Block corner of Brockman Street (50 foot right-of-way) and PLACE OF BEGINNING;

THENCE South 87 deg. 30 min. 25 sec, West, continuing along: outh line of the Port Terminal Rail Rood (100 foot right-of-Way) and the North line of Lot 1. Pitts No.7, a distance. of 201.00 feet to 0 5/8 inch iron rod set for the centerline of right-of-way of the McDonald Street Abandonment, the Northeast corner of the City of Pasadena’s Waste Treatment Facility and the Northwest corner of said tract;

THENCE South 02 deg. 31 min. 00 sec. East A distance of 55.37 feet, with the City Of Pasadena’s waste Treatment Facility, to a 5/8 inch iron rod set for corner of tract in the centerline of right-of-way of the. McDonald Street Abandonment;

THENCE North 87 deg. 30 min. 25 sec. East a distance of 70.00 feet with the City of Pasadena’s Waste Treatment Facility to a 5/8 inch iron rod set for corner of said tract;

THENCE South 102 deg. 31 min. 00 sec. East a distance of 146.12 feet with the City of Pasadena’s Waste Treatment Facility to a 5/8 inch iron rod set In the South line of Lot 4, of Pitts No.7, for corner of said tract;

THENCE North 87 deg. 30 min. 25 sec. East a distance of 131.00 feet with the North line of Harris County right-of-way (D.R. Volume 2232, Page 72) to a 5/8 inch iron rod set for Block corner in the West line of Brockman Street (50 foot right-of-way), the Southeast corner of Lot 4, of Pitts No.7 and the Southeast corner of this tract;:

THENCE North 02 deg. 31 min. 00 sec. West a distance of 201.49 feet with the West right-of-way of Brockman Street (50 foot right-of-way) and the East line of Lots 4, 3. 2, and 1, of Pitts No.7 to the PLACE OF BEGINNING, containing 30,271 square feet

DESCRIPTION

BEGINNING, at a 5/8 inch iron rod set at the North corner of Lot 1, Block 3, of the aforesaid PITTS SUBDIVISION, NO. THREE (3), said point also falling on the intersection of the East right-of-way line of Howard Street (50 feet wide) and the South line of the Port Terminal Rail Road right-of-way;

THENCE, S 87 deg. 30’ 25” W, along the South line of aforesaid Port Terminal Rail Road right-of-way, a distance of 140.00 feet to a 5/8 inch iron rod set for a point for corner of the Northeast corner of aforesaid Lot 1, Block 3 of the aforesaid PITTS RESUBDIVISION NO. THREE (3);

THENCE, S 02 deg. 31’ 00” E, along the East line of aforesaid Lot 1, a distance of 30.12 feet to a 5/8 inch iron rod set fora point for corner on the Northerly right-ofway lineof, North Rldhie Street West Tunnel Access Road (120 feet wide);

THENCE, S 72 deg. 25’ 03’ along the NOrtherly right-of-way line of Richie Street West Tunnel Access Road, a distance Of 144.98 feet to a 5/8 inch iron rod set fora point for corner on the Eatt-right-ef-way line of Howard Street;

THENCE, N 02 deg. 31’ 00’ 111, along the East right-of-Way line of Howard Street, a distance of 67.86 feet to the POINT BEGINNING of the herein described Tract and containing as aforesaid 6,868 square feet or 0.157 acres of land.

TRACT 5:

Being that Portion of Lot 2 &3 Pittt No. 4 located North of W. Richey Road (W. Tunnel Access Road) (120’ R.O.W.) and South of the South Line of Lot 1, Pitts No. 4 as conveyed by deed to Timothy W. Haggerty recorded in H.C.C.F. No. L419836 and being out of the William Vince Survey, Abstract No. 78, in the City of Pasadena, Harris County, Texas. Said property is more particularly described by metes and bounds, follows:

Commencing of a Found 5/8” 1.R. Block Corner being the Northwest Corner of Lot 1, of Pitts No.6 of Pitt’s Subdivisioh recorded in Volume 998, Page 204 of the Deed Records of Harris County. Texas, said Point also being in the East right-of-way line of Brockman Street (50’ R.0„W.) and In the South right-of-way line of the Port Terminal Rail Road (100*R.0-W.);

THENCE, N 87° 30’ 24.5” E. a distance of 440.00 feet with the North line of Lot 1. of Pitts No.6, 5 & 4 and the South line of the Port Terminal Rail Road (100’ R.O.W.) to the Northeast Corner of Lot 1, of Pitts No.4 to a set 5/8” 1.R. for the Block Corner at Heward Street (50’ R.O.W.);

THENCE S 02° 31’ 00” E, a distance of 50.00 feet with the West right-of-way line of Howard Street (50’ R.O.W.) and the East line of Lot 1, of Pitts No 4 to a set 5/8’ 1.R. for the Northeast Corner of Lot 2. of Pitts No. 4 and PLACE OF BEGINNING;

THENCE S 87° 30’ 25” W. a distance of 140.00 feet with the South tine of Lot 1 and North line of Lot 2 Pitts No. 4 to a set 5/8” I.R. for the Northwest Corner of Lot 2, of Pitts No. 4;

THENCE S 02° 31’ 00” E, a distance of 69.08 feet with the East lines of Lots 2 & 3 of

DESCRIPTION

TRACT 7:

Being that Portion of Jewel Street located North of W. Richey Road (W. Tunnel Access Road) (120’ R.O.W.) and the South line of the Port Terminal Rail Road (100’ R.O.W.) and being out of the William Vince Survey Abstract No. 78, in the. City of Pasadena, Harris County, Texas. Said Property being more particularly located by metes and bounds as follows:

Commencing at a found 5/8” 1.R, Block Corner being the Northwest corner of Lot 1, Pitt’s No 6 of Pitts Subdivision recorded in Volume 998, Page 204, of the Deed Records of Harris County, Texas, said point also being in the East right-of-way 1111e of BrockMan Street (50’ R.O.W.) and in the South Line of Port Terminal Rail Road (100’ R.O.W.);

THENCE N 87°30’25” E continuing along the South line of the Terminal Railroad (100’ R.O.W.) a distance of 50.00 feet to an established point for a Block Corner in the East right-of-way line of Jewel Street and being the Northwest corner of Lot 1, of Pitt’s No. 5;

THENCE S 02° 31’ 00” E, a distance of 152.78 feet to an established point for Block Corner in the East right-of-way line of Jewel Street (50’ R.O.C). in the West line of Lot 3, of Pitt’s No. 5, and in the North right-of-way line of W. Richey Street (120’ R.O.W.):

THENCE S 72° 25’ 03” W a distance of 51.78 feet to a 5/8” 1.R. set for a Block Corner in the West right-of-way line of Jewel Street (50’ R.O.W.), In the East line of Lot 4, of Pitt’s No. 6 and the North right-of-way line of W. Richey Street (120’ R.O.W.);

THENCE N 02° 31’ 00” W, a distance of 165.67 feet with the East lot line of Lots 4, 3, 2 A 1, of Pitts No. 6 and with the West right-of-way line of Jewel Street to the PLACE OF BEGINNING, containing 7,960 square feet or 0.183 acre, more or less;

NOTE: This Company does not represent that the above acreage or square footage calculations are correct.

[STAMP]

Exhibit G

to the Credit Agreement

PERFECTION CERTIFICATE

G-1

PRE-CLOSING UCC DILIGENCE CERTIFICATE

In connection with that certain Credit Agreement, dated as of April 12, 2007 (the “Credit Agreement”), by and among MACDERMID HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), MATRIX ACQUISITION CORP., a Connecticut corporation, and MACDERMID, INCORPORATED, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.) (collectively, the “Borrower”), certain subsidiaries of the Borrower, as guarantors (together with the Borrower and Holdings, collectively, the “Grantors”), CREDIT SUISSE (“Credit Suisse”), as administrative agent and collateral agent (the “Collateral Agent”), and the other agents party thereto, each Grantor hereby certifies as follows:

I. CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization, Organizational Identification Numbers and Taxpayer Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), the organizational identification number and the taxpayer identification number, of each Grantor are as follows:

Grantor	Type of Organization	Jurisdiction of Organization/ Formation	Organizational Identification Number	Taxpayer Identification Number
MacDermid Holdings, LLC	Limited Liability Company	Delaware, United States	4267125	61-1516030

Matrix Acquisition Corp	Corporation	Connecticut, United States	0881813	61-1516034

MacDermid, Incorporated	Corporation	Connecticut, United States	0088904	06-0435750

Autotype Holdings (USA) Inc.	Corporation	Illinois, United States	60970041	36-4483711

Bayport Chemical Service, Inc.	Corporation	Texas, United States	0037683700	74-1868221

Canning Gumm, LLC	Limited Liability Company	Delaware, United States	3023867	22-0968650

Dynacircuits, LLC	Limited Liability Company	Illinois, United States	00197688	36-4231467

Echo International, Inc.	Corporation	Delaware, United States	2895693	06-1516421

Huntingdon Ave Development LLC	Limited Liability Company	Delaware, United States	3552672	33-1033187

MacDermid Acumen, Inc.	Corporation	Delaware, United States	2809806	52-2068146

MacDermid Autotype Incorporated	Corporation	Delaware, United States	0759927	36-2822367

MacDermid Brazil, Inc.	Corporation	Delaware, United States	3572816	02-0645219

Grantor	Type of Organization	Jurisdiction of Organization/ Formation	Organizational Identification Number	Taxpayer Identification Number
MacDermid Colorspan, Inc.	Corporation	Delaware, United States	3236076	41-1974816

MacDermid Houston, Inc.	Corporation	Delaware, United States	3103668	74-2932152

MacDermid Investment Corp.	Corporation	Delaware, United States	2895696	06-1516420

MacDermid Offshore Solutions, LLC	Limited Liability Company	Delaware, United States	3737831	80-0090931

MacDermid Overseas Asia Limited	Corporation	Delaware, United States	2015431	04-1090237

MacDermid Printing Solutions Acumen, Inc.	Corporation	Delaware, United States	3642806	56-234332

MacDermid Printing Solutions, LLC	Limited Liability Company	Delaware, United States	2439485	16-1617099

MacDermid South America, Incorporated	Corporation	Delaware, United States	2174019	06-1249611

MacDermid South Atlantic, Incorporated	Corporation	Delaware, United States	2036181	06-1126293

MacDermid Tartan, Inc.	Corporation	Delaware, United States	2958200	06-1529734

MacDermid Texas, Inc.	Corporation	Delaware, United States	3103956	51-0393846

MacDermid Tower, Inc.	Corporation	Delaware, United States	2958199	06-1529733

MacDermid US Holdings, LLC	Limited Liability Company	Delaware, United States	3955414	37-1522636

MRD Acquisition Corp.	Corporation	Delaware, United States	3461598	02-0645231

Napp Printing Plate Distribution, Inc.	Corporation	South Dakota, United States	DB036190	33-0679559

Napp Systems (Europe), Ltd	Corporation	Iowa, United States	29386	42-1183269

Napp Systems Inc.	Corporation	Iowa, United States	29388	42-0996346

PT France Holding Corp.	Corporation	Delaware, United States	2461360	04-3260310

PT Sub, Inc.	Corporation	Delaware, United States	2450313	51-0363333

Specialty Polymers, Inc.	Corporation	Massachusetts, United States	042433206	04-2433206

Supratech Systems Inc.	Corporation	Delaware, United States	2314587	22-3198498

2

Grantor	Type of Organization	Jurisdiction of Organization/ Formation	Organizational Identification Number	Taxpayer Identification Number
Vernon-Rockville Development, LLC	Limited Liability Company	Connecticut, United States	0717739	33-1033187

W. Canning Inc.	Corporation	Delaware, United States	3103279	76-0424101

W. Canning, Ltd.	Limited Partnership	Texas, United States	0012496810	76-0619697

W. Canning USA, LLC	Limited Liability Company	Delaware, United States	3023616	98-0182805

B. Chief Executive Offices and Mailing Addresses. The chief executive office address and the preferred mailing address (if different than chief executive office) of each Grantor are as follows:

Grantor	Address of Chief Executive Office	Mailing Address (if different than Chief Executive Office)
MacDermid Holdings, LLC	c/o Court Square Capital Partners, L.P. 399 Park Avenue, 14th Floor New York, New York 10043 United States	Not applicable.

Matrix Acquisition Corp.	c/o Court Square Capital Partners, L.P. 399 Park Avenue, 14th Floor New York, New York 10043 United States	Not applicable.

MacDermid, Incorporated	1401 Blake Street Denver, Colorado 80202 United States	245 Freight Street Waterbury, Connecticut 06702 United States

Autotype Holdings (USA) Inc.	c/o MacDermid, Incorporated 701 Industrial Drive Middletown, Delaware 19709 United States	Not applicable.

Bayport Chemical Service, Inc.	c/o MacDermid Offshore Solutions LLC 223 North Brockman Street Pasadena, Texas 77506 United States	Not applicable.

Canning Gumm, LLC	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

Dynacircuits, LLC	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

Echo International, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

3

Grantor	Address of Chief Executive Office	Mailing Address (if different than Chief Executive Office)
Huntingdon Ave. Development LLC	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid Acumen, Inc.	c/o MacDermid, Incorporated 701 Industrial Drive Middletown, Delaware 19709 United States	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States

MacDermid Autotype Incorporated	c/o MacDermid, Incorporated 701 Industrial Drive Middletown, Delaware 19709 United States	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States

MacDermid Brazil, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid Colorspan, Inc.	11311 K-Tel Drive Minnetonka, Minnesota 55343 United States	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States

MacDermid Houston, Inc.	c/o MacDermid Offshore Solutions LLC 223 North Brockman Street Pasadena, Texas 77506 United States	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States

MacDermid Investment Corp.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid Offshore Solutions, LLC	223 North Brockman Street Pasadena, Texas 77506 United States	Not applicable.

MacDermid Overseas Asia Limited	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid Printing Solutions Acumen, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid Printing Solutions, LLC	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid South America, Incorporated	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

4

Grantor	Address of Chief Executive Office	Mailing Address (if different than Chief Executive Office)
MacDermid South Atlantic, Incorporated	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 60702 United States	Not applicable

MacDermid Tartan, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid Texas, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid Tower, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MacDermid US Holdings, LLC	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

MRD Acquisition Corp.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

Napp Printing Plate Distribution, Inc.	c/o MacDermid Napp 260 South Pacific Street San Marcos, California 92078 United States	Not applicable

Napp Systems (Europe), Ltd.	c/o MacDermid Canning Ltd Cale Lane New Springs Wigan WN2 1JR United Kingdom	Not applicable

Napp Systems Inc.	c/o MacDermid Napp 260 South Pacific Street San Marcos, California 92078 United States	Not applicable

PT France Holding Corp.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

PT Sub, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable

5

Grantor	Address of Chief Executive Office	Mailing Address (if different than Chief Executive Office)
Specialty Polymers, Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

Supratech Systems Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

Vernon-Rockville Development LLC	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

W. Canning Inc.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

W. Canning, Ltd.	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

W. Canning USA, LLC	c/o MacDermid, Incorporated 245 Freight Street Waterbury, Connecticut 06702 United States	Not applicable.

C. Changes in Names, Jurisdiction of Organization or Organizational Structure. Except as set forth below, no Grantor has changed its name, jurisdiction of organization or its organizational structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five years:

Grantor(s)	Date of Change	Description of Change
MacDermid Holdings, LLC	April 11, 2007	f/k/a MDI Holdings, LLC

MacDermid, Incorporated	February 2, 2006	Sold MacDermid Equipment, Inc., a Connecticut corporation, to M. E. Baker Company.

MacDermid Autotype, Incorporated	July 26, 2005	f/k/a Autotype Americas Inc.

MacDermid Overseas Asia, Ltd.	June 30, 2005	MacDermid Europe, Incorporated, a Delaware corporation, merged with and into MacDermid Overseas Asia, Ltd.

Autotype Holdings (USA) Inc.	June 14, 2005	Acquired by G.B. Holdings Ltd., a United Kingdom private limited company.

PT France Holding Corp.	June 11,2004	Sold MacDermid Holdings SAS, French société par actions simplifiée, to Surface Treatments, Ltd., a United Kingdom public limited company.

MacDermid Offshore Solutions, LLC	December 19, 2003	f/k/a Offshore Fluids, LLC

6

Grantor(s)	Date of Change	Description of Change
MRD Acquisition Corp. MacDermid Brazil, Inc.	September 20, 2002	In connection with the acquisition of Anion Quimica Industrial Ltda. by MRD Acquisition Corp., Anion Quimica Industrial Ltda. converted into a joint stock company, the stock of which was subsequently transferred to both MacDermid Anion, Inc., a Delaware corporation, and MacDermid Brazil, Inc.

MacDermid Printing Solutions, LLC	July 22, 2002 August 12, 2002	Converted from and f/k/a MacDermid Graphic Arts, Inc., a Delaware corporation.

D. Prior Addresses. Except as set forth below, no Grantor has changed its chief executive office within the past five years:

Grantor	Prior Address/City/State/Zip Code
MacDermid Colorspan, Inc.	7090 Shady Oak Road, Eden Prairie, Minnesota 55344, United States

E. Acquisitions of Equity Interests or Assets. Except as set forth below, no Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five years:

Grantor(s)	Date of Acquisition	Description of Acquisition
MacDermid Overseas Asia, Ltd.	June 30, 2005	MacDermid Europe, Incorporated, a Delaware corporation, merged with and into MacDermid Overseas Asia, Ltd.

MRD Acquisition Corp. MacDermid Brazil, Inc.	September 20, 2002	In connection with the acquisition of Anion Quimica Industrial Ltda. by MRD Acquisition Corp., Anion Quimica Industrial Ltda. converted into a joint stock company, the stock of which was subsequently transferred to both MacDermid Anion, Inc., a Delaware corporation, and MacDermid Brazil, Inc.

F. Tangible Personal Property. Set forth below are all the locations situated in the United States and where any Grantor currently maintains or has maintained any material amount (fair market value of $100,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Grantor (whether or not in the possession of such Grantor) within the past five years:

Grantor	Address	County
Napp Systems Inc.	260 South Pacific Street San Marcos, California 92078 United States	San Diego

MacDermid, Incorporated	3621 West MacArthur Boulevard, Suite 114 Santa Ana, California 92704 United States	Orange

7

Grantor	Address	County
MacDermid, Incorporated	1401 Blake Street Denver, Colorado 80202 United States	Denver

MacDermid, Incorporated	7761 S. Peoria Englewood, Colorado 80112 United States	Arapahoe

MacDermid, Incorporated	210 East Main Street Vernon, Connecticut 06066 United States	Tolland

MacDermid, Incorporated	227-245 Freight Street Waterbury, Connecticut 06702 United States	New Haven

MacDermid, Incorporated	526 Huntington Avenue Waterbury, Connecticut 06708 United States	New Haven

MacDermid, Incorporated	701 Industnal Drive Middletown, Delaware 19709 United States	New Castle

MacDermid Printing Solutions, LLC	5210 Phillip Lee Drive Atlanta, Georgia 30336 United States	Fulton

MacDermid Autotype, Incorporated	2050 Hammond Drive Schaumburg, Illinois 60173 United States	Cook

Canning Gumm, LLC	1208 Greenfield Avenue Waukegan, Illinois 60085 United States	Lake

MacDermid Colorspan, Inc.	2911 First Avenue Southeast Cedar Rapids, Iowa 52402 United States	Linn

MacDermid Colorspan, Inc.	126 29th Street Drive Cedar Rapids, Iowa 52403 United States	Linn

MacDermid Printing Solutions, LLC	10 Harmony Street Adams, Massachusetts 01220 United States	Berkshire

MacDermid, Incorporated	1221 Farrow Avenue Ferndale, Michigan 48220 United States	Oakland

MacDermid, Incorporated	New Hudson Technical Centre 29111 Milford Road New Hudson, Michigan 48165 United States	Oakland

MacDermid Colorspan, Inc.	7090 Shady Oak Road Eden Prarie, Minnesota 55344 United States	Hennepin

8

Grantor	Address	County
MacDermid Colorspan, Inc.	7198 Shady Oak Road Eden Prarie, Minnesota 55344 United States	Hennepin

MacDermid Colorspan, Inc.	11311 K-Tel Drive Minnetonka, Minnesota 55343 United States	Hennepin

MacDermid Printing Solutions, LLC	5700 Commerce Boulevard Morristown, Tennessee 37814 United States	Hamblen

Bayport Chemical Service, Inc.	223 North Brockman Street Pasadena, Texas 77506 United States	Harris

MacDermid, Incorporated	Alameda Chemical & Scientific, Inc. 860 81st Avenue Oakland, California 94614	Alameda

MacDermid, Incorporated	Baxter Harriss Co., Inc. 2000 Oaks Parkway Belmont, North Carolina 28012	Gaston

MacDermid, Incorporated	Chemical Distributors, Inc. 80 Metcalfe Street Buffalo, New York 14206	Erie

MacDermid, Incorporated	Chicagoland Quad Cities 7715 S. 78th Street, Building # 5 Bridegeview, Illinois 60455	Cook

MacDermid, Incorporated	Cobitco Inc. 620 Spirit of St. Louis Boulevard Chesterfield, Missouri 63005	St. Louis

MacDermid, Incorporated	Crystal Warehouse Corp. 25 Industrial Way Wilmington, Massachusetts 01887	Middlesex

MacDermid, Incorporated	D&S Warehouse, Inc. 104 Alan Drive Harmony Business Park Newark, Delaware 19711	New Castle

MacDermid, Incorporated	Enovation Graphics Systems 5103 Dth Street NW Ste-B Auburn, Washington 98001	King

MacDermid, Incorporated	Jacobson Co. 4701 West Jefferson Street Phoenix, AZ 85043	Maricopa

MacDermid, Incorporated	Jacobson Co. 11505 Highway 225 La Porte, Texas 77571	Harris

MacDermid, Incorporated	Larsen Warehouse & Distribution Inc. 11685 East 53th Avenue Denver, Colorado 80239	Denver

9

Grantor	Address	County
MacDermid, Incorporated	Technica USA Inc. 3030 South Shannon Street Santa Ana, California 92704	Orange

MacDermid, Incorporated	Technica USA Inc. North 2431 Zanker Road San Jose, California 95131	Santa Clara

MacDermid, Incorporated	Toryon Technologies Incorporated 8841 Xylon Avenue Brooklyn Park, Minnesota 55428	Hennepin

MacDermid, Incorporated	Turnkey Logistics 1600 Delta Drive El Paso, Texas 79901	El Paso

MacDermid, Incorporated	Univar USA Inc. 3950 Northwest Yeon Avenue Portland, Oregon 97210	Multnomah

II. MISCELLANEOUS

A. Authority to File Financing Statements. Each of the undersigned hereby authorizes Credit Suisse, as Collateral Agent, to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may, in its sole discretion, determine are necessary or advisable to perfect the security interests granted or to be granted to the Collateral Agent under the Pledge and Security Agreement and any other Collateral Documents. Such financing statements may describe the collateral in the same manner as described in the Pledge and Security Agreement (or other applicable Collateral Document) or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may, in its sole discretion, determine is necessary, advisable or prudent to ensure the perfection of the security interests in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

B. Headings. The various headings in this certificate are included for convenience only and are not to affect the meaning and interpretation of any provision of this certificate.

C. Counterparts. This certificate may be executed in two or more counterparts, each of which is to be deemed an original, but all of which together are to constitute one and the same instrument.

[Signature Pages Follow]

10

IN WITNESS WHEREOF, the undersigned have each caused this certificate to be executed, as of the date first set forth above, by its officer thereunto duly authorized.

MACDERMID HOLDINGS, LLC

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	President and Secretary

MATRIX ACQUISITION CORP.

By:	/s/ Joseph M. Silvestri
	Name:	Joseph M. Silvestri
	Title:	President and Secretary

MACDERMID, INCORPORATED

By:	/s/ John L. Cordani
	Name:	John L. Cordani
	Title:	Vice President

11

AUTOTYPE HOLDINGS (USA) INC.
BAYPORT CHEMICAL SERVICE, INC.
CANNING GUMM, LLC
DYNACIRCUITS, LLC
ECHO INTERNATIONAL, INC.
HUNTINGDON AVE. DEVELOPMENT LLC
MACDERMID ACUMEN, INC.
MACDERMID AUTOTYPE INCORPORATED
MACDERMID BRAZIL, INC.
MACDERMID COLORSPAN, INC.
MACDERMID HOUSTON, INC.
MACDERMID INVESTMENT CORP.
MACDERMID OFFSHORE SOLUTIONS, LLC
MACDERMID OVERSEAS ASIA LIMITED
MACDERMID PRINTING SOLUTIONS ACUMEN, INC.
MACDERMID PRINTING SOLUTIONS, LLC
MACDERMID SOUTH AMERICA, INCORPORATED
MACDERMID SOUTH ATLANTIC, INCORPORATED
MACDERMID TARTAN, INC.
MACDERMID TEXAS, INC.
MACDERMID TOWER, INC.
MACDERMID US HOLDINGS, LLC
MRD ACQUISITION CORP.
NAPP PRINTING PLATE DISTRIBUTION, INC.
NAPP SYSTEMS (EUROPE), LTD.
NAPP SYSTEMS INC.
PT FRANCE HOLDING CORP.
PT SUB, INC.
SPECIALTY POLYMERS, INC.
SUPRATECH SYSTEMS INC.
VERNON-ROCKVILLE DEVELOPMENT LLC
W. CANNING INC.
W. CANNING, LTD.
W. CANNING USA, LLC

By:	/s/ John L. Cordani
	Name:	John L. Cordani
	Title:	Secretary

12

Appendix A

to Pre-Closing UCC Diligenee Certificate

INVESTMENT RELATED PROPERTY

1. Securities. Set forth below is a list of all the equity interests (except for those relating to immaterial equity investments in unaffiliated entities in which the Grantors have no capital commitments) owned by each Grantor together with the type of organization which issued such equity interests (e.g., corporation, limited liability company, partnership or trust):

Grantor	Issuer	Type of Organization	Number or Percentage of Equity Interests Owned		Total Number of Equity Interests Outstanding	% of Interest Hedged	Certificate No. of Interest Pledged (if uncertificated, please indicate so)
MacDermid Holdings, LLC	MacDermid, Incorporated	Corporation	48,398,971 (Common Shares	)	50,000,000	100	C-l
			305,120 (Series A Preferred Shares	)	316,000	100	AP-1
			2,150,000 (Class A Junior Shares	)	2,150,000	100	CAJ-1

MacDermid, Incorporated	Dynacircuits, LLC	Limited Liability Company	51%		100%	100	3
	Huntington Avenue Development, LLC	Limited Liability Company	100%		100%	100	Uncertificated
	MacDermid Acumen, Inc.	Corporation	100		100	100	1
	MacDermid Chemicals, Inc.	Corporation	59,900		59,900	65	5
	MacDermid US Holdings, LLC	Limited Liability Company	100		100%	100	Uncertificated
	MacDermid Investment Corp.	Corporation	100		100	100	1
	MacDermid Italiana S.r.l.	Società a Responsabilità Limitata	400,000		20,000,000	65	Uncertificated

Grantor	Issuer	Type of Organization	Number or Percentage of Equity Interests Owned	Total Number of Equity Interests Outstanding	% of Interest Pledged	Certificate No. of Interest Pledged (if uncertificated, please indicate so)
	MacDermid Mexico S.A. de C.V.	Sociedad Anónima de Capital Variable	499	500	65	001
	MacDermid Overseas Asia Limited	Corporation	100	100	100	2
	MacDermid Printing Solutions, LLC	Limited Liability Company	100%	100%	100	Uncertificated
	MacDermid South America, Incorporated	Corporation	100	100	100	2
	MacDermid South Atlantic, Incorporated	Corporation	100	100	100	1
	MacDermid Tartan, Inc.	Corporation	1,000	1,000	100	1
	MacDermid Tower, Inc.	Corporation	1,000	1,000	100	1
	MRD Acquisition Corp.	Corporation	100	100	100	1
	Specialty Polymers, Inc.	Corporation	1,000	1,000	100	2
	Vernon-Rockville Development, LLC	Limited Liability Company	100%	100%	100	Uncertificated
	W. Canning USA, LLC	Limited Liability Company	100%	100%	100	Uncertificated
	Ytema Impressenter A.B.	Aktiebolag	500	500	65	501-1000

Autotype Holdings (USA) Inc.	MacDermid Autotype, Incorporated	Corporation	1000	1000	100	1

Echo International, Inc.	Dynacircuits, LLC	Limited Liability Company	49%	100%	100	4

Grantor	Issuer	Type of Organization	Number or Percentage of Equity Interests Owned	Total Number of Equity Interests Outstanding	% of Interest Pledged	Certificate No. of Interest Pledged (if uncertificated, please indicate so)
MacDermid Brazil, Inc.	Anion Quimica Industrial S.A.	Sociedad Anónima	95%	100%	To be determined as per the Post- Closing Letter.	To be determined as per the Post-Closing Letter.

MacDermid Houston, Inc.	W. Canning, Ltd.	Limited Partnership	1%	100%	100	Uncertificated

MacDermid Investment Corp.	Echo International, Inc.	Corporation	100	100	100	1
	Tabitha Holdings BV	Besloten Vennootschap	396	400	65	Uncertificated

MacDermid Overseas Asia Limited	MacDermid Singapore Pte. Ltd.	Private Limited Company	99,998	100,000	65	4
	MacDermid Taiwan Ltd.	Limited Company	59,474	80,000	65	MTL-Stock-(80)-I-001

MacDermid Printing Solutions, LLC	MacDermid Colorspan, Inc.	Corporation	100	100	100	2
	MacDermid Printing Solutions Acumen, Inc.	Corporation	100%	100%	100	Uncertificated
	Napp Systems Inc.	Corporation	1,000,000	1,000,000	100	7
	PT France Holding Corp.	Corporation	100	100	100	1
	PT Sub, Inc.	Corporation	100	100	100	1
	PTI Mexico Holdings S. de R.L. de C.V.	Sociedad de Responsabilidad Limitada de Capital Variable	100	100	65	Uncertificated
	PTI Produtos Technicos Para Impressao Ltda.	Limitada	100	100	65	Uncertificated
	Supratech Systems Inc.	Corporation	5,900	5,900	100	2

MacDermid South America, Incorporated	MacDermid de Brazil Ltd.	Limitada	100	100	65	Uncertificated

Grantor	Issuer	Type of Organization	Number or Percentage of Equity Interests Owned	Total Number of Equity Interests Outstanding	% of Interest Pledged	Certificate No. of Interest Pledged (if uncertificated, please indicate so)
MacDermid South Atlantic, Incorporated	MacDermid Mexico S.A. de C.V.	Sociedad Anónima de Capital Variable	1	500	0	N/A
	MacDermid New Zealand Ltd.	Private Limited Company	100	100	65	Uncertificated

MacDermid Tartan, Inc.	MacDermid (UK) Ltd.	Private Limited Company	65	130	65	5

MacDermid Texas, Inc.	W. Canning, Ltd.	Limited Partnership	99%	100%	100	Uncertificated

MacDermid Tower, Inc.	MacDermid (UK) Ltd.	Private Limited Company	65	130	65	6

MacDermid US Holdings, LLC	Autotype Holdings (USA) Inc.	Corporation	100	100	100	1

MRD Acquisition Corp.	MacDermid Anion, Inc.	Corporation	100	100	0	1
	MacDermid Brazil, Inc.	Corporation	100	100	100	1

Napp Systems Inc.	Napp Printing Plate Distribution, Inc.	Corporation	25,000	25,000	100	1
	Napp Systems (Europe), Ltd.	Corporation	1,000	1,000	100	2

W. Canning Inc.	Bayport Chemical Service, Inc.	Corporation	80	80	100	R006
	MacDermid Houston, Inc.	Corporation	100	100	100	1
	MacDermid Texas, Inc.	Corporation	1	1	100	1

W. Canning, Ltd.	MacDermid Offshore Solutions, LLC	Limited Liability Company	51%	100%	100	Uncertificated

W. Canning USA, LLC	Canning Gumm, LLC	Limited Liability Company	100%	100%	100	Uncertificated
	W. Canning Inc.	Corporation	1	1	100	1

2. Securities Accounts. Set forth below is a list of all the securities accounts in which any Grantor customarily maintains securities or other assets having an aggregate value in excess of $100,000:

Grantor	Name and Address of Financial Institution	Account No.
MacDermid, Incorporated	MML Investment Services Inc. 1295 State Street, W122 Springfield, Massachusetts 01111	APJ-003859

3. Deposit Accounts. Set forth below is a list of all the bank accounts (checking, savings, money market or the like) in which any Grantor customarily maintains in excess of $100,000:

Grantor	Name and Address of Financial Institutions	Account No. (Type of Account)
MacDermid, Incorporated	Bank of America 100 West 33rd Street New York, New York 10001	0050316075 (Concentration)
Various accounts payable-related accounts that are $0 balanced off of the concentration account
27121522452386 (Investment)
	UMB Bank 1670 Broadway Denver, Colorado 80202	2245238619EJH (Investment)
6971163433 (Primary Checking)
6971166481 (Secondary Checking)
6971172220 (Payroll)

4. Instruments. Set forth below is a list of all the instruments owed to any Grantor in the principal amount of greater than $100,000:

•	Various promissory notes representing intercompany demand loans, the values of which fluctuate monthly.

Appendix B

to Pre-Closing UCC Diligence Certificate

INTELLECTUAL PROPERTY

Set forth below is a list of all the copyrights, patents and trademarks and other intellectual property owned or used, or hereafter adopted, held or used, by a Grantor:

1. Copyrights.

Grantor	Copyrights	Registration Date	Status	Registration No.
MacDermid Acumen, Inc.	DMXK Printer with Output: Art Reproduction	January 26, 1998	Granted	VA-898-511

	DMPro Printer with Output: Advertisement	January 26, 1998	Granted	VA-866-544

	DMXK Printer with Man: Photoprint	March 2, 1998	Granted	VAu-277-256

	Colormark Color Management System: Computer Program	May 30, 1997	Granted	TXu-701-003

	Colormark Color Management System: Computer Program	May 16, 1997	Granted	TXu-700-992

2. Patents. See Annex B.2 attached hereto.

3. Trademarks. See Annex B.3 attached hereto.

B-1

Appendix C

to Pre-Closing UCC Diligence Certificate

INVENTORY, EQUIPMENT, WAREHOUSEMEN AND BAILEES

1. Inventory and Equipment. Set forth below are all the locations (in addition to the locations set forth below in item 2 entitled “Warehousemen and Bailees”) situated in the United States and where any Grantor currently maintains any material amount (aggregate fair market value of $100,000 or more) of inventory and equipment of such Grantor (whether or not in the possession of such Grantor):

Grantor	Address	County	Description of Assets and Value
Napp Systems Inc.	260 South Pacific Street San Marcos, California 92078 United States	San Diego	Inventory ($5,452,212) and Land/Building/Equipment/Fixed Assets ($8,543,981).

MacDermid, Incorporated	1401 Blake Street Denver, Colorado 80202 United States	Denver	Land/Building/Equipment/Fixed Assets ($5,200,000).

MacDermid, Incorporated	7761 S. Peoria Englewood, Colorado 80112 United States	Arapahoe	Land/Building/Equipment/Fixed Assets ($1,200,000).

MacDermid, Incorporated	227-245 Freight Street Waterbury, Connecticut 06702 United States	New Haven	Land/Building/Equipment/Fixed Assets ($2,696,500).

MacDermid, Incorporated	526 Huntington Avenue Waterbury, Connecticut 06708 United States	New Haven	Land/Building/Equipment/Fixed Assets ($500,000).

MacDermid, Incorporated	701 Industrial Drive Middletown, Delaware 19709 United States	New Castle	Inventory ($5,485,600) and Land/Building/Equipment/Fixed Assets ($4,547,056).

MacDermid Printing Solutions, LLC	5210 Phillip Lee Drive Atlanta, Georgia 30336 United States	Fulton	Inventory ($3,901,000) and Land/Building/Equipment/Fixed Assets ($2,229,720).

Grantor	Address	County	Description of Assets and Value
MacDermid Autotype, Incorporated	2050 Hammond Drive Schaumburg, Illinois 60173 United States	Cook	Inventory ($193,000) and Land/Building/Equipment/Fixed Assets ($75,000).

Canning Gumm, LLC	1208 Greenfield Avenue Waukegan, Illinois 60085 United States	Lake	Land/Building/Equipment/Fixed Assets ($500,000).

MacDermid Colorspan, Inc.	2911 First Avenue Southeast Cedar Rapids, Iowa 52402 United States	Linn	Inventory ($535,663) and Land/Building/Equipment/Fixed Assets ($2,377,763).

MacDermid Colorspan, Inc.	126 29th Street Drive Cedar Rapids, Iowa 52403 United States	Linn	Land/Building/Equipment/Fixed Assets ($131,250).

MacDermid Printing Solutions, LLC	10 Harmony Street Adams, Massachusetts 01220 United States	Berkshire	Land/Building/Equipment/Fixed Assets ($221,444).

MacDermid, Incorporated	1221 Farrow Avenue Ferndale, Michigan 48220 United States	Oakland	Inventory ($7,730,000) and Land/Building/Equipment/Fixed Assets ($3,800,930).

MacDermid, Incorporated	New Hudson Technical Centre 29111 Milford Road New Hudson, Michigan 48165 United States	Oakland	Land/Building/Equipment/Fixed Assets ($659,068).

MacDermid Colorspan, Inc.	7090 Shady Oak Road Eden Prairie, Minnesota 55344 United States	Hennepin	Inventory ($3,589,637) and Land/Building/Equipment/Fixed Assets ($4,835,400).

MacDermid Colorspan, Inc.	7198 Shady Oak Road Eden Prairie, Minnesota 55344 United States	Hennepin	Land/Building/Equipment/Fixed Assets ($4,531,050).

MacDermid Colorspan, Inc.	11311 K-Tel Drive Minnetonka, Minnesota 55343 United States	Hennepin	Land/Building/Equipment/Fixed Assets ($2,272,800).

Grantor	Address	County	Description of Assets and Value
MacDermid Printing Solutions, LLC	5700 Commerce Boulevard Morristown, Tennessee 37814 United States	Hamblen	Inventory ($14,226,026) and Land/Building/Equipment/Fixed Assets ($12,780,596).

Bayport Chemical Service, Inc.	223 North Brockman Street Pasadena, Texas 77506 United States	Harris	Inventory ($1,010,882) and Land/Building/Equipment/Fixed Assets ($301,991).

2. Warehousemen and Bailees. Except as set forth below, no persons (including warehousemen and bailees) other than a Grantor have possession of any material amount (fair market value of $100,000 or more) of assets of any Grantor:

Grantor	Address/City/State/Zip Code	County	Description of Assets and Value
MacDermid, Incorporated	Alameda Chemical & Scientific, Inc. 860 81st Avenue Oakland, California 94614	Alameda	Inventory (value fluctuates daily).

	Baxter Harriss Co., Inc. 2000 Oaks Parkway Belmont, North Carolina 28012	Gaston	Inventory (value fluctuates daily).

	Chemical Distributors, Inc. 80 Metcalfe Street Buffalo, New York 14206	Erie	Inventory (value fluctuates daily).

	Chicagoland Quad Cities 7715 S. 78th Street, Building # 5 Bridegeview, Illinois 60455	Cook	Inventory (value fluctuates daily).

	Cobitco Inc. 620 Spirit of St. Louis Boulevard Chesterfield, Missouri 63005	St. Louis	Inventory (value fluctuates daily).

	Crystal Warehouse Corp. 25 Industrial Way Wilmington, Massachusetts 01887	Middlesex	Inventory (value fluctuates daily).

	D&S Warehouse, Inc. 104 Alan Drive Harmony Business Park Newark, Delaware 19711	New Castle	Inventory (value fluctuates daily).

	Enovation Graphics Systems 5103 Dth Street NW Ste-B Auburn, Washington 98001	King	Inventory (value fluctuates daily).

	Jacobson Co. 4701 West Jefferson Street Phoenix, AZ 85043	Maricopa	Inventory (value fluctuates daily).

Grantor	Address/City/State/Zip Code	County	Description of Assets and Value
	Jacobson Co. 11505 Highway 225 La Porte, Texas 77571	Harris	Inventory (value fluctuates daily).

	Larsen Warehouse & Distnbution Inc. 11685 East 53th Avenue Denver, Colorado 80239	Denver	Inventory (value fluctuates daily).

	Technica USA Inc. 3030 South Shannon Street Santa Ana, California 92704	Orange	Inventory (value fluctuates daily).

	Technica USA Inc. North 2431 Zanker Road San Jose, California 95131	Santa Clara	Inventory (value fluctuates daily).

	Toryon Technologies Incorporated 8841 Xylon Avenue Brooklyn Park, Minnesota 55428	Hennepin	Inventory (value fluctuates daily).

	Turnkey Logistics 1600 Delta Drive El Paso, Texas 79901	El Paso	Inventory (value fluctuates daily).

	Univar USA Inc. 3950 Northwest Yeon Avenue Portland, Oregon 97210	Multnomah	Inventory (value fluctuates daily).

Appendix D

to Pre-Closing UCC Diligence Certificate

MEAL ESTATE RELATED UCC COLLATERAL

1. Real Property. Set forth below are all the locations where any Grantor owns or leases any real property situated in the United States:

Grantor	Address	County	Owned or Leased	Landlord/Owner if Leased	Purpose/Use of Property
Napp Systems Inc.	260 South Pacific Street San Marcos, California 92078 United States	San Diego	Owned.	Not applicable.	Factory, warehouse, laboratory and offices.

MacDermid, Incorporated	3621 West MacArthur Boulevard, Suite 114 Santa Ana, California 92704 United States	Orange	Leased.	CALWEST Industrial Holdings, LLC	Laboratory and offices.

MacDermid, Incorporated	1401 Blake Street Denver, Colorado 80202 United States	Denver	Owned.	Not applicable.	Executive offices.

MacDermid, Incorporated	7761 S. Peoria Englewood, Colorado 80112 United States	Arapahoe	Leased.	Galagher Industries, Inc.	Hanger.

MacDermid, Incorporated	210 East Main Street Vernon, Connecticut 06066 United States	Tolland	Owned.	Not applicable.	Vacant.

MacDermid, Incorporated	227-245 Freight Street Waterbury, Connecticut 06702 United States	New Haven	Owned.	Not applicable.	Administrative offices, marketing offices, corporate service, customer support and research laboratories.

MacDermid, Incorporated	526 Huntington Avenue Waterbury, Connecticut 06708 United States	New Haven	Owned.	Not applicable.	Vacant.

MacDermid, Incorporated	701 Industrial Drive Middletown, Delaware 19709 United States	New Castle	Owned.	Not applicable.	Factory, warehouse and offices

MacDermid Printing Solutions, LLC	5210 Phillip Lee Drive Atlanta, Georgia 30336 United States	Fulton	Owned.	Not applicable.	Offices and laboratories.

Grantor	Address	County	Owned or Leased	Landlord/Owner if Leased	Purpose/Use of Property
MacDermid Autotype, Incorporated	2050 Hammond Drive Schaumburg, Illinois 60173 United States	Cook	Leased.	John Hancock Life Insurance Company (U.S.A.)	Warehouse and offices; sublet to SAATI Americas, Inc.

Canning Gumm, LLC	1208 Greenfield Avenue Waukegan, Illinois 60085 United States	Lake	Owned.	Not applicable.	Vacant.

MacDermid Colorspan, Inc.	2911 First Avenue Southeast Cedar Rapids, Iowa 52402 United States	Linn	Owned.	Not applicable.	Factory, warehouse and offices.

MacDermid Colorspan, Inc.	126 29th Street Drive Cedar Rapids, Iowa 52403 United States	Linn	Leased.	Norman Scott Company, Inc.	Warehouse.

MacDermid Printing Solutions, LLC	10 Harmony Street Adams, Massachusetts 01220 United States	Berkshire	Owned.	Not applicable.	Vacant.

MacDermid, Incorporated	1221 Farrow Avenue Ferndale, Michigan 48220 United States	Oakland	Owned.	Not applicable.	Factory, warehouse and offices.

MacDermid, Incorporated	New Hudson Technical Centre 29111 Milford Road New Hudson, Michigan 48165 United States	Oakland	Owned.	Not applicable.	Laboratories and offices.

MacDermid Colorspan, Inc.	7090 Shady Oak Road Eden Prairie, Minnesota 55344 United States	Hennepin	Leased.	Liberty Property Trust	Factory, warehouse, laboratories and offices.

MacDermid Colorspan, Inc.	7198 Shady Oak Road Eden Prairie, Minnesota 55344 United States	Hennepin	Leased.	Keystone Investments	Factory, warehouse, laboratories and offices.

MacDermid Colorspan, Inc.	11311 K-Tel Drive Minnetonka, Minnesota 55343 United States	Hennepin	Leased.	St. Paul Properties, Inc.	Factory, warehouse and offices.

MacDermid Printing Solutions, LLC	5700 Commerce Boulevard Morristown, Tennessee 37814 United States	Hamblen	Owned.	Not applicable.	Factory, warehouse, laboratory and offices.

Bayport Chemical Service, Inc.	223 North Brockman Street Pasadena, Texas 77506 United States	Harris	Owned.	Not applicable.	Factory, warehouse and offices.

2 “As Extracted” Collateral. Set forth below are all the locations where any Grantor owns, leases or has an interest in any wellhead or minehead: None.

3. Timber to be Cut. Set forth below are all the locations where any Grantor owns goods that are timber to be cut: None.

Exhibit H

to the Credit Agreement

PLEDGE AND SECURITY AGREEMENT

[please see Exhibit 4.5]

H-1

Exhibit I

to the Credit Agreement

SUBSIDIARY JOINT AGREEMENT

THIS SUBSIDIARY JOINT AGREEMENT (the “Agreement”) dated as of [                    ], 20    is by and among [                    ], a [                    ] (the “New Subsidiary”), and Credit Suisse, as Administrative Agent under that certain Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”), dated as of [                    ], 2007 among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, MacDermid, Incorporated, a Connecticut corporation, the Lenders party thereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower is required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders and the other Secured Parties:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The New Subsidiary hereby represents and warrants to the Administrative Agent that:

(a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b) Schedule I hereto includes all Subsidiaries of the New Subsidiary, including number of shares of outstanding Equity Interests and the percentage of such Equity Interests owned by the New Subsidiary.

3. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

I-1

Exhibit I

to the Credit Agreement

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent

By:
Name:
Title:

I-2

Exhibit J

to the Credit Agreement

SWING LINE LOAN NOTICE

Credit Suisse,

as Swing Loan Lender and as Administrative Agent for

the Lenders referred to below,

Eleven Madison Avenue

New York, NY 10010

Attention of [

[                    ], 20[    ]

Ladies and Gentlemen:

The undersigned, MacDermid, Incorporated (the “Borrower”), refers to the Credit Agreement dated as of [                    ], 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.) (collectively, the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Credit Suisse, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Steams & Co. Inc., as co-documentation agents.

Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby requests pursuant to Section 2.04(b) of the Credit Agreement a Borrowing of a Swing Loan under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of the Borrowing[1]

(B)	Requested Amount of Borrowing[2]

[1]	Swing Loan Notice to be received by the Swing Loan Lender not later than 1:00 p.m. (New York City time) on the date of the proposed borrowing.
[2]	Not less than $1,000,000 and an aggregate principal amount outstanding at any time not to exceed $10,000,000; provided, however, that, in no event, shall the Total Outstandings exceed the Revolving Credit Commitment.

J-1

Exhibit J

to the Credit Agreement

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 5.02 of the Credit Agreement have been satisfied.

MACDERMID, INCORPORATED

By:
Name:
Title:

J-2

Exhibit K-1

to the Credit Agreement

TRANCHE B TERM LOAN NOTE

$[            ,            ,             ]

[                    ], 20[    ]

FOR VALUE RECEIVED, [Matrix Acquisition Corp., a Connecticut corporation] [MacDermid, Incorporated, a Connecticut corporation] (the “Borrower”), promises to pay [            ] (“Payee”) or its registered assigns the principal amount of $[            ,            ,            ] in Dollars in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of [                    , 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Credit Suisse, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents.

The Borrower shall make principal payments on this Note as set forth in Section 2.07(a) of the Credit Agreement.

This Note is one of the “Term Loan Notes” in the aggregate principal amount of $[            ,            ,            ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Administrative Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

K-1-1

Exhibit K-1

to the Credit Agreement

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

K-1-2

Exhibit K-1

to the Credit Agreement

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[MATRIX ACQUISITION CORP.] [MACDERMID, INCORPORATED]

By:
Name:
Title:

K-1-3

Exhibit K-2

to the Credit Agreement

TRANCHE C TERM LOAN NOTE

€[            ,             ,            ]

[            ], 20[    ]

FOR VALUE RECEIVED, [Matrix Acquisition Corp., a Connecticut corporation] [MacDermid, Incorporated, a Connecticut corporation] (the “Borrower”), promises to pay [            ] (“Payee”) or its registered assigns the principal amount of €[            ,            ,            ] in Euros in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of [            ], 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Credit Suisse, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents.

The Borrower shall make principal payments on this Note as set forth in Section 2.07(a) of the Credit Agreement.

This Note is one of the “Term Loan Notes” in the aggregate principal amount of $[            ,            ,            ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Administrative Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

K-2-1

Exhibit K-2

to the Credit Agreement

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER .SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

K-2-2

Exhibit K-2

to the Credit Agreement

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[MATRIX ACQUISITION CORP.] [MACDERMID, INCORPORATED]

By:
Name:
Title:

K-2-3

Exhibit K-3

to the Credit Agreement

REVOLVING NOTE

$[    ,    ,    ]

[                    ], 20[    ]

FOR VALUE RECEIVED, MacDermid, Incorporated, a Connecticut corporation (the “Borrower”), promises to pay [            ] (“Payee”) or its registered assigns, on or before [                    ], 2007 the lesser of (a) $[    ,    ,    ] and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of [                    ], 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Credit Suisse, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents.

This Note is one of the “Revolving Notes” in the aggregate principal amount of $[    ,    ,    ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Administrative Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

K-3-1

Exhibit K-3

to the Credit Agreement

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

K-3-2

Exhibit K-3

to the Credit Agreement

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MACDERMID, INCORPORATED

By:
Name:
Title:

K-3-3

Exhibit K-4

to the Credit Agreement

SWING LINE NOTE

$[    ,    ,    ]

[                    ], 20[    ]

FOR VALUE RECEIVED, MacDermid, Incorporated, a Connecticut corporation (the “Borrower”), promises to pay to [            ], as Swing Line Lender (“Payee”), on or before [                    ], 2007 the lesser of (a) $[    ,    ,    ] (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of [                    ], 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among MacDermid Holdings, LLC, a Delaware limited liability company, Matrix Acquisition Corp., a Connecticut corporation, and MacDermid, Incorporated, a Connecticut corporation (as successor by merger to Matrix Acquisition Corp.), certain Subsidiaries of the Borrower from time to time party hereto, each lender from time to time party hereto, Credit Suisse, as administrative agent and as collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents.

This Note is the “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Swing Line Lender’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

K-4-1

Exhibit K-4

to the Credit Agreement

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

K-4-2

Exhibit K-4

to the Credit Agreement

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MACDERMID, INCORPORATED

By:
Name:
Title:

K-4-3